                           SCHEDULE 14A INFORMATION

  Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
                                     1934
                               (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

                                          [_Confidential,]for Use of the
                                            Commission Only (as Permitted by
[_]Preliminary Proxy Statement              Rule 14a-6(e)(2))

[X]Definitive Proxy Statement

[_]Definitive Additional Materials

[_]Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                             ELECTRONIC ARTS INC.
             -----------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


             -----------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]No Fee Required.

[_]$125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
   Item 22(a)(2) of Schedule 14A.

[_]$500 per each party to the controversy pursuant to Exchange Act Rule 14a-
   6(i)(3).

[_]Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  (1) Title of each class of securities to which transaction applies:

  (2) Aggregate number of securities to which transaction applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

  (4) Proposed maximum aggregate value of transaction:

  (5) Total fee paid:

[_]Fee paid previously with preliminary materials.

[_]Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount Previously Paid:

  (2) Form, Schedule or Registration Statement No.:

  (3) Filing Party:

  (4) Date Filed:

   Notes:

                                               [LOGO OF ELECTRONIC ARTS]

February 28, 2000

DEAR FELLOW STOCKHOLDERS:

   You are cordially invited to join us at a Special Meeting of Stockholders that will be held at Electronic Arts' auditorium, located at 207 Redwood Shores Parkway in Redwood City, California on March 22, 2000 at 10:00 a.m. At this meeting the stockholders will be asked to approve our Tracking Stock Proposal by which we will create a new class of our common stock that is designed to reflect the performance of our online games business. We are also seeking stockholder approval of a new equity plan to enable equity awards in the new class of common stock and of a new equity plan for awards in our existing common stock.

   Enclosed with this Proxy Statement are your voting instructions.

   We know that it is not practical for most stockholders to attend the Special Meeting in person. Whether or not you attend, your vote is important. You can vote your shares via the Internet, or a toll-free telephone number. Instructions as to using these services are provided on your proxy card. Of course you may still vote your shares on the proxy card.

   I look forward to seeing you at the meeting.

Sincerely,

/s/ Lawrence F. Probst III

Lawrence F. Probst III
Chairman and Chief Executive Officer

   Whether or not you plan to attend the Special Meeting, we strongly encourage you to designate the proxies shown on the enclosed card to vote your shares. We are pleased to offer you three options for designating the proxies and indicating your voting preferences:

  (1) you may complete, sign, date and return by mail the enclosed proxy card

                                       OR

  (2) you may follow the instructions found on the proxy card and vote by telephone

                                       OR

  (3) you may follow the instructions found on the proxy card and vote via the Internet

   If you choose to vote via telephone or the Internet, you will have a PIN number assigned to you on the proxy card that you will use to safeguard your vote.

                                   NOTICE OF
                          SPECIAL STOCKHOLDERS MEETING

                              and PROXY STATEMENT


                     Please complete, sign, date and return
                            Your proxy card promptly





                           [LOGO OF ELECTRONIC ARTS]

[LOGO OF ELECTRONIC ARTS]

                   Notice of Special Meeting of Stockholders

 DATE:  March 22, 2000
 TIME:  10:00 a.m.
 PLACE: ELECTRONIC ARTS HEADQUARTERS
        Auditorium--North Pole/South Pole
        207 Redwood Shores Parkway
        Redwood City, CA 94065

MATTERS TO BE VOTED UPON:

  1. Amendment and restatement of our certificate of incorporation so that it reads in its entirety as set forth on Appendix II to this Proxy Statement (the Tracking Stock Proposal).

  2. Approval of the Electronic Arts Inc. 2000 Class B Equity Incentive Plan.

  3. Approval of the Electronic Arts Inc. 2000 Class A Equity Incentive Plan.

  4. Any other matters that may properly come before the meeting.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR EACH PROPOSAL.

   Stockholders owning Company shares at the close of business on February 1, 2000 are entitled to attend and vote at the meeting. A complete list of these stockholders will be available at the Company's headquarters prior to the meeting.

By Order of the Board of Directors,

/s/ Ruth A. Kennedy
Ruth A. Kennedy
Senior Vice President,
General Counsel and Secretary

                                PROXY STATEMENT

                               TABLE OF CONTENTS

                                                                          Page
                                                                         ------
QUESTIONS AND ANSWERS ABOUT OUR SPECIAL MEETING.........................      1
PROXY STATEMENT SUMMARY.................................................      4
RISK FACTORS............................................................     14
 Risk Factors Relating to the Tracking Stock Proposal...................     14
 Risk Factors Relating to EA.com........................................     20
 Risk Factors Relating to Electronic Arts...............................     24
 Forward Looking Statements.............................................     27
GENERAL.................................................................     28
PROPOSAL 1--THE TRACKING STOCK PROPOSAL.................................     29
 Background of and Reasons for the Tracking Stock Proposal..............     29
 Allocation Policies....................................................     31
 Fiduciary Responsibilities and Management..............................     31
 Intercompany Agreements................................................     31
 Dividends..............................................................     32
 Treasury Activities....................................................     32
 Corporate General and Administrative Expense...........................     33
 Description of Class A Common Stock and Class B Common Stock...........     33
 Certain Other Provisions of the Restated Certificate and By-laws.......     45
 Certain Provisions of Delaware Law.....................................     46
 No Appraisal Rights....................................................     46
 Stock Transfer Agent and Registrar.....................................     46
 Issuance of Class B Common Stock to America Online, Inc. and News
  America Incorporated..................................................     46
 Federal Income Tax Considerations......................................     50
PROPOSAL 2--2000 CLASS B EQUITY INCENTIVE PLAN..........................     51
 General Description of the 2000 Class B Equity Incentive Plan..........     51
PROPOSAL 3--2000 CLASS A EQUITY INCENTIVE PLAN..........................     56
 General Description of the 2000 Class A Equity Incentive Plan..........     56
PRINCIPAL STOCKHOLDERS..................................................     61
EXECUTIVE COMPENSATION..................................................     62
OTHER INFORMATION.......................................................     65
APPENDIX I--ILLUSTRATION OF CERTAIN TERMS...............................    I-1
APPENDIX II--THE TRACKING STOCK PROPOSAL................................   II-1
APPENDIX III--ELECTRONIC ARTS...........................................  III-1
 Selected Historical Consolidated Financial Data........................  III-1
 Management's Discussion and Analysis of Financial Condition and Results
  of Operations.........................................................  III-2
 Description of Business................................................ III-19
 Consolidated Financial Statements...................................... III-27
APPENDIX IV--EA.COM.....................................................   IV-1
 Selected Historical Consolidated Financial Data........................   IV-1
 Management's Discussion and Analysis of Financial Condition and Results
  of Operations.........................................................   IV-2
 Description of Business................................................  IV-11
 Consolidated Financial Statements......................................  IV-17
APPENDIX V--2000 CLASS B EQUITY INCENTIVE PLAN..........................    V-1
APPENDIX VI--2000 CLASS A EQUITY INCENTIVE PLAN.........................   VI-1

   Voting materials, which include the Proxy Statement and proxy card, will be mailed to stockholders on or about February 28, 2000.

                             QUESTIONS AND ANSWERS
                                   ABOUT OUR
                                SPECIAL MEETING

Q: What is the Tracking Stock Proposal?

A: The Tracking Stock Proposal is a proposal approved by our Board of Directors to create a so-called tracking stock that is intended to reflect the performance of our online business, EA.com. Our existing common stock will be reclassified as Class A common stock, and it is intended to reflect both the value of all of our business other than that of EA.com and the value of our retained interest in EA.com.

Q: Why am I receiving this proxy statement?

A: The Tracking Stock Proposal is an amendment to our charter to authorize the Class B common stock and reclassify our existing common stock as Class A common stock. This amendment cannot be adopted without the approval of a majority of our outstanding shares, and we have called a Special Meeting of our stockholders to obtain this approval. This proxy statement explains the Tracking Stock Proposal and the Class A and Class B equity plans that we will ask you to approve at the Special Meeting.

Q: When will you implement the Tracking Stock Proposal and what happens to my
   Electronics Arts common stock at that time?

A: If it is approved by stockholders, we will implement the Tracking Stock
   Proposal promptly after the Special Meeting, which we expect will be within just a few days. Your Electronic Arts common stock will be automatically reclassified as Class A common stock at that time, and it will continue to trade on the Nasdaq Stock Market under the symbol ERTS. Our existing stock options and stock plans will cover the right to purchase the same number of shares of Class A common stock as they covered of our common stock prior to adoption of the Tracking Stock Proposal.

Q: What plans do you have to issue the new Class B common stock that will be created?

A: We have entered into agreements with America Online, Inc. and News America
   Incorporated to sell and issue to them shares of Class B common stock, and with respect to America Online warrants for the purchase of Class B common stock, that together will represent approximately 20% of the initial equity value attributed to EA.com. Up to an additional 20% of the initial equity value of EA.com has been earmarked for stock option and equity awards (the Class B equity plan for which we are now seeking your approval will cover a portion of the interest so reserved). The remaining equity interest in EA.com will initially be retained by Electronic Arts and, as such, the Class A stockholders will participate in any future growth in the value of EA.com.

Q: Who can vote at the Special Meeting?

A: Stockholders who owned Electronic Arts common stock on February 1, 2000 may attend and vote at the Special Meeting. Each share is entitled to one vote. This proxy statement and the proxy card are first being sent to stockholders on, or about, February 28, 2000.

Q: What is the proxy card?

A: The proxy card enables you to appoint Lawrence F. Probst III and E. Stanton
   McKee, Jr. as your representatives at the Special Meeting. By completing and returning the proxy card, you are authorizing Mr. Probst and Mr. McKee to vote your shares at the meeting, as you have instructed them on the proxy card. This way, your shares will be voted whether or not you attend the meeting. Even if you plan to attend the meeting, it is a good idea to complete and return your proxy card before the meeting date just in case your plans change.

  If a proposal comes up for vote at the meeting that is not on the proxy card, Mr. Probst and Mr. McKee will vote your shares, under your proxy, according to their best judgment.

Q: How do I vote?

A: .You may vote by mail

  Complete, date, sign and mail the proxy card in the enclosed postage pre-paid envelope. If you mark your voting instructions on the proxy card, your shares will be voted as you instruct.

  If you do not mark your voting instructions on the proxy card, your shares will be voted:

    .  for the Tracking Stock Proposal

    .  for the Class B equity plan

    .  for the Class A equity plan

  .  You may vote by telephone

      You may do this by following the "Vote by Telephone" instructions on your proxy card. If you vote by telephone, you do not have to mail in your proxy card.

  .  You may vote on the Internet

      You may do this by following the "Vote by Internet" instructions on your proxy card. If you vote by Internet, you do not have to mail in your proxy card.

  .  You may vote in person at the meeting

      You may complete the ballot we will pass out to any stockholder who wants to vote at the meeting. However, if you hold your shares in street name, you must request a proxy from your stockbroker in order to vote at the meeting.

Q: What does it mean if I receive more than one proxy card?

A: It means that you have multiple accounts at the transfer agent or with stockbrokers. Please complete and return all proxy cards to ensure that all your shares are voted.

Q: What if I change my mind after I return my proxy?

A: You may revoke your proxy and change your vote at any time before the polls close at the meeting. You may do this by:

    .sending a signed statement to the Company that the proxy is revoked,

    .signing another proxy with a later date,

    . voting by telephone or on the Internet (your latest telephone or Internet vote is counted), or voting at the meeting.

Q: If I hold shares through a broker, how do I vote them?

A: Your broker should have forwarded instructions to you regarding the manner in which you can direct your broker as to how you would like your shares to be voted. If you have not received these instructions or have questions about them, you should contact your broker directly.

Q: What is the result of my failing to vote my shares or instruct my broker as to the voting of my shares?

A: Since the Tracking Stock Proposal requires the approval of a majority of our outstanding shares, shares that are not voted have the same effect as a vote against the proposal. Unless you have granted your broker discretionary voting authority over your account, your broker will not vote your shares without receiving directions from you.

Q: Who will count the votes?

A: Employees of Norwest Shareholder Services will tabulate the votes and act as the inspectors of election.

Q: How many shares must be present to hold the meeting?

A: To hold the meeting and conduct business, a majority of Electronic Arts' outstanding shares as of February 1, 2000 must be present at the meeting. On this date the Company had 64,096,353 shares of common stock entitled to vote and a majority, or 32,048,177 of these shares, must be present. This is called a quorum.

   Shares are counted as present at the meeting if the stockholder either:

    .  is present and votes in person at the meeting, or

    . has properly submitted a proxy card or voted via telephone on the Internet.

Q: Where do I find the voting results of the meeting?

A: We will announce preliminary voting results at the meeting. We will publish the final results in our annual report on Form 10-K for fiscal 2000. We will file that report with the Securities and Exchange Commission, and you can get a copy by contacting our Investor Relations Hotline at (650) 628-7352 or the SEC at (800) SEC-0330 for the location of its nearest public reference room. You can also get a copy on the Internet through the SEC's electronic data system called EDGAR at www.sec.gov.

Q: Who is soliciting these proxies and how much did this proxy solicitation cost?

A: This solicitation is being made by the Company's Board of Directors. The
   Company has retained Georgeson & Company Inc. to solicit proxies from stockholders at an estimated fee of $12,000 plus expenses. (Note that this fee does not include the costs of printing and mailing the proxy statements.) Some of our officers and other agents may also solicit proxies personally, by telephone and by mail. Electronic Arts will also reimburse brokerage houses and other custodians for their reasonable out-of-pocket expenses for forwarding proxy and solicitation material to the beneficial owners of common stock.

Q: Whom can I call with any questions?

A: You may call Norwest Bank Minnesota at 1-800-468-9716.

                            PROXY STATEMENT SUMMARY

   This summary, together with the "Questions and Answers About the Tracking Stock Proposal and Special Meeting" on the preceding pages, highlights important information from this document. To understand the Tracking Stock Proposal fully and for a more complete description of the legal terms of the proposal, and of the Class B equity plan and Class A equity plan that you are being asked to approve at the Special Meeting, you should read this proxy statement and the documents to which you are referred.

                         Electronic Arts, EA and EA.com

Electronic Arts Inc.

   Electronic Arts creates, markets and distributes interactive entertainment software for a variety of hardware platforms. We have identified important opportunities for online game play and delivery and have dedicated resources to pursue this opportunity through our EA.com operations. The Tracking Stock Proposal will allow us to issue Class B common stock, intended to reflect the performance of EA.com, and reclassify our common stock as Class A common stock reflecting EA's performance.

   EA.com includes:


  . All of the businesses, assets and liabilities for online exploitation of EA games,

  . The right to exploit online playable versions of EA games developed in the future,

  .  The right to develop, market and publish other online games,

  . The right to develop, market and publish other forms of online content, and

  .  The right to sell EA products through the EA.com websites.

   EA includes:

  . All of the business, assets and liabilities of Electronic Arts other than the business to be conducted by EA.com,

  . A retained interest in EA.com, which will initially represent approximately 80% of the equity value attributed to EA.com after the initial issuance of shares of Class B common stock, including shares subject to warrants, to America Online, Inc. and News America Incorporated but prior to giving effect to any grants of Class B shares reserved under the Class B equity plan that you are being asked to approve.

   Electronic Arts includes the combined business, assets and liabilities of EA and EA.com.

                    Proposal 1--The Tracking Stock Proposal

   At the Special Meeting we will ask you to consider and approve the Tracking Stock Proposal described in this proxy statement. The Tracking Stock Proposal is an amendment to our charter that will:

  . Increase the number of authorized shares of common stock from 104 million to 500 million, consisting of 400 million Class A shares and 100 million Class B shares, and increase the number of authorized shares of preferred stock from one million to ten million, and

  . Reclassify each outstanding share of our existing common stock into one share of Class A common stock.

   We have prepared financial statements for EA.com and in the future will prepare financial statements for it as well as the consolidated financial statements of Electronic Arts.

   We have entered into agreements with each of America Online and News America Incorporated for the sale and issuance of the following shares, or warrants to purchase shares, of Class B common stock if the Tracking Stock Proposal is approved:

  . Sale of Class B shares to America Online that represent ten percent of the equity value of EA.com,

  . Sale of a warrant to America Online to purchase Class B shares that represent five percent of the equity value of EA.com,

  . Issuance of Class B shares to News America Incorporated that represent five percent of the equity value of EA.com.

   We have also agreed with America Online and News America Incorporated that Class B shares representing 20% of the equity value of EA.com would be reserved for issuance as stock option and equity awards, a portion of which is represented by the Class B equity plan that you are being asked to approve.

Reasons for the Tracking Stock Proposal

   We are proceeding with the Tracking Stock Proposal primarily for the following reasons:

  . Reporting the operating results of EA.com will increase the market understanding of EA.com and of the revenues, costs, earnings or losses associated with this business.

  . The separate investment vehicles represented by the Class A common stock and the Class B common stock may meet the requirements of distinct investors--those looking for a more mature software business like EA, and those looking for the growth potential of a newer Internet business such as EA.com.

  . Equity incentive awards using the tracking stock will assist EA.com in attracting and retaining key talent in the competitive employee market in online businesses.

  . The Tracking Stock Proposal will facilitate our separation of our online business from our packaged goods business while retaining ownership of our online assets.

  . Class B common stock will assist the Board in meeting the capital requirements of EA.com by creating an additional security for use in raising capital and as currency for acquisitions by EA.com.

   If you vote for the Tracking Stock Proposal you may forfeit your right to challenge the proposal in the future.

   The following compares certain terms of our existing common stock to the proposed terms of Class A common stock and Class B common stock under the Tracking Stock Proposal. This comparison is not complete and should be read together with the more detailed information contained in the rest of this Proxy Statement. In particular, see "Proposal 1--The Tracking Stock Proposal" and Appendix II, Amended and Restated Certificate of Incorporation.

                         Existing Common Stock        Tracking Stock Proposal
                     ----------------------------  ----------------------------
 Basic Investment    Our existing common stock     We intend Class A common
 Characteristics:    reflects the performance of   stock to reflect the
                     all of our businesses,        performance of EA. EA
                     including our entertainment   currently includes our
                     software business and our     entertainment software
                     online business.              business, other than our
                                                   online business, and our
                                                   retained interest in EA.com.
                                                   We intend Class B common
                                                   stock to reflect the
                                                   performance of EA.com, our
                                                   online division.
                                                   We cannot assure you that
                                                   the market value of Class A
                                                   common stock will in fact
                                                   reflect the performance of
                                                   EA, or that the market value
                                                   of Class B common stock will
                                                   reflect the performance of
                                                   EA.com, as we intend.
                                                   Holders of each class of
                                                   common stock will continue
                                                   to be common stockholders of
                                                   Electronic Arts Inc. and, as
                                                   such, will be subject to all
                                                   risks associated with an
                                                   investment in Electronic
                                                   Arts Inc. and all of our
                                                   businesses, assets and
                                                   liabilities.
 Issuance:           Our existing common stock is  Before we first issue Class
                     already outstanding.          B common stock, we will re-
                                                   classify each outstanding
                                                   share of existing common
                                                   stock into a share of Class
                                                   A common stock. We have
                                                   agreed to sell and issue to
                                                   America Online and News
                                                   America Incorporated,
                                                   Class B common stock
                                                   intended to represent 20% of
                                                   the initial equity value
                                                   attributed to EA.com. In
                                                   addition, we have agreed to
                                                   reserve Class B common stock
                                                   intended, initially, to
                                                   represent 20% of the equity
                                                   value attributed to EA.com
                                                   for future stock option and
                                                   equity awards, a portion of
                                                   which is represented by the
                                                   Class B equity plan you are
                                                   being asked to approve.
 Retained Interest   N/A                           Assuming we issue to America
 After Initial Sales                               Online and News America
 of Class B Common                                 Incorporated shares of Class
 Stock:                                            B common stock intended to
                                                   represent 20% of the initial
                                                   equity value attributed to
                                                   EA.com, as currently
                                                   planned, and, over time,
                                                   issue shares pursuant to
                                                   stock option and other
                                                   equity awards representing
                                                   20% of the initial equity
                                                   value attributed to EA.com,
                                                   this would leave EA with a
                                                   retained interest intended
                                                   to represent 60% of the
                                                   equity value attributed to
                                                   EA.com. In the future we
                                                   will adjust the retained
                                                   interest as appropriate to
                                                   reflect other issuances or
                                                   repurchases of Class B
                                                   common stock and capital
                                                   contributions to, or returns
                                                   of capital from, EA.com.

                         Existing Common Stock        Tracking Stock Proposal
                     ----------------------------  ----------------------------
 Authorized and      We are currently authorized   The Tracking Stock Proposal
 Outstanding Common  to issue only one class of    will authorize us to issue
 Stock:              common stock. We are          two classes of common
                     currently authorized to       stock--up to 400 million
                     issue up to 104 million       shares of Class A common
                     shares of common stock and    stock and up to 100 million
                     one million shares of         shares of Class B common
                     preferred stock.              stock. The Tracking Stock
                                                   Proposal will also authorize
                                                   us to issue up to ten
                                                   million shares of preferred
                                                   stock.
                     64,096,353 shares of          Once the Tracking Stock
                     existing common stock were    Proposal is implemented,
                     outstanding on February 1,    64,096,353 shares of Class A
                     2000. These shares count      common stock will be
                     against the total number of   outstanding, based on the
                     shares we are authorized to   number of shares of existing
                     issue.                        common stock outstanding on
                                                   February 1, 2000, and we
                                                   intend to issue shares of
                                                   Class B common stock to
                                                   America Online and News
                                                   America Incorporated
                                                   pursuant to our agreements
                                                   with them. These Class A and
                                                   Class B shares will count
                                                   against the total number of
                                                   shares of common stock we
                                                   are authorized to issue.
 Dividends:          We currently intend to        We currently intend to
                     retain all of our earnings    retain all of our earnings
                     to finance our operations     to finance our operations
                     and fund future growth. We    and fund future growth. We
                     do not expect to pay any      do not expect to pay any
                     dividends on our existing     dividends on Class A common
                     common stock for the          stock or Class B common
                     foreseeable future.           stock for the foreseeable
                                                   future.
                     We are permitted to pay       We will be permitted to pay
                     dividends out of the assets   dividends on Class A and
                     of Electronic Arts Inc.       Class B common stock out of
                     legally available for the     the assets of Electronic
                     payment of dividends under    Arts Inc. legally available
                     Delaware law.                 for the payment of dividends
                                                   under Delaware law, but the
                                                   total of the amounts paid as
                                                   dividends on Class A common
                                                   stock cannot exceed the
                                                   Available Dividend Amount
                                                   for EA and the total of the
                                                   amounts paid as dividends on
                                                   Class B common stock (and
                                                   the corresponding amounts
                                                   transferred from EA.com to
                                                   EA in respect of its
                                                   retained interest) cannot
                                                   exceed the Available
                                                   Dividend Amount for EA.com.
                                                   The Available Dividend
                                                   Amounts for EA and EA.com
                                                   are based on the amounts
                                                   that would be legally
                                                   available for the payment of
                                                   dividends under Delaware law
                                                   if EA and EA.com were each a
                                                   separate Delaware
                                                   corporation and, in the case
                                                   of EA.com, if EA's retained
                                                   interest in EA.com were
                                                   represented by outstanding
                                                   shares.
 Mandatory Dividend, None.                         There is no mandatory
 Redemption or                                     dividend, redemption or
 Exchange on                                       exchange provision with
 Disposition of                                    respect to Class A common
 Assets:                                           stock. If we dispose of all
                                                   or substantially all of the
                                                   assets of EA.com, we would
                                                   be required to choose one of
                                                   the following three
                                                   alternatives:
                                                   pay a dividend to holders of
                                                   Class B common stock in an
                                                   amount equal to their
                                                   proportionate interest in
                                                   the net proceeds of such
                                                   disposition,
                                                   redeem from holders of Class
                                                   B common stock, for an
                                                   amount equal to their
                                                   proportionate interest in
                                                   the net proceeds of such
                                                   disposition, the outstanding
                                                   shares of Class B common
                                                   stock (or redeem a

                         Existing Common Stock        Tracking Stock Proposal
                     ----------------------------  ----------------------------
                                                   portion of the Class B
                                                   common stock if EA.com
                                                   continues to hold a material
                                                   amount of its assets after
                                                   such disposition), or
                                                   issue Class A common stock
                                                   in exchange for outstanding
                                                   Class B common stock at a
                                                   15% premium.
                                                   At any time within one year
                                                   after completing a special
                                                   dividend or partial redemp-
                                                   tion referred to above, we
                                                   will have the right to issue
                                                   Class A common stock in ex-
                                                   change for outstanding Class
                                                   B common stock at a 15% pre-
                                                   mium.
 Exchange of Class A None.                         Electronic Arts will not
 Common Stock for                                  have a right to exchange or
 Class B Common                                    redeem Class A common stock.
 Stock at Electronic                               We will have the right, at
 Arts Inc.'s Option:                               any time after the one year
                                                   anniversary of an
                                                   underwritten initial public
                                                   offering of Class B common
                                                   stock to issue Class A
                                                   common stock in exchange for
                                                   outstanding Class B common
                                                   stock at a 15% premium.
 Exchange of         None.                         At any time after there has
 Subsidiary Stock                                  been completed an
 for Class B Common                                underwritten initial public
 Stock at Electronic                               offering of Class B common
 Arts Inc.'s Option:                               stock, we may exchange stock
                                                   of our EA.com subsidiary for
                                                   all of the outstanding Class
                                                   B common stock. There is no
                                                   corresponding provision for
                                                   the Class A common stock.
 Voting Rights:      One vote per share.           The Class A common stock
                                                   will have one vote per
                                                   share. Prior to the
                                                   completion of an
                                                   underwritten initial public
                                                   offering of Class B common
                                                   stock, each share will have
                                                   a number of votes equal to
                                                   the market value of a share
                                                   of Class B common stock on
                                                   the initial issuance date of
                                                   Class B common stock divided
                                                   by the average market value
                                                   of a share of Class A common
                                                   stock over a specified 20
                                                   trading day period prior to
                                                   the initial issuance of
                                                   Class B common stock. After
                                                   the completion of an
                                                   underwritten initial public
                                                   offering of Class B common
                                                   stock, if any, each share of
                                                   Class B common stock will
                                                   have a number of votes equal
                                                   to the initial public
                                                   offering price of the Class
                                                   B common stock divided by
                                                   the average market value of
                                                   the Class A common stock
                                                   over a specified 20 trading
                                                   day period before the date
                                                   of the initial public
                                                   offering.
                                                   Holders of Class A common
                                                   stock and Class B common
                                                   stock will vote together as
                                                   a single class, except in
                                                   certain limited
                                                   circumstances.

                         Existing Common Stock        Tracking Stock Proposal
                     ----------------------------  ----------------------------
 Liquidation:        Upon liquidation of           Upon liquidation of
                     Electronic Arts Inc.,         Electronic Arts Inc.,
                     holders of existing common    holders of Class A common
                     stock are entitled to         stock and Class B common
                     receive the net assets of     stock will be entitled to
                     Electronic Arts Inc., if      receive the net assets of
                     any, remaining for            Electronic Arts Inc., if
                     distribution to stockholders  any, remaining for
                     (after payment or provision   distribution to stockholders
                     for all liabilities of        (after payment or provision
                     Electronic Arts Inc. and      for all liabilities of
                     payment of any liquidation    Electronic Arts Inc. and
                     preference payable to any     payment of any liquidation
                     holders of preferred stock).  preference payable to any
                                                   holders of preferred stock).
                                                   Amounts due upon liquidation
                                                   in respect of shares of
                                                   Class A common stock and
                                                   shares of Class B common
                                                   stock will be distributed
                                                   pro rata in accordance with
                                                   the average market value of
                                                   Class A common stock over a
                                                   specified 20 trading day
                                                   period preceding the date of
                                                   the first issuance of Class
                                                   B common stock compared to
                                                   the market value of Class B
                                                   common stock on the initial
                                                   issuance date of Class B
                                                   common stock.
 Stock Exchange      Nasdaq stock market under     Following implementation of
 Listings:           the symbol "ERTS".            the Tracking Stock Proposal
                                                   the Class A common stock
                                                   will continue to be listed
                                                   on the Nasdaq stock market
                                                   under the symbol "ERTS." The
                                                   Class B common stock will
                                                   not initially be listed on
                                                   any stock exchange.

No Appraisal Rights

   Under the Delaware General Corporation Law, you will not have appraisal rights in connection with the Tracking Stock Proposal.

Federal Income Tax Considerations

   We believe that neither you nor Electronic Arts Inc. will recognize any income, gain or loss for federal income tax purposes as a result of the reclassification of our existing common stock into Class A common stock or the issuance of Class B common stock. There are, however, no court decisions bearing directly on similar transactions and the Internal Revenue Service has announced that it will not issue advance rulings on the federal income tax consequences of such transactions. Thus, you should consult a tax advisor. For a more detailed description of possible federal income tax consequences, see "Proposal 1--The Tracking Stock Proposal--Federal Income Tax Considerations".

                               Proposals 2 and 3

   At the Special Meeting, we will also ask you to consider and approve proposals to approve the Electronic Arts Inc. 2000 Class B Equity Incentive Plan (Proposal 2) and the Electronics Arts Inc. 2000 Class A Equity Incentive Plan (Proposal 3). The Class B equity plan allows the award of stock options or restricted stock for up to an aggregate of 6,000,000 shares of Class B common stock. It includes a provision for automatic option grants to our outside directors. The Class A equity plan allows the grant of options to purchase, or the award of restricted stock for, up to an aggregate of 3,100,000 shares of Class A common stock. Like the Class B equity plan it includes automatic option grants to our outside Directors.

   One of the key reasons for separating our online business from our packaged goods business is to enhance our ability to recruit and retain key talent. The large equity positions for key employees, and potentially fast stock price appreciation, of many Internet companies frequently make their compensation packages attractive to employees working in a more mature market segment. This has made it more difficult for Electronic Arts to compete in attracting and retaining key creative, technical and executive talent, both for our online business and our packaged goods business. By creating the 2000 Class B Equity Incentive Plan, we hope to be able to more effectively compete for that talent with the other Internet companies.

   Additionally, we are asking for approval of a new 2000 Class A Equity Incentive Plan. Our current 1991 Stock Option Plan expires in April of 2001. Rather than wait until our next annual meeting to seek stockholder approval of a new plan, we are recommending that the stockholders approve the 2000 Class A Equity Plan at the Special Meeting.

                 SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

   Electronic Arts stockholders should read the summary historical consolidated financial data presented below in conjunction with the consolidated financial statements and the notes to the consolidated financial statements for Electronic Arts incorporated by reference herein.

Electronic Arts

   The following table presents summary historical consolidated financial data for Electronic Arts as of and for the years ended March 31, 1999, 1998 and 1997 and as of and for the nine months ended December 31, 1999 and 1998. This data was derived from the Consolidated Financial Statements of Electronic Arts, which are included in Appendix III in this document. This table should be read in conjunction with the Selected Historical Consolidated Financial Data and Management's Discussion and Analysis of Financial Condition and Results of Operations and Consolidated Financial Statements for each of Electronic Arts and EA.com included in Appendixes III and IV to this Proxy Statement, respectively.

                             INCOME STATEMENT DATA
                     (In thousands, except per share data)

                           Nine Months Ended
                              December 31,          Years Ended March 31,
                         ----------------------  -----------------------------
                            1999        1998        1999       1998     1997
                         ----------- ----------  ----------  -------- --------
                         (unaudited) (unaudited)
Net revenues............ $1,125,698   $944,139   $1,221,863  $908,852 $673,028
Cost of goods sold......    562,821    497,265      627,823   481,233  328,943
                         ----------   --------   ----------  -------- --------
Gross profit............    562,877    446,874      594,040   427,619  344,085
Operating expenses:
 Marketing and sales....    147,422    123,618      163,407   128,308  102,072
 General and
  administrative........     68,246     55,454       76,219    57,838   48,489
 Research and
  development...........    187,025    144,358      199,141   145,732  130,755
 Charge for acquired in-
  process technology....        --      44,115       44,115     1,500      --
 Merger costs...........        --         --           --     10,792      --
 Amortization of
  intangibles...........      7,800      3,385        5,880       --       --
                         ----------   --------   ----------  -------- --------
  Total operating
   expenses.............    410,493    370,930      488,762   344,170  281,316
                         ----------   --------   ----------  -------- --------
Operating income........    152,384     75,944      105,278    83,449   62,769
Interest and other
 income, net............     11,653     10,507       13,180    24,811   13,279
                         ----------   --------   ----------  -------- --------
Income before provision
 for income taxes and
 minority interest......    164,037     86,451      118,458   108,260   76,048
Provision for income
 taxes..................     50,852     35,172       45,414    35,726   26,003
                         ----------   --------   ----------  -------- --------
Income before minority
 interest...............    113,185     51,279       73,044    72,534   50,045
Minority interest in
 consolidated joint
 venture................        134       (321)        (172)       28    1,282
                         ----------   --------   ----------  -------- --------
Net income.............. $  113,319   $ 50,958   $   72,872  $ 72,562 $ 51,327
                         ==========   ========   ==========  ======== ========
 Net income per share:
  Basic................. $     1.82   $   0.84   $     1.20  $   1.23 $   0.89
  Diluted............... $     1.72   $   0.81   $     1.15  $   1.19 $   0.86
 Number of shares used
  in computation:
  Basic.................     62,390     60,621       60,748    58,867   57,544
  Diluted...............     65,835     63,210       63,272    60,958   59,557

                        BALANCE SHEET DATA AT PERIOD END
                                 (In thousands)

                                 December 31,               March 31,
                            ----------------------  --------------------------
                               1999        1998       1999     1998     1997
                            ----------- ----------  -------- -------- --------
                            (unaudited) (unaudited)
Cash, cash equivalents and
 short-term investments.... $  247,170   $201,236   $312,822 $374,560 $268,141
Marketable securities......      1,447      2,644      4,884    3,721    5,548
Working capital............    451,757    323,809    333,256  408,098  284,863
Long-term investments......     18,400     24,200     18,400   24,200   34,478
Total assets...............  1,180,769    936,490    901,873  745,681  584,041
Total liabilities..........    312,384    292,288    236,209  181,713  136,237
Minority interest..........      3,052      2,949      2,733      --        28
Total stockholders'
 equity....................    865,333    641,253    662,931  563,968  447,776

EA.com

   The following table presents summary historical consolidated financial data for EA.com as of and for the years ended March 31, 1999, 1998 and 1997 and as of and for the nine months ended December 31, 1999 and 1998. This data was derived from the audited Consolidated Financial Statements of EA.com as of and for each of the years in the two-year period ended March 31, 1999; and the unaudited consolidated financial statements as of and for the year ended March 31, 1997 and as of and for the nine-month period ended December 31, 1999 and 1998, respectively. No historical earnings per share or share data are presented as EA.com does not consider such data meaningful. This table should be read in conjunction with the Selected Historical Consolidated Financial Data and Management's Discussion and Analysis of Financial Condition and Results of Operations and Consolidated Financial Statements for each of Electronic Arts Inc. and EA.com in Appendixes III and IV to this Proxy Statement, respectively.

                             INCOME STATEMENT DATA
                                 (In thousands)

                             Nine Months Ended
                               December 31,          Years Ended March 31,
                          ----------------------- -----------------------------
                             1999        1998      1999     1998       1997
                          ----------- ----------- -------  -------  -----------
                          (unaudited) (unaudited)                   (unaudited)
Net revenues.............  $ 14,100     $12,367   $17,174  $10,975    $   --
Costs and expenses:
 Cost of goods sold......     5,441       3,230     4,556    2,804        --
 Marketing and sales.....     2,005       1,772     2,378    2,597        --
 General and administra-
  tive...................     2,322         913     1,224      188        --
 Research and develop-
  ment...................    22,877       5,569     8,050    5,352      2,604
 Network development and
  support................    12,071       6,861     9,846    3,020        --
 Amortization of intangi-
  bles...................        58         --        --       --         --
                           --------     -------   -------  -------    -------
  Total costs and ex-
   penses................    44,774      18,345    26,054   13,961      2,604
                           --------     -------   -------  -------    -------
Net loss.................  $(30,674)    $(5,978)  $(8,880) $(2,986)   $(2,604)
                           ========     =======   =======  =======    =======

                        BALANCE SHEET DATA AT PERIOD END
                                 (In thousands)

                                                           March 31,
                                       December 31, --------------------------
                                           1999      1999   1998      1997
                                       ------------ ------  -----  -----------
                                       (unaudited)                 (unaudited)
Cash, cash equivalents and short-term
 investments..........................   $   144    $  --   $ --      $--
Working deficit.......................    (5,972)     (385)  (781)     --
Total assets..........................    53,324     2,968    681      --
Total liabilities.....................     7,139     1,241  1,041      --
Division equity (deficit).............    46,185     1,727   (360)     --

                                  RISK FACTORS

   You should carefully consider the risk factors described below, as well as the other information included in this Proxy Statement, before you decide how to vote on the proposals.

              Risk Factors Relating to the Tracking Stock Proposal

   Holders of Class B Common Stock Will Be Common Stockholders of Electronic Arts Inc. and Will Be Subject to Risks Associated with an Investment in Electronic Arts as a Whole

   Even though we have allocated our consolidated assets, liabilities, revenue, expenses and cash flow in order to prepare financial statements of EA.com, the Tracking Stock Proposal will not change the legal title to any assets or responsibility for any liabilities and will not affect the rights of any of our creditors. Further, holders of Class A common stock and Class B common stock will not have any legal rights related to specific assets of either group, and, in any liquidation, will receive a share of the net assets of Electronic Arts based on the trading price of Class A common stock relative to the market value of Class B common stock on the date of its initial issuance rather than on any assessment of the actual value of the respective groups. Changes in the relative value of the Class B common stock after its initial issuance could result in the Class A and Class B common stocks having liquidation values that are not reflective of the respective trading values of the two classes. Holders of Class A common stock and Class B common stock will continue to be common stockholders of Electronic Arts and, as such, will be subject to all risks associated with an investment in Electronic Arts Inc. and all of our businesses, assets and liabilities. For example, if the cash flow of either group is insufficient to satisfy inter-group loans or other debt owed by that group, both groups would be adversely affected.

Any Adverse Operating Results of Electronic Arts May Cause the Value of Either Group's Stock To Decline for Reasons Having Nothing To Do with the Prospects for That Group

   Financial results of either group will affect Electronic Arts' consolidated results of operations and financial position. This could affect the results of operations and financial position of the other group or the market price of shares issued with respect to the other group. In addition, net losses of either group, and any dividends or distributions on, or repurchases of, either class of common stock will reduce the assets of Electronic Arts Inc. legally available for dividends on both classes of common stock.

Having Two Classes of Common Stock Could Create Potential Conflicts of Interest and the Board of Directors Could Make Decisions That Adversely Affect Holders of Either Class of Stock

   Having two classes of common stock could give rise to occasions when the interests of holders of one class might diverge or appear to diverge from the interests of holders of the other. Examples include:

  . our decisions as to whether to allocate the proceeds of issuances (or the costs of repurchases) of Class B common stock to EA in respect of its retained interest in EA.com or to the equity of EA.com,

  . our decisions as to how to allocate consideration received in a merger involving Electronic Arts between holders of Class A common stock and Class B common stock,

  . our decisions as to whether and when to exchange Class A common stock for Class B common stock,

  . our decisions as to whether and when to approve dispositions of assets of either EA or EA.com,

  . our decisions as to whether to pay dividends on Class A common stock and Class B common stock, and

  . our decisions as to whether and how to make transfers of funds from one group to another and, more generally, our decisions as to other operational and financial matters that could be considered detrimental to one group or the other.

   If directors own disproportionate interests (in percentage or value terms) in Class A common stock and Class B common stock, that disparity could create or appear to create potential conflicts of interest when they are faced with decisions that could have different implications for the different classes.

Principles of Delaware Law May Protect Decisions of the Board of Directors That Have a Disparate Impact upon Holders of Class A Common Stock and Class B Common Stock

   Principles of Delaware law established in cases involving differing treatment of two classes of common stock provide that a board of directors owes an equal duty to all common stockholders regardless of class or series and does not have separate or additional duties to either group of stockholders. We are not aware of any legislative or judicial precedent involving the fiduciary duties of directors of a Delaware corporation with two classes of common stock with separate rights related to specified operations of the corporation. However, under the principles of Delaware law referred to above and the related principle known as the "business judgment rule", you may not be able to challenge decisions that have a disparate impact upon holders of Class A common stock and Class B common stock if the Board of Directors:

  . is disinterested and adequately informed with respect to such decisions, and

  . acts in good faith and in the honest belief that it is acting in the best interests of Electronic Arts Inc.'s stockholders.

   In addition, pursuant to provisions in our charter and bylaws and to indemnification agreements that we have entered into with our officers and directors, we are obligated to indemnify these persons to the fullest extent allowed by Delaware law against claims made against them in their capacity as officers and directors.

The Board of Directors Has Sole Discretion To Allocate Proceeds Upon Issuances, or Costs of Repurchases, of Class B Common Stock to EA.com or EA

   Proceeds from the issuance of Class B common stock may not necessarily be allocated to the equity of EA.com. The Board of Directors will determine in its sole discretion whether to allocate the proceeds of issuances, or the costs of repurchases, of Class B common stock to EA in respect of its retained interest in EA.com or to the equity of EA.com.

Stockholders Will Not Vote on How To Allocate Consideration Received in a Merger Among Holders of Class A Common Stock and Holders of Class B Common Stock

   Our charter will not contain any provisions governing how consideration received in a merger or consolidation involving Electronic Arts Inc. is to be allocated between holders of Class A common stock and holders of Class B common stock. The holders of neither class will have a separate class vote in any merger or consolidation so long as we divide the type and amount of consideration between holders of the two classes in a manner we determine, in our sole discretion, to be fair. In any such merger or consolidation, the different ways we may divide the consideration might have materially different results. As a result, the consideration to be received by holders of Class A common stock or Class B common stock in any such merger or consolidation may be materially less valuable than the consideration they would have received if they had a separate class vote on such merger or consolidation.

We Have the Option To Exchange Class A Common Stock for Class B Common Stock and This Could Prove To Be Disadvantageous to Holders of Either or Both Classes

   At any time after the first anniversary date of the underwritten initial public offering of Class B common stock, we will have the right to issue shares of Class A common stock in exchange for outstanding shares of Class B common stock. Because this exchange would be required to be made at a 15% premium over the then-current Class B common stock trading price, and since we could determine to effect an exchange at a time when either or both of Class A common stock and Class B common stock may be considered to be overvalued or undervalued, any such exchange may be disadvantageous to holders of one class or the other. In addition, any such exchange would preclude holders of Class B common stock from retaining their investment in a security that is intended to reflect separately the performance of EA.com.

We Will Not Have the Ability To Exchange for or Redeem the Class B Common Stock Unless We Complete an Initial Public Offering of Class B Common Stock, Which Could Prevent Us from Eliminating the Dual Common Stock Structure Even if We Desire To Do So

   Following the initial issuance of Class B common stock, our right to exchange Class A common stock for Class B common stock will be conditioned on our having completed an underwritten initial public offering of Class B common stock and one year having passed since that offering was completed. Our ability to exchange stock of our subsidiary operating the EA.com business for Class B common stock is also conditioned on the completion of such a public offering, but there is not a requirement that a one year period has passed. We have limited contractual rights with AOL and News American Incorporated to repurchase their Class B common stock, but these rights would not apply to other Class B holders, if any. We are not required to complete an initial public offering of the Class B common stock. While we expect that we will undertake to complete such an offering in the future, we cannot be certain as to the timing of an offering. Further, we cannot predict whether the securities markets will be receptive to tracking stocks in general and our Class B common stock in particular at such future time as we may desire to complete an initial public offering of Class B shares. If we do not complete an initial public offering of Class B shares, we may not be able to retire those shares and return to a single class of common stock even if we determine that it is in the best interests of Electronic Arts to do so.

We May Dispose of Assets of EA.com without Your Approval

   Delaware law requires stockholder approval only for a sale or other disposition of all or substantially all of the assets of Electronic Arts. The assets of EA.com will not initially represent, and are unlikely in the future to represent, all or substantially all of the assets of Electronic Arts. As long as the assets attributed to EA.com represent less than substantially all of Electronic Arts' assets, we may approve sales and other dispositions of any amount of the assets of EA.com without any stockholder approval. If we dispose of all or substantially all of the assets of EA.com, we would be required, if the disposition is not an exempt disposition under the terms of our charter, to choose one of the following three alternatives:

  .  declare and pay a dividend,

  .  redeem shares of the Class B common stock or

  . exchange shares of Class A common stock for outstanding shares of Class B common stock at a 15% premium.

   In addition, if we elect to complete an exchange in connection with the disposition of EA.com assets, we could do so at a time when Class B common stock or Class A common stock may be considered to be overvalued or undervalued.

   The Board of Directors will decide, in its sole discretion, how to proceed and is not required to select the option that would result in the highest value to holders of either class. This decision, however, will be subject to the Board of Directors' general fiduciary duties.

We Do Not Expect To Pay Dividends for the Foreseeable Future

   We do not expect to pay any dividends for the foreseeable future on either class of common stock.

We May Not Pay Dividends Equally on Class A Common Stock and Class B Common
Stock

   We have the right to pay dividends on Class A common stock or Class B common stock, or both, in equal or unequal amounts, without regard to the relative performance of either EA or EA.com, the Available Dividend Amount for EA and EA.com, respectively, or the amount of prior dividends declared on either class. In addition, net losses of either group, and any dividends or distributions on, or repurchases of, either class, will reduce the assets of Electronic Arts Inc. legally available for dividends on either class.

The Board of Directors May Make Operational and Financial Decisions Affecting EA and EA.com Differently

   The Board of Directors will make operational and financial decisions and implement policies that affect the businesses of EA and EA.com differently. Examples include:

  .  transfers of funds between EA and EA.com,

  .  the manner of accounting for transfers between EA and EA.com,

  .  allocation of funds for capital expenditures,

  .  other transactions between EA and EA.com,

  .  the allocation of financing opportunities in public markets, and

  .  the allocation of business opportunities, resources and personnel.

Decisions of the Board of Directors may favor either EA or EA.com at the expense of the other. For example, the decision to provide funds for one group may adversely affect the ability of the other group to raise funds.

Under Its Current Policies, the Board of Directors Has Broad Discretion Concerning Various Cash Management Matters

   The discretion of the Board of Directors in the area of cash management may enhance the risks of being a holder of Class A common stock or Class B common stock compared to that of being a holder of our existing common stock.

   The Board of Directors will determine, in its sole discretion, whether to transfer any cash to or from EA and EA.com. Subject to EA's commitment to contribute a specified amount of cash to EA.com, the Board of Directors has the sole discretion to determine whether cash transfers between the two groups will be treated as a revolving credit advance, a capital contribution, a repayment of debt or a return of capital. The determination of the Board of Directors as to how to account for a cash transfer will affect the amount of interest expense and interest income, stockholders' equity and the number of shares of Class B common stock issuable with respect to EA's retained interest in EA.com.

   If either group is unable to repay advances or loans owed to the other, both groups would be adversely affected. Also, if either group extends an advance or loan to the other group at an interest rate below the lending group's cost of funds or opportunity cost, the lending group's results would be adversely affected to the extent of the difference.

   Any cash transfers we determine to account for as capital contributions or returns of capital will increase or decrease EA's retained interest in EA.com. Although we would calculate any change in the retained interest by reference to the then current market value of Class B common stock, the change could come at a time when Class B common stock is considered to be overvalued or undervalued. Also, any increase in EA's retained interest in EA.com will reduce the percentage of EA.com intended to be represented by outstanding Class B common stock and any decrease in EA's retained interest in EA.com will increase the percentage of EA.com intended to be represented by outstanding Class B common stock.

The Board of Directors Has Broad Discretion about a Variety of Allocation Matters and This May Increase the Risk of Being a Holder of Class A Common Stock or Class B Common Stock

   The Board of Directors will determine, in its sole discretion, how to allocate issuances of Electronic Arts Inc. debt or preferred stock between EA and EA.com. Moreover, the Board of Directors will have broad discretion as to how to allocate Electronic Arts' consolidated assets, liabilities, revenue, expenses and cash flow between EA and EA.com. The discretion of the Board of Directors in these areas may make it riskier to be a holder of Class A common stock or Class B common stock than a holder of our existing common stock.

Holders of Class A and Class B Common Stock Will Vote Together and Will Have Limited Separate Voting Rights

   Holders of Class A and Class B common stock will vote together as a single class, except in certain limited circumstances provided under the Delaware General Corporation Law. When the classes vote together as a single class, holders of the class of common stock having a majority of the votes will be in a position to control the outcome of the vote even if the matter involves a conflict of interest between holders of the classes.

Dilution of Class A Common Stock After Issuance of Class B Common Stock

   The issuance of Class B common stock, like any issuance of common stock, would dilute the voting rights and equity interest of holders of Class A common stock.

We Cannot Predict How the Issuance of Tracking Stock Will Affect the Market Price of Our Stock

   We cannot predict the prices at which either Class A common stock or Class B common stock will trade and we cannot assure you that the market price of Class A common stock will equal or exceed the market price of our existing common stock.

   Certain terms of Class A common stock and Class B common stock may adversely affect the trading price of Class A common stock or Class B common stock. These terms include:

  . the right of the Board of Directors to exchange shares of Class A common stock for shares of Class B common stock,

  . the discretion of the Board of Directors in making various determinations relating to a variety of cash management and allocation matters, and

  . the relative voting and liquidation rights of Class A and Class B common stock.

   There has been relatively little history concerning the success or the effect of tracking stock on companies that have adopted tracking stocks. Therefore, we are not able to predict if the tracking stock will successfully serve its purpose of tracking the progress of EA.com. Nor are we able to predict whether the tracking stock will be successful for us.

The Tracking Stock Could Increase Internal Focus on Our Online Business to the Detriment of Our Existing Entertainment Software Business

   Implementation of the Tracking Stock Proposal may increase the internal focus of our employees on the online business of EA.com relative to the existing entertainment software business of EA due to employee perceptions regarding the relative growth opportunities with respect to each business. In addition, actual or anticipated differences in the changes of the market prices of our Class A common stock and Class B common stock could result in actual or perceived differences in compensation among the employees of EA.com and EA. Such an increase in internal focus on the online business of EA.com and any perceived differences in compensation among our employees could have a detrimental effect on the existing entertainment software business of EA and could make retention and attraction of key employees for such business more difficult.

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

The Market Price of Class A Common Stock and Class B Common Stock May Not Reflect the Performance of EA and EA.com as We Intend

   We cannot assure you that the market price of Class A common stock and Class B common stock will in fact reflect the performance of EA and EA.com as we intend. Holders of each class will continue to be common stockholders of Electronic Arts and, as such, will be subject to all risks associated with an investment in Electronic Arts and all of our businesses, assets and liabilities.

There Are Many Factors That May Inhibit or Prevent Acquisition Bids for EA.com and EA

   If EA and EA.com were separate companies, any person interested in acquiring either of them without negotiating with management could seek control of that entity by obtaining control of its outstanding voting stock by means of a tender offer or proxy contest. Although we intend Class A common stock and Class B common stock to reflect the separate performance of EA and EA.com, a person interested in acquiring only one group without negotiation with Electronic Arts' management could obtain control of that group only by obtaining control of the outstanding voting stock of Electronic Arts.

   The existence of two classes of common stock could present complexities and in some circumstances could pose obstacles, financial and otherwise, to an acquiring person. The existence of two series of common stock could, under certain circumstances, prevent stockholders from profiting from an increase in the market value of their shares as a result of a change in control of Electronics Arts by delaying or preventing such a change in control.

   If the Tracking Stock Proposal is implemented, there would be approximately 425 million shares of common stock and ten million shares of preferred stock available for future issuance without further stockholder approval. One of the effects of the existence of authorized and unissued common stock and preferred stock could be to enable the Board of Directors to issue shares to persons friendly to current management, which could render more difficult or discourage an attempt to obtain control of Electronic Arts by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management. Such additional shares also could be used to dilute the stock ownership of persons seeking to obtain control of Electronic Arts.

   In addition, certain provisions of our charter and by-laws, and certain provisions of Delaware law, may inhibit changes of control not approved by the board of directors.

The Values of Class A Common Stock and Class B Common Stock May Decline Due to Further Issuances of Either Class

   Our charter will allow the Board of Directors, in its sole discretion, to issue authorized but unissued shares of common stock. The Board of Directors may issue either class of common stock to, among other things:

  .  raise capital,

  .  provide compensation or benefits to employees,

  .  pay stock dividends, or

  .  acquire companies or businesses.

   Under the Delaware General Corporation Law, the Board of Directors would not need your approval for these issuances. We do not intend to seek your approval for any such issuances unless:

  .  stock market regulations or other applicable law require approval, or

  .  the Board of Directors deems it advisable.

The Trading Price of Our Common Stock Has Been More Volatile Since We Announced Our Intent To Pursue the Tracking Stock Proposal, and This Volatility May Continue if the Proposal Is Adopted

   Since we announced the Tracking Stock Proposal, the trading price of our common stock has been significantly more volatile than it had been previously. We expect that if the Tracking Stock Proposal is adopted it is likely that our shares will be subject to greater volatility than had been the case prior to announcement of the proposal.

The Federal Income Tax Considerations of the Tracking Stock Proposal Are
Uncertain

   We believe that neither you nor Electronic Arts will recognize any income, gain or loss for federal income tax purposes as a result of the reclassification of our existing common stock into Class A common stock or the issuance of Class B common stock. There are, however, no court decisions bearing directly on similar transactions and the Internal Revenue Service has announced that it will not issue advance rulings on the federal income tax consequences of such transactions.

   Moreover, in 1999 the Clinton administration made a proposal that would require the recognition of gain on the issuance of certain tracking stock, such as Class B common stock, and would give the Treasury Department the authority to treat tracking stock as nonstock or as stock of another entity as appropriate to prevent tax avoidance. As proposed by the Clinton administration, this provision would only affect tracking stock issued on or after the date of its enactment by Congress. Recent federal income tax legislation has not adopted the Clinton administration proposal. We cannot predict, however, whether the Clinton administration proposal will in the future be enacted by Congress and, if enacted, whether it will be in the form proposed by the Clinton administration. If it were enacted as proposed, it would affect future issuances of Class B common stock. Under such circumstances, if we had previously completed an underwritten public offering of Class B common stock, we might decide to exercise our right to exchange all of the outstanding shares of Class B common stock for Class A common stock at a premium, which would be disadvantageous to holders of Class A common stock.

   Thus, you should consult your own tax advisor as to the particular tax consequences of the Tracking Stock Proposal under federal, state, local or foreign law. See "Proposal 1--The Tracking Stock Proposal--Federal Income Tax Considerations".

                        Risk Factors Relating to EA.com

Because of EA.com's Limited Operating History, It Will Be Difficult To Evaluate its Business and Prospects

   EA.com's business is still in the developing stages, so evaluating its business and prospects will be more difficult than would be the case for a more mature business. We will continue to encounter the risks and difficulties faced in launching a new business, and we may not achieve our goals or may be compelled to change the manner in which we seek to develop the business. These uncertainties as to the future operations of EA.com will increase the difficulty we face in completing and pursuing the essential plans for the development of the business and will also make it more difficult for our stockholders and securities analysts to predict the operating results of this business.

EA.com Has a History of Losses and Expects To Continue To Incur Losses and May Never Achieve Profitability

   EA.com has incurred substantial losses to date, including through the current fiscal year. We expect EA.com to continue to incur losses as it develops its business. EA.com will be required to maintain the significant support, service and product enhancement demands of online users, and we cannot be certain that EA.com will produce sufficient revenues from its operations to support these costs. Even if profitability is achieved, EA.com may not be able to sustain it over a period of time.

Our Agreements with America Online May Not Prove Successful to the Development of EA.com's Business

   We have announced a series of agreements with America Online for the offering of our games through AOL for online play. These agreements require that we make substantial guaranteed payments to AOL and that we commit our resources to pursuit of the online game opportunity. We cannot be assured that the substantial costs associated with the AOL agreements will be justified by the revenues generated from that relationship. In addition, restrictions included in the AOL agreements limiting other channels we may develop for offering online games may limit our ability to diversify our online distribution strategies. Further, we are required under our agreement with AOL to launch our game site within a specified time period or be subject to certain penalties, including AOL's right to terminate the agreement. We may not be successful in achieving the specified launch targets. The success for us of the AOL agreements will also be a result of AOL's performance under the agreements, a factor over which we will have very little control.

We Have Very Limited Experience with Online Games and May Not Be Able To Operate This Business Effectively

   Offering games solely for online play is a substantial departure from our traditional business of selling packaged software games. We anticipate employing various pricing models, including subscription fees, "pay to play fees" and advertising. We have very little experience with developing optimal pricing strategies for online games and no experience in "pay to play" pricing or in securing advertising revenue for online services. Similarly, we are inexperienced in predicting usage patterns for our games. Because of our inexperience in this area, we may not be effective in achieving success that may otherwise be attainable from offering our games online.

Online Games Have Risks That Are Not Associated with Our Traditional Business

   Online games, particularly multiplayer games, pose risks to player enjoyment that do not generally apply to packaged game sales. Players frequently would not be acquainted with other players, which may adversely affect the playing experiencing. Social issues raised by a player's conduct may impact the experience for other players. We have not determined whether or how we might monitor or proctor player behavior to mitigate behavior that impairs the game experience. In addition, there are substantial technical challenges to be met both in the introduction of our games online and in maintaining an effective game playing environment over time. If these risks are not successfully controlled and technical challenges resolved, potential customers for our games may be unwilling to play in sufficient volume to allow us to attain or sustain profitability.

We May Not be Able To Obtain the Required Licenses To Offer Our Games Online

   If we are unable to reach terms with the licensors for our games, we will not be able to offer many of our games for online play. Many of Electronic Arts' most popular games feature characters, trademarks, people or concepts for which we have licenses from third parties. As an example, our EASPORTS products typically contain content licensed from a sports and players' association. In many instances the terms of these licenses will not allow us to offer the games for online play without negotiating an additional license. We cannot be certain that the licensors will be amenable to a license for online games involving their content or, even if they are, that we will be able to reach terms with them for such use. We may be forced to agree to terms that ultimately materially impair the economic value to us of the online game market.

Proliferation and Assertion of Patents Poses Serious Risks to the Business of EA.com.

   Many patents have been issued that may apply to widely used Internet technologies. Additionally, many less recently issued patents are now being asserted against Internet implementations of older technologies. Several such patents have been asserted against us. For example, we currently have a lawsuit pending regarding our publication of games that can be played both alone and with others over the Internet in which the patent holder has moved to enjoin the sale of EA personal computer products that can be played alone and over the Internet. Such claims can harm our business. We will incur substantial expenses in evaluating and defending against such claims, regardless of the merits of the claims. In the event that there is a determination that we have infringed a third party patent, we could incur significant monetary liability and be prevented from using the rights in the future.

Development of EA.com's Business Will Require Significant Capital, and We Cannot Be Assured That It Will Be Available

   EA.com will not be successful if it does not receive the very substantial financing that will be required to launch its business. Electronic Arts has agreed to provide a limited amount of funding to EA.com, but this financing alone will not be sufficient for the development of EA.com's business. Any additional funding that is obtained from EA may either be treated as a revolving credit advance or would increase EA's retained interest in EA.com and correspondingly decrease the interest of the holders of outstanding shares of Class B common stock. The attraction of additional equity or debt financing for EA.com from third parties may not be possible or may only be possible on terms that result in significant dilution to Class A and Class B common stockholders or interest or other costs and debt-related restrictions on the operation of the business.

Because of the Intense Competition for Qualified Technical, Creative, Marketing and Other Personnel, We May Not Be Able To Attract and Retain the Personnel Necessary for EA.com's Business

   The market for technical, creative, marketing and other personnel essential to the development of online businesses is extremely competitive, and EA.com may not be able to attract and retain the employees it needs. If it cannot do so, its ability to develop its business will be impaired.

If Use of the Internet Does Not Continue To Develop and Reliably Support the Demands Placed on It by Electronic Commerce, EA.com's Business Will Be Harmed

   EA.com's success depends upon growth in the use of the Internet as a medium for playing games. Although the Internet is experiencing rapid growth in the number of users, this growth is a recent phenomenon and may not continue. Furthermore, despite this growth in usage, the use of the Internet for sophisticated games like ours is relatively new. Our business would be seriously harmed if:

  . use of the Internet does not continue to increase or increases more slowly than expected,

  . the infrastructure for the Internet does not effectively support online game play,

  . concerns over the secure transmission of confidential information over public networks inhibit the growth of the Internet as a means of conducting commercial transactions, or

  . government regulations regarding Internet content, privacy or other conditions impede the effectiveness of the Internet to users.

Capacity Restraints May Restrict the Use of the Internet as a Forum for Game Play, Resulting in Decreased Demand for Our Products

   The Internet infrastructure may not be able to support the demands placed on it by increased usage or the limited capacity of networks to transmit large amounts of data. Other risks associated with commercial use of the Internet could slow its growth, including:

  . outages and other delays resulting from the inadequate reliability of the network infrastructure,

  . slow development of enabling technologies and complementary products, and

  .  limited availability of cost-effective, high speed access.

   Delays in the development or adoption of new equipment standards or protocols required to handle increased levels of Internet activity, or increased governmental regulation, would cause the Internet to fail to gain, or lose, viability as a means of game playing. If these or any other factors cause use of the Internet for commerce to slow or decline, the Internet may not prove viable as a commercial marketplace. This, in turn, would result in decreased demand for EA.com's products and services.

To Become and Remain Competitive, EA.com Must Continually Develop and Expand New Content. This Is Inherently Risky and Expensive.

   EA.com's success depends on our ability to develop products and services for the initial launch of the EA.com site and our ability to continually expand the content on that site. Our agreement with AOL requires us to develop new games under our relationship with AOL. We cannot assure you that products will be developed on time, in a cost effective manner, or that they will be successful.

We May Not Be Able To Respond to Rapid Technological Change.

   The market for Internet products and services is characterized by rapid technological change and evolving industry standards. Both in completing the design and implementation of our network infrastructure and thereafter, we will be required to continually improve performance, features, reliability and capacity of our network infrastructure. We cannot assure you that we will be successful in responding rapidly or in a cost effective manner to such developments.

Increasing Governmental Regulation of the Internet Could Limit the Market for Our Products

   As Internet commerce continues to evolve, we expect that federal, state and foreign governments will adopt laws and regulations covering issues such as user privacy, taxation of goods and services provided over the Internet, pricing, content and quality of products and services. It is possible that legislation could expose companies involved in electronic commerce to liability, taxation or other increased costs, any of which could limit the growth of electronic commerce generally. Legislation could dampen the growth in Internet usage and decrease its acceptance as a communications and commercial medium. If enacted, these laws and regulations could limit the market for EA.com's products.

If We Do Not Maintain Our Relationship with Outside Consultants Such as Andersen Consulting, Our Ability To Develop Our Online Business Will Be Impaired

   Because approximately 20% of the staff creating, designing, and developing the infrastructure for EA.com's website and network interface is being provided by outside consultants such as Andersen Consulting, losing the business relationship with such consultants would cause EA.com to lose an important component of it website implementation team. Given the intense competition for qualified technical consultants, EA.com may not be able to retain these consultants or, if necessary, replace them. If it cannot do so, its ability to develop its business will be impaired.

Our Revenues Have Been Heavily Dependent on a Single Product and Would Be Adversely Affected if That Product's Popularity Were To Decline

   EA.com's revenues to date have consisted primarily of revenues from sales of our online product Ultima Online, and we would be adversely affected if revenues from that product were to decline for any reason and not be replaced. We expect the online game market to become increasingly competitive, and it is possible that other producer's current or future games could cause our revenue from Ultima Online to decline. In addition, popularity of Ultima Online could decline over time simply because of consumer preference for new game experiences.

We Invest Very Heavily in Research and Development and Network Development and Support for EA.com, and We Cannot Be Assured That We Will Achieve Revenues That Validate This Level of Spending

   We have invested, and expect to continue to invest, very heavily in research and development and network development and support for our website and online games. We will need to expand EA.com's revenues substantially for it to achieve profitability with these levels of expenditure being required, and we may not be able to do so. If we cannot increase revenues to profitable levels, the value of EA.com will be impaired. In order to develop the broad games offerings that we envision for our online operations it will be necessary to engage in significant developmental efforts both to adapt existing EA games to the online format and to create new online games. Our agreements with AOL require us to maintain a substantial commitment to online game development and we cannot be assured that we will realize acceptable returns from this investment.

                    Risk Factors Relating to Electronic Arts

   Electronic Arts' business is subject to many risks and uncertainties which may affect our future financial performance. Some of those important risks and uncertainties which may cause our operating results to vary or which may materially and adversely affect our operating results are as follows:

Product Development Schedules Are Frequently Unreliable and Make Predicting Quarterly Results Difficult

   Product development schedules, particularly for new hardware platforms and high-end multimedia personal computers, or PCs, are difficult to predict because they involve creative processes, use of new development tools for new platforms and the learning process, research and experimentation associated with development for new technologies. For example, SimCity 3000, the follow on product to SimCity 2000, was expected to ship in fiscal 1998, at the time of our acquisition of Maxis. Due to additional development delays, that product did not ship until the fourth quarter of fiscal year 1999. Also, Tiberian Sun, which was expected to ship in fiscal 1999 at the time of our acquisition of Westwood Studios, was not released until the second quarter of fiscal 2000 due to development delays. Additionally, development risks for CD-ROM products can cause particular difficulties in predicting quarterly results because brief manufacturing lead times allow finalizing products and projected release dates late in a quarter. Our revenues and earnings are dependent on our ability to meet our product release schedules, and our failure to meet those schedules could result in revenues and earnings which fall short of analysts' expectations for any individual quarter and the fiscal year.

New Video Game Platforms Create Additional Technical and Business Model Uncertainties

   A large portion of our revenues are derived from the sale of products for play on proprietary video game platforms such as the Sony PlayStation and Nintendo 64. The success of our products is significantly affected by acceptance of the new video game hardware systems and the life span of older hardware platforms and our ability to accurately predict which platforms will be most successful.

   Sometimes we will spend development and marketing resources on products designed for new video game systems that have not yet achieved large installed bases or will continue product development for older hardware platforms that may have shorter life cycles than we expected. Conversely, if we do not develop for a platform that achieves significant market acceptance, or discontinue development for a platform that has a longer life cycle than expected, our revenue growth may be adversely affected.

   For example, the Sega Dreamcast console launched in Japan in early 1999 and in the United States in September of 1999. We have no products under development for this platform. Should this platform achieve wide market acceptance, our revenue growth may be adversely affected. Similarly, we intend to launch a variety of products for the new Sony PlayStation platform, the PlayStation II, expected to be released in the

United States in the Fall of 2000. Should that platform not achieve wide acceptance by consumers, we will have spent a disproportionate amount of our resources for this platform. Additionally, we have not negotiated publishing agreements with Sony, Sega or Nintendo for their next generation platforms, and we do not know whether the terms of those agreements will be favorable.

Our Business Is Both Seasonal and Cyclical

   Our business is seasonal with a significant percentage of our revenues occurring in the December quarter. Our business is also cyclical; videogame platforms have historically had a life cycle of four to six years, and decline as more advanced platforms are being introduced. As one group of platforms is reaching the end of its cycle and new platforms are emerging, buying patterns may change. Purchases of products for older platforms may slow at a faster rate than sales of new platforms. We are currently beginning such a platform transition. Sega introduced its latest platform in the United States in September 1999, and Sony expects to ship its PlayStation II product in the fall of 2000. Nintendo has also announced that a new system will be released in calendar year 2000. We expect sales of our products for the current Nintendo and Sony platforms to slow in anticipation of those new platforms, and to slow significantly upon market release of those new platforms.

The Impact of e-Commerce and Online Games on Our Business Is Not Known

   While we do not currently derive significant revenues from online sales of our packaged products, we believe that such form of distribution will become a more significant factor in our business in the future. E-commerce is becoming an increasingly popular method for conducting business with consumers. How that form of distribution will affect the more traditional retail distribution, at which we have historically had success, and over what time period, is uncertain. In addition, we expect the number and popularity of online games to increase and become a significant factor in the interactive games business generally. We do not know how that increase generally, or the emerging business of EA.com specifically, will affect the sales of packaged goods.

Our Business, Our Products, and Our Distribution Are Subject to Increasing Regulation in Key Territories

   Legislation is increasingly introduced which may affect the content of our products and their distribution. For example, privacy rules in the United States and Europe impose various restrictions on our web sites. Those rules vary by territory while of course the Internet recognizes no geographical boundaries. Other countries such as Germany have adopted laws regulating content transmitted over the Internet that are stricter than current United States laws. In the United States, in response to recent events, the federal and several state governments are considering content restrictions on products such as those made by us as well as restrictions on distribution of such products. Any one or more of these factors could harm our business.

Our Platform Licensors Are Our Chief Competitors and Frequently Control the Manufacturing of Our Video Game Products

   Our agreements with hardware licensors, which are also our chief competitors, typically give significant control to the licensor over the approval and manufacturing of our products. This fact could, in certain circumstances, leave us unable to get our products approved, manufactured and shipped to customers. In most events, control of the approval and manufacturing process by the platform licensors increases both our manufacturing lead times and costs as compared to those we can achieve independently. For example, in prior years, we experienced delays in obtaining approvals for and manufacturing of PlayStation products which caused delays in shipping those products. The potential for additional delay or refusal to approve or manufacture our products continues with our platform licensors. Such occurrences would harm our business and adversely affect our financial performance.

Proliferation and Assertion of Patents Poses Serious Risks to our Business

   Many patents have been issued that may apply to widely used game technologies. Additionally, many less recently issued patents are now being asserted against Internet implementations of existing games. Several such patents have been asserted against us. For example, we currently have a lawsuit pending regarding our publication of games that can be played both alone and with others over the Internet in which the patent holder has moved to enjoin the sale of EA personal computer products that can be played alone and over the Internet. Such claims can harm our business. We will incur substantial expenses in evaluating and defending against such claims, regardless of the merits of the claims. In the event that there is a determination that we have infringed a third party patent, we could incur significant monetary liability and be prevented from using the rights in the future.

We Face Intense Competition for Talent from Highly Valued Internet Companies

   Competition for employees in the interactive software business continues to be intense. Recently, the most intense competition for recruiting and retaining key employees is from Internet companies, including EA.com. The large equity positions frequently offered to key executives and creative talent in such companies and the actual or perceived opportunity for rapid stock price appreciation of these companies make their compensation packages attractive to those who are already working in more mature companies. This situation creates difficulty for us to compete for the attraction and retention of executive and key creative talent.

Foreign Sales and Currency Fluctuations

   For fiscal 1999 and the first nine months of fiscal 2000, international net revenues comprised 42% and 38% respectively of total consolidated net revenues. We expect foreign sales to continue to account for a significant and growing portion of our revenues. Such sales are subject to unexpected regulatory requirements, tariffs and other barriers. Additionally, foreign sales are primarily made in local currencies which may fluctuate. As a result of current economic conditions in Asia, we are subject to additional foreign currency risk. Though we do not currently derive a significant portion of revenues and operating profits from sales in Asia and other developing countries, our foreign currency exposure may increase as operations in these countries grow and if current economic trends in Asia continue. Any of these factors may significantly harm our business.

Fluctuations in Stock Price

   Due to analysts' expectations of continued growth and other factors, any shortfall in earnings could have an immediate and significant adverse effect on the trading price of our common stock in any given period. As a result of the factors discussed in this report and other factors that may arise in the future, the market price of our common stock historically has been, and may continue to be subject to significant fluctuations over a short period of time. These fluctuations may be due to factors specific to us, to changes in analysts' earnings estimates, or to factors affecting the computer, software, entertainment, media or electronics industries or the securities markets in general. For example, since the beginning of fiscal year 2000, the price per share of our common stock ranged from $45.6250 to $120.9375.

   Because of these and other factors affecting our operating results and financial condition, past financial performance should not be considered a reliable indicator of future performance, and investors should not use historical trends to anticipate results or trends in future periods.

                           Forward Looking Statements

   Some of the information in this Proxy Statement including the appendices, may constitute forward-looking statements which are subject to various risks and uncertainties. Such statements can be identified by the use of forwarding-looking terminology such as "may," "will," "would," "expect," "anticipate," "estimate," "continue," "plan" or other similar words. In particular, the statements of our plans and expectations for the business and opportunities of EA.com in Appendix IV contain forward looking statements regarding these matters. These statements discuss future expectations, contain projections of results of operations or of financial condition or state other "forward-looking" information. Our actual results could differ materially from those discussed in or implied by these forward-looking statements. When considering such forward-looking statements, you should keep in mind the factors described in "Risk Factors" and other cautionary statements appearing in Management's Discussion and Analysis of Financial Condition and Results of Operations for each of Electronic Arts Inc. and EA.com (appearing in Appendices III and IV to this Proxy Statement) and elsewhere in this Proxy Statement. These factors could cause actual results or situations to be materially different from those implied by the forward looking statements.

                                    GENERAL

   Our Board of Directors is soliciting proxies for a Special Meeting of Stockholders at which you will be asked to approve our Tracking Stock Proposal and the Class B equity plan and the Class A equity plan. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

   The Board set February 1, 2000, as the record date for the meeting. Stockholders who owned Company common stock on that date are entitled to vote at and attend the meeting, with each share entitled to one vote. There were 64,096,353 shares of the Company's common stock outstanding on the record date.

   In this Proxy Statement:

  .  ""We," "Company" and Electronic Arts mean Electronic Arts Inc.

  . Holding shares in "street name" means your Company shares are held in an account at a brokerage firm.

  . EA.com means our businesses, assets and liabilities for online exploitation of EA games (including EA games developed in the future), for developing, marketing and publishing other games and online content, and for selling EA products through the EA.com websites.

  . EA means our entertainment software business other than the business to be conducted by EA.com, and our retained interest in EA.com.

                            Proposals To Be Voted On

1. Tracking Stock Proposal

  Amendment and restatement of our certificate of incorporation so that it reads in its entirety as set forth as Appendix II to this Proxy Statement.

  The Board recommends a vote for the Tracking Stock Proposal.

2. Approval of the Electronic Arts Inc. 2000 Class B Equity Incentive Plan.

  The Board recommends a vote for the Class B Plan.

3. Approval of the Electronic Arts Inc. 2000 Class A Equity Incentive Plan.

  The Board recommends a vote for the Class A Plan.

4. Other Business

  The Board knows of no other business for consideration at the meeting. If other matters are properly presented at the meeting, or any adjournment or postponement of the meeting, Lawrence F. Probst III and E. Stanton McKee, Jr. will vote, or otherwise act, in accordance with their judgment on such matters.

  A majority of the shares entitled to vote at the Special Meeting, represented either in person or by proxy, will be sufficient to establish a quorum to conduct business at the meeting. If shares that are represented at the Special Meeting abstain from voting on a proposal, those shares are counted for the purpose of establishing a quorum, and have the effect of a vote against each of the proposals to be voted upon. When a brokerage firm holds shares of its customers in the name of the brokerage firm, the firm can vote the shares on "routine" matters. We believe that proposals 1 and 2 would not be regarded as routine and that proposal 3 is routine. To the extent that unvoted shares with respect to any proposal are represented at the Special Meeting, these shares would be regarded as ineligible to vote on the matter, rather than as a vote against the proposal. However, because the Tracking Stock Proposal requires the vote of a majority of our outstanding shares, such a failure to vote has the effect of a vote against this proposal. These unvoted shares are counted for the purpose of establishing a quorum at the Special Meeting.

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                    PROPOSAL 1--THE TRACKING STOCK PROPOSAL

   At the Special Meeting we will ask you to consider and approve the Tracking Stock Proposal described in this Proxy Statement. The Tracking Stock Proposal will be approved if it receives the votes of at least 32,048,177 shares, which total represents a majority of the shares outstanding on the record date of February 1, 2000.

   The Tracking Stock Proposal is an amendment to our charter that will:

  . Increase the number of authorized shares of common stock from 104 million to 500 million, consisting of 400 million Class A shares and 100 million Class B shares, and increase the number of authorized shares of preferred stock from one million to ten million.

  . Reclassify each outstanding share of common stock into one share of Class A common stock.

   We have allocated all of Electronic Arts' consolidated assets, liabilities, revenue, expenses and cash flow between EA and EA.com. We have prepared financial statements for EA.com and in the future will prepare financial statements for it, as well as the consolidated financial statements of Electronic Arts.

   We have entered into agreements with each of America Online and News America Incorporated for the purchase and issuance of the following shares, or warrants to purchase shares, of Class B common stock if the Tracking Stock Proposal is approved:

  . Sale of Class B shares to America Online that represent ten percent of the initial equity value of EA.com.

  . Sale of a Warrant to America Online to purchase Class B shares that represent five percent of the initial equity value of EA.com.

  . Issuance of Class B shares to News America Incorporated that represent five percent of the initial equity value of EA.com.

   We have also agreed with America Online and News America Incorporated that Class B shares representing 20% of the equity value of EA.com would be reserved for stock option and equity awards, a portion of which is represented by the Class B equity plan that you are being asked to approve.

Background of and Reasons for the Tracking Stock Proposal

   We produce entertainment software that we sell as packaged software products, and in the process have developed a large collection of popular games and other products. In recent years we have recognized the potential value to us from offering games for online play as an alternative to our traditional physical delivery business. We have entered the online market with the successful Ultima Online product and by providing matching services and product specific web sites for players.

   We have considered a variety of proposals for enhancing our online business, including separating our online and packaged good businesses. However, a final decision regarding an online strategy was withheld pending either a firm launch plan for Electronic Arts' full EA.com website or securing a significant distribution arrangement, either of which would give the online business sufficient detail and depth to make its separation from the packaged goods business viable. In late 1998 we began discussions with America Online, or AOL, about a possible distribution arrangement. In the course of these discussions, AOL expressed their strong interest in acquiring an equity stake in our online business in connection with any such distribution agreement.

   In May 1999 our Board of Directors reviewed the alternatives for separating the online and packaged goods businesses. At that time the Board directed management to continue to pursue the distribution arrangement with AOL, including the creation of a tracking stock that could, among other things, create the ability to provide an equity stake in the online business. The Board also directed management to engage in acquisition discussions with News America Incorporated for the acquisition of its Kesmai Corporation subsidiary that is the leading supplier of online games to AOL.

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

   In October 1999 the Board approved the transactions with AOL and Kesmai that are outlined in this Proxy Statement, and also approved the Tracking Stock Proposal subject to completion of the AOL and Kesmai agreements. The Board further directed management to submit the Tracking Stock Proposal to the stockholders as required by Delaware law. On November 19, 1999 EA and EA.com entered into the inter-company agreements described below for the separation of the EA and EA.com businesses. At that time we also entered into agreements for the distribution arrangement with AOL and for the acquisition of Kesmai with News America Incorporated.

Positive Factors:

   We are proceeding with the Tracking Stock Proposal primarily for the following reasons:

  . Reporting the operating results of EA.com will increase the market understanding of EA.com and of the revenues, costs, earnings or losses associated with this business.

  . The separate investment vehicles represented by the Class A common stock and the Class B common stock may meet the requirements of distinct investors--those looking for a more mature software business like EA, and those looking for the growth potential of a newer internet business such as EA.com.

  . Equity incentive awards using the tracking stock will assist EA.com in attracting and retaining key talent in the competitive employee market in online businesses.

  . The Tracking Stock Proposal will facilitate EA's separation of its online business from its packaged goods business while retaining ownership of its online assets.

  . Class B common stock will assist the Board in meeting the capital requirements of EA.com by creating an additional security for use in raising capital and as currency for acquisitions by EA.com.

Potentially Adverse Factors:

   The Board also considered potential adverse consequences of adopting a tracking stock, including the following:

  . The adoption of a second EA stock poses certain corporate governance and fiduciary duty issues not present for a single security issuer. For example, while the Board of Directors will have fiduciary duties to both groups of stockholders, the interests of those groups may diverge, causing the Board to benefit or appear to benefit one group over the other.

  . There is limited experience in the long term effects of adopting a tracking stock. There have been insufficient tracking stock issues that have been outstanding for significant periods to clearly indicate the likely long term effects of tracking stocks on the overall value of the combined market capitalization of Electronic Arts.

  . There is no direct legal authority regarding the tax treatment of tracking stock, and we may in the future encounter unanticipated effects of having adopted a tracking stock.

  . The Tracking Stock Proposal will require a complex capital structure and additional reporting requirements with respect to each group.

   The Board did not find it practical to, not did it attempt to, quantify, rank or otherwise assign relative weight to the specific factors it considered. Rather, the Board made an overall analysis of the factors described above, including through discussions with and questioning of Electronic Arts' management and management's analysis of the proposal based on information obtained from our legal, financial and accounting advisors. In considering the factors described above, individual members of the Board may have given different weight to different factors. The Board considered all of these factors as a whole, and overall considered the factors to be favorable to and to support its determination.

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

Allocation Policies

   We have established a new subsidiary, EA.com Inc., to conduct the business that the Class B common stock is designed to reflect. While EA.com Inc. is a separate corporation, it is our wholly owned subsidiary and is completely controlled by us. We have formulated policies, some of which are contained in agreements between Electronic Arts and EA.com Inc., that we believe will further our goal of illustrating the separate performance of each of EA and EA.com. These policies establish guidelines to help us allocate resources and charges between the two businesses in a manner consistent with dealings between independent parties.

   In order to prepare separate financial statements for EA.com, Electronic Arts has allocated all of its consolidated assets, liabilities, revenue, expenses and cash flows between EA and EA.com.

   We are not seeking stockholder approval of the policies established to govern relations between the EA and EA.com businesses. Because the Electronic Arts Board of Directors ultimately has the ability to control the operations of Electronic Arts and all of its subsidiaries, including EA.com, the Board could in its sole discretion amend or revise any of these policies. Any such change could have different effects on the holders of Class A common stock and Class B common stock and could result in a benefit or detriment to one class to the detriment or benefit of the other. Our Board of Directors would make any such amendment or change in accordance with its good faith business judgment that such an action is in the best interests of the stockholders of the Company taken as a whole. Electronic Arts has agreed with America Online and News America Incorporated that it will not amend the basic agreements that implement these policies prior to an initial public offering of Class B common stock.

Fiduciary Responsibilities and Management

   EA and EA.com will continue to be under the sole control of Electronic Arts, and both the Class A common stock and Class B common stock are classes of Electronic Arts common stock. As such, our Board of Directors and officers will have the same fiduciary duties to each class of common stock that they currently have to the existing common stock. Our Board intends to follow policies that provide that transactions between EA and EA.com will be conducted on terms similar to those that would exist between independent third parties.

   The Tracking Stock Proposal will not result in any change in our corporate structure or management. Lawrence F. Probst III, our Chairman and Chief Executive Officer, will continue to have the same management responsibilities with respect to both groups as he had before with respect to the combined operations of Electronic Arts. We have agreed with America Online that we will establish a Steering Committee to oversee the EA.com business, and to allow America Online to appoint an observer to the activities of this Committee.

Intercompany Agreements

   To effect the policies discussed above, we have put in place a number of agreements between Electronic Arts and EA.com. These are:

   Contribution Agreement. By this agreement Electronic Arts conveyed cash and the assets dedicated to its online business to EA.com, and EA.com assumed responsibility for existing liabilities that had arisen from the online business. EA agreed to contribute cash to EA.com in the amount of approximately $100 million, less $22.5 million which is the cash paid for the purchase of Kesmai Corporation from News America Incorporated. In addition, the amount of Electronic Arts' cash contribution may be reduced by the amount, if any, by which the appraised value of EA.com, to be completed prior to the initial issuance of Class B common stock, exceeds a specified dollar amount.

   License Agreements. These agreements provide EA.com with an exclusive worldwide license to exploit online playable versions of EA games. They also contain licenses from EA and EA.com to each other to use software tools for product development. EA.com is required to pay a royalty for the EA games it uses, which royalty is to be negotiated on a game by game basis.

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


   Tax Sharing Agreement. In general, this agreement provides that the consolidated tax provision, and related payments or refunds, are allocated between the businesses based principally upon the financial income, taxable income, credits, and other amounts directly related to the respective businesses. EA.com is required to make payments to Electronic Arts under this agreement only when a calculation on a separate tax return basis results in a tax liability. Alternatively, Electronic Arts will make payments to EA.com under this agreement only when EA.com would generate a tax refund on a separate tax return basis.

   Intercompany Agreement. Under this agreement Electronic Arts and EA.com agree that all transfers of intellectual property and other assets, and arrangements for the use of space, personnel, supplies and other overhead matters, would be on an arms length basis. The parties also agree that the terms of any intercompany borrowings would be consistent with those among independent parties and no such loan would be for a period of longer than one year.

   Any of these agreements could be amended or terminated by Electronic Arts if the Board of Directors determines that it is in the best interests of Electronic Arts and its stockholders taken as a whole to do so. Electronic Arts has agreed with America Online and News America Incorporated that it will not amend the Contribution Agreement, the License Agreements or the Intercompany Agreement prior to the completion of an underwritten initial public offering of the Class B common stock, but could do so after such an offering or with their consent.

Dividends

   Electronic Arts has not paid cash dividends and does not anticipate doing so in the foreseeable future. This policy is not expected to change whether or not the Tracking Stock Proposal is adopted. Nonetheless, the amended charter document does establish guidelines that would govern if we seek to pay dividends in the future when Class A and Class B common stock are each outstanding.

   Dividends can be paid on the Class A common stock out of the Available Dividend Amount for EA and on the Class B common stock out of the Available Dividend Amount for EA.com. The Available Dividend Amount for EA and for EA.com is based on the amount that would be legally available for the payment of dividends if EA or EA.com, as the case may be, were an independent Delaware corporation. In any event, insofar as Class A and Class B common stock are classes of the common stock of Electronic Arts, the maximum dividends that may be paid on either or both classes may not exceed the maximum amount available for the payment of dividends by Electronic Arts.

   Any future dividends will be paid at the discretion of the board of directors of Electronic Arts. In making any such determination the Board likely would consider the financial condition of Electronic Arts at such time, the cash available, commitments or plans for the use of cash in the future and any contractual restrictions or covenants that impact the payment of cash dividends. The board may declare dividends on either class of common stock without regard to whether a corresponding, or any, dividend is paid on the other class.

Treasury Activities

   After the initial issuance of Class B common stock, Electronic Arts will attribute each future issuance of Class A common stock, and the proceeds of such issuance, to EA. However Electronic Arts may, after the initial issuance of Class B common stock, attribute future issuances of Class B common stock (and the proceeds) to EA, in a manner analogous to a secondary offering by a parent corporation of a subsidiary's shares. This treatment would have the effect of directly reducing EA's retained interest in EA.com. Alternatively, Electronic Arts may elect to treat future issuances of Class B common stock as an issuance by EA.com, in a manner analogous to a primary offering. In that event EA and the holders of all of the outstanding shares of Class B common stock would be diluted proportionately. Dividends on and repurchases of Class A common stock will be charged against EA. Dividends on and repurchases of Class B common stock will be charged against EA.com, with Class B dividends resulting in a corresponding cash transfer from EA.com to EA. See "-- Description of Class A Common Stock and Class B Common Stock--EA's Retained Interest in EA.com--Dividends on Class B Common Stock."

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

   EA has agreed to contribute $100 million, less $22.5 million which is the cash paid for the acquisition of Kesmai from News American Incorporated, to EA.com to fund EA.com's initial cash needs. In addition, the amount of the required cash contribution may be reduced by the amount, if any, by which an appraisal of EA.com prior to the initial issuance of Class B common stock exceeds a specified amount. These funds will be advanced as needed, over a period of not to exceed three years. Approximately $36 million of this amount was advanced to EA.com to fund required up front payments to AOL. See "Issuance of Class B Common Stock to America Online, Inc. and News America Incorporated-- Sale of AOL Shares and AOL Warrant" regarding the cash purchase price AOL will pay for the Class B shares and warrants. When EA.com holds cash it will normally transfer that cash to EA, and when it has a cash need EA will normally provide the required cash (including pursuant to the cash contribution referred to above). However, the Electronic Arts Board of Directors will retain the ultimate discretion to allocate cash availability and needs between EA and EA.com. Electronic Arts will account for cash transfers between EA and EA.com as part of EA's required cash contribution to EA.com, to the extent applicable, and otherwise generally as revolving credit advances between the two. If transfers are treated as revolving credit balances, they will bear interest at a rate comparable to that which would be available from an unaffiliated third party commercial lender.

   In some instances the Board may determine that a cash transfer by EA to EA.com should be treated as a capital investment or that a transfer from EA.com to EA should be treated as a return of capital, with, in either case, a corresponding adjustment in EA's retained interest in EA.com. The Board would likely consider, in making any such decision,

  .  the source and use of the cash advance,

  . the financial condition, including the cash flow needs and sources, of EA and EA.com,

  .  the investment objectives of the group making the transfer, and

  . the availability and terms of third party financing for the particular purpose of the advance.

Corporate General and Administrative Expense

   Electronic Arts will allocate the cost of most corporate general and administrative services based on the respective utilization between EA and EA.com. These shared services include property and equipment rental, legal, accounting, telecommunications, marketing, public relations, supplies and corporate overhead. For those situations where an allocation based on utilization is impracticable, Electronic Arts will undertake the allocation so as to achieve a reasonable estimate of the cost fairly attributable to each group.

Description of Class A Common Stock and Class B Common Stock

   The following description of the Class A and Class B common stock should be read with Appendix II to this Proxy Statement. Appendix II contains the full text of the Amended and Restated Certificate of Incorporation that will be filed to give effect to the Tracking Stock Proposal.

 General

   Our current Amended and Restated Certificate of Incorporation (which we call the Current Certificate of Incorporation) authorizes us to issue 105 million shares, consisting of 104 million shares of common stock, par value $.01 per share, and one million shares of preferred stock, par value $.01 per share. Only the preferred stock is currently issuable in series by the Board. As of February 1, 2000, we had 64,096,353 shares of common stock and no shares of Preferred Stock issued and outstanding.

   In order to implement the Tracking Stock Proposal, we would file the Amended and Restated Certificate of Incorporation (which we refer to as the Restated Certificate) which would amend and restate our Current Certificate of Incorporation. The Restated Certificate would:

  . Increase the number of authorized shares of common stock from 104 million to 500 million, consisting of 400 million shares of Class A common stock and 100 million shares of Class B common stock,

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


  . Increase the number of authorized shares of preferred stock from one million to ten million, and

  . Reclassify each outstanding share of common stock into one share of Class A common stock.

   We intend Class A common stock to reflect the performance of EA and the Class B common stock to reflect the performance of EA.com. We sometimes refer to each of EA and EA.com as a "group" in this Proxy Statement.

   Before we first issue shares of Class B common stock, the Board would designate the initial Number of Shares Issuable with Respect to EA's Retained Interest in EA.com. See "--EA's Retained Interest in EA.com," "--Number of Shares Issuable with Respect to EA's Retained Interest in EA.com" and Appendix I for additional information about EA's retained interest in EA.com and the Number of Shares Issuable with Respect to EA's Retained Interest in EA.com.

   The Board will have the authority in its sole discretion to issue authorized but unissued shares of Class A common stock or Class B common stock from time to time for any proper corporate purpose. The Board will have the authority to do so without your approval (except as provided by Delaware law or the rules and regulations of any securities trading market on which any series of outstanding common stock may then be listed).

 Dividends

   We currently intend to retain all of our earnings to finance operations and fund future growth. We do not expect to pay dividends on Class A common stock or Class B common stock for the foreseeable future.

   Although we do not expect to pay any dividends for the foreseeable future on any class of common stock, we will otherwise be permitted to pay dividends on:

  . Class A common stock out of assets of Electronic Arts legally available for the payment of dividends under Delaware law, but the total amounts paid as dividends on Class A common stock cannot exceed the Available Dividend Amount for EA, and

  . Class B common stock out of the assets of Electronic Arts legally available for the payment of dividends under Delaware law (and transfer corresponding amounts to EA in respect of its retained interest in EA.com), but the total amounts paid as dividends on Class B common stock cannot exceed the Available Dividend Amount for EA.com.

   The "Available Dividend Amount" means for EA or EA.com, as the case may be, the amount that would, immediately prior to the payment of such dividends, be legally available for the payment of dividends on shares of EA's or EA.com's common stock under Delaware law if (a) EA and EA.com were each a single, separate Delaware corporation, (b) EA had outstanding (i) a number of shares of common stock, par value $0.01 per share, equal to the number of shares of Class A common stock that are then outstanding and (ii) a number of shares of preferred stock, par value $0.01 per share, equal to the number of shares of preferred stock that are then outstanding, (c) EA.com had outstanding (i) a number of shares of common stock, par value $0.01 per share, equal to the number of shares of Class B common stock that are then outstanding, (ii) no shares of preferred stock, and (iii) a number of shares of common stock equal to the Number of Shares Issuable with Respect to EA's Retained Interest in EA.com.

   The amount legally available for the payment of dividends on common stock of a corporation under Delaware law is generally limited to (1) the total assets of the corporation less its total liabilities less (2) the aggregate par value of the outstanding shares of its common and preferred stock. However, if that amount is not greater than zero, the corporation may also pay dividends out of the net profits for the corporation for the fiscal year in which the dividend is declared and/or the preceding fiscal year. As mentioned above, these restrictions will form the basis for calculating the Available Dividend Amounts for EA and EA.com. These restrictions will also form the basis for calculating the aggregate amount of dividends that Electronic Arts.

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

as a whole can pay on both classes of its common stock. Thus, net losses of either EA or EA.com, and any dividends and distributions on, or repurchases of, either Class A common stock or Class B common stock will reduce the assets legally available for dividends on both classes of common stock.

   Subject to the foregoing limitations (and to any other limitations set forth in any future series of preferred stock or in any agreements binding on Electronic Arts from time to time), we have the right to pay dividends on both, one or neither class of common stock in equal or unequal amounts, notwithstanding the performance of either EA or EA.com, the relative amounts of the Available Dividend Amount with respect to EA or EA.com, the amount of dividends previously declared on either class, the respective voting or liquidation rights of each class or any other factor.

   At the time of any dividend or other distribution on the outstanding shares of Class B common stock (including any dividend or distribution required as a result of a disposition of All or Substantially All of the Assets of EA.com, but excluding any dividend payable in shares of Class B common stock) we will transfer to EA from EA.com, a corresponding amount in respect of EA's retained interest in EA.com. Specifically, the corresponding amount will equal (1) the aggregate amount of such dividend times (2) a fraction, the numerator of which is the Number of Shares Issuable with Respect to EA's Retained Interest in EA.com and the denominator of which is the number of shares of Class B common stock then outstanding.

 Mandatory Dividend, Redemption or Exchange on Disposition of All or Substantially All of The Assets of EA.com

   If we dispose of All or Substantially All of the Assets of EA.com to one or more persons or entities, in one transaction or a series of related transactions (collectively, referred to as a Disposition), and the Disposition is not an Exempt Disposition as defined below, we would be required, by the 85th Trading Day after the consummation of such Disposition, to choose one of the following three alternatives:

  . declare and pay a dividend to holders of the Class B common stock (in cash, securities (other than common stock of Electronic Arts) or other property, or a combination thereof) in an amount having a Fair Value equal to the product of the Outstanding Interest Fraction with respect to EA.com and the Fair Value of the Net Proceeds of such Disposition;

  . redeem from holders of the Class B common stock, for cash, securities (other than common stock of Electronic Arts) or other property, or a combination thereof, in an amount having a Fair Value equal to the product of the Outstanding Interest Fraction with respect to EA.com and the Fair Value of the Net Proceeds of such Disposition, all of the outstanding shares of the Class B common stock (or, if EA.com continues after such Disposition to own any material assets other than the proceeds of such Disposition, a number of shares of Class B common stock having an aggregate average Market Value, during the 20 consecutive Trading Day period beginning on the 16th Trading Day immediately following the date on which the Disposition is consummated, equal to such Fair Value); or

  . issue shares of Class A common stock in exchange for all of the outstanding shares of the Class B common stock at a 15% premium (based on the average Market Value of each class of common stock during the 20 consecutive Trading Day period beginning on the 16th Trading Day immediately following the date on which the Disposition is consummated).

   In connection with any special dividend on, or redemption of, Class B common stock as described above, we will transfer to EA from EA.com, a corresponding amount in respect of EA's retained interest in EA.com. Specifically, the corresponding amount will equal (1) the aggregate Fair Value of such dividend or redemption times (2) a fraction, the numerator of which is the Number of Shares Issuable with Respect to EA's Retained Interest in EA.com and the denominator of which is the number of shares of Class B common stock then outstanding. In addition, in connection with any redemption of Class B common stock as described above, we will decrease the Number of Shares Issuable with Respect to EA's Retained Interest in EA.com by a number

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

equal to the number of shares of Class B common stock having a Market Value equal to the Fair Value of the amount transferred to EA from EA.com.

   At any time within one year after completing any dividend or partial redemption of the sort referred to above, we will have the right to issue shares of Class A common stock in exchange for outstanding shares of the Class B common stock at a 15% premium (based on the average Market Value of each class of common stock during the 20 consecutive Trading Day period ending on the fifth Trading Day immediately preceding the date on which Electronic Arts mails the notice of exchange to holders of the Class B common stock). In determining whether to effect any such exchange following such a dividend or partial redemption, we would, in addition to other matters, consider whether the remaining assets of EA.com continue to constitute a viable business, the number of shares of Class B common stock remaining issued and outstanding, the per share market price of the Class B common stock and the ongoing cost of continuing to have multiple classes of common stock outstanding.

   The following terms used in this Proxy Statement have the meanings specified in our Restated Certificate and are set forth below:

   "All or Substantially All of the Assets" of either group means a portion of such assets that represents at least 80% of the then-current Fair Value of the assets of such group.

   "EA" means (1) all of the businesses, assets and liabilities of Electronic Arts and its subsidiaries, other than the businesses, assets and liabilities of EA.com, and (2) a proportionate interest in EA.com (after giving effect to any options, other securities or debt issued or incurred by Electronic Arts and attributed to EA.com), equal to the Retained Interest Fraction (which term is defined under "--EA's Retained Interest in EA.com"); provided, however, that:
(a) Electronic Arts may re-allocate assets from one group to another group in return for other assets or services rendered by that other group in the ordinary course of business or in accordance with policies established by the Board from time to time, and (b) if Electronic Arts transfers cash, other assets or securities to holders of shares of Class B common stock as a dividend or other distribution on shares of Class B common stock (other than a dividend or distribution payable in shares of Class B common stock), or as payment in a redemption of shares of Class B common stock effected as a result of a Disposition of All or Substantially All of the Assets of EA.com, then the Board shall transfer from EA.com to EA cash or other assets having a Fair Value equal to the aggregate Fair Value of the cash, other assets or securities so transferred to holders of the Class B common stock times the Retained Interest Proportion (as defined in the Restated Certificate) with respect to EA.com as of the record date for such dividend or distribution, or on the date of such redemption, as the case may be.

   "EA.com" means all of the businesses, assets and liabilities of EA.com Inc., a Delaware corporation and its subsidiaries including (1) any businesses, assets or liabilities of Electronic Arts or any of its subsidiaries that Electronic Arts has, as of the date on which the Restated Certificate becomes effective under Delaware law (the "Effective Date"), transferred to EA.com, (2) any businesses, assets or liabilities acquired or incurred by Electronic Arts or any of its subsidiaries after the Effective Date that Electronic Arts transfers to EA.com or that Electronic Arts otherwise transfers to EA.com in accordance with policies established from time to time by the Board and (3) the rights and obligations of EA.com under any inter-group debt deemed to be owed to or by EA.com (as such rights and obligations are defined in accordance with policies established from time to time by the Board); provided, however, that Electronic Arts may transfer assets from one group to the other group as provided in the definition of EA above.

   "Exempt Disposition" means any of the following:

  . a Disposition in connection with the liquidation, dissolution or winding-up of Electronic Arts and the distribution of assets to stockholders,

  . a Disposition to any person or entity controlled by Electronic Arts (as determined by the Board in its sole discretion),

  . a dividend, out of EA.com's assets, to holders of Class B common stock (and a transfer of a corresponding amount to EA in respect of its retained interest in EA.com),

  .  a dividend, out of EA's assets, to holders of Class A common stock, and

  . any other Disposition, if (1) at the time of the Disposition there are no shares of Class A common stock outstanding, (2) at the time of the Disposition there are no shares of Class B common stock outstanding, or
     (3) before the 30th Trading Day following the Disposition we have mailed a notice stating that we are exercising our right to exchange all of the outstanding shares of Class B common stock for newly issued shares of Class A common stock as contemplated under "--Optional Exchange of Class B Common Stock for Class A Common Stock."

   "Fair Value" means (1) in the case of cash, the amount thereof, (2) in the case of capital stock that is Publicly Traded, the Market Value thereof and (3) in the case of other assets or securities, the fair market value thereof as determined in good faith by the Board in consultation with outside valuation or appraisal experts selected by the Board in good faith. Any such good faith determination of Fair Value by the Board shall be conclusive and binding on all stockholders.

   "Market Value" of a share of any class or series of capital stock on any Trading Day generally means the average of the high and low reported sales prices of a share of such class or series on such Trading Day, or, if shares of such class or series are not publicly traded, the Fair Value of a share of such class or series on such Trading Day, subject in either case to certain exceptions as described in our Restated Certificate.

   The "Net Proceeds" of a Disposition of a group means the positive amount, if any, remaining from the gross proceeds of such Disposition after any payment of, or reasonable provision (as determined in good faith by the Board at the time of the Disposition, which determination will be conclusive and binding on all stockholders) for, (1) any taxes payable by Electronic Arts or any subsidiary in respect of such Disposition or which would have been payable but for the utilization of tax benefits attributable to the group not the subject of the Disposition, (2) any taxes payable by Electronic Arts in respect of any resulting dividend or redemption, (3) any transaction costs, including, without limitation, any legal, investment banking and accounting fees and expenses and
(4) any liabilities (contingent or otherwise) of, attributed to or related to, such group, including, without limitation, any liabilities for deferred taxes, any indemnity or guarantee obligations which are outstanding or incurred in connection with the Disposition or otherwise, any liabilities for future purchase price adjustments and any obligations with respect to outstanding securities (other than common stock of Electronic Arts) attributed to such Group as determined in good faith by the Board.

   "Number of Shares Issuable with Respect to EA's Retained Interest" means 32,000,000 shares of Class B common stock that could be issued by the Company for the account of EA in respect of its retained interest in EA.com; provided, however, that such number as in effect from time to time shall automatically be adjusted for changes in such number as provided in the Restated Certificate.

   "Outstanding Interest Fraction" means, (i) with respect to EA, at any time of determination, 1 and (ii) with respect to EA.com, at any time of determination, a fraction the numerator of which shall be the number of shares of Class B common stock outstanding on such date and the denominator of which shall be the sum of the number of shares of Class B common stock outstanding on such date and the Number of Shares Issuable with Respect to EA's Retained Interest in EA.com.

   "Publicly Traded" with respect to any security means (1) registered under
Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (or any successor provision of law), and (2) listed for trading on the New York Stock Exchange (or any other national securities exchange registered under Section 7 of the Exchange Act (or any successor provision of law)) or listed on the Nasdaq National Market ("Nasdaq NM") (or any successor market system).

   "Qualified Public Offering" means the closing of a firm commitment underwritten public offering pursuant to an effective registration statement filed under the Securities Act of 1933, covering the offer and sale of Class B common stock.

   "Trading Day" means each weekday on which the relevant security (or, if there are two relevant securities, each relevant security) is traded on the principal national securities exchange on which it is listed or admitted to trading or on the Nasdaq NM or, if such security is not listed or admitted to trading on a national securities exchange or quoted on the Nasdaq NM, traded in the principal over-the-counter market in which it trades.

 Exchange of Stock of a Subsidiary for Class B Common Stock

   At any time after a Qualified Public Offering at which all of the assets and liabilities of EA.com (and no other assets or liabilities of Electronic Arts Inc. or any subsidiary thereof) are held directly or indirectly by one or more wholly owned subsidiaries of Electronic Arts (the "EA.com Subsidiaries"), we will have the right to declare that all of the outstanding shares of the Class B common stock shall be exchanged, as of the exchange date described below, for the number of fully paid and nonassessable shares of common stock of each of such EA.com Subsidiaries as is equal to the product of the Outstanding Interest Fraction with respect to EA.com (determined as of the exchange date) and the number of shares of common stock of each such EA.com Subsidiary as will be outstanding immediately following such exchange. Such shares of common stock of such EA.com Subsidiaries (i) may be delivered directly or indirectly through the delivery of shares of one or more of such EA.com Subsidiaries that own directly or indirectly all of the other shares that are deliverable pursuant to the preceding sentence, and (ii) shall be listed for trading on a national securities exchange or the Nasdaq NM if the Class B common stock exchanged therefore is (at such time) so listed. If the Number of Shares Issuable with Respect to EA's Retained Interest in EA.com is greater than zero (so that less than all of the shares of common stock of the EA.com Subsidiaries are being delivered to the holders of Class B common stock), the Company may retain the remaining shares of common stock of the EA.com Subsidiaries or distribute those shares as a dividend on Class A common stock.

 Optional Exchange of Class B Common Stock for Class A Common Stock

   At any time after the first anniversary of a Qualified Public Offering, we will have the right to issue shares of Class A common stock in exchange for all of the outstanding shares of Class B common stock at a 15% premium (based on the average Market Value of each class of common stock during the 20 consecutive Trading Day period ending on the fifth Trading Day immediately preceding the date on which we mail the notice of exchange to holders of the Class B common stock).

 General Dividend, Exchange and Redemption Provisions

   If we complete a Disposition of All or Substantially All of the Assets of EA.com (other than an Exempt Disposition), we would be required, not more than the 10 Trading Days after the consummation of such Disposition, to issue a press release specifying (1) the Net Proceeds of such Disposition, (2) the number of shares of Class B common stock then outstanding, (3) the number of shares of Class B common stock issuable upon conversion, exchange or exercise of any convertible or exchangeable securities, options or warrants and the conversion, exchange or exercise prices thereof and (4) the Number of Shares Issuable with Respect to EA's Retained Interest in EA.com. Not more than 40 Trading Days after such consummation, we would be required to announce by press release which of the actions specified in the first paragraph under "-- Mandatory Dividend, Redemption or Exchange on Disposition of All or Substantially All of the Assets of EA.com" we have determined to take, and upon making that announcement, that determination would become irrevocable.

In addition, we would be required, not more than 40 Trading Days after such consummation and not less than 10 Trading Days before the applicable payment date, redemption date or exchange date, to send a notice by first-class mail, postage prepaid, to holders of the relevant class of common stock at their addresses as they appear on our transfer books as follows:

  . If we determine to pay a special dividend, we would be required to specify in the notice (1) the record date for such dividend, (2) the payment date of such dividend (which cannot be more than 85 Trading Days after such consummation) and (3) the aggregate amount and type of property to be paid in such dividend (and the approximate per share amount thereof).

  . If we determine to undertake a redemption, we would be required to specify in the notice (1) the date of redemption (which cannot be more than 85 Trading Days after such consummation), (2) the aggregate amount and type of property to be paid as a redemption price (and the approximate per share amount thereof), (3) if less than all shares of Class B common stock are to be redeemed, the number of shares to be redeemed and (4) the place or places where certificates for shares of Class B common stock, properly endorsed or assigned for transfer (unless we waive such requirement), should be surrendered in return for delivery of the cash, securities or other property to be paid by Electronic Arts in such redemption.

  . If we determine to undertake an exchange, we would be required to specify in the notice (1) the date of exchange (which cannot be more than 85 Trading Days after such consummation), (2) the number of shares of Class A common stock to be issued in exchange for each outstanding share of Class B common stock and (3) the place or places where certificates for shares of Class B common stock, properly endorsed or assigned for transfer (unless we waive such requirement), should be surrendered in return for delivery of the Class A common stock to be issued by Electronic Arts in such exchange.

   If we are redeeming less than all of the outstanding shares of the Class B common stock as described above, we would redeem such shares pro rata or by lot or by such other method as the Board determines to be equitable.

   If we determine to complete any exchange described under "--Exchange of Stock of a Subsidiary for Class B Common Stock" or "--Optional Exchange of Class B Common Stock for Class A Common Stock," we would be required, between 10 to 30 Trading Days before the exchange date or redemption date, to send a notice by first-class mail, postage prepaid, to holders of the Class B common stock at their addresses as they appear on our transfer books, specifying (1) the exchange date and the other terms of the exchange and (2) the place or places where certificates for shares of such class of common stock, properly endorsed or assigned for transfer (unless we waive such requirement), should be surrendered for delivery of the stock to be issued or delivered by Electronic Arts in such exchange.

   Neither the failure to mail any required notice to any particular holder nor any defect therein would affect the sufficiency thereof with respect to any other holder or the validity of any dividend, redemption or exchange.

   No holder of shares of Class B common stock being exchanged or redeemed will be entitled to receive any cash, securities or other property to be distributed in such exchange or redemption until such holder surrenders certificates for such shares, properly endorsed or assigned for transfer, at such place as we specify (unless we waive such requirement). As soon as practicable after our receipt of certificates for such shares, we would deliver to the person for whose account such shares were so surrendered, or to the nominee or nominees of such person, the cash, securities or other property to which such person is entitled, together with any fractional payment referred to below, in each case without interest. If less than all of the shares represented by any one certificate were to be exchanged or redeemed, we would also issue and deliver a new certificate for the shares of such common stock not exchanged or redeemed.

   We would not be required to issue or deliver fractional shares of any capital stock or any other fractional securities to any holder of Class B common stock upon any exchange, redemption, dividend or other distribution described above. If more than one share of Class B common stock were held at the same time by the same holder, we may aggregate the number of shares of any capital stock that would be issuable or any other securities that would be distributable to such holder upon any such exchange, redemption, dividend or other distribution. If there are fractional shares of any capital stock or any other fractional securities remaining to be issued or distributed to any holder, we would, if such fractional shares or securities were not issued or distributed to such holder, pay cash in respect of such fractional shares or securities in an amount equal to the Fair Value thereof (without interest).

   From and after the date of closing any exchange or redemption, all rights of a holder of shares of common stock that were exchanged or redeemed would cease except for the right, upon surrender of the certificates representing such shares, to receive the cash, securities or other property for which such shares were exchanged or redeemed, together with any fractional payment as provided above, in each case without interest (and, if such holder was a holder of record as of the close of business on the record date for a dividend not yet paid, the right to receive such dividend). A holder of shares of common stock being exchanged would not be entitled to receive any dividend or other distribution with respect to shares of the other series of common stock until after the shares being exchanged are surrendered as contemplated above. Upon such surrender, we would pay to the holder the amount of any dividends or other distributions (without interest) which theretofore became payable with respect to a record date occurring after the exchange, but which were not paid by reason of the foregoing, with respect to the number of whole shares of the other series of common stock represented by the certificate or certificates issued upon such surrender. From and after the date set for any exchange, we would, however, be entitled to treat the certificates for shares of Class B common stock being exchanged that were not yet surrendered for exchange as evidencing the ownership of the number of whole shares of the other capital stock for which the shares of such common stock should have been exchanged, notwithstanding the failure to surrender such certificates.

   We would pay any and all documentary, stamp or similar issue or transfer taxes that might be payable in respect of the issue or delivery of any shares of capital stock and/or other securities on any exchange or redemption described herein. We would not, however, be required to pay any tax that might be payable in respect of any transfer involved in the issue or delivery of any shares of capital stock and/or other securities in a name other than that in which the shares so exchanged or redeemed were registered, and no such issue or delivery will be made unless and until the person requesting such issue pays to Electronic Arts the amount of any such tax or establishes to our satisfaction that such tax has been paid.

   We may, subject to applicable law, establish such other rules, requirements and procedures to facilitate any dividend, redemption or exchange contemplated as described above as the board may determine to be appropriate under the circumstances.

 Voting Rights

   Currently, holders of existing common stock have one vote per share on all matters submitted to a vote of stockholders. Once the Tracking Stock Proposal is implemented, holders of Class A common stock and Class B common stock would generally vote together as one class on all matters as to which common stockholders are entitled to vote, unless a separate class vote is required by applicable law. On all such matters for which no separate vote is required,

  . each outstanding share of Class A common stock entitles the holder to one vote and

  . each outstanding share of Class B common stock entitles the holder (i) at any time prior to a Qualified Public Offering, to a number of votes (calculated to the nearest five decimal places) equal to the Market Value of a share of Class B common stock on the date the Company first issues shares of Class B common stock divided by the average Market Value of a share of Class A common stock during the 20 consecutive Trading Day period ending on (and including) the fifth Trading Day before such date, and (ii) at any time after a Qualified Public Offering, to a number of votes (calculated to the nearest five decimal places) equal to the initial public offering price of Class B common stock in the Qualified Public Offering divided by the average Market Value of a share of Class A common stock during the 20 consecutive Trading Day period ending on (and including) the fifth Trading Day before the date of such Qualified Public Offering.

   The following illustration demonstrates the calculation of the number of votes to which each share of Class B common stock would be entitled on all matters on which holders of the Class A common stock and Class B common stock vote as a single class. If shares of Class B common stock are first issued at a price per share equal to $4.00 and the average Market Value of our common stock (which will be reclassified as Class A common stock prior to the initial issuance of Class B common stock) for the relevant 20 Trading Day period is $80.00, then each share of Class A common stock would have one vote and each share of Class B common stock would have 0.05 votes. If shares of Class B common stock were then sold in a Qualified Public Offering at a price of $12.00 and the average Market Value of the Class A common stock for the relevant 20 Trading Day period increased to $120.00, then each share of Class A common stock would thereafter have one vote and each share of Class B common stock would have 0.1 votes.

   The voting formula is intended to initially equate the proportionate voting rights of each class of common stock to their respective Market Values (i) at the time of the initial issuance of Class B common stock and (ii) pursuant to a one-time adjustment, at the time of a Qualified Public Offering. However, the relative voting rights of Class A common stock and Class B common stock otherwise will not fluctuate based on fluctuations of the respective Market Values of the two classes of common stock. Thus, an investor in one class of the common stock may acquire, for the same consideration, relatively more or less votes per share than investors in the other class.

   When holders of Class A common stock and Class B common stock vote together as a single class, the holders of the class of common stock having a majority of the votes will be in a position to control the outcome of the vote even if the matter involves a conflict of interest between the holders of Class A common stock and holders of Class B common stock. We expect that, upon initial implementation of the tracking stock proposal, the Class A common stock will have a very substantial majority of the voting power because we expect that the aggregate market value of the outstanding shares of Class A common stock will be substantially greater than the aggregate market value of the outstanding shares of Class B common stock.

   So long as any shares of Class B common stock remain outstanding, the approval of a majority of the Class B common stock then outstanding, voting separately as a class, would be required to: (i) amend the Restated Certificate in any manner that would alter or change the rights, preferences, privileges or restrictions of the Class B common stock so as to adversely affect the Class B common stock but not the Class A common stock, or (ii) increase or decrease (other than by redemption, conversion or exchange) the total number of authorized shares of Class B common stock.

   After Class B common stock is issued, we would set forth the number of outstanding shares of Class A common stock and Class B common stock in our annual and quarterly reports filed pursuant to the Exchange Act, and disclose in any proxy statement for a stockholder meeting the number of outstanding shares and per share voting rights of Class A common stock and Class B common stock.

 Liquidation

   Currently, holders of common stock are entitled, upon voluntary or involuntary liquidation, dissolution or winding-up of Electronic Arts to receive their proportionate interest in the net assets of Electronic Arts, if any, remaining for distribution to stockholders (after payment of or provision for all liabilities, including contingent liabilities, of Electronic Arts and payment of any liquidation preference payable to any holders of our preferred stock).

   Once the Tracking Stock Proposal is implemented, holders of Class A common stock and holders of Class B common stock will be entitled, upon voluntary or involuntary liquidation, dissolution or winding-up of

Electronic Arts, to receive in respect of shares of Class A common stock and shares of Class B common stock their proportionate interest in the net assets of Electronic Arts., if any, remaining for distribution to stockholders (after payment of or provision for all liabilities, including contingent liabilities, of Electronic Arts and payment of the liquidation preference payable to any holders of our preferred stock). Each share of each class of common stock will be entitled to a share of net liquidation proceeds in proportion to the respective liquidation units per share of such class. Each share of Class A common stock shall have one liquidation unit and each share of Class B common stock shall have a number of liquidation units (including a fraction of one liquidation unit) equal to the quotient (rounded to the nearest five decimal places) of the Market Value of a share of Class B common stock on the date the Company first issues shares of Class B common stock divided by the average Market Value of a share of our common stock (which will be reclassified as Class A common stock prior to the initial issuance of Class B common stock) during the 20 consecutive Trading Day period ending on (and including) the fifth Trading Day before such date.

   After the number of liquidation units to which each share of Class B common stock is entitled has been calculated in accordance with the above formula, that number will not be changed without the approval of the class of common stock adversely affected except as described below. As a result, after the date of the calculation of the number of liquidation units to which the Class B common stock is entitled, the liquidation rights of the holders of the respective classes of common stock may not bear any relationship to the relative market values or the relative voting rights of the two classes.

   If we subdivide (by stock split, reclassification or otherwise) or combine (by reverse stock split, reclassification or otherwise) the outstanding shares of Class A common stock or Class B common stock, or declare a dividend in shares of either class to holders of such class, the per share liquidation units of either class shall be appropriately adjusted as determined by the Board, so as to avoid dilution (in the aggregate) of the relative liquidation rights of the shares of any class of common stock.

   Neither the merger nor consolidation of Electronic Arts with any other entity, nor a sale, transfer or lease of all or any part of the assets of Electronic Arts, would alone be deemed a liquidation, dissolution or winding-up for these purposes.

 EA's Retained Interest in EA.com

   In this document, we call the percentage interest in EA.com intended to be represented at any time by the outstanding shares of Class B common stock the "Outstanding Interest Fraction", and we call the remaining percentage interest in EA.com intended to be represented at any time by EA's Retained Interest in EA.com the "Retained Interest Fraction". At any time, the Outstanding Interest Fraction equals the number of shares of Class B common stock outstanding divided by the sum of the number of shares of Class B common stock outstanding plus the Number of Shares Issuable with Respect to EA's Retained Interest in EA.com. The Retained Interest Fraction equals the Number of Shares Issuable with Respect to EA's Retained Interest in EA.com divided by the sum of the number of shares of Class B common stock outstanding plus the Number of Shares Issuable with Respect to EA's Retained Interest in EA.com. The sum of the Outstanding Interest Fraction and the Retained Interest Fraction always equals 100%.

   At the time that we file the Restated Certificate of Incorporation, the Retained Interest Fraction will be 100% and the Outstanding Interest Fraction will be 0%, subject to the immediately ensuing issuances of Class B common stock to News America Incorporated and AOL as further described below.

   Number of Shares Issuable with Respect to EA's Retained Interest in
EA.com. We have determined to designate 32,000,000 as the initial Number of Shares Issuable with Respect to EA's Retained Interest in EA.com and to reserve 6,000,000 of these shares for issuance under the 2000 Class B Equity Incentive Plan that is the subject of Proposal No. 2. Immediately thereafter, we will (i) issue 2,000,000 shares of Class B common stock to News America Incorporated in exchange for 103,227 shares of Class A common stock that had previously been issued to it in connection with an acquisition of Kesmai Corporation, and (ii) consummate the sale of 4,000,000 shares of Class B common stock to AOL for cash and sell AOL a warrant for an additional 2,000,000 shares of Class B common stock. See "-Issuance of Class B Common Stock to America Online, Inc. and News America Incorporated." Assuming we consummate the above transactions, we intend to attribute the net proceeds of all of the shares to be issued to News America Incorporated and AOL to the equity of EA.com. Thus, the issuance of these shares will have no effect on the Number of Shares Issuable with Respect to EA's Retained Interest in EA.com. After giving effect to such issuances, we currently expect that:

  . there would be 6,000,000 shares of Class B common stock outstanding assuming no exercise of the AOL Warrant, or 8,000,000 shares of Class B common stock outstanding assuming a full exercise of the AOL Warrant;

  . the Number of Shares Issuable with Respect to EA's Retained Interest in EA.com would remain at 32,000,000;

  . the Outstanding Interest Fraction would be approximately 15.79% assuming no exercise of the AOL Warrant, or 20.00% assuming a full exercise of the AOL Warrant; and

  . the Retained Interest Fraction would be approximately 84.21% assuming no exercise of the AOL Warrant, or 80.00% assuming a full exercise of the AOL Warrant.

We will reduce the Number of Shares Issuable with Respect to EA's Retained Interest by up to 8,000,000 shares for stock option and equity awards by EA.com, including the 6,000,000 shares reserved under the Class B equity plan if it is approved by the stockholders.

   Attribution of Issuances of Class B Common Stock. Whenever we decide to issue shares of Class B common stock, we would determine, in our sole discretion, whether to attribute that issuance (and the proceeds thereof) to EA in respect of its retained interest in EA.com (in a manner analogous to a secondary offering of common stock of a subsidiary owned by a corporate parent) or to EA.com (in a manner analogous to a primary offering of common stock). If we issue any shares of Class B common stock and attribute that issuance (and the proceeds thereof) to EA in respect of its retained interest in EA.com, the Number of Shares Issuable with Respect to EA's Retained Interest in EA.com would be reduced by the number of shares so issued, the number of outstanding shares of Class B common stock would be increased by the same amount, the Retained Interest Fraction would be reduced and the Outstanding Interest Fraction would be correspondingly increased. If we instead attribute that issuance (and the proceeds thereof) to EA.com, the Number of Shares Issuable with Respect to EA's Retained Interest in EA.com would remain unchanged, the number of outstanding shares of Class B common stock would be increased by the number of shares so issued, the Retained Interest Fraction would be reduced and the Outstanding Interest Fraction would be correspondingly increased.

   Issuances of Class B Common Stock as Distributions on Class A Common
Stock. We reserve the right to issue shares of Class B common stock as a distribution on Class A common stock, although we do not currently intend to do so. Such distribution would be limited to a number shares of Class B common stock less than or equal to the then Number of Shares Issuable with Respect to EA's Retained Interest in EA.com. If we effected such a distribution, we would attribute that distribution to EA in respect of its retained interest in EA.com. As a result, the Number of Shares Issuable with Respect to EA's Retained Interest in EA.com would be reduced by the number of shares so distributed, the number of outstanding shares of Class B common stock would be increased by the same amount, the Retained Interest Fraction would be reduced and the Outstanding Interest Fraction would be correspondingly increased.

   Issuances of Class B Common Stock as Distributions on Class B Common
Stock. If instead we issued shares of Class B common stock as a distribution on Class B common stock, we would attribute that distribution to EA.com, in which case we would proportionately increase the Number of Shares Issuable with Respect to EA's Retained Interest in EA.com. As a result, the Number of Shares Issuable with Respect to EA's Retained Interest in EA.com would be increased by the same percentage as the number of outstanding shares of Class B common stock is increased and the Retained Interest Fraction and Outstanding Interest Fraction would remain unchanged.

   Dividends on Class B Common Stock. At the time of any dividend or other distribution on the outstanding shares of Class B common stock (including any dividend or distribution required as a result of a disposition of All or Substantially All of the Assets of EA.com, but excluding any dividend payable in shares of Class B common stock) we will transfer to EA from EA.com, a corresponding amount in respect of EA's retained interest in EA.com. Specifically, the corresponding amount will equal (1) the aggregate amount of such dividend times (2) a fraction, the numerator of which is the Number of Shares Issuable with Respect to EA's Retained Interest in EA.com and the denominator of which is the number of shares of Class B common stock then outstanding.

   Repurchases of Class B Common Stock. If we decide to repurchase shares of Class B common stock, we would determine, in our sole discretion, whether to attribute that repurchase (and the cost thereof) to EA (in a manner analogous to a purchase of common stock of a subsidiary by a corporate parent) or to EA.com (in a manner analogous to an issuer repurchase). If we repurchase shares of Class B common stock and attribute that repurchase (and the cost thereof) to EA, the Number of Shares Issuable with Respect to EA's Retained Interest in EA.com would be increased by the number of shares so purchased, the number of outstanding shares of Class B common stock would be decreased by the same amount, the Retained Interest Fraction would be increased and the Outstanding Interest Fraction would be correspondingly decreased. If we instead attribute that repurchase (and the cost thereof) to EA.com, the Number of Shares Issuable with Respect to EA's Retained Interest in EA.com would remain unchanged, the number of outstanding shares of Class B common stock would be decreased by the number of shares so repurchased, the Retained Interest Fraction would be increased and the Outstanding Interest Fraction would be correspondingly reduced.

   Transfers of Cash or Other Property Between EA and EA.com. We may, in our sole discretion, determine to transfer cash or other property of EA.com to EA in return for a decrease in EA's Retained Interest in EA.com (in a manner analogous to a return of capital) or to transfer cash or other property of EA to EA.com in return for an increase in EA's retained interest in EA.com (in a manner analogous to a capital contribution). If we determine to transfer cash or other property of EA.com to EA in return for a decrease in EA's retained interest in EA.com, the Number of Shares Issuable with Respect to EA's Retained Interest in EA.com would be decreased by an amount equal to the Fair Value of such cash or other property divided by the Market Value of a share of Class B common stock on the day of transfer, the number of outstanding shares of Class B common stock would remain unchanged, the Retained Interest Fraction would be decreased and the Outstanding Interest Fraction would be correspondingly increased. Alternatively, if we determine to transfer cash or other property of EA to EA.com in return for an increase in EA's Retained Interest in EA.com, the Number of Shares Issuable with Respect to EA's Retained Interest in EA.com would be increased by an amount equal to the Fair Value of such cash or other property divided by the Market Value of a share of Class B common stock on the day of transfer, the number of outstanding shares of Class B common stock would remain unchanged, the Retained Interest Fraction would be increased and the Outstanding Interest Fraction would be correspondingly decreased.

   We may not attribute issuances of Class B common stock to EA, transfer cash or other property of EA.com to EA in return for a decrease in its retained interest in EA.com or take any other action to the extent that doing so would cause the Number of Shares Issuable with Respect to EA's Retained Interest in EA.com to decrease below zero.

   For illustrations showing calculations of the Retained Interest Fraction, the Outstanding Interest Fraction, and the Number of Shares Issuable with Respect to EA's Retained Interest in EA.com after giving effect to certain hypothetical issuances, repurchases and transfers, see Appendix I -- "Illustrations of Certain Terms."

 Effectiveness of Certain Terms

   The terms described under "--Dividends", "--Mandatory Dividend, Redemption or Exchange on Disposition of All or Substantially All of The Assets of EA.com", "--Exchange of Stock of a Subsidiary for Class B Common Stock", "-- Optional Exchange of Class B Common Stock for Class A Common Stock", "--Voting Rights" and "--Liquidation" above apply only when there are shares of both classes of common stock outstanding.

 Determinations by the Board

   The Restated Certificate provides that, subject to applicable law, any determinations made by the Board in good faith under the Restated Certificate or in any certificate of designation filed pursuant thereto would be final and binding on all stockholders of Electronic Arts.

 Preemptive Rights

   Holders of Class A common stock and Class B common stock will not have any preemptive rights to subscribe for any additional shares of capital stock or securities that we may issue in the future. However, AOL and News America Incorporated have been granted contractual rights to participate in some types of future issuances of Class B common stock that occur prior to a Qualified Public Offering. See "--Issuance of Class B Common Stock to America Online, Inc. and News America Incorporated."

 Limitations on Potential Unsolicited Acquisitions; Anti-Takeover
 Considerations

   If EA and EA.com were separate independent companies, any person interested in acquiring either group without negotiating with management could seek control of that entity by obtaining control of its outstanding voting stock by means of a tender offer or proxy contest. Although we intend Class A common stock and Class B common stock to reflect the separate performance of EA and EA.com, a person interested in acquiring only one group without negotiation with Electronic Arts management could obtain control of that group only by obtaining control of the outstanding voting stock of Electronic Arts

   The existence of two classes of common stock could present complexities and could in certain circumstances pose obstacles, financial and otherwise, to an acquiring person. The existence of two classes of common stock could, under certain circumstances, prevent stockholders from profiting from an increase in the market value of their shares as a result of a change in control of Electronic Arts by delaying or preventing such a change in control.

   If the Tracking Stock Proposal is implemented, there would be an additional 396 million shares of common stock and an additional nine million shares of preferred stock available for future issuance without further stockholder approval. One of the effects of the existence of authorized and unissued common stock and preferred stock could be to enable the Board to issue shares to persons friendly to current management which could render more difficult or discourage an attempt to obtain control of Electronic Arts by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management. Such additional shares also could be used to dilute the stock ownership of persons seeking to obtain control of Electronic Arts.

   For additional anti-takeover considerations, see "--Certain Other Provisions of the Restated Certificate and By-laws" and "--Certain Provisions of Delaware Law".

Certain Other Provisions of the Restated Certificate and By-laws

 Preferred Stock

   The Restated Certificate, like the Current Certificate of Incorporation, provides that the Board may issue shares of preferred stock in one or more series from time to time. The Restated Certificate increases the number of authorized shares of preferred stock from one million to ten million shares. The Board has the authority to fix by resolution or resolutions the designations, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof, and to increase or decrease the shares of any such series (but not below the number of shares of such series then outstanding). The Board's ability to issue such authorized but unissued shares could be used to render more difficult or discourage an attempt to gain control of Electronic Arts by means of a merger, tender offer, proxy contest or otherwise.

 No Stockholder Action By Written Consent; Special Meetings

   Any action required or permitted to be taken by the stockholders of Electronic Arts must be taken at a duly called annual or special meeting of such holders and may not be taken by written consent by such holders, except that until such time as there has been a Qualified Public Offering matters subject solely to a vote of the holders of the Class B common stock may be taken by consent in writing by such holders. Currently, stockholders of Electronic Arts would be allowed to take action by written consent. Except as otherwise provided for herein or required by law, special meetings of stockholders of the Company for any purpose or purposes may be called only by the Chairman of the Board pursuant to a resolution stating the purpose or purposes thereof, and stockholders shall not have any power to call a special meeting. Currently, special meetings may be called by the Chairman, the President, a majority of the Board or the holders of not less than 10% of outstanding shares of Electronic Arts. These provisions have the effect of delaying consideration of a stockholder proposal until the next annual meeting unless a special meeting is called by the Chairman of the Board for consideration of such proposal.

Certain Provisions of Delaware Law

   Electronic Arts is subject to the business combination provisions of Section 203 of the Delaware General Corporation Law (the "DGCL"). In general, such provisions prohibit a publicly-held Delaware corporation from engaging in various business combination transactions with any interested stockholder for a period of three years following the time of the transaction in which the person became an interested stockholder unless: (1) the business combination transaction, or the transaction in which the interested stockholder became an interested stockholder, is approved by the Board prior to the time that the interested stockholder obtained such status, (2) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by (a) persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer or (3) at or subsequent to such time the business combination is approved by the Board and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. A "business combination" is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder. In general, an "interested stockholder" is a person who, together with affiliates and associates, owns (or, within three years, did own) 15% or more of a corporation's voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to Electronic Arts and, accordingly, may discourage attempts to acquire Electronic Arts.

No Appraisal Rights

   Under the DGCL, you will not have appraisal rights in connection with the Tracking Stock Proposal.

Stock Transfer Agent and Registrar

   The registrar and transfer agent for our existing common stock is Norwest Bank Minnesota, N.A., 161 North Concord Exchange, P.O. Box 738, So. St. Paul, MN, 55075. Norwest Bank Minnesota will continue to serve as registrar and transfer agent for the Class A common stock.

Issuance of Class B Common Stock to America Online, Inc. and News America Incorporated

 America Online Interactive Services Agreement

   On November 19, 1999, Electronic Arts, EA.com Inc. and America Online, Inc. ("AOL") entered into an Interactive Services Agreement. This agreement establishes the basis for EA.com's production of a games site on the world wide web that will be available, primarily, to AOL subscribers and to users of other branded AOL properties. Under this agreement, EA.com is required to launch its site not later than June 1, 2000, although under circumstances described in the agreement this date can be extended to September 1, 2000. If the site is not launched within the specified time frame, and if prescribed additions to the site are not achieved within a specified subsequent time frame, then AOL may have the ability to terminate the agreement.

   The agreement provides for EA.com's ability to control the games site it creates and the terms upon which we have programming control over the games areas of AOL. The agreement also covers the rights to sell advertising spaces in the games areas, which right will be held by AOL, and the parties' sharing of the advertising revenues. Pursuant to the agreement, the parties are required to undertake specified promotional activities regarding the game sites. The agreement further provides that EA.com may establish a site or sites on the world wide web independent of the AOL site, but AOL is provided with exclusive rights to a number of EA.com games for limited periods of time. In addition, the agreement provides for AOL's sharing in the revenues EA.com may earn from its other sites.

   EA.com is required to pay $50 million to AOL as a carriage fee (including certain advertising fees) under the agreement. Of this amount, $25 million was paid upon signing the agreement and the remainder is due in four equal annual installments on the first four anniversaries of the initial payment. EA.com is also required to pay to AOL $31 million as an advance of a minimum guaranteed revenue share for revenues generated by subscriptions and other commercial transactions on the EA.com site. Of this amount, $11 million was paid upon signing of the agreement.

   EA.com also committed to spend $15 million in offline media advertisements promoting its games on AOL during the term of the agreement.

   The effective date of the agreement is November 19, 1999. Unless earlier terminated, the initial term of the agreement expires on April 1, 2005. AOL has the unilateral right to extend the agreement on a non-exclusive basis for three successive two year periods. Either party may terminate the agreement at any time in the event of a material breach by the other party which remains uncured for 45 days after written notice thereof is provided to the breaching party.

   The agreement contains limitations on either party's ability to assign their rights under the agreement without the other's consent.

 Sale of AOL Shares and AOL Warrant

   We have agreed with AOL, subject to the approval of the Tracking Stock Proposal, to issue and sell a number of shares of Class B common stock to AOL (the "AOL Shares") that is equal to the Number of Shares Issuable with respect to EA's Retained Interest in EA.com that we initially designate (including shares to be reserved for issuance under stock option and equity awards) divided by eight. We have agreed with AOL to obtain an independent third party appraisal of the value of EA.com Inc. as of the date of the sale of such shares to AOL. In the event that the appraised valuation is greater than $168,300,000, then, at AOL's option, we may reduce EA's commitment to provide cash to EA.com by the amount that the appraised valuation exceeds $168,300,000. After taking any such adjustment into account, AOL's aggregate purchase price for the AOL Shares will equal such adjusted appraised valuation divided by nine.

   We expect that this appraised valuation will be the basis for establishing the Market Value of a share of Class B common stock on the date of first issuance of Class B common stock. This per share value is, in turn, used to determine the liquidation rights of the Class B common stock and the voting rights of Class B common stock that would be in effect prior to a Qualified Public Offering of Class B common stock.

   In addition to the AOL Shares, we have agreed to sell AOL a warrant (the "AOL Warrant") to purchase a number of shares of Class B common stock equal to 50% of the number of AOL Shares purchased by AOL. AOL's purchase price for the AOL Warrant would be $1,300,000 and the aggregate exercise price of the AOL Warrant will be $40,000,000. The AOL Warrant expires upon the earliest to occur of (a) five years from the date of its issuance, (b) the date three years after the closing date of a Qualified Public Offering, (c) immediately prior to the effective date of an acquisition of AOL by certain of our competitors, (d) the effective date of any merger, redemption or other transaction in which all of the outstanding shares of Class B common stock are converted into or exchanged solely for cash, or (e) the payment date of any dividend we elect to pay to the holders of outstanding shares of Class B common stock, or the date of any redemption we elect with respect to the outstanding shares of Class B common stock, in either case, following a Disposition of All or Substantially All of the Assets of EA.com.

   We have determined to initially designate 32,000,000 shares as the initial Number of Shares Issuable with Respect to EA's Retained Interest in EA.com. As such, we will sell 4,000,000 shares of Class B common stock to AOL pursuant to our agreement with AOL. Assuming that the appraised valuation equals $168,300,000, AOL's purchase price for the AOL Shares would be an aggregate of $18,700,000, or approximately $4.68 per share. If, for example, the appraised valuation equals $198,000,000, then, at AOL's option, either (i) AOL's aggregate purchase price for the shares would equal $22,000,000 (or approximately $5.50 per share), or (ii) AOL's aggregate purchase price for the shares would equal $18,700,000 and Electronic Arts Inc.'s obligation to provide cash to EA.com would be reduced by $29,700,000 (without any adjustment to the Number of Shares Issuable with respect to EA's Retained Interest in EA.com). In either case, the AOL Warrant would be exercisable for 2,000,000 shares of Class B common stock with an exercise price of $20.00 per share.

   The proceeds from the sale of the AOL Shares and the AOL Warrant will be attributed to EA.com and, accordingly, the Number of Shares Issuable with Respect to EA's Retained Interest in EA.com will remain unaffected by such sale and any subsequent exercise of the AOL Warrant.

 AOL Exchange Rights

   If a Qualified Public Offering does not occur within 12 months following the initial sale of the AOL Shares to AOL, then at any time within four years thereafter (but before the closing of any Qualified Public Offering), (a) AOL has the right to cause EA to exchange (an "AOL Exchange") all shares of Class B common stock then owned by AOL for that number of shares of Class A common stock equal to the product of (x) the number of shares of Class B common stock then owned by AOL and (y) the quotient of (i) the price per share paid by AOL for the AOL shares and (ii) $83.7958, appropriately adjusted for any subsequent stock splits or dividends (such quotient, the "Exchange Ratio"), and (b) we also have the right to cause an AOL Exchange if we lose programming control across the AOL games area, in accordance with the provisions of the Interactive Services Agreement. In the event of any AOL Exchange, the AOL Warrant shall also be cancelled and exchanged for Class A common stock in accordance with the terms of the AOL Warrant based on the same Exchange Ratio.

 AOL Back-up Warrant

   In the event that the Tracking Stock Proposal is not approved by our stockholders, and, as a result, we fail to sell the AOL Shares and the AOL Warrant to AOL by May 17, 2000, then a separate warrant that we have issued to AOL (the "AOL Back-up Warrant") shall become exercisable for the purchase of 238,675 shares of our existing common stock (such number being equal to $20,000,000 divided by the average closing price of our existing common stock during the fifteen day period ending two days prior to the date of the Interactive Services Agreement) at an aggregate exercise price of $20,000,000. Such warrant will expire 90 days after it becomes exercisable. In the event that such Back-up Warrant becomes exercisable, we will no longer have any obligation to sell the AOL Shares or the AOL Warrant to AOL.

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

 Acquisition of Kesmai from News America Incorporated

   On February 7, 2000, we acquired Kesmai Corporation from News America Incorporated in exchange for $22,500,000 in cash and 103,227 shares of our existing common stock valued at $8,650,000 (the "News America Incorporated Common Shares"). See Appendix IV--"Description of Business."

 Exchange of News America Incorporated Common Shares for Class B Common Stock

   We have agreed with News America Incorporated that, if the Tracking Stock Proposal is approved and the Restated Certificate is filed prior to August 18, 2000, then all of the News America Incorporated Common Shares will be automatically exchanged for 2,000,000 shares (the "News Class B Shares") of the Class B common stock. The Class B Shares are intended to represent five percent of the initial equity value attributable to EA.com (after giving effect to the issuance of the AOL Shares and the AOL Warrant described above). The issuance of the News Class B Shares will be attributed to EA.com and, accordingly, the Number of Shares Issuable with respect to EA's Retained Interest in EA.com will remain unaffected by such issuance. In the event that the Tracking Stock Proposal is not approved by our stockholders, and we fail to exchange the News Class B Shares for the News America Common Shares by August 18, 2000, then we are obligated to pay News America Incorporated cash in the amount of $9,650,000.

 Subsequent Exchange Rights of News America Incorporated

   If (i) a Qualified Public Offering does not occur within the 24 month period after the initial issuance of the News Class B Shares, (ii) we have used commercially reasonable efforts to effect a Qualified Public Offering within such 24 month period, and (iii) all then outstanding shares, if any, of Class B common stock held by parties other than News America Incorporated or its affiliates (except for shares issued under equity incentive plans) have been or are simultaneously being converted to, or exchanged for, newly issued shares of Class A common stock, then all News Class B Shares, shall automatically be exchanged (an "Automatic Exchange to Class A") for an aggregate of 103,227 shares of newly issued Class A common stock.

   If (i) a Qualified Public Offering does not occur within 18 months after the initial issuance of the News Class B Shares, (ii) we have used commercially reasonable efforts to effect a Qualified Public Offering within such 18 month period, (iii) all then outstanding shares, if any, of Class B common stock held by parties other than News America Incorporated or its affiliates (except for shares issued under the Class B equity plan) have been or are simultaneously being converted to, or exchanged for, shares of Class A common stock, and (iv) we lose programming control across the entire AOL games area of AOL pursuant to the terms of the Interactive Services Agreement with AOL, then we will have the right at any time thereafter (prior to any Automatic Exchange to Class A and before the closing of a Qualified Public Offering), to cause all News Class B Shares to be exchanged (a "Company Optional Exchange") for an aggregate of 103,227 shares of newly issued Class A common stock.

   If an Automatic Exchange to Class A or a Company Optional Exchange occurs, then we are also obligated to pay News America Incorporated cash in the amount of $9,650,000.

 Other Rights

   In connection with the sale of the AOL Shares and the AOL Warrant and the issuance of the News Class B Shares, we have granted AOL and News America Incorporated demand, piggyback, and S-3 registration rights with respect to the AOL Shares, the shares issuable upon exercise of the AOL Warrant and the News Class B Shares. These rights will give AOL and News America Incorporated the ability to cause us to register our stock that they receive for resale under provisions of the Securities Act of 1933. The registration rights applicable to the Class B common stock will also be applicable to any shares of Class A common stock issued to AOL or News America Incorporated pursuant to the transactions described above.

   We have also granted each of AOL and News America Incorporated a right or first refusal to purchase a proportionate share of certain subsequent offerings of the Class B common stock (or rights, options or warrants therefore) that may occur prior to a Qualified Public Offering of the Class B common stock. For such purposes, each such party's proportionate share shall equal the ratio of (a) the number of shares of Class B common stock then held by such party plus, in the case of AOL, the number of shares of Class B common stock subject to the AOL Warrant, to (b) the sum of (1) the total number of shares of Class B common stock then outstanding, plus (2) the Number of Shares Issuable with Respect to EA's Retained Interest in EA.com, plus (3) the shares of Class B common stock initially reserved for issuance under our stock option and stock purchase plans, plus (4) the number of shares of Class B common stock issuable upon exercise of outstanding warrants (including the AOL Warrant). In addition, in the event that the Number of Shares Issuable with Respect to EA's Retained Interest in EA.com is increased prior to a Qualified Public Offering by virtue of a transfer of cash or other assets of EA to EA.com, News America Incorporated shall have the right to purchase a number of shares of Class B common stock equal to its proportionate share multiplied by such increase in the Number of Shares Issuable with Respect to EA's Retained Interest in EA.com.

   We have also granted each of AOL and News America Incorporated certain anti-dilution rights in the event that, prior to a Qualified Public Offering, we issue shares of Class B common stock for the account of EA.com at a per share price that is less than the per share price paid by such parties for their shares of Class B common stock. In the event of such an issuance, subject to certain exceptions, we have agreed to issue additional shares of Class B common stock to AOL and/or News America Incorporated according to a broad-based, weighted average antidilution formula.

 Restrictions on Transfer

   Prior to a Qualified Public Offering, (a) each of AOL and News America Incorporated has agreed not to sell or transfer any shares of the Class B common stock (except to controlled affiliates) during the 12 month period following their initial acquisition of shares of Class B common stock, and (b) with respect to any proposed sale or transfer of shares of Class B common stock by such parties after such 12 month period, such parties have granted us a right of first refusal to purchase such shares.

 Certain Other Agreements

   Prior to a Qualified Public Offering, we have agreed that, without the prior consent of AOL (so long as AOL holds all of the AOL Shares) and News America Incorporated (so long as News America Incorporated holds all of the News Class B Shares originally issued), we will not (a) create another class or series of stock designed to track the performance of EA.com, (b) in the event of a Disposition of All or Substantially All of the Assets of EA.com, exercise our right to elect to declare and pay a dividend on, or redeem, the Class B common stock unless such dividend or redemption is made solely with cash, (c) amend certain provisions of the agreements between EA.com and Electronics Arts entered into a connection with the formation of EA.com or (d) transfer any of the EA.com assets initially contributed to EA.com Inc. back to Electronic Arts except in the ordinary course of business or in accordance with the terms of the Intercompany Agreement.

Federal Income Tax Considerations

   The following summary of the federal income tax consequences of the Tracking Stock Proposal and the ownership of Class A common stock and Class B common stock is based on the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), Treasury Department regulations, published positions of the Internal Revenue Service (the "IRS") and court decisions now in effect, all of which are subject to change.

   You should consult your own tax advisors with regard to the application of the federal income tax laws to your particular situation, as well as to the applicability and effect of any state, local, or foreign tax laws to which you may be subject.

   We believe that for federal income tax purposes Class A common stock and Class B common stock will be considered common stock of Electronic Arts. Accordingly, we believe that for federal income tax purposes, neither you nor Electronic Arts will recognize any income, gain or loss as a result of the reclassification of our existing common stock into Class A common stock or the issuance of Class B common stock.

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

   There are, however, no court decisions or other authorities bearing directly on the classification of instruments with characteristics similar to those of Class A common stock and Class B common stock. In addition, the IRS has announced that it will not issue advance rulings on the classification of an instrument that has certain voting and liquidation rights in an issuing corporation but whose dividend rights are determined by reference to the earnings of a segregated portion of the issuing corporation's assets, including assets held by a subsidiary.

   In 1999 the Clinton administration made a proposal that would require the recognition of gain on the issuance of certain tracking stock, such as Class B common stock, and give the Treasury Department the authority to treat tracking stock as nonstock or as stock of another entity as appropriate to prevent tax avoidance. The Treasury Department's explanation expresses the view that the use of tracking stock "is clearly outside the contemplation of" the Code and says that "no inference regarding the tax treatment of [such stock] under current law is intended by [the] proposal". As proposed by the Clinton administration, this provision would only affect tracking stock issued on or after the date of its enactment by Congress. Recent federal income tax legislation has not adopted the Clinton administration proposal. We cannot predict, however, whether the Clinton administration proposal will, in the future, be enacted by the U.S. Congress and, if enacted, whether it will be in the form proposed by the Clinton administration. If it were enacted as proposed, it would affect future issuances of Class B common stock. Under such circumstances, we might decide to exercise our right to all of the outstanding shares of Class B common stock for Class A common stock at a premium, which would be disadvantageous to holders of Class A common stock. We could only effect such an exchange if we had completed an underwritten initial public offering of the Class B common stock at least one year prior to the exchange date.

  The Board of Directors Recommends a Vote FOR Approval of The Tracking Stock
                                    Proposal

                 PROPOSAL 2--2000 CLASS B EQUITY INCENTIVE PLAN

   At the Special Meeting we will also ask you to approve the Electronic Arts Inc. 2000 Class B Equity Incentive Plan, which is further described below. The Board of Directors has approved the Electronic Arts Inc. 2000 Class B Equity Incentive Plan, and the Electronic Arts Inc. 2000 Class B Equity Incentive Plan will be approved by stockholders if it receives the votes of a majority of the shares present and entitled to vote at the Special Meeting. Even if it is approved by stockholders, the Electronic Arts Inc. 2000 Class B Equity Incentive Plan will not be made effective unless the Tracking Stock Proposal is approved and the Class B common stock, which is the subject of the plan, is authorized.

General Description of the 2000 Class B Equity Incentive Plan

   Our Board of Directors has adopted the Electronic Arts Inc. 2000 Class B Equity Incentive Plan, subject to stockholder approval and the adoption of the Tracking Stock Proposal. Below is a summary of the principal provisions of the Class B Plan, the full text of which is attached to this Proxy Statement as Appendix V.

 Shares Subject to the Class B Plan

   The stock subject to issuance under the Class B Plan will consist of shares of the Company's authorized but unissued Class B common stock. The Class B Plan authorizes the issuance of up to 6,000,000 shares of Class B common stock pursuant to awards of stock options and restricted stock under such Class B Plan. In addition, shares will again be available for grant and issuance under the Class B Plan that:

  . were subject to an option granted under the Class B Plan that terminated, to the extent then unexercised

  . were subject to an award granted pursuant to a restricted stock purchase agreement under the Class B plan that are subsequently forfeited or repurchased by us at the original issue price or

  . are subject to an award granted pursuant to a restricted stock purchase agreement under the Class B plan that otherwise terminates without shares being issued.

   The number of shares issuable under the Class B Plan, and under outstanding options and restricted stock awards, is subject to proportional adjustment to reflect stock splits, stock dividends and other similar events.

 Eligibility

   The Class B Plan provides for the issuance of incentive stock options, nonqualified stock options and restricted stock awards. The Class B Plan provides that employees (including officers and directors who are also employees) of Electronic Arts or any parent or subsidiary of Electronic Arts may receive incentive stock options under the Class B Plan. Nonqualified stock options and restricted stock awards may be granted to employees and directors of Electronic Arts or any parent or subsidiary of Electronic Arts. As of February 1, 2000, approximately 3,000 people were in the class of persons who would be eligible to participate in the Class B Plan. No person will be eligible to receive more than 750,000 shares of Class B common stock in any calendar year other than new employees who will be eligible to receive 1,500,000 shares of Class B common stock in the calendar year in which they commence employment. No options or awards of restricted stock have been granted or made to date under the Class B Plan.

 Administration

   The Class B Plan will be administered by our Compensation Committee. All of the members of the Compensation Committee are "non-employee Directors" under applicable federal securities laws and "outside Directors" as defined under applicable federal tax laws. The Compensation Committee will have the authority to construe and interpret the Class B Plan, grant awards and make all other determinations necessary or advisable for the administration of the plan.

 Stock Options

   Stock options granted under the Class B Plan may be either incentive stock options or nonqualified stock options. The option exercise price for each incentive stock option share must be no less than 100% of the "fair market value" (as defined in the Class B Plan) of a share of Class B common stock at the time the incentive stock option is granted. In the case of an incentive stock option granted to a stockholder that owns more than 10% of the total combined voting power of all classes of stock of Electronic Arts or of any parent or subsidiary of Electronic Arts, the exercise price for each such incentive stock option share must be no less than 110% of the fair market value of a share of Class B common stock at the time the incentive stock option is granted. The option exercise price for each nonqualified stock option share must be no less than 85% of the fair market value of a share of Class B common stock at the time of grant. With respect to options issued to a stockholder that owns more than 10% of the total combined voting power of all classes of stock of Electronic Arts or of any parent or subsidiary of Electronic Arts before the Class B common stock is listed on a national securities exchange or designated as a national market system security, the exercise price must be no less than 110% of the fair market value of a share of Class B common stock at the time the option is granted.

   The exercise price of options granted under the Class B Plan may be paid as approved by the Committee at the time of grant: (1) in cash (by check); (2) by cancellation of indebtedness of the Company to the optionee; (3) by surrender of shares of our common stock obtained by the optionee in the public market or owned by the optionee for at least six months and having a fair market value on the date of surrender equal to the aggregate exercise price of the option; (4) by tender of a full recourse promissory note; (5) by waiver of compensation due to or accrued by the optionee for services rendered; (6) by a "same-day sale" commitment from the optionee and a National Association of Securities Dealers, Inc. ("NASD") broker; (7) by a "margin" commitment from the optionee and a NASD broker; or (8) by any combination of the foregoing.

 Outside Directors

   Our non-employee Directors are entitled to receive automatic annual grants of options to purchase shares of our Class B common stock under the Class B Plan. Each non-employee Director who first becomes a member of the Board of Directors on or after the Effective Date of the Class B Plan (as defined below) and each non-employee Director who is a member of the Board on the date the Class B Plan is approved by the stockholders will be granted an option to purchase 10,000 shares of Class B common stock on the later of the date the non-employee Director becomes a member of the Board of Directors and the date the stockholders approve the Class B Plan. Upon re-election to our Board of Directors following each annual meeting of our stockholders, each non-employee Director will automatically be granted an additional option to purchase 2,500 shares of Class B common stock. If a non-employee Director has not served on our Board of Directors for a full year at the time of the annual meeting of our stockholders, such Director will receive a pro-rated annual grant. The options will have 10 year terms. All options issued to outside Directors under the Class B Plan will be exercisable as to 2% of the shares on the date of grant and as to an additional 2% of the shares on the first day of each calendar month after the date of grant so long as the outside Director continues as a member of our Board or as a consultant. In the event of our dissolution or liquidation or a "change in control" transaction, options granted to our non-employee Directors under the Class B Plan will become 100% vested and exercisable in full.

   In addition, our non-employee Directors may elect to receive all or a portion of their cash compensation in shares of Class B common stock. Directors making this election are entitled to receive shares having a value equal to 110% of the amount of the cash compensation foregone.

 Restricted Stock Awards

   The Committee may grant restricted stock awards to purchase stock either in addition to, or in tandem with, other awards under the Class B Plan under such terms, conditions and restrictions as the Committee may determine. A restricted stock award is an offer by Electronic Arts to sell shares of Class B common stock that are subject to restrictions established by the Committee. These restrictions may be based upon completion by the award holder of a specified number of years of service or by the attainment of certain performance goals established by the Committee including (a) net revenue and/or net revenue growth; (b) earnings before income taxes and amortization and/or earnings before income taxes and amortization growth; (c) operating income and/or operating income growth; (d) net income and/or net income growth; (e) earnings per share and/or earnings per share growth; (f) total stockholder return and/or total stockholder return growth; (g) return on equity; (h) operating cash flow return on income; (i) adjusted operating cash flow return on income;
(j) economic value added; and (k) individual confidential business objectives. The purchase price for each such award is determined by the Committee at the time of grant and may be less than the fair market value of the Electronic Arts Class B common stock on the date of the award except that the purchase price for awards granted before the Class B common stock is listed on a national securities exchange or designated as a national market system security must be no less than 85% of the fair market value of the Electronic Arts Class B common stock on the date of the award or at the time the purchase is consummated. In the case of an award to a 10% stockholder, the purchase price will be 100% of fair market value. The purchase price may be paid for in any of the forms of consideration listed in items (1) through (5) in "Stock Options" above, as are approved by the Committee at the time of grant.

 Mergers, Consolidations, Change of Control

   Except for automatic grants to non-employee Directors, in the event of a merger, consolidation, dissolution or liquidation of Electronic Arts, the sale of substantially all of our assets or any other similar corporate transaction, the successor corporation may assume, replace or substitute equivalent awards in exchange for those granted under the Class B Plan or provide substantially similar consideration, shares or other property as was provided to our stockholders (after taking into account provisions of the awards). In the event that the successor corporation does not assume, replace or substitute awards, such awards will accelerate and all options will become exercisable in full prior to the consummation of the transaction at the time and upon the conditions as the Committee determines. Any options not exercised prior to the consummation of the transaction will terminate.

 Transferability

   Incentive stock options granted under the Class B Plan and any awards granted before the Class B common stock is listed on a national securities exchange or designated as a national market system security are not transferable other than upon a distribution on the recipient's death. Nonqualified stock options and restricted stock awards are subject to similar restrictions on transfer unless otherwise determined by the Committee and except that nonqualified stock options may be transferred to family members and trusts or foundations controlled by, or primarily benefiting, family members.

 Effective Date of the Class B Plan

   The Class B Plan will be effective on the date it is approved by the stockholders (the "Effective Date").

 Amendment of the Class B Plan

   The Board may, at any time, terminate or amend the Class B Plan, including amending any form of award agreement or instrument to be executed pursuant to the Class B Plan. The Board will not, without the approval of the stockholders, amend the Class B Plan in any manner that requires stockholder approval pursuant to the rules of the Nasdaq Stock Market or any national securities exchange on which our common stock may then trade or to any applicable tax or securities laws or regulations.

 Term of the Class B Plan

   Unless terminated earlier as provided in the Class B Plan, the Class B Plan will expire ten (10) years from the date it was adopted by the Board of Directors.

 Federal Income Tax Information

   THE FOLLOWING IS A GENERAL SUMMARY AS OF THE DATE OF THIS PROXY STATEMENT OF THE FEDERAL INCOME TAX CONSEQUENCES TO THE COMPANY AND PARTICIPANTS UNDER THE CLASS B PLAN. THE FEDERAL TAX LAWS MAY CHANGE AND THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES FOR ANY PARTICIPANT WILL DEPEND UPON HIS OR HER INDIVIDUAL CIRCUMSTANCES. ANY TAX EFFECTS THAT ACCRUE TO FOREIGN PARTICIPANTS AS A RESULT OF PARTICIPATING IN THE INCENTIVE PLAN ARE GOVERNED BY THE TAX LAWS OF THE COUNTRIES IN WHICH SUCH PARTICIPANT RESIDES. EACH PARTICIPANT WILL BE ENCOURAGED TO SEEK THE ADVICE OF A QUALIFIED TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF PARTICIPATION IN THE INCENTIVE PLAN.

   Incentive Stock Options. A participant will recognize no income upon grant of an incentive stock option and incur no tax on its exercise, unless the participant is subject to the alternative minimum tax ("AMT"). If the participant holds shares acquired upon exercise of an incentive stock option (the "ISO Shares") for more than one year after the date the option was exercised and for more than two years after the date the option was granted, the participant generally will realize capital gain or loss (rather than ordinary income or loss) upon disposition of the ISO Shares. This gain or loss will be equal to the difference between the amount realized upon such disposition and the amount paid for the ISO Shares.

   If the participant disposes of ISO Shares prior to the expiration of either required holding period (a "disqualifying disposition"), the gain realized upon such disposition, up to the difference between the fair market value of the ISO Shares on the date of exercise (or, if less, the amount realized on a sale of such shares) and the option exercise price, will be treated as ordinary income. Any additional gain will be capital gain, taxed at a rate that depends upon the amount of time the ISO Shares were held by the participant.

   Alternative Minimum Tax. The difference between the option exercise price and the fair market value of the ISO Shares that are vested on the date of exercise is an adjustment to income for purposes of the AMT. If a participant exercises an ISO before it has fully vested, the participant may incur an AMT liability as the ISO Shares vest and the right of repurchase in the Company to purchase the ISO Shares lapses, unless the participant makes a timely election under Code Section 83(b) (an "83(b) election"). The AMT (imposed to the extent it exceeds the taxpayer's regular income tax) is 26% of an individual taxpayer's alternative minimum taxable income (28% in the case of alternative minimum taxable income in excess of $175,000). Alternative minimum taxable income is determined by adjusting regular taxable income for certain items, increasing that income by certain items (including the difference between the fair market value of the ISO Shares on the date of exercise and the exercise price) and reducing this amount by the applicable exemption amount ($45,000 in case of a joint return, subject to reduction under certain circumstances). If a disqualifying disposition of the ISO Shares occurs in the same calendar year as exercise of the ISO, there is no AMT adjustment with respect to those ISO Shares. Also, upon a sale of ISO Shares that is not a disqualifying disposition, alternative minimum taxable income is reduced in the year of sale by the excess of the fair market value of the ISO Shares at exercise over the amount paid for the ISO Shares.

   Nonqualified Stock Options. A participant will not recognize any taxable income at the time a nonqualified stock option ("NQSO") is granted. However, upon exercise of an NQSO for vested shares, the participant must include in income as compensation an amount equal to the difference between the fair market value of the shares on the date of exercise and the participant's exercise price. The included amount must be treated as ordinary income by the participant and may be subject to withholding by the Company (either by payment in cash or withholding out of the participant's salary). If a participant exercises an NQSO before it has fully vested, the participant may incur a regular income liability as the shares vest and the right of repurchase in the Company to purchase the shares at the original issue price lapses, unless the participant makes a timely 83(b) election. Upon resale of the shares by the participant, any subsequent appreciation or depreciation in the value of the shares will be treated as capital gain or loss, taxable at a rate that depends upon the length of time the shares were held by the participant.

   Restricted Stock Awards. A participant who receives a restricted stock award will include the amount of the award in income as compensation at the time that any forfeiture restrictions on the shares of stock lapse, unless the participant makes a timely 83(b) election. If the participant does not timely make an 83(b) election, the participant will include in income the fair market value of the shares of stock on the date that the restrictions lapse as to those shares, less any purchase price paid for such shares. The included amount may be treated as ordinary income by the participant and will be subject to withholding by the Company (either by payment in cash or withholding out of the participant's award).

   If the participant makes a timely 83(b) election, the participant who receives a restricted stock award will include in income as ordinary income, the fair market value of the shares of stock on the date of receipt of the award, less any purchase price paid for such shares. The income may be subject to withholding by the Company (either by payment in cash or withholding out of the participant's award). If the award is subsequently forfeited, the participant will not receive any deduction for the amount treated as ordinary income.

   Maximum Tax Rates. The maximum tax rate applicable to ordinary income is 39.6%. Long-term capital gain will be taxed at a maximum of 20%. In order to receive long-term capital gain treatment, the shares acquired pursuant to the Class B Plan must be held for more than twelve months. Capital gains may be offset by capital losses and up to $3,000 of capital losses may be offset annually against ordinary income.

   Tax Treatment of the Company. The Company generally will be entitled to a deduction in connection with the exercise of an NQSO by a participant or the receipt by the participant of restricted stock to the extent that the participant recognizes ordinary income and the Company properly reports such income to the Internal Revenue Service (the "IRS"). The Company will be entitled to a deduction in connection with the disposition of ISO Shares only to the extent that the participant recognizes ordinary income on a disqualifying disposition of the ISO Shares, provided that the Company properly reports such income to the IRS.

   ERISA. The Class B Plan is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974 and is not qualified under
Section 401(a) of the Code.

   Information About Awards. The Class B Plan does not require that awards be made to any particular person or persons, other than the annual awards provided for non-employee directors. If the Class B Plan and the Tracking Stock Proposal are approved, each of our non-employee directors will receive nonqualified stock options to purchase 10,000 shares of Class B common stock with an exercise price equal to the then-prevailing market price of the Class B common stock. Information about awards granted during fiscal 1999 under Electronic Arts' existing stock plan to our most highly compensated executive officers is set forth under "Executive Compensation--Options Granted in Fiscal 1999."

   The Board of Directors Recommends a Vote FOR Approval of the Class B Plan.

                 PROPOSAL 3--2000 CLASS A EQUITY INCENTIVE PLAN

   At the Special Meeting we will also ask you to approve the Electronic Arts Inc. 2000 Class A Equity Incentive Plan, which is further described below. The Board of Directors has approved the Electronic Arts Inc. 2000 Class A Equity Incentive Plan, and the Electronic Arts Inc. 2000 Class A Equity Incentive Plan will be approved by stockholders if it receives the votes of a majority of the shares present and entitled to vote at the Special Meeting.

General Description of the 2000 Class A Equity Incentive Plan

   Our Board of Directors has adopted the Electronic Arts 2000 Class A Equity Incentive Plan (which we refer to as the "Class A Plan") subject to stockholder approval. Below is a summary of the principal provisions of the Class A Plan, the full text of which is attached to this Proxy Statement as Appendix VI.

 Shares Subject to the Class A Plan

   The stock subject to issuance under the Class A Plan will consist of shares of the Company's authorized but unissued Class A common stock. The Class A Plan authorizes the issuance of up to 3,100,000 shares of Class A common stock pursuant to awards of stock options and restricted stock under such Class A Plan. In addition, shares will again be available for grant and issuance under the Class A Plan that:

  . were subject to an option granted under the Class A Plan that terminated, to the extent then unexercised

  . were subject to an award granted pursuant to a restricted stock purchase agreement under the Class A Plan that are subsequently forfeited or repurchased by us at the original issue price or

  . are subject to an award granted pursuant to a restricted stock purchase agreement under the Class A Plan that otherwise terminates without shares being issued.

The number of shares issuable under the Class A Plan, and under outstanding options and restricted stock awards, is subject to proportional adjustment to reflect stock splits, stock dividends and other similar events.

 Eligibility

   The Class A Plan provides for the issuance of incentive stock options, nonqualified stock options and restricted stock awards. The Class A Plan provides that employees (including officers and directors who are also employees) of Electronic Arts or any parent or subsidiary of Electronic Arts may receive incentive stock options under the Class A Plan. Nonqualified stock options and restricted stock awards may be granted to employees and directors of Electronic Arts or any parent or subsidiary of Electronic Arts. As of February 1, 2000, approximately 3,000 persons were in the class of persons who would be eligible to participate in the

Class A Plan. No person will be eligible to receive more than 350,000 shares of Class A common stock in any calendar year other than new employees who will be eligible to receive 700,000 shares of Class A common stock in the calendar year in which they commence employment. No options or awards of restricted stock have been granted or made to date under the Class A Plan.

 Administration

   The Class A Plan will be administered by our compensation committee. All of the members of the compensation committee are "non-employee Directors" under applicable federal securities laws and "outside Directors" as defined under applicable federal tax laws. The compensation committee will have the authority to construe and interpret the Class A Plan, grant awards and make all other determinations necessary or advisable for the administration of the plan.

 Stock Options

   Stock options granted under the Class A Plan may be either incentive stock options or nonqualified stock options. The option exercise price for each incentive stock option share must be no less than 100% of the "fair market value" (as defined in the Class A Plan) of a share of Class A common stock at the time the incentive stock option is granted. In the case of an incentive stock option granted to a stockholder that owns more than 10% of the total combined voting power of all classes of stock of Electronic Arts or any parent or subsidiary of Electronic Arts, the exercise price for each such incentive stock option share must be no less than 110% of the fair market value of a share of Class A common stock at the time the incentive stock option is granted. The option exercise price for each nonqualified stock option share must be no less than 85% of the fair market value of a share of Class A common stock at the time of grant.

   The exercise price of options granted under the Class A Plan may be paid as approved by the Committee at the time of grant: (1) in cash (by check); (2) by cancellation of indebtedness of the Company to the optionee; (3) by surrender of shares of the our common stock obtained by the optionee in the public market or owned by the optionee for at least six months and having that have a fair market value on the date of surrender equal to the aggregate exercise price of the option; (4) by tender of a full recourse promissory note; (5) by waiver of compensation due to or accrued by the optionee for services rendered; (6) by a "same-day sale" commitment from the optionee and a National Association of Securities Dealers, Inc. ("NASD") broker; (7) by a "margin" commitment from the optionee and a NASD broker; or (8) by any combination of the foregoing.

 Outside Directors

   Our non-employee Directors are entitled to receive automatic annual grants of options to purchase shares of our Class A common stock under the Class A Plan. Each non-employee Director who first becomes a member of the Board of Directors on or after the Effective Date of the Class A Plan (as defined below) will be granted an option to purchase 25,000 shares of Class A common stock. Upon re-election to our Board of Directors following each annual meeting of our stockholders, each non-employee Director will automatically be granted an additional option to purchase 8,000 shares of Class A common stock. If a non-employee Director has not served on our Board of Directors for a full year at the time of the annual meeting of our stockholders, such Director will receive a pro-rated annual grant. The options will have 10 year terms. All options issued to outside Directors under the Class A Plan will be exercisable as to 2% of the shares on the date of grant and as to an additional 2% of the shares on the first day of each calendar month after the date of grant so long as the outside Director continues as a member of our Board or as a consultant. In the event of our dissolution or liquidation or a "change in control" transaction, options granted to our non-employee Directors under the Class A Plan will become 100% vested and exercisable in full.

   In addition, our non-employee Directors may elect to receive all or a portion of their cash compensation in shares of Class A common stock. Directors making this election are entitled to receive shares having a value equal to 110% of the amount of the cash compensation foregone.

 Restricted Stock Awards

   The Committee may grant restricted stock awards to purchase stock either in addition to, or in tandem with, other awards under the Class A Plan under such terms, conditions and restrictions as the Committee may determine. A restricted stock award is an offer by Electronic Arts to sell shares of Class A common stock that are subject to restrictions established by the Committee. These restrictions may be based upon completion by the award holder of a specified number of years of service or by the attainment of certain performance goals established by the Committee including (a) net revenue and/or net revenue growth; (b) earnings before income taxes and amortization and/or earnings before income taxes and amortization growth; (c) operating income and/or operating income growth; (d) net income and/or net income growth; (e) earnings per share and/or earnings per share growth; (f) total stockholder return and/or total stockholder return growth; (g) return on equity; (h) operating cash flow return on income; (i) adjusted operating cash flow return on income; (j) economic value added; and (k) individual confidential business objectives. The purchase price for each such award is determined by the Committee at the time of grant and may be less than the fair market value of the Electronic Arts Class A common stock on the date of the award. In the case of an award to a 10% stockholder, the purchase price will be 100% of fair market value. The purchase price may be paid for in any of the forms of consideration listed in items (1) through (5) in "Stock Options" above, as are approved by the Committee at the time of grant.

 Mergers, Consolidations, Change of Control

   Except for automatic grants to non-employee Directors, in the event of a merger, consolidation, dissolution or liquidation of Electronic Arts, the sale of substantially all of our assets or any other similar corporate transaction, the successor corporation may assume, replace or substitute equivalent awards in exchange for those granted under the Class A Plan or provide substantially similar consideration, shares or other property as was provided to our stockholders (after taking into account provisions of the awards). In the event that the successor corporation does not assume, replace or substitute awards, such awards will accelerate and all options will become exercisable in full prior to the consummation of the transaction at the time and upon the conditions as the Committee determines. Any options not exercised prior to the consummation of the transaction will terminate.

 Transferability

   Incentive stock options granted under the Class A Plan are not transferable other than upon a distribution on the optionee's death. Nonqualified stock options and restricted stock awards are subject to similar restrictions on transfer unless otherwise determined by the Committee and except that nonqualified stock options may be transferred to family members and trusts or foundations controlled by, or primarily benefiting, family members.

 Effective Date of the Class A Plan

   The Class A Plan will be effective on the date it is approved by its stockholders (the "Effective Date").

 Amendment of the Class A Plan

   The Board may, at any time, terminate or amend the Class A Plan, including amending any form of award agreement or instrument to be executed pursuant to the Class A Plan. The Board will not, without the approval of the stockholders, amend the Class A Plan in any manner that requires stockholder approval pursuant to the rules of the Nasdaq Stock Market or any national securities exchange on which our common stock may then trade or to any applicable tax or securities laws or regulations.

 Term of the Class A Plan

   Unless terminated earlier as provided in the Class A Plan, the Class A Plan will expire ten (10) years from the date it was adopted by the Board of Directors.

 Federal Income Tax Information

   THE FOLLOWING IS A GENERAL SUMMARY AS OF THE DATE OF THIS PROXY STATEMENT OF THE FEDERAL INCOME TAX CONSEQUENCES TO THE COMPANY AND PARTICIPANTS UNDER THE CLASS A PLAN. THE FEDERAL TAX LAWS MAY CHANGE AND THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES FOR ANY PARTICIPANT WILL DEPEND UPON HIS OR HER INDIVIDUAL CIRCUMSTANCES. ANY TAX EFFECTS THAT ACCRUE TO FOREIGN PARTICIPANTS AS A RESULT OF PARTICIPATING IN THE INCENTIVE PLAN ARE GOVERNED BY THE TAX LAWS OF THE COUNTRIES IN WHICH SUCH PARTICIPANT RESIDES. EACH PARTICIPANT WILL BE ENCOURAGED TO SEEK THE ADVICE OF A QUALIFIED TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF PARTICIPATION IN THE INCENTIVE PLAN.

   Incentive Stock Options. A participant will recognize no income upon grant of an incentive stock option and incur no tax on its exercise, unless the participant is subject to the alternative minimum tax ("AMT"). If the participant holds shares acquired upon exercise of an incentive stock option (the "ISO Shares") for more than one year after the date the option was exercised and for more than two years after the date the option was granted, the participant generally will realize capital gain or loss (rather than ordinary income or loss) upon disposition of the ISO Shares. This gain or loss will be equal to the difference between the amount realized upon such disposition and the amount paid for the ISO Shares. The rate of taxation that applies to capital gain depends upon the amount of time the ISO Shares are held by the Participant.

   If the participant disposes of ISO Shares prior to the expiration of either required holding period (a "disqualifying disposition"), the gain realized upon such disposition, up to the difference between the fair market value of the ISO Shares on the date of exercise (or, if less, the amount realized on a sale of such shares) and the option exercise price, will be treated as ordinary income. Any additional gain will be capital gain, taxed at a rate that depends upon the amount of time the ISO Shares were held by the participant.

   Alternative Minimum Tax. The difference between the option exercise price and the fair market value of the ISO Shares that are vested on the date of exercise is an adjustment to income for purposes of the AMT. If a participant exercises an ISO before it has fully vested, the participant may incur an AMT liability as the ISO Shares vest and the right of repurchase in the Company to purchase the ISO Shares at the original issue price lapses, unless the participant makes a timely election under Code Section 83(b) (an "83(b) election"). The AMT (imposed to the extent it exceeds the taxpayer's regular income tax) is 26% of an individual taxpayer's alternative minimum taxable income (28% in the case of alternative minimum taxable income in excess of $175,000). Alternative minimum taxable income is determined by adjusting regular taxable income for certain items, increasing that income by certain tax preference items (including the difference between the fair market value of the ISO Shares on the date of exercise and the exercise price) and reducing this amount by the applicable exemption amount ($45,000 in case of a joint return, subject to reduction under certain circumstances). If a disqualifying disposition of the ISO Shares occurs in the same calendar year as exercise of the ISO, there is no AMT adjustment with respect to those ISO Shares. Also, upon a sale of ISO Shares that is not a disqualifying disposition, alternative minimum taxable income is reduced in the year of sale by the excess of the fair market value of the ISO Shares at exercise over the amount paid for the ISO Shares.

   Nonqualified Stock Options. A participant will not recognize any taxable income at the time a nonqualified stock option ("NQSO") is granted. However, upon exercise of an NQSO for vested shares, the participant must include in income as compensation an amount equal to the difference between the fair market value of the shares on the date of exercise and the participant's exercise price. The included amount must be treated as ordinary income by the participant and may be subject to withholding by the Company (either by payment in cash or withholding out of the participant's salary). If a participant exercises an NQSO before it has fully vested, the participant may incur a regular income liability as the shares vest and the right of repurchase in the Company to purchase the shares at the original issue price lapses, unless the participant makes a timely 83(b) election. Upon resale of the shares by the participant, any subsequent appreciation or depreciation in the value of the shares will be treated as capital gain or loss, taxable at a rate that depends upon the length of time the shares were held by the participant.

   Restricted Stock Awards. A participant who receives a restricted stock award will include the amount of the award in income as compensation at the time that any forfeiture restrictions on the shares of stock lapse, unless the participant makes a timely 83(b) election. If the participant does not timely make an 83(b) election, the participant will include in income the fair market value of the shares of stock on the date that the restrictions lapse as to those shares, less any purchase price paid for such shares. The included amount may be treated as ordinary income by the participant and will be subject to withholding by the Company (either by payment in cash or withholding out of the participant's award).

   If the participant makes a timely 83(b) election, the participant who receives a restricted stock award will include in income as ordinary income, the fair market value of the shares of stock on the date of receipt of the award, less any purchase price paid for such shares. The income may be subject to withholding by the Company (either by payment in cash or withholding out of the participant's award). If the award is subsequently forfeited, the participant will not receive any deduction for the amount treated as ordinary income.

   Maximum Tax Rates. The maximum tax rate applicable to ordinary income is 39.6%. Long-term capital gain will be taxed at a maximum of 20%. In order to receive long-term capital gain treatment, the shares acquired pursuant to the Class A Plan must be held for more than twelve months. Capital gains may be offset by capital losses and up to $3,000 of capital losses may be offset annually against ordinary income.

   Tax Treatment of the Company. The Company generally will be entitled to a deduction in connection with the exercise of an NQSO by a participant or the receipt by the participant of restricted stock to the extent that the participant recognizes ordinary income and the Company properly reports such income to the Internal Revenue Service (the "IRS"). The Company will be entitled to a deduction in connection with the disposition of ISO Shares only to the extent that the participant recognizes ordinary income on a disqualifying disposition of the ISO Shares, provided that the Company properly reports such income to the IRS.

   ERISA. The Class A Plan is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974 and is not qualified under
Section 401(a) of the Code.

   Information About Awards. The Class A Plan does not require that awards be made to any particular person or persons, other than the annual awards provided for non-employee Directors. If the Class A Plan is approved, each of our non-employee Directors will receive nonqualified stock options to purchase 8,000 shares of Class A common stock with an exercise price equal to the then-prevailing market price of the Class A common stock upon their election to the Board at our 2000 Annual Meeting. Information about awards granted during fiscal 1999 under Electronic Arts' existing stock plan to our most highly compensated executive officers is set forth under "Executive Compensation-- Options Granted in Fiscal 1999."

   The Board of Directors Recommends a Vote FOR Approval of the Class A Plan.

                             PRINCIPAL STOCKHOLDERS

   This table shows how much Electronic Arts Inc. common stock is owned by the Directors, certain executive officers and owners of more than 5% of our outstanding common stock, as of February 14, 2000.

                 Amount and Nature of Shares Beneficially Owned

                                               Number of            Percent of
                                                Shares    Right to  Outstanding
                      Name                     Owned(1)  Acquire(2)   Shares
                      ----                     --------- ---------- -----------
   Putnam Investment Management Company (3)..  8,450,230       --      13.2
   Janus Capital Corporation (4).............  7,624,465               11.9
   Montag & Caldwell, Inc. (5)...............  8,672,675       --      13.5
   Morgan Stanley Dean Witter & Co. (6)......  3,677,472       --       5.7
   Lawrence F. Probst III....................     39,975   759,000      1.2
   John Riccitiello..........................      3,222    53,400        *
   E. Stanton McKee, Jr......................    140,856   107,300        *
   Don A. Mattrick...........................      5,337   168,833        *
   Timothy Mott..............................     70,164    48,664        *
   M. Richard Asher..........................     85,204    44,864        *
   Nancy Smith...............................      2,387   136,800        *
   William J. Byron..........................     25,245    61,531        *
   Daniel H. Case III........................          0    44,664        *
   Gary M. Kusin.............................        514    12,364        *
   All executive officers and Directors
    as a group (14 persons) (7)..............    409,347 1,746,200     2.7%

--------
 * Less than 1%
(1) Unless otherwise indicated in the footnotes, includes shares for which the named person:
   . has sole voting and investment power, or . has shared voting and investment power with his or her spouse
    Excludes shares that may be acquired through stock option exercises.

(2) Shares subject to options exercisable within 60 days of February 14, 2000.

(3) Based on information contained in a report on Schedule 13-G filed with the SEC on February 7, 2000. Certain Putnam Investment managers (together with their parent corporations, Putnam Investments, Inc. and Marsh & McLennan Companies, Inc.), are considered "beneficial owners" in the aggregate of the number of shares, which shares were acquired for investment purposes by such investment managers for certain of their advisory clients.
    The Address for Putnam Investment Management Company is One Post Office Square, Boston, Massachusetts 02109.
(4) Based on information contained in a report on Schedule 13-G filed with the SEC on January 11, 2000.

    The address for Janus Capital Corporation is 100 Fillmore Street, Denver, Colorado 80206-4923.

(5) Based on information contained in a report on Schedule 13-G filed with the SEC on January 10, 2000.

    The Address for Montag & Caldwell, Inc. is 3455 Peachtree Road, NE Suite 1200, Atlanta, Georgia 30326-3248.

(6) Based on information contained in a report on Schedule 13-G filed with the SEC on February 4, 2000.

    The address for Morgan Stanley Dean Witter & Co. is 1585 Broadway, New York, NY 10036.
(7) In addition to the officers and Directors named in this table, four other executive officers are members of the group.

                             EXECUTIVE COMPENSATION

Compensation Of Executive Officers

   This table shows compensation information for our Chief Executive Officer and the next four most highly compensated executive officers for the fiscal years 1999, 1998 and 1997. We refer to all of these officers as the "Named Executive Officers".

                           Summary Compensation Table

                                      Annual Compensation              Long Term Compensation
                               ------------------------------------ ----------------------------
                                                                    Securities
Name and Principal                                     Other Annual Underlying     All Other
Position                  Year Salary (1) Bonus (2)    Compensation Options (#) Compensation (3)
------------------        ---- ---------- ---------    ------------ ----------- ----------------
Lawrence F. Probst III..  1999  $572,347  $522,620          --         85,000       $    912
 Chairman and             1998   537,616   408,400          --        250,000            594
 Chief Executive Officer  1997   500,186   322,013          --         60,000            594

John Riccitiello........  1999   431,886   437,325          --         60,000            567
 President and            1998   184,731   446,890(4)       --        300,000        209,929(5)
 Chief Operating Officer

Don A. Mattrick.........  1999   429,991   386,325          --         70,000            --
 President, Worldwide
  Studios                 1998   316,194   283,522          --        150,000         41,361(6)
                          1997   286,431   209,808          --              0        110,146(7)

E. Stanton McKee, Jr....  1999   370,561   287,245          --         40,000            567
 Executive Vice
  President,              1998   340,443   243,103          --        150,000            594
 Chief Financial and      1997   300,585   186,704          --         30,000            594
 Administrative Officer

Nancy L. Smith..........  1999   360,020   295,113          --         25,000            566
 Executive Vice
  President and           1998   300,140   230,361          --        105,000            593
 General Manager of       1997   262,453   160,123          --         30,000            594
 North American
  Publishing

--------
(1) Includes salary actually received during fiscal year, pre-tax health care contributions, and for U.S. officers deferred compensation for Section 125 Flexible Spending Account and Dependent Care Account (if elected) and Electronic Arts' Section 401(k) Plan contributions and employer matching contributions.
(2) Represents bonuses earned during the fiscal year.
(3) Represents Electronic Arts paid term life insurance premiums for the benefit of executive officers.
(4) Mr. Riccitiello joined Electronic Arts during the 1998 fiscal year and received a $250,000 one time signing bonus.
(5) Represents $209,582 relocation expenses and $347 Electronic Arts paid term life insurance premiums paid to Mr. Riccitiello in 1998.
(6) Represents $41,064 relocation expenses and $297 Electronic Arts paid term life insurance premiums paid to Mr. Mattrick in 1998.
(7) Represents $109,849 relocation expenses and $297 Electronic Arts paid term life insurance premiums paid to Mr. Mattrick in 1997.

Stock Option Grants

   This table shows stock option grants to the Named Executive Officers during fiscal 1999. All the grants listed below were made pursuant to the Electronic Arts 1991 Plan. In accordance with the rules of the Securities and Exchange Commission, the table sets forth the hypothetical gains or "option spreads" that would exist for the options at the end of their respective 10 year terms. This hypothetical gain is based on assumed annualized rates of compound stock price appreciation of 5% and 10% from the dates the options were granted to the end of the respective ten-year option terms. Actual gains, if any, on option exercises are dependent on the future performance of Electronic Arts' common stock. The hypothetical gains shown in this table are not intended to forecast possible future appreciation, if any, of the stock price.

                         Options Granted in Fiscal 1999

                                                                                Potential Realized Value
                                           Percent of                          at Assumed Annual Rates of
                             Number of    Total Options Exercise                Stock Price Appreciation
                            Securities     Granted to    Price                     for Option Term (3)
                            Underlying      Employees     Per       Expiration ---------------------------
                          Options Granted in FY1999 (1)  Share         Date         5%            10%
                          --------------- ------------- --------    ---------- ------------- -------------
Lawrence F. Probst III..      85,000          2.736     $43.625(2)   9/24/08       2,332,020     5,909,796
Don Mattrick............      70,000          2.253     $43.625(2)   9/24/08       1,920,487     4,866,891
John Riccitiello........      60,000          1.931     $43.625(2)   9/24/08       1,646,132     4,171,621
E. Stanton McKee, Jr....      40,000          1.287     $43.625(2)   9/24/08       1,097,421     2,781,081
Nancy L. Smith..........      25,000           .805     $43.625(2)   9/24/08         685,888     1,738,175

--------
(1) Electronic Arts granted 3,106,919 options to employees in fiscal 1999.
(2) Stock options were granted at an exercise price equal to the closing bid price of the Electronic Arts' common stock on September 24, 1998 on the Nasdaq National Market. The options became exercisable as to 6% on November 1, 1998 and thereafter at a rate of 2% per month for the next 47 months.
(3) Based on 60,831,845 shares of Electronic Arts' common stock outstanding as of September 24, 1998 and a closing bid price of common stock that day of $43.625, the following gains for all stockholders, assuming a ten-year term, would be:

        5% stock price appreciation               10% stock price appreciation
        ---------------------------               ----------------------------
          $1,668,953,792                                 $4,229,456,589

   This table shows stock option exercises and the value of unexercised stock options held by the Named Executive Officers during the last fiscal year.

       1999 Aggregated Option Exercises and March 26, 1999 Option Values

                          Number of              Number of Securities      Value of Unexercised
                           Shares               Underlying Unexercised     In-the-Money Options
                          Acquired   Value(1)  Options at March 26, 1999   at March 26, 1999(2)
                             on     ---------- ------------------------- -------------------------
                          Exercise   Realized  Exercisable Unexercisable Exercisable Unexercisable
                          --------- ---------- ----------- ------------- ----------- -------------
Lawrence F. Probst III..    4,500   $  200,250   767,000      343,500    $28,374,438  $5,057,063
John Riccitiello........        0            0    62,400      297,600        698,850   3,253,650
Don Mattrick............   42,400    1,470,157   178,566      283,034      4,308,012   4,790,088
E. Stanton McKee, Jr....   65,000    2,441,070   219,600      185,400      6,171,388   2,712,363
Nancy L. Smith..........        0            0    97,200      125,400      2,359,263   1,382,088

--------
(1) This number is calculated by:
  .  The market value on the date of exercise,
  . Subtracting the option exercise price from the market value on the date of exercise to get the realized value per share, and
  .  Multiplying the realized value per share by the number of options exercised.
(2) This number is calculated by:
  . Subtracting the option exercise price from the fair market value of our common stock at the close of business on March 26, 1999 ($48.875) to get the value per option, and
  . Multiplying the value per option by the number of exercisable and unexercisable options.

Director Compensation

   Mr. Probst, our Chief Executive Officer, is not paid additional compensation for his services as a Director. During fiscal 1999, compensation for non-employee Directors included the following stock and cash elements:

 Cash Compensation

  .  $16,000 annual retainer

  .  $1,200 for each Board meeting attended

  .  $950 for each telephone Board meeting attended

  .  $1,000 for each Committee meeting attended

  .  $750 for each telephone Committee meeting attended

  . $1,000 per day, with the approval of the Board of Directors to individual Directors for special assignments

 Stock Compensation

   Under the Directors' Plan, non-employee Directors receive an automatic grant of options to purchase 8,000 shares upon re-election and new directors receive a grant of 25,000 shares.

   Under the Board Stock Ownership Guidelines, each non-employee Director is also required, by May of 2001, to own Electronic Arts common shares having a value of at least 3 years annual retainer.

   The annual option grant to non-employee Directors of 8,000 shares was made on July 30, 1998, on the date of their re-election to the Board, at an exercise price of $51.375 per share.

   Non-employee Directors may elect to receive all or part of their cash compensation in Electronic Arts common stock.

   If Proposal 2 is adopted, non-employee Directors will initially receive options to purchase 10,000 shares of Class B common stock, with additional options to purchase 2,500 shares of Class B common stock upon re-election to the Board of Directors.

   If Proposal 3 is adopted, non-employee Directors will continue to receive options to purchase 8,000 shares of Class A common stock.

Employment And Severance Agreements

   Electronic Arts currently has no employment contracts with any Named Executive Officer or severance arrangements with respect to their resignation or termination of employment, except:

  . Outstanding options under the 1991 Plan, including those held by executive officers, may immediately vest in connection with certain changes in control or ownership of Electronic Arts, unless the successor company assumes or replaces those options; and

  . Mr. Riccitiello's employment agreement provides that if Electronic Arts terminates his employment without cause prior to March 31, 1998 or March 1, 1999, he would have received three years and two years, salary, respectively, and if it terminates without cause before March 31, 2000, he will receive one years salary. In addition, Mr. Riccitiello has a purchase option for property he leases from Electronic Arts which is affected by a termination of his employment by Electronic Arts.
     Mr. Riccitiello's lease is for a five year term and provides for monthly payments of $7,500.

                               OTHER INFORMATION

Independent Certified Public Auditors

   Our Board has selected KPMG as the Company's independent public auditors for the current fiscal year. They have served the Company since 1987.
Representatives of KPMG are expected to attend the Special Meeting in order to respond to appropriate questions from stockholders and will have the opportunity to make a statement if they desire to do so.

Stockholder Proposals

   If you want us to consider including a proposal in the Proxy Statement for our 2000 Annual Meeting, you must deliver it to our Corporate Secretary at our principal executive office no later than March 30, 2000. In addition, if you intend to present a proposal at the 2000 Annual Meeting, but not include it in the Proxy Statement for that meeting, your proposal must be delivered to our Corporate Secretary by May 15, 2000. If you do not deliver notice of a proposal by this time, the proxy holders named by the Board of Directors for such meeting may exercise their discretionary voting power with respect to your proposal.

Other Business

   The Board does not know of any other matter that will be presented for consideration at the Special Meeting except as specified in the notice of the Special Meeting. If any other matter does properly come before the Special Meeting, it is intended that the proxies will be voted in respect thereof in accordance with the judgment of the persons voting the proxies.

                       By Order of the Board of Directors

                                Ruth A. Kennedy
                     Senior Vice President, General Counsel
                                 and Secretary

                                                                      APPENDIX I

                         ILLUSTRATION OF CERTAIN TERMS

   The following illustrations show how to calculate the Retained Interest Fraction, the Outstanding Interest Fraction, and the Number of Shares Issuable with Respect to EA's Retained Interest in EA.com after giving effect to certain hypothetical dividends, issuances, repurchases and transfers, in each case based on the assumptions set forth herein. In these illustrations, the Number of Shares Issuable with Respect to EA's Retained Interest in EA.com is initially assumed to be 32,000,000. Unless otherwise specified, each illustration below should be read independently as if none of the other transactions referred to below had occurred. Actual calculations may be slightly different due to rounding.

   At any time, the percentage interest in EA.com intended to be represented by the outstanding shares of Class B common stock (i.e., the Outstanding Interest Fraction) equals the number of shares of Class B common stock outstanding divided by the sum of the number of shares of Class B common stock outstanding plus the Number of Shares Issuable with Respect to EA's Retained Interest in EA.com. The remaining percentage interest in EA.com intended to be represented at any time by EA's Retained Interest in EA.com (i.e. the Retained Interest Fraction) equals the Number of Shares Issuable with Respect to EA's Retained Interest in EA.com divided by the sum of the number of shares of Class B common stock outstanding plus the Number of Shares Issuable with Respect to EA's Retained Interest in EA.com. The sum of the Outstanding Interest Fraction and the Retained Interest Fraction always equals 100%.

   In our example, before the first issuance of Class B common stock the Number of Shares Issuable with Respect to EA's Retained Interest in EA.com is equal to 32,000,000, the Retained Interest Percentage is 100% and the Outstanding Interest Percentage is 0%.

Offering of Class B Common Stock

   The following illustrations reflect an assumed issuance and sale by Electronic Arts of 8,000,000 shares of Class B common stock.

 Offering for Account of EA.com

   Assume the issuance is attributed to EA.com as an increase in its equity, with the net proceeds credited solely to EA.com (as is currently intended with respect to the initial issuance of shares of Class B common stock to AOL and News America Incorporated, for example).

     Share previously issued and outstanding...........................         0
     Newly issued shares for account of EA.com......................... 8,000,000
                                                                        ---------
       Total issued and outstanding after the Offering................. 8,000,000
                                                                        =========

  . The Number of Shares Issuable with Respect to EA's Retained Interest in EA.com (32,000,000) would remain unchanged.

  . As a result, the issued and outstanding shares (8,000,000) would represent an Outstanding Interest Fraction of 20%, calculated as follows:

                                   8,000,000
                               ----------------
                             8,000,000 + 32,000,000

     The Retained Interest Fraction would accordingly be about 80%.

  . In this case, in the event of any dividend or other distribution paid on the outstanding shares of Class B common stock (other than a dividend or other distribution payable in shares of Class B common stock), we would transfer to EA from EA.com an amount equal to 400% (representing the ratio of the Number of Shares Issuable with Respect to EA's Retained Interest in EA.com (32,000,000) to the total number of shares of Class B common stock issued and outstanding (8,000,000)) of the aggregate amount of such dividend or distribution.

 Offering for Account of EA

   Assume the issuance is attributed to EA in respect of its Retained Interest, with the net proceeds credited solely to EA.

     Share previously issued and outstanding...........................         0
     Newly issued shares for account of EA............................. 8,000,000
                                                                        ---------
       Total issued and outstanding after the Offering................. 8,000,000
                                                                        =========

  . The Number of Shares Issuable with Respect to EA's Retained Interest in EA.com would decrease by the number of shares of Class B common stock sold for the account of EA.

     Number of Shares Issuable with Respect to EA's Retained
      Interest in EA.com prior to such issuance................... 32,000,000
     Shares issued................................................  8,000,000
                                                                   ----------
     Number of Shares Issuable with Respect to EA's Retained
      Interest in EA.com after such issuance...................... 24,000,000
                                                                   ==========

  . As a result, the issued and outstanding shares (8,000,000) would represent an Outstanding Interest Fraction of 25%, calculated as follows:

                                   8,000,000
                               ----------------
                             8,000,000 + 24,000,000

     The Retained Interest Percentage would accordingly be 75%.

  . In this case, in the event of any dividend or other distribution paid on the outstanding shares of Class B common stock (other than a dividend or other distribution payable in shares of Class B common stock), we would transfer to EA from EA.com an amount equal to 300% (representing the ratio of the Number of Shares Issuable with Respect to EA's Retained Interest in EA.com (24,000,000) to the total number of shares of Class B common stock issued and outstanding (8,000,000)) of the aggregate amount of such dividend or distribution. If, for example, a dividend of $0.20 per share were declared and paid on the 8,000,000 shares of Class B common stock outstanding (an aggregate of $1,600,000), EA.com would transfer $4,800,000 to EA.

Additional Offering of Class B Common Stock

   The following illustrations reflect an assumed issuance of an additional 8,000,000 shares of Class B common stock after the assumed initial issuance of 8,000,000 shares for the account of EA.com.

 Additional Offering for Account of EA

   Assume the issuance is attributed to EA in respect of its Retained Interest, with the net proceeds credited solely to EA.

     Share previously issued and outstanding..........................  8,000,000
     Newly issued shares for account of EA............................  8,000,000
                                                                       ----------
       Total issued and outstanding after the Offering................ 16,000,000
                                                                       ==========

  . The Number of Shares Issuable with Respect to EA's Retained Interest in EA.com would decrease by the number of shares of Class B common stock issued for the account of EA.

     Number of Shares Issuable with Respect to EA's Retained
      Interest in EA.com prior to the Offering.................... 32,000,000
     Shares issued in the Offering................................  8,000,000
                                                                   ----------
     Number of Shares Issuable with Respect to EA's Retained
      Interest in EA.com after the Offering....................... 24,000,000
                                                                   ==========

  . As a result, the total issued and outstanding shares (16,000,000) would in the aggregate represent an Outstanding Interest Fraction of 40%, calculated as follows:

                                   16,000,000
                               -----------------
                            16,000,000 + 24,000,000

     The Retained Interest Fraction would accordingly be reduced to 60%.

  . In this case, in the event of any dividend or other distribution paid on the outstanding shares of Class B common stock (other than a dividend or other distribution payable in shares of Class B common stock), we would transfer to EA from EA.com an amount equal to 150% (representing the ratio of the Number of Shares Issuable with Respect to EA's Retained Interest in EA.com (24,000,000) to the total number of shares of Class B common stock issued and outstanding (16,000,000)) of the aggregate amount of such dividend or distribution.

 Additional Offering for Account of EA.com

   Assume the issuance is attributed to EA.com as an increase in its equity, with the net proceeds credited solely to EA.com.

     Share previously issued and outstanding..........................  8,000,000
     Newly issued shares for account of EA.com........................  8,000,000
                                                                       ----------
       Total issued and outstanding after the Offering................ 16,000,000
                                                                       ==========

  . The Number of Shares Issuable with Respect to EA's Retained Interest in EA.com (32,000,000) would remain unchanged.

  . As a result, the total issued and outstanding shares (16,000,000) would in the aggregate represent an Outstanding Interest Fraction of about 33.3%, calculated as follows:

                                   16,000,000
                               -----------------
                            16,000,000 + 32,000,000

     The Retained Interest Percentage would accordingly be reduced to about
     66.7%.

  . In this case, in the event of any dividend or other distribution paid on the outstanding shares of Class B common stock (other than a dividend or other distribution payable in shares of Class B common stock), we would transfer to EA from EA.com an amount equal to 200% (representing the ratio of the Number of Shares Issuable with Respect to EA's Retained Interest in EA.com (32,000,000) to the total number of shares of Class B common stock issued and outstanding (16,000,000)) of the aggregate amount of such dividend or distribution.

Offerings of Convertible Securities

   If we were to issue any securities convertible into or exercisable for shares of Class B common stock, the Outstanding Interest Fraction and the Retained Interest Fraction would be unchanged at the time of such issuance. If any shares of Class B common stock were issued upon conversion or exercise of such securities, however, then the Outstanding Interest Fraction and the Retained Interest Fraction would be affected as shown above under "Additional Offering for Account of EA", if such securities were attributed to EA, or under "Additional Offering for Account of EA.com", if such securities were attributed to EA.com.

Repurchases of Class B Common Stock

   The following illustrations reflect an assumed repurchase by Electronic Arts of 4,000,000 shares of Class B common stock after the assumed initial issuance of 8,000,000 shares of Class B common stock for the account of EA.com.

 Repurchase for the Account of EA

   Assume the repurchase is attributed to EA as an increase in its Retained Interest in EA.com, with the cost charged solely against EA.

     Share previously issued and outstanding........................... 8,000,000
     Shares repurchased for account of EA.............................. 4,000,000
                                                                        ---------
       Total issued and outstanding after repurchase................... 4,000,000
                                                                        =========

  . The Number of Shares Issuable with Respect to EA's Retained Interest in EA.com would be increased by the number of any shares of Class B common stock repurchased for the account of EA.

     Number of Shares Issuable with Respect to EA's Retained
      Interest in EA.com prior to repurchase...................... 32,000,000
     Number of shares repurchased for the account of EA...........  4,000,000
                                                                   ----------
     Number of Shares Issuable with Respect to EA's Retained
      Interest in EA.com after repurchase......................... 36,000,000
                                                                   ==========

  . As a result, the total issued and outstanding shares (4,000,000) would in the aggregate represent an Outstanding Interest Fraction of 10%, calculated as follows:

                                   4,000,000
                               ----------------
                             4,000,000 + 36,000,000

     The Retained Interest Percentage would accordingly be increased to 90%.

 Repurchase for Account of EA.com without Participation by EA

   Assume the repurchase is attributed to EA.com, with the cost being charged solely against EA.com. Further assume that the Board does not determine to transfer assets from EA.com to EA to hold constant the Outstanding Interest Fraction and Retained Interest Fraction.

     Share previously issued and outstanding........................... 8,000,000
     Shares repurchased for account of EA.com.......................... 4,000,000
                                                                        ---------
       Total issued and outstanding after repurchase................... 4,000,000
                                                                        =========

  . The Number of Shares Issuable with Respect to EA's Retained Interest in EA.com (32,000,000) would remain unchanged.

  . As a result, the total issued and outstanding shares (4,000,000) would in the aggregate represent an Outstanding Interest Fraction of about 11%, calculated as follows:

                                   4,000,000
                               ----------------
                             4,000,000 + 32,000,000

     The Retained Interest Percentage would accordingly be increased to about
     89%.

 Repurchase for Account of EA.com with Participation by EA

   Assume the repurchase is attributed to EA.com, with the cost being charged solely against EA.com. Further assume that the repurchase is made in connection with a tender offer for 4,000,000, or 50%, of the then outstanding shares at a price of $10.00 per share, and that the Board determines to transfer cash or other assets from EA.com to EA to hold constant the Outstanding Interest Fraction and Retained Interest Fraction.

     Share previously issued and outstanding........................... 8,000,000
     Shares repurchased for account of EA.com.......................... 4,000,000
                                                                        ---------
       Total issued and outstanding after repurchase................... 4,000,000
                                                                        =========

  . In order to hold constant the Outstanding Interest Fraction and Retained Interest Fraction, the Board could determine that the Market Value of a share of Class B common stock in this context is $10.00 and transfer from EA.com to EA an amount of cash or other assets equal to 400% (representing the ratio of the Number of Shares Issuable with Respect to EA's Retained Interest in EA.com (32,000,000) to the total number of shares of Class B common stock issued and outstanding (8,000,000), in each case immediately prior to the repurchase) of the aggregate amount of the cash paid in the tender offer to holders of outstanding shares of Class B common stock ($40,000,000), or a total of $160,000,000.

  . In that case, the Number of Shares Issuable with Respect to EA's Retained Interest in EA.com (32,000,000) would decrease by the amount of cash so transferred ($160,000,000) divided by the Market Value per share of Class B common stock ($10.00).

     Number of Shares Issuable with Respect to EA's Retained
      Interest in EA.com prior to transfer.......................... 32,000,000
     Adjustment in respect of EA's Retained Interest to reflect transfer to EA of funds theretofore allocated to EA.com....... 16,000,000
                                                                     ----------
     Number of Shares Issuable with Respect to EA's Retained
      Interest in EA.com after transfer............................. 16,000,000
                                                                     ==========

  . As a result, the total issued and outstanding shares (4,000,000) would in the aggregate continue to represent an Outstanding Interest Fraction of 20%, calculated as follows:

                                   4,000,000
                               ----------------
                             4,000,000 + 16,000,000

     The Retained Interest Percentage would accordingly continue to be 80%.

  . Assuming that the Board transferred only half of the $160,000,000 amount, or $80,000,000, from EA.com to EA, the Number of Shares Issuable with Respect to EA's Retained Interest in EA.com (32,000,000) would decrease by the amount of cash so transferred ($80,000,000) divided by the Market Value per share of Class B common stock ($10.00).

     Number of Shares Issuable with Respect to EA's Retained
      Interest in EA.com prior to transfer.......................... 32,000,000
     Adjustment in respect of EA's Retained Interest to reflect transfer to EA of cash theretofore allocated to EA.com........  8,000,000
                                                                     ----------
     Number of Shares Issuable with Respect to EA's Retained
      Interest in EA.com after transfer............................. 24,000,000
                                                                     ==========

  . In that case, as a result, the total issued and outstanding shares (4,000,000) would in the aggregate represent an Outstanding Interest Fraction of about 14%, calculated as follows:

                                   4,000,000
                               ----------------
                             4,000,000 + 24,000,000

     The Retained Interest Percentage would accordingly be increased to about
     86%.

Class B Common Stock Dividends

   The following illustrations reflect assumed dividends of Class B common stock on outstanding shares of Class A common stock and outstanding shares of Class B common stock, respectively, after the assumed initial issuance of 8,000,000 shares of Class B common stock for the account of EA.com.

 Class B Common Stock Dividend on Class A Common Stock

   Assume 80,000,000 shares of Class A common stock are outstanding and Electronic Arts declares a dividend of 1/20 of a share of Class B common stock on each outstanding share of Class A common stock.

     Shares previously issued and outstanding.........................  8,000,000
     Newly issued shares for account of EA............................  4,000,000
                                                                       ----------
       Total issued and outstanding after dividend.................... 12,000,000
                                                                       ==========

  . Any dividend of shares of Class B common stock to the holders of shares of Class A common stock would be treated as a reduction in the Number of Shares Issuable with Respect to EA's Retained Interest in EA.com.

     Number of Shares Issuable with Respect to EA's Retained
      Interest in EA.com prior to dividend........................  32,000,000
     Number of shares distributed on outstanding shares of Class A
      common stock for account of EA..............................   4,000,000
                                                                    ----------
     Number of Shares Issuable with Respect to EA's Retained
      Interest in EA.com after dividend...........................  28,000,000
                                                                    ==========

  . As a result, the total issued and outstanding shares (12,000,000) would in the aggregate represent an Outstanding Interest Fraction of 30%, calculated as follows:

                                   12,000,000
                               ----------------
                            12,000,000 + 28,000,000

     The Retained Interest Fraction would accordingly be reduced to 70%. Note, however, that after the dividend, the holders of Class A common stock would also hold 4,000,000 shares of Class B common stock, which would be intended to represent a 10% interest in the value attributable to EA.com.

 Class B Common Stock Dividend on Class B Common Stock

   Assume Electronic Arts declares a dividend of 1/4 of a share of Class B common stock on each outstanding share of Class B common stock.

     Share previously issued and outstanding..........................  8,000,000
     Newly issued shares for account of EA.com........................  2,000,000
                                                                       ----------
       Total issued and outstanding after dividend.................... 10,000,000
                                                                       ==========

  . The Number of Shares Issuable with Respect to EA's Retained Interest in EA.com would be increased proportionately to reflect the stock dividend payable in shares of Class B common stock to holders of shares of Class B common stock. That is, the Number of Shares Issuable with Respect to EA's Retained Interest in EA.com would be increased by a number equal to 400% (representing the ratio of the Number of Shares Issuable with Respect to EA's Retained Interest in EA.com (32,000,000) to the number of shares of Class B common stock issued and outstanding (8,000,000), in each case immediately prior to such dividend) of the aggregate number of shares issued in connection with such dividend (2,000,000), or 8,000,000.

     Number of Shares Issuable with Respect to EA's Retained
      Interest in EA.com prior to dividend.......................... 32,000,000
     Adjustment in respect of EA's Retained Interest to reflect shares distributed on outstanding shares of EA.com Stock......  8,000,000
                                                                     ----------
     Number of Shares Issuable with Respect to EA's Retained
      Interest in EA.com after dividend............................. 40,000,000
                                                                     ==========

  . As a result, the total issued and outstanding shares (10,000,000) would in the aggregate continue to represent an Outstanding Interest Fraction of 20%, calculated as follows:

                                   10,000,000
                               ----------------
                            10,000,000 + 40,000,000

     The Retained Interest Fraction would accordingly continue to be 80%.

Capital Transfers of Cash or Other Assets between EA and EA.com

 Capital Contribution of Cash or Other Assets from EA to EA.com

   The following illustration reflects the assumed contribution by EA to EA.com, after the assumed initial issuance of 8,000,000 shares of Class B common stock for the account of EA.com, of $80,000,000 of assets allocated to EA at a time when the Market Value of the Class B common stock is $10.00 per share.

     Share previously issued and outstanding........................... 8,000,000
     Newly issued shares...............................................         0
                                                                        ---------
       Total issued and outstanding after contribution................. 8,000,000
                                                                        =========

  . The Number of Shares Issuable with Respect to EA's Retained Interest in EA.com would be increased to reflect the contribution to EA.com of assets theretofore allocated to EA by a number equal to the value of the assets contributed ($80,000,000) divided by the Market Value of Class B common stock at that time ($10.00), or 8,000,000 shares.

     Number of Shares Issuable with Respect to EA's Retained
      Interest in EA.com prior to contribution.................... 32,000,000
     Increase to reflect contribution to EA.com of assets
      allocated to EA.............................................  8,000,000
                                                                   ----------
     Number of Shares Issuable with Respect to EA's Retained
      Interest in EA.com after contribution....................... 40,000,000
                                                                   ==========

  . As a result, the total issued and outstanding shares (8,000,000) would in the aggregate represent an Outstanding Interest Fraction of about 16.7%, calculated as follows:

                                   8,000,000
                               ----------------
                             8,000,000 + 40,000,000


     The Retained Interest Fraction would accordingly be increased to about
     83.3%.

 Return of Capital Transfer of Cash or Other Assets from EA.com to EA

   The following illustration reflects the assumed transfer by EA.com to EA, after the assumed initial issuance of 8,000,000 shares of Class B common stock for the account of EA.com, of $40,000,000 of assets allocated to EA.com on a date on which the Market Value of Class B common stock is $10.00 per share.

     Share previously issued and outstanding........................... 8,000,000
     Newly issued shares...............................................         0
                                                                        ---------
       Total issued and outstanding after contribution................. 8,000,000
                                                                        =========

  . The Number of Shares Issuable with Respect to EA's Retained Interest in EA.com would be decreased to reflect the transfer to EA of assets theretofore allocated to EA.com by a number equal to the value of the assets transferred ($40,000,000) divided by the Market Value of Class B common stock at that time ($10.00), or 4,000,000 shares.

     Number of Shares Issuable with Respect to EA's Retained
      Interest in EA.com prior to contribution.................... 32,000,000
     Decrease to reflect transfer to EA of assets allocated to
      EA.com......................................................  4,000,000
                                                                   ----------
     Number of Shares Issuable with Respect to EA's Retained
      Interest in EA.com after contribution....................... 28,000,000
                                                                   ==========

  . As a result, the total issued and outstanding shares (8,000,000) would in the aggregate represent an Outstanding Interest Fraction of about 22.2%, calculated as follows:

                                   8,000,000
                               ----------------
                             8,000,000 + 28,000,000

     The Retained Interest Fraction would accordingly be decreased to about
     77.8%.

                                                                     APPENDIX II

                    PROPOSAL 1--THE TRACKING STOCK PROPOSAL

               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                              ELECTRONIC ARTS INC.

   Electronic Arts Inc., a Delaware corporation, hereby certifies that:

   1. The name of the corporation is Electronic Arts Inc. The date of filing its original Certificate of Incorporation with the Secretary of State was May 8, 1991.

   2. This Amended and Restated Certificate of Incorporation of the corporation attached hereto as Exhibit "A," which is incorporated herein by this reference, and which restates, integrates and further amends the provisions of the Certificate of Incorporation of this corporation as heretofore amended or supplemented, has been duly adopted by the corporation's Board of Directors and a majority of the stockholders in accordance with Sections 242 and 245 of the Delaware General Corporation Law.

   IN WITNESS WHEREOF, said corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its duly authorized officer and the foregoing facts stated herein are true and correct.

Dated: __________________________         ELECTRONIC ARTS INC.

                                          By: _________________________________

                                          Name: _______________________________

                                          Title: ______________________________

                                  EXHIBIT "A"

               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                              ELECTRONIC ARTS INC.

                                   ARTICLE I

   The name of the corporation is Electronic Arts Inc. (the "Company").

                                   ARTICLE II

   The address of the registered office of the Company in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at that address is The Company Trust Company.

                                  ARTICLE III

   The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                   ARTICLE IV

   The total number of shares of stock of all classes which the Company is authorized to issue is 510,000,000 shares, consisting of 400,000,000 shares of Class A Common Stock, par value $0.01 per share ("Class A Common Stock"), 100,000,000 shares of Class B Common Stock, par value $0.01 per share ("Class B Common Stock"), and 10,000,000 shares of Preferred Stock, par value $0.01 per share. Effective upon the filing of this Amended and Restated Certificate of Incorporation, each share of common stock outstanding immediately prior thereto shall thereupon automatically be re-classified as one share of Class A Common Stock (and outstanding certificates that had theretofore represented shares of common stock shall thereupon represent an equivalent number of shares of Class A Common Stock despite the absence of any indication thereon to that effect).

   The Board of Directors is authorized, subject to any limitations prescribed by the law of the State of Delaware, to provide for the issuance of Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof, and to increase or decrease the shares of any such series (but not below the number of shares of such series then outstanding).

                                   ARTICLE V

   The rights, preferences, privileges and restrictions granted to and imposed on the Class A Common Stock and the Class B Common Stock are as follows:

   1. Definitions. For purposes of this Article V, the following definitions apply:

       1.1 "All or Substantially All of the Assets" of either Group means a portion of such assets that represents at least 80% of the then-current Fair Value of the assets of such Group.

       1.2 "Available Dividend Amount" shall mean for EA or EA.com, as the case may be, on any day on which dividends are paid on shares of Class A Common Stock or Class B Common Stock, respectively, the amount that would, immediately prior to the payment of such dividends, be legally available for the payment of dividends on shares of EA's or EA.com's common stock under Delaware law if (a) EA and EA.com were each a single, separate Delaware corporation, (b) EA had outstanding (i) a number of shares of common stock, par value $0.01 per share, equal to the number of shares of Class A Common Stock that are then outstanding and (ii) a number of shares of preferred stock, par value $0.01 per share, equal to the number of shares of Preferred Stock that are then outstanding, (c) EA.com had outstanding (i) a number of shares of common stock, par value $0.01 per share, equal to the number of shares of Class B Common Stock that are then outstanding plus the Number of Shares Issuable with Respect to EA's Retained Interest in EA.com and (ii) no shares of preferred stock, and (d) EA owned a number of shares of such common stock of EA.com equal to the Number of Shares Issuable with Respect to EA's Retained Interest in EA.com.

       1.3 "Board" shall mean the Board of Directors of the Company.

       1.4 "Class A Common Stock" shall mean the Class A Common Stock, par value $0.01 per share, of the Company. For purposes of this Article V the Class A Common Stock is deemed to relate to EA.

       1.5 "Class B Common Stock" shall mean the Class B Common Stock, par value $0.01 per share, of the Company. For purposes of this Article V the Class B Common Stock is deemed to relate to EA.com.

       1.6 "common stock" shall mean the Class A Common Stock and the Class B Common Stock of the Company.

       1.7 "Company" shall mean this corporation.

       1.8 "Disposition" shall mean a sale, transfer, assignment or other disposition (whether by merger, consolidation, sale or otherwise) of All or Substantially All of the Assets of a Group to one or more persons or entities, in one transaction or a series of related transactions.

       1.9 "EA" shall mean (a) all of the businesses, assets and liabilities of the Company and its subsidiaries, other than the businesses, assets and liabilities of EA.com, and (b) a proportionate interest in EA.com (after giving effect to any options, other securities or debt issued or incurred by the Company and attributed to EA.com) equal to the Retained Interest Fraction; provided, however, that: (i) the Company may transfer assets from one Group to another Group in return for other assets or services rendered by that other Group in the ordinary course of business or in accordance with policies established by the Board from time to time, and (ii) if the Company transfers cash, other assets or securities to holders of shares of Class B Common Stock as a dividend or other distribution on shares of the Class B Common Stock (other than a dividend or distribution payable in shares of Class B Common Stock), or as payment in a redemption required by Section 3 of this Article V, then the Board shall transfer from EA.com to EA cash or other assets having a Fair Value equal to the aggregate Fair Value of the cash, other assets or securities so transferred to holders of the Class B Common Stock times the Retained Interest Proportion with respect to EA.com as of the record date for such dividend or distribution, or on the date of such redemption, as the case may be.

       1.10 "EA.com" means all of the businesses, assets and liabilities of EA.com Inc., a Delaware corporation ("EA.com") and its subsidiaries, including
(a) any businesses, assets or liabilities of the Company or any of its subsidiaries that the Company has, as of the Effective Date, transferred to EA.com, (b) any businesses, assets or liabilities acquired or incurred by the Company or any of its subsidiaries after the Effective Date that the Company transfers to EA.com or that the Company otherwise transfers to EA.com in accordance with policies established from time to time by the Board and (c) the rights and obligations of EA.com under any inter-Group debt deemed to be owed to or by EA.com (as such rights and obligations are defined in accordance with policies established from time to time by the Board); provided, however, that the

Company may transfer assets from one Group to the other Group as provided in clauses (i) and (ii) in Section 1.9 above.

       1.11 "Effective Date" shall mean the date on which this Amended and Restated Certificate of Incorporation becomes effective under Delaware law.

       1.12 "Exempt Disposition" shall mean any of the following: (a) a Disposition in connection with the liquidation, dissolution or winding-up of the Company and the distribution of assets to stockholders, (b) a Disposition to any person or entity controlled by the Company (as determined by the Board in its sole discretion), (c) a dividend, out of EA.com's assets, to holders of Class B Common Stock (and a transfer of a corresponding amount of EA.com's assets to EA as required pursuant to clause (ii) of the proviso to the definition of EA above), (d) a dividend, out of EA's assets, to holders of Class A Common Stock and (e) any other Disposition, if (i) at the time of the Disposition there are no shares of Class A Common Stock outstanding, (ii) at the time of the Disposition there are no shares of Class B Common Stock outstanding, or (iii) before the 30th Trading Day following the Disposition the Company has mailed a notice stating that it is exercising its right to exchange all of the outstanding shares of Class B Common Stock for newly issued shares of Class A Common Stock as contemplated under Section 3.2 of this Article V.

       1.13 "Fair Value" shall mean (a) in the case of cash, the amount thereof, (b) in the case of capital stock that is Publicly Traded, the Market Value thereof and (c) in the case of other assets or securities, the fair market value thereof as determined in good faith by the Board in consultation with outside valuation or appraisal experts selected by the Board in good faith (which determination shall be conclusive and binding on all stockholders).

       1.14 "Group" shall mean EA or EA.com.

       1.15 "Market Value" of a share of any class or series of capital stock on any Trading Day means the average of the high and low reported sales prices of a share of such class or series on such Trading Day or, in case no such reported sale takes place on such Trading Day, the average of the reported closing bid and asked prices of a share of such class or series on such Trading Day, in either case as reported on the New York Stock Exchange ("NYSE") Composite Tape or, if the shares of such class or series are not listed or admitted to trading on the NYSE on such Trading Day, on the principal national securities exchange on which the shares of such class or series are listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange on such Trading Day, on the Nasdaq National Market ("Nasdaq NM") or, if the shares of such class or series are not listed or admitted to trading on any national securities exchange or quoted on the Nasdaq NM on such Trading Day, the average of the closing bid and asked prices of a share of such class or series in the over-the-counter market on such Trading Day as furnished by any NYSE member firm selected from time to time by the Company or, if such closing bid and asked prices are not made available by any such NYSE member firm on such Trading Day, the Fair Value of a share of such class or series; provided, that, for purposes of determining the average Market Value of a share of any class or series of capital stock for any period, (a) the "Market Value" of a share of any class or series of capital stock on any day prior to any "ex-dividend" date or any similar date occurring during such period for any dividend or distribution (other than any dividend or distribution contemplated by clause (b)(ii) of this sentence) paid or to be paid with respect to such capital stock shall be reduced by the Fair Value of the per share amount of such dividend or distribution and (b) the "Market Value" of a share of any class or series of capital stock on any day prior to (i) the effective date of any subdivision (by stock split or otherwise) or combination (by reverse stock split or otherwise) of outstanding shares of such class or series of capital stock occurring during such period or (ii) any "ex-dividend" date or any similar date occurring during such period for any dividend or distribution with respect to such capital stock to be made in shares of such class or series of capital stock or convertible securities that are convertible, exchangeable or exercisable for such class or series of capital stock shall be appropriately adjusted, as determined by the Board, to reflect such subdivision, combination, dividend or distribution; and provided further, if (a) the Company repurchases outstanding shares of Class B Common Stock (other than by virtue of a pro rata distribution on all outstanding shares of Class B Common Stock) and the Board attributes that repurchase (and the consideration therefore) to EA.com and (b) the Company determines to transfer to EA cash or other assets of EA.com in order to avoid a change in the Retained Interest Fraction, the "Market Value" of a share of Class B Common Stock used to compute the corresponding reduction in the Number of Shares Issuable with Respect to EA's Retained Interest in EA.com will equal the Fair Value of the consideration paid per share of Class B Common Stock so repurchased; and provided further, if the Company redeems a portion of the outstanding shares of Class B Common Stock (and the Company transfers to EA cash or other assets of EA.com in the manner required by clause (ii) of the proviso to the definition of EA above), the "Market Value" of a share Class B Common Stock used to compute the corresponding reduction in the Number of Shares Issuable with Respect to EA's Retained Interest in EA.com will equal the Fair Value of the consideration paid per share of Class B Common Stock so redeemed.

       1.16 "Net Proceeds" of a Disposition of a Group means the positive amount, if any, remaining from the gross proceeds of such Disposition after any payment of, or reasonable provision (as determined in good faith by the Board at the time of the Disposition, which determination will be conclusive and binding on all stockholders) for, (a) any taxes payable by the Company or any subsidiary in respect of such Disposition or which would have been payable but for the utilization of tax benefits attributable to the Group not the subject of the Disposition, (b) any taxes payable by the Company in respect of any resulting dividend or redemption, (c) any transaction costs, including, without limitation, any legal, investment banking and accounting fees and expenses and
(d) any liabilities (contingent or otherwise) of, attributed to or related to, such Group, including, without limitation, any liabilities for deferred taxes or any indemnity or guarantee obligations which are outstanding or incurred in connection with the Disposition or otherwise, any liabilities for future purchase price adjustments and any obligations with respect to outstanding securities (other than common stock) attributed to such Group as determined in good faith by the Board.

       1.17 "Number of Shares Issuable with Respect to EA's Retained Interest" shall mean, with respect to EA.com, initially the number the Board designates (prior to the time the Company first issues shares of the Class B Common Stock) as the number of shares of Class B Common Stock that could be issued by the Company for the account of EA in respect of its retained interest in EA.com, as authorized by Article IV; provided, however, that such number as in effect from time to time shall automatically be adjusted as required by Section 6 of this
Article V.

       1.18 "Outstanding Interest Fraction" shall mean, (i) with respect to EA, at any time of determination, 1 and (ii) with respect to EA.com, at any time of determination, a fraction the numerator of which shall be the number of shares of the series of Class B Common Stock outstanding on such date and the denominator of which shall be the sum of the number of shares of Class B Common Stock outstanding on such date and the Number of Shares Issuable with Respect to EA's Retained Interest in EA.com.

       1.19 "Publicly Traded" with respect to any security means (a) registered under Section 12 of the Securities Exchange Act of 1934, as amended (or any successor provision of law), and (b) listed for trading on the NYSE (or any other national securities exchange registered under Section 7 of the Securities Exchange Act of 1934, as amended (or any successor provision of law)) or listed on the Nasdaq NM (or any successor market system).

       1.20 "Qualified Public Offering" shall mean the closing of a firm commitment underwritten public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, covering the offer and sale of the Class B Common Stock.

       1.21 "Retained Interest Proportion" shall mean with respect to EA.com, at any time of determination, a fraction the numerator of which shall be the Number of Shares Issuable with Respect to EA's Retained Interest in EA.com and the denominator of which shall be the number of shares of the Class B Common Stock outstanding on such date.

       1.22 "Retained Interest Fraction" shall mean with respect to EA.com, at any time of determination, a fraction the numerator of which shall be the Number of Shares Issuable with Respect to EA's Retained Interest in EA.com and the denominator of which shall be the sum of the number of shares of the Class B Common Stock outstanding on such date and the Number of Shares Issuable with Respect to EA's Retained Interest in EA.com.

       1.23 "Trading Day" shall mean each weekday on which the relevant security (or, if there are two relevant securities, each relevant security) is traded on the principal national securities exchange on which it is listed or admitted to trading or on the Nasdaq NM or, if such security is not listed or admitted to trading on a national securities exchange or quoted on the Nasdaq NM, traded in the principal over-the-counter market in which it trades.

   2. Dividend Rights.

       2.1 Dividends Payable at Discretion of Board. Subject to any preferences and relative, participating, optional or other special rights of any outstanding class or series of preferred stock of the Company and any qualifications or restrictions on any class of common stock created thereby, dividends may be declared and paid upon any class of common stock, upon the terms with respect to each such class, and subject to the limitations provided for below in this Section 2, as the Board may determine.

       2.2 Limitations. Dividends on any class of common stock may be declared and paid only out of the lesser of (i) the funds of the Company legally available therefore and (ii) in the case of the Class A Common Stock, the Available Dividend Amount for EA, and, in the case of Class B Common Stock, the Available Dividend Amount for EA.com.

       2.3 Discrimination in Dividends Between Classes of common stock. The Board, subject to the provisions of Section 2.1, may at any time declare and pay dividends exclusively on a single class of common stock, or on both classes of common stock, in equal or unequal amounts, notwithstanding the relative amounts of the Available Dividend Amount with respect to EA or EA.com, the amount of dividends previously declared on any class, the respective voting or liquidation rights of any class or any other factor.

       2.4 Share Distributions. Except as permitted by Section 3, the Board may declare and pay dividends or distributions of shares of any class of common stock (or securities convertible into or exchangeable or exercisable for shares of any class of common stock) on shares of a class of common stock or on shares of a class or series of preferred stock of the Company only as follows: (i) dividends or distributions of shares of a class of common stock (or securities convertible into or exchangeable or exercisable for shares of a class of common stock) on shares of the same class of common stock or on shares of preferred stock convertible into the same class of common stock; and (ii) dividends or distributions of shares of Class B Common Stock (or securities convertible into or exchangeable or exercisable for shares of Class B Common Stock) on shares of Class A Common Stock or on shares of preferred stock convertible into Class A Common Stock, but only if the sum of (1) the number of shares of Class B Common Stock to be so issued (or the number of such shares which would be issuable upon conversion, exchange or exercise of any securities to be so issued) and
(2) the number of shares of Class B Common Stock which are issuable upon conversion, exchange or exercise of any securities then outstanding that are held by EA is less than or equal to the Number of Shares Issuable with Respect to EA's Retained Interest in EA.com at such time, and provided that in such event the Number of Shares Issuable with Respect to EA's Retained Interest in EA.com shall be decreased by the number of shares of Class B Common Stock so issued. For purposes of this Section 2.4, any outstanding securities that are convertible into or exchangeable or exercisable for any other securities which are themselves convertible into or exchangeable or exercisable for Class B Common Stock (or other securities that are so convertible, exchangeable or exercisable) shall be deemed to have been converted, exchanged or exercised in full for such securities.

   3. Mandatory Dividend, Redemption or Exchange on Disposition of All or Substantially All of the Assets; Exchange of Class B Common Stock for Class A Common Stock or for Stock of a Subsidiary at the Company's Option; Optional Redemption of Class B Common Stock.

       3.1 Mandatory Dividend, Redemption or Exchange.

          3.1.1 In the event of a Disposition of All or Substantially All of the Assets of EA.com (other than an Exempt Disposition), the Company shall, on or prior to the 85th Trading Day after the consummation of such Disposition, either: (x) declare and pay a dividend to holders of the Class B Common Stock (in cash, securities (other than common stock) or other property, or a combination thereof), subject to the limitations on dividends set forth under
Section 2 of this Article V, in an amount having a Fair Value equal to the product of the Outstanding Interest Fraction with respect to such EA.com and the Fair Value of the Net Proceeds of such Disposition; (y) redeem from holders of the Class B Common Stock, for cash, securities (other than common stock) or other property (or a combination thereof) in an amount equal to the product of the Outstanding Interest Fraction with respect to EA.com and the Fair Value of the Net Proceeds of such Disposition, all of the outstanding shares of the Class B Common Stock (or, if EA.com continues after such Disposition to own any material assets other than the proceeds of such Disposition, a number of shares of Class B Common Stock (rounded, if necessary, to the nearest whole number) having an aggregate average Market Value, during the 20 consecutive Trading Day period beginning on (and including) the 16th Trading Day immediately following the date on which the Disposition is consummated, equal to such Fair Value); or
(z) issue, in exchange for all of the outstanding shares of the Class B Common Stock, a number of shares of the Class A Common Stock (rounded, if necessary, to the nearest whole number) having an aggregate value equal to 115% of the aggregate value of all of the outstanding shares of the Class B Common Stock (where in each case value is based on the average Market Value of a share of the relevant series of common stock during the 20 consecutive Trading Day period beginning on (and including) the 16th Trading Day immediately following the date on which the Disposition is consummated).

          3.1.2 At any time within one year after completing any dividend or partial redemption pursuant to (x) or (y) of the preceding sentence, the Company may issue, in exchange for all of the remaining outstanding shares of the Class B Common Stock, a number of shares of the Class A Common Stock (rounded, if necessary, to the nearest whole number) having an aggregate value equal to 115% of the aggregate value of all of the outstanding shares of the Class B Common Stock (where in each case value is based on the average Market Value of a share of the relevant series of common stock during the 20 consecutive Trading Day period ending on (and including) the 5th Trading Day immediately preceding the date on which the Company mails the notice of exchange to holders of the relevant series).

          3.1.3 For purposes of this Section 3, if a Disposition is consummated in a series of related transactions, such Disposition shall not be deemed to have been completed until consummation of the last of such transactions.

       3.2 Exchange of Stock of a Subsidiary for Class B Common Stock at Company's Option. At any time after a Qualified Public Offering at which all of the assets and liabilities of EA.com (and no other assets or liabilities of the Company or any subsidiary thereof) are held directly or indirectly by one or more wholly owned subsidiaries of the Company (the "EA.com Subsidiaries"), the Board may, provided that there are funds of the Company legally available therefore, declare that all of the outstanding shares of the Class B Common Stock shall be exchanged, as of the exchange date described below, for the number of fully paid and nonassessable shares of common stock of each of such EA.com Subsidiaries as is equal to the product of the Outstanding Interest Fraction with respect to EA.com (determined as of the exchange date) and the number of shares of common stock of each such EA.com Subsidiary as will be outstanding immediately following such exchange. Such shares of common stock of such EA.com Subsidiaries (i) may be delivered directly or indirectly through the delivery of shares of one or more of such EA.com Subsidiaries that own directly or indirectly all of the other shares that are deliverable pursuant to the preceding sentence, and (ii) shall be listed for trading on a national securities exchange or the Nasdaq NM if the Class B Common Stock exchanged therefore is (at such time) so listed. If the Number of Shares Issuable with Respect to EA's Retained Interest in EA.com is greater than zero (so that less than all of the shares of common stock of the EA.com Subsidiaries are being delivered to the holders of Class B Common Stock), the Company may retain the remaining shares of common stock of the EA.com Subsidiaries or distribute those shares as a dividend on Class A Common Stock.

       3.3 Exchange of Class A Common Stock for Class B Common Stock at Company's Option. The Company may, at any time after the first anniversary of a Qualified Public Offering, issue, in exchange for all of the outstanding shares of Class B Common Stock, a number of shares of Class A Common Stock (rounded, if necessary, to the nearest whole number) having an aggregate value equal to 115% of the aggregate value of all of the outstanding shares of Class B Common Stock (where in each case value is based on the average Market Value of a share of the relevant class of common stock during the 20 consecutive Trading Day period ending on (and including) the 5th Trading Day immediately preceding the date on which the Company mails the notice of exchange to holders of the Class B Common Stock).

       3.4 General Dividend, Exchange and Redemption Provisions.

          3.4.1 If the Company completes a Disposition of All or Substantially All of the Assets of EA.com (other than an Exempt Disposition), the Company shall, not more than 10 Trading Days after the consummation of such Disposition, issue a press release specifying (w) the Net Proceeds of such Disposition, (x) the number of shares of the Class B Common Stock then outstanding, (y) the number of shares of Class B Common Stock issuable upon conversion, exchange or exercise of any convertible or exchangeable securities, options or warrants and the conversion, exchange or exercise prices thereof and
(z) the Number of Shares Issuable with Respect to EA's Retained Interest in EA.com. The Company shall, not more than 40 Trading Days after such consummation, announce by press release which of the actions specified in
Section 3.1.1 of this Article V it has determined to take, and upon making that announcement, that determination will be irrevocable. In addition, the Company shall, not more than 40 Trading Days after such consummation and not less than 10 Trading Days before the applicable payment date, redemption date or exchange date, send a notice by first-class mail, postage prepaid, to holders of the relevant class of common stock at their addresses as they appear on the transfer books of the Company, specifying:

              (1) if the Company has determined to pay a special dividend, (A) the record date for such dividend, (B) the payment date of such dividend (which cannot be more than 85 Trading Days after such consummation) and (C) the aggregate amount and type of property to be paid in such dividend (and the approximate per share amount thereof);

              (2) if the Company has determined to undertake a redemption, (A) the date of redemption (which cannot be more than 85 Trading Days after such consummation), (B) the aggregate amount and type of property to be paid as a redemption price (and the approximate per share amount thereof), (C) if less than all shares of the Class B Common Stock are to be redeemed, the number of shares to be redeemed and (D) the place or places where certificates for shares of Class B Common Stock, properly endorsed or assigned for transfer (unless the Company waives such requirement), should be surrendered in return for delivery of the cash, securities or other property to be paid by the Company in such redemption; and

              (3) if the Company has determined to undertake an exchange, (A) the date of exchange (which cannot be more than 85 Trading Days after such consummation), (B) the number of shares of Class A Common Stock to be issued in exchange for each outstanding share of Class B Common Stock and (C) the place or places where certificates for shares of Class B Common Stock, properly endorsed or assigned for transfer (unless the Company waives such requirement), should be surrendered in return for delivery of the Class A Common Stock to be issued by the Company in such exchange.

          3.4.2 If the Company is redeeming less than all of the outstanding shares of the Class B Common Stock pursuant to Section 3.1.1 of this Article V, the Company shall redeem such shares pro rata or by lot or by such other method as the Board determines to be equitable.

          3.4.3 If the Company has determined to complete any exchange described in Section 3.2 or 3.3 of this Article V, the Company shall, not less than 10 Trading Days and not more than 30 Trading Days before the exchange date, send a notice by first-class mail, postage prepaid, to holders of the relevant class of common stock at their addresses as they appear on the transfer books of the Company, specifying (x) the exchange date and the other terms of the exchange and (y) the place or places where certificates for shares of such class of common stock, properly endorsed or assigned for transfer (unless the Company waives such requirement), should be surrendered for delivery of the stock to be issued or delivered by the Company in such exchange.

          3.4.4 Neither the failure to mail any notice required by this Section
3.4 to any particular holder nor any defect therein would affect the sufficiency thereof with respect to any other holder or the validity of any dividend, redemption or exchange contemplated hereby.

          3.4.5 No holder of shares of a class of common stock being exchanged or redeemed shall be entitled to receive any cash, securities or other property to be distributed in such exchange or redemption until such holder surrenders certificates for such shares, properly endorsed or assigned for transfer, at such place as the Company shall specify (unless the Company waives such requirement). As soon as practicable after the Company's receipt of certificates for such shares, the Company shall deliver to the person for whose account such shares were so surrendered, or to the nominee or nominees of such person, the cash, securities or other property to which such person shall be entitled, together with any fractional payment referred to below, in each case without interest. If less than all of the shares of common stock represented by any one certificate is exchanged or redeemed, the Company shall also issue and deliver a new certificate for the shares of such common stock not exchanged or redeemed.

          3.4.6 The Company shall not be required to issue or deliver fractional shares of any capital stock or any other fractional securities to any holder of common stock upon any exchange, redemption, dividend or other distribution described above. If more than one share of common stock shall be held at the same time by the same holder, the Company may aggregate the number of shares of any capital stock that would be issuable or any other securities that would be distributable to such holder upon any such exchange, redemption, dividend or other distribution. If there are fractional shares of any capital stock or any other fractional securities remaining to be issued or distributed to any holder, the Company shall, if such fractional shares or securities are not issued or distributed to such holder, pay cash in respect of such fractional shares or securities in an amount equal to the Fair Value thereof (without interest).

          3.4.7 From and after the date of closing any exchange or redemption contemplated by this Section 3, all rights of a holder of shares of common stock being exchanged or redeemed shall cease except for the right, upon surrender of the certificates theretofore representing such shares, to receive the cash, securities or other property for which such shares were exchanged or redeemed, together with any fractional payment as provided above, in each case without interest (and, if such holder was a holder of record as of the close of business on the record date for a dividend not yet paid, the right to receive such dividend). A holder of shares of common stock being exchanged shall not be entitled to receive any dividend or other distribution with respect to shares of the other class of common stock until after certificates theretofore representing the shares being exchanged are surrendered as contemplated above. Upon such surrender, the Company shall pay to the holder the amount of any dividends or other distributions (without interest) which theretofore became payable with respect to a record date occurring after the exchange, but which were not paid by reason of the foregoing, with respect to the number of whole shares of the other class of common stock represented by the certificate or certificates issued upon such surrender. From and after the date set for any exchange, the Company shall, however, be entitled to treat the certificates for shares of a series of common stock being exchanged that were not yet surrendered for exchange as evidencing the ownership of the number of whole shares of the other class of common stock for which the shares of such common stock should have been exchanged, notwithstanding the failure to surrender such certificates.

          3.4.8 The Company shall pay any and all documentary, stamp or similar issue or transfer taxes that might be payable in respect of the issue or delivery of any shares of capital stock and/or other securities on any exchange or redemption contemplated by this Section 3; provided, however, that the Company shall not be required to pay any tax that might be payable in respect of any transfer involved in the issue or delivery of any shares of capital stock and/or other securities in a name other than that in which the shares so exchanged or redeemed were registered, and no such issue or delivery will be made unless and until the person requesting such issue pays to the Company the amount of any such tax, or establishes to the satisfaction of the Company that such tax has been paid.

          3.4.9 The Company may, subject to applicable law, establish such other rules, requirements and procedures to facilitate any dividend, redemption or exchange contemplated by this Section 3 as the Board may determine to be appropriate under the circumstances.

   4. Voting Rights.

       4.1 General. Subject to section 4.2, at every meeting of stockholders, the holders of Class A Common Stock and the holders of Class B Common Stock shall vote together as a single class on all matters as to which common stockholders generally are entitled to vote, unless a separate vote is required by applicable law. On all such matters for which no separate vote is required,
(a) holders of Class A Common Stock shall be entitled to one vote per share of Class A Common Stock held and (b) holders of Class B Common Stock shall be entitled (i) at any time prior to a Qualified Public Offering, to a number of votes per share of Class B Common Stock held (calculated to the nearest five decimal places) equal to the Market Value of a share of Class B Common Stock on the date the Company first issues shares of Class B Common Stock divided by the average Market Value of a share of Class A Common Stock during the 20 consecutive Trading Day period ending on (and including) the 5th Trading Day before such date, and (ii) at any time after a Qualified Public Offering, to a number of votes per share of Class B Common Stock held (calculated to the nearest five decimal places) equal to the initial public offering price of Class B Common Stock in the Qualified Public Offering divided by the average Market Value of a share of Class A Common Stock during the 20 consecutive Trading Day period ending on (and including) the 5th Trading Day before the date of such Qualified Public Offering.

       4.2 Class B Protective Provisions. So long as any shares of Class B Common Stock remain outstanding, the Company shall not, without the approval of a majority of the Class B Common Stock then outstanding, voting separately as a class: (i) amend its Certificate of Incorporation in any manner that would alter or change the rights, preferences, privileges or restrictions of the Class B Common Stock so as to materially adversely affect the Class B Common Stock, or (ii) increase or decrease (other than by redemption, conversion or exchange) the total number of authorized shares of Class B Common Stock.

   5. Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company, holders of Class A Common Stock and holders of Class B Common Stock shall be entitled to receive in respect of shares of Class A Common Stock and shares of Class B Common Stock their proportionate interests in the net assets of the Company, if any, remaining for distribution to stockholders (after payment of or provision for all liabilities, including contingent liabilities of the Company). Each share of each class of common stock will be entitled to a share of net liquidation proceeds in proportion to the respective liquidation units per share of such class. Each share of Class A Common Stock shall have one liquidation unit and each share of Class B Common Stock shall have a number of liquidation units (including a fraction of one liquidation unit) equal to the quotient (rounded to the nearest five decimal places) of the Market Value of a share of Class B Common Stock on the date the Company first issues shares of Class B Common Stock divided by the average Market Value of a share of Class A Common Stock during the 20 consecutive Trading Day period ending on (and including) the 5th Trading Day before such date. Neither the merger nor consolidation of the Company with any other entity, nor a sale, transfer or lease of all or any part of the assets of the Company, would, alone, be deemed a liquidation, dissolution or winding-up for purposes of this

Section 5. If the Company shall in any manner subdivide (by stock split, reclassification or otherwise) or combine (by reverse stock split, reclassification or otherwise) the outstanding shares of Class A Common Stock or Class B Common Stock, or declare a dividend in shares of either class to holders of such class, the per share liquidation units of either class shall be appropriately adjusted as determined by the Board, so as to avoid dilution (in the aggregate) of the relative liquidation rights of the shares of any class of common stock.

   6. Adjustments to Number of Shares Issuable with Respect to EA's Retained Interest in EA.com. The Number of Shares Issuable with Respect to EA's Retained Interest in EA.com, as in effect from time to time, shall, automatically without action by the Board or any other person, be: (a) adjusted in proportion to any changes in the number of outstanding shares of Class B Common Stock caused by subdivisions (by stock split, reclassification or otherwise) or combinations (by reverse stock split, reclassification or otherwise) of shares of Class B Common Stock or by dividends or other distributions of shares of Class B Common Stock on shares of Class B Common Stock (and, in each such case, rounded, if necessary, to the nearest whole number); (b) decreased by (i) if the Company issues any shares of Class B Common Stock and the Board attributes that issuance (and the proceeds thereof) to EA, the number of shares of Class B Stock so issued, and (ii) if the Board transfers to EA any cash or other assets of EA.com in connection with a redemption of shares of Class B Common Stock (as required pursuant to clause (ii) of the proviso to the definition of EA) or in return for a decrease in the Number of Shares Issuable with Respect to EA's Retained Interest in EA.com, the number (rounded, if necessary, to the nearest whole number) equal to (x) the aggregate Fair Value of such cash or other assets divided by (y) the Market Value of one share of Class B Common Stock as of the date of such transfer; and (c) increased by (i) if the Company repurchases any shares of Class B Common Stock and the Board attributes that repurchase (and the consideration therefore) to EA, the number of shares of Class B Common Stock so repurchased and (ii) if the Board transfers to EA.com any cash or other assets of EA in return for an increase in the Number of Shares Issuable with Respect to EA's Retained Interest in EA.com, the number (rounded, if necessary, to the nearest whole number) equal to (x) the Fair Value of such cash or other assets divided by (y) the Market Value of one share of Class B Common Stock as of the date of such transfer. Neither the Company nor the Board shall take any action that would, as a result of any of the foregoing adjustments, reduce the Number of Shares Issuable with Respect to EA's Retained Interest in EA.com to below zero. Subject to the preceding sentence, the Board may attribute the issuance of any shares of Class B Common Stock (and the proceeds therefrom) or the repurchase of Class B Common Stock (and the consideration therefore) to EA or to EA.com, as the Board determines in its sole discretion; provided, however, that the Board must attribute to EA the issuance of any shares of Class B Common Stock that are issued (1) as a dividend or other distribution on, or as consideration for the repurchase of, shares of Class A Common Stock or (2) as consideration to acquire any assets or satisfy any liabilities attributed to EA.

   7. Determinations by the Board. Subject to applicable law, any determinations made by the Board in good faith under this Amended and Restated Certificate of Incorporation or in any certificate of designation filed pursuant hereto, including without limitation any such determinations with respect to the businesses, assets and liabilities of either Group, transactions between the Groups or the rights of holders of any class of common stock or Preferred Stock made pursuant to or in the furtherance hereof or thereof, shall be final and binding on all stockholders of the Company. A record of all formal determinations of the Board made as contemplated hereby shall be filed with the records of the actions of the Board.

                                   ARTICLE VI

   The stockholders of the Company shall have the power to adopt, amend or repeal the Bylaws. The Board of Directors of the Company shall also have the power to adopt, amend or repeal Bylaws of the Company, except insofar as Bylaws adopted by the stockholders shall otherwise provide.

                                  ARTICLE VII

   Election of Directors need not be by written ballot unless a stockholder demands election by written ballot at a stockholder meeting and before voting begins, or unless the Bylaws of the Company shall so provide.

                                  ARTICLE VIII

   A Director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the Director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transactions from which the Director derived an improper personal benefit.

   If the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a Director, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

   Neither any amendment nor repeal of this Article VIII, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this
Article VIII, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director of the Company existing at the time of such amendment, repeal or adoption of an inconsistent provision.

                                   ARTICLE IX

   Any action required or permitted to be taken by the stockholders of the Company must be taken at a duly called annual or special meeting of such holders and may not be taken by consent in writing by such holders, except that until such time as there has been a Qualified Public Offering matters subject solely to a vote of the holders of the Class B Common Stock may be taken by consent in writing by such holders. Except as otherwise provided for herein or required by law, special meetings of stockholders of the Company for any purpose or purposes may be called only by the Chairman of the Board of Directors pursuant to a resolution stating the purpose or purposes thereof, and stockholders shall not have any power to call a special meeting.

                                                                    APPENDIX III

                              ELECTRONIC ARTS INC.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

   Electronic Arts stockholders should read the selected historical financial data presented below in conjunction with the consolidated financial statements and the notes to the consolidated financial statements for Electronic Arts.

Electronic Arts

   The following table presents summary historical consolidated financial data for Electronic Arts as of and for the years ended March 31, 1999, 1998 and 1997 and as of and for the nine months ended December 31, 1999 and 1998. This data was derived from the Consolidated Financial Statements of Electronic Arts. This table should be read in conjunction with the Selected Historical Consolidated Financial Data and Management's Discussion and Analysis of Financial Condition and Results of Operations and Consolidated Financial Statements for each of Electronic Arts and EA.com included in Appendixes III and IV to this Proxy Statement, respectively.

                              Nine Months Ended
                                December 31,          Years Ended March 31,
                           ----------------------- -----------------------------
                              1999        1998        1999       1998     1997
                           ----------- ----------- ----------  -------- --------
                           (unaudited) (unaudited)
INCOME STATEMENT DATA
(In thousands, except per
 share data)
Net revenues.............  $1,125,698   $944,139   $1,221,863  $908,852 $673,028
Cost of goods sold.......     562,821    497,265      627,823   481,233  328,943
                           ----------   --------   ----------  -------- --------
Gross profit.............     562,877    446,874      594,040   427,619  344,085
Operating expenses:
 Marketing and sales.....     147,422    123,618      163,407   128,308  102,072
 General and
  administrative.........      68,246     55,454       76,219    57,838   48,489
 Research and
  development............     187,025    144,358      199,141   145,732  130,755
 Charge for acquired in-
  process technology.....         --      44,115       44,115     1,500      --
 Merger costs............         --         --           --     10,792      --
 Amortization of
  intangibles............       7,800      3,385        5,880       --       --
                           ----------   --------   ----------  -------- --------
 Total operating
  expenses...............     410,493    370,930      488,762   344,170  281,316
                           ----------   --------   ----------  -------- --------
Operating income.........     152,384     75,944      105,278    83,449   62,769
Interest and other
 income, net.............      11,653     10,507       13,180    24,811   13,279
                           ----------   --------   ----------  -------- --------
Income before provision
 for income taxes and
 minority interest.......     164,037     86,451      118,458   108,260   76,048
Provision for income
 taxes...................      50,852     35,172       45,414    35,726   26,003
                           ----------   --------   ----------  -------- --------
Income before minority
 interest................     113,185     51,279       73,044    72,534   50,045
Minority interest in
 consolidated joint
 venture.................         134       (321)        (172)       28    1,282
                           ----------   --------   ----------  -------- --------
Net income...............  $  113,319   $ 50,958   $   72,872  $ 72,562 $ 51,327
                           ==========   ========   ==========  ======== ========
 Net income per share:
 Basic...................  $     1.82   $   0.84   $     1.20  $   1.23 $   0.89
 Diluted.................  $     1.72   $   0.81   $     1.15  $   1.19 $   0.86
 Number of shares used in
  computation:
 Basic...................      62,390     60,621       60,748    58,867   57,544
 Diluted.................      65,835     63,210       63,272    60,958   59,557

                                 December 31,               March 31,
                            ----------------------- --------------------------
                               1999        1998       1999     1998     1997
                            ----------- ----------- -------- -------- --------
                            (unaudited) (unaudited)
BALANCE SHEET DATA AT
 PERIOD END
(In thousands)
Cash, cash equivalents and
 short-term investments.... $  247,170   $201,236   $312,822 $374,560 $268,141
Marketable securities......      1,447      2,644      4,884    3,721    5,548
Working capital............    451,757    323,809    333,256  408,098  284,863
Long-term investments......     18,400     24,200     18,400   24,200   34,478
Total assets...............  1,180,769    936,490    901,873  745,681  584,041
Total liabilities..........    312,384    292,288    236,209  181,713  136,237
Minority interest..........      3,052      2,949      2,733      --        28
Total stockholders'
 equity....................    865,333    641,253    662,931  563,968  447,776

                                     III-1

   The following Management's Discussion and Analysis of Financial Condition and Results of Operations and Description of Business in this Appendix III contain forward-looking statements about circumstances that have not yet occurred. All statements, trend analysis and other information contained below relating to markets, our products and trends in revenue, as well as other statements including words such as "anticipate", "believe" or "expect" and statements in the future tense are forward-looking statements. These forward-looking statements are subject to business and economic risks, and actual events or our actual future results could differ materially from those set forth in the forward-looking statements due to such risks and uncertainties. We will not necessarily update information if any forward looking statement later turns out to be inaccurate. Risk and uncertainties that may affect our future results and performance include, but are not limited to those discussed under the heading "Risk Factors" in the Proxy statement to which this Appendix is attached.

Management's Discussion and Analysis of Financial Condition and Results of Operations

   We derive revenues primarily from shipments of entertainment software, which includes EA Studio CD products for dedicated entertainment systems (that we call CD-video games), EA Studio CD personal computer products (or PC-CD), EA Studio cartridge products and Affiliated Label products that are published by third parties and distributed or co-published by us. We also derive revenues from licensing of EA Studio products and Affiliated Label products through hardware companies (or OEMs) and online subscription revenues.

Results of Operations

   Comparison of the nine months ended December 31, 1999 to the nine months ended December 31, 1998:

Revenues

   Information about our net revenues for North America and foreign areas for the nine months ended December 31, 1999 and 1998 is summarized below (in thousands):

                                  December 31, December 31, Increase/    %
Net revenues for the nine months      1999         1998     (Decrease) change
ended:                            ------------ ------------ ---------- ------
North America....................  $  694,125    $558,255    $135,870   24.3 %
                                   ----------    --------    --------  -----
Europe...........................     372,559     328,382      44,177   13.5 %
Asia Pacific.....................      37,520      30,235       7,285   24.1 %
Japan............................      21,494      27,267      (5,773) (21.2)%
                                   ----------    --------    --------  -----
International....................     431,573     385,884      45,689   11.8 %
                                   ----------    --------    --------  -----
Consolidated Net Revenues........  $1,125,698    $944,139    $181,559   19.2 %
                                   ----------    --------    --------  -----

North America Net Revenues

   The increase in North America net revenues for the nine months ended December 31, 1999, compared to the same period last year was attributed to:

  . A 55% increase in PC-CD revenues due to strong sales of Sim City 3000 and Command and Conquer: Tiberian Sun.

  . A 25% increase in PlayStation revenues due to the release of titles such as NBA 2000 and Tomorrow Never Dies in the third fiscal quarter and Madden NFL 2000 in the second fiscal quarter of the current year.

  . As well as a 16% increase in Affiliated Label revenues primarily due to the distribution of titles published by Square EA offset by the acquisition of an affiliate, Accolade, by a third party.


                                     III-2

International Net Revenues

   The increase in international revenues for the nine months ended December 31, 1999, compared to the same period last year was due to:

  .  A 52% increase in Europe PC-CD revenues due to sales of Command and
     Conquer: Tiberian Sun, Sim City 3000, Dungeon Keeper 2 and Theme Park World, which were offset by a decrease in N64 revenues due to a weak market for N64 products.

  . A 78% increase in Asia Pacific PC-CD revenues also due to the success of Command and Conquer: Tiberian Sun and Sim City 3000.

  . Offset by a 68% decline in Japan PlayStation revenue primarily due to strong sales of FIFA: Road to the World Cup 98 and World Cup 98 in the prior year.

   Information about our net revenues by product line for the nine months ended December 31, 1999 and 1998 is presented below (in thousands):

                                  December 31, December 31, Increase/    %
Net revenues for the nine months      1999         1998     (Decrease) change
ended:                            ------------ ------------ ---------- ------
EA Studio:
PlayStation......................  $  471,690    $416,118    $ 55,572   13.4 %
PC-CD............................     289,154     186,473     102,681   55.1 %
N64..............................     114,873     121,702      (6,829)  (5.6)%
License, OEM, Online and Other...      27,447      20,158       7,289   36.2 %
                                   ----------    --------    --------   ----
                                      903,164     744,451     158,713   21.3 %
Affiliated Label:................     222,534     199,688      22,846   11.4 %
                                   ----------    --------    --------   ----
Consolidated Net Revenues........  $1,125,698    $944,139    $181,559   19.2 %
                                   ==========    ========    ========   ====

PlayStation Product Net Revenues

   The increase in Playstation net revenues for the nine months ended December 31, 1999 was due to more products released compared to the same period last year. For the nine months ended December 31, 1999 we released 20 PlayStation products compared to 16 in the same period last year. Key releases for the year include FIFA 2000, Tomorrow Never Dies, Madden NFL 2000, NBA 2000 and Knockout Kings 2000.

   We expect revenues from PlayStation products to grow in fiscal 2000, but as revenues for these products increase, we do not expect to maintain the same growth rates as in prior years. Sony has announced the release of PlayStation II in the United States and Europe in the fall of 2000. Although our PlayStation products will be playable on the PlayStation II, we expect sales of current PlayStation products to decline in the coming fiscal year.

   Under the terms of a licensing agreement entered into with Sony Computer Entertainment of America in July 1994 (the "Sony Agreement"), as amended, we are authorized to develop and distribute CD-based software products compatible with the PlayStation. Pursuant to the Sony Agreement, we engage Sony to supply PlayStation CDs for distribution by us. Accordingly, we have limited ability to control our supply of PlayStation CD products or the timing of their delivery. See Risk Factors--"Our platform licensors are our chief competitors and frequently control the manufacturing of our video game products".

Personal Computer CD Product Net Revenues

   We released 21 PC-CD products during the nine months ended December 31, 1999, compared to 20 in the same period last year. The increase in PC-CD net revenues for the nine months ended December 31, 1999 was primarily due to the success of Command and Conquer: Tiberian Sun, released in the second quarter of fiscal 2000 and catalog sales of Sim City 3000, released in the fourth quarter of fiscal 1999. Other key titles released in the current year included FIFA 2000 and Need For Speed IV.

                                     III-3

   We expect net revenues from PC-CD products to grow in fiscal 2000, but as revenues for these products increase, we do not expect to maintain the same growth rates as in prior periods.

N64 Product Net Revenues

   The decrease in N64 revenues for the nine months ended December 31, 1999, as compared to the same period last year, was due to the weak market for N64 products as well as strong comparisons of World Cup 98 in the prior year. Key releases for the year included WCW Mayhem and Knockout Kings 2000. We expect revenues from N64 products to continue to decline in fiscal 2000.

   Under the terms of the N64 Agreement, we engage Nintendo to manufacture our N64 cartridges for distribution by us. Accordingly, we have little ability to control our supply of N64 cartridges or the timing of their delivery. A shortage of microchips or other factors outside our control could impair our ability to obtain an adequate supply of cartridges.

   In connection with our purchases of N64 cartridges for distribution in North America, Nintendo requires us to provide irrevocable letters of credit prior to Nintendo's acceptance of purchase orders from us for purchases of these cartridges. For purchases of N64 cartridges for distribution in Japan and Europe, Nintendo requires us to make cash deposits. Furthermore, Nintendo maintains a policy of not accepting returns of N64 cartridges. Because of these and other factors, the carrying of an inventory of cartridges entails significant capital and risk. See Risk Factors--"Our platform licensors are our chief competitors and frequently control the manufacturing of our video game products".

Affiliated Label Product Net Revenues

   Affiliated Label revenues increased for the nine months ended December 31, 1999, as compared to the same period last year, due to the distribution of titles by Square EA, including Final Fantasy VIII, partially offset by the termination of our distribution agreement with Accolade, which was acquired by a third party.

Costs and Expenses, Interest and Other Income, Net, Income Taxes and Net Income

   Information about our costs and expenses, interest and other income, net, income taxes and net income for the nine months ended December 31, 1999 and 1998 is presented below:

                                                       Percent of Net Revenues
                                                       ------------------------
                                                          Nine Months Ended
                                                            December 31,
                                                       ------------------------
                                                          1999         1998
                                                       -----------  -----------
   Cost of goods sold.................................        50.0%        52.7%
   Marketing and sales................................        13.1         13.1
   General and administrative.........................         6.1          5.9
   Research and development...........................        16.6         15.3
   Charge for acquired in-process technology..........         --           4.7
   Amortization of intangibles........................         0.7          0.4
   Interest and other income, net.....................         1.0          1.1
   Income taxes--effective tax rate...................        31.0         40.7
   Net income.........................................        10.1%         5.4%

   Cost of Goods Sold. Cost of goods sold as a percentage of net revenues decreased for the nine months ended December 31, 1999 compared to the same period last year due to:

  .  Increased sales of higher margin PC-CD titles.

  .  Higher sales of higher margin Affiliated Label co-published titles.

                                     III-4

  .  A decrease in sales of lower margin N64 titles.

  .  Higher sales of internally developed titles including Command and
     Conquer: Tiberian Sun and Sim City 3000.

   Marketing and Sales. Marketing and sales expenses increased in absolute dollars for the nine months ended December 31, 1999 compared to the same period last year due to increased television, print and Internet advertising to support higher revenues. The increase was also due to additional headcount expenses related to the continued expansion of our worldwide distribution business.

   General and Administrative. General and administrative expenses increased for the nine months ended December 31, 1999 compared to the same period last year primarily due to an increase in payroll and occupancy costs to support the increased growth in North America and Europe operations.

   Research and Development. Research and development expenses increased for the nine months ended December 31, 1999 compared to the same period last year due to:

  . Additional headcount related expenses attributable to increased in-house development capacity due to a higher number of SKU's to be released in fiscal 2000.

  . An increase in online development spending, including the acquisition and integration of PlayNation, an online software developer, in the second quarter of the current fiscal year.

  . An increase in development spending for next generation console products including development for the PlayStation II.

   Charge for Acquired In-Process Technology. In connection with the acquisition of Westwood in September 1998, we allocated and expensed $41,836,000 of the purchase price to acquired in-process technology. Additionally, in connection with the acquisition of two software development companies, in the first quarter of fiscal 1999, we incurred a total charge of $2,279,000 for acquired in-process technology. These charges were made after we concluded that the in-process technology had not reached technological feasibility and had no alternative future use after taking into consideration the potential for usage of the software in different products and resale of the software.

   Amortization of Intangibles. The increase in amortization of intangibles for the nine months ended December 31, 1999 compared to the same period last year resulted primarily from the acquisition of Westwood in September 1998.

   Interest and Other Income, Net. Interest and other income, net, increased for the nine months ended December 31, 1999 compared to the same period last year primarily due to realized gains on sales of marketable securities and the sale of our interest in an affiliate. These gains were partially offset by a write-off of a note receivable from an affiliate in the current year as well as a gain on sale of land recognized in the prior year.

   Income Taxes. Electronic Arts' effective tax rate for the nine months ended December 31, 1999 was lower than the comparable prior year period (excluding the effect of the one-time charges in the prior year) primarily as a result of a projected higher portion of international income for fiscal 2000 subject to a lower foreign tax rate as compared to the prior year. The tax rate for the nine months ended December 31, 1998 was negatively affected as there was no tax benefit recorded for a portion of the charges related to the acquired in-process technology. Excluding the effect of these charges, the effective tax rate for the nine months ended December 31, 1998 would have been 32.0%.

   Net Income. The increase in net income for the nine months ended December 31, 1999 is related to higher revenues and gross profits as compared to the same period last year partially offset by higher operating expenses. The increase was also due to one-time charges for purchased in process technology in the prior year.

                                     III-5

Excluding the one-time charges relating to acquired in-process technology of $37,506,000, net of taxes, in the prior year, net income would have been $88,464,000 for the nine months ended December 31, 1998. The increase in net income, excluding the prior year one-time charges, was $24,855,000 or 28%.

Liquidity and Capital Resources

   As of December 31, 1999, our working capital was $451,757,000 compared to $333,256,000 at March 31, 1999. Cash, cash equivalents and short-term investments decreased by approximately $65,652,000 during the nine months ended December 31, 1999 as we used $84,103,000 of cash in operations and $85,023,000 in capital expenditures, offset by $68,477,000 provided through the sale of equity securities under our stock plans, proceeds from the sale of an affiliate, and the sale of marketable securities.

   Reserves for bad debts and sales returns increased from $72,850,000 at March 31, 1999 to $83,300,000 at December 31, 1999. Reserves have been charged for returns of product and price protection credits issued for products sold in prior periods. Management believes these reserves are adequate based on historical experience and its current estimate of potential returns and allowances.

   Our principal source of liquidity is $247,170,000 in cash, cash equivalents and short-term investments. Management believes the existing cash, cash equivalents, short-term investments, marketable securities and cash generated from operations will be sufficient to meet cash and investment requirements on both a short-term and long-term basis.

Comparison of Fiscal 1999 to 1998:

Revenues

   Information about our net revenues for North America and foreign areas for fiscal 1999 and 1998 is summarized below (in thousands):

                                                              Increase/    %
                                             1999      1998   (Decrease) change
                                          ---------- -------- ---------- ------
   North America......................... $  704,998 $519,423  $185,575   35.7 %
                                          ---------- --------  --------   ----
   Europe................................    443,937  325,938   117,999   36.2 %
   Asia Pacific..........................     39,560   41,494    (1,934)  (4.7)%
   Japan.................................     33,368   21,997    11,371   51.7 %
                                          ---------- --------  --------   ----
   International.........................    516,865  389,429   127,436   32.7 %
                                          ---------- --------  --------   ----
   Consolidated Net Revenues............. $1,221,863 $908,852  $313,011   34.4 %
                                          ========== ========  ========   ====

North America Net Revenues

   The increase in North America net revenues was mainly attributable to:

  . Strong growth in N64 and PlayStation systems. Net revenues from PlayStation and N64 increased 51% due to a larger market and greater installed base for these platforms as well as more title releases for N64 in comparison to the prior year.

  . AL sales increased 53% compared to the prior year primarily due to the distribution of products published by Square EA.

  .  PC-CD revenues increased 11% due to key title releases during the year.

                                     III-6

International Net Revenues

   The increase in international net revenues for fiscal 1999 compared to fiscal 1998 was attributable to the following:

  . Europe's net revenues increased primarily due to an increase in sales of PlayStation and Affiliated Label products.

  . Japan's net revenues increased primarily due to the sales of FIFA: Road to World Cup 98.

  . Offset by a decrease in Asia Pacific net revenues due to the weakness in Asian currencies. In local currency, in spite of weak economies, net revenues for Asia Pacific increased compared to the prior year.

   Information about our net revenues by product line for fiscal 1999 and 1998 is presented below (in thousands):

                                                           Increase/
                                          1999      1998   (Decrease) % change
                                       ---------- -------- ---------- --------
   EA Studio:
   PlayStation........................ $  519,830 $380,299  $139,531    36.7 %
   PC-CD..............................    270,793  231,034    39,759    17.2 %
   N64................................    152,349   56,677    95,672   168.8 %
   License, OEM, Online and Other.....     30,786   54,977   (24,191)  (44.0)%
                                       ---------- --------  --------   -----
                                          973,758  722,987   250,771    34.7 %
   Affiliated Label: .................    248,105  185,865    62,240    33.5 %
                                       ---------- --------  --------   -----
                                       $1,221,863 $908,852  $313,011    34.4 %
                                       ========== ========  ========   =====

PlayStation Product Net Revenues

   We released 21 new PlayStation titles in fiscal 1999 compared to 25 in fiscal 1998. The increase in PlayStation product sales was attributable to the greater installed base of PlayStation game consoles and the releases of key titles for this platform including FIFA 99, World Cup 98 and Madden NFL 99.

Personal Computer CD Product Net Revenues

   We released 29 PC-CD titles in fiscal 1999 compared to 30 PC-CD titles in fiscal 1998. The worldwide increase in sales of PC-CD products was primarily attributable to an increase in sales in Europe and North America due to the related releases of key titles for this platform including Sim City 3000.

N64 Product Net Revenues

   The increase in N64 revenues was primarily due to more title releases for this platform compared to last year and a larger N64 market. We released nine titles in fiscal 1999, including NASCAR 99, compared to two titles in fiscal 1998.

Affiliated Label Product Net Revenues

   AL product sales increased due to higher sales in North America and Europe. This increase was primarily attributable to the distribution of products published by Square EA in North America and the acquisition of ABC Software in Switzerland.

                                     III-7

License, OEM, Online and Other Revenues

   The decrease in license, OEM, online and other revenues was primarily due to the following:

  . Net revenues derived from 32-bit products other than PlayStation decreased primarily due to lower sales of Saturn products. We released no new Saturn titles in fiscal 1999 compared to eight in fiscal 1998.

  . Net revenues generated by 16-bit video game cartridge-based products decreased in fiscal 1999 as compared to fiscal 1998. As the 16-bit video game market has been replaced by 32-bit and 64-bit systems, we did not release any new titles in fiscal 1999.

  . Licensing of EA Studio products increased primarily as a result of an increase in the revenues generated by licensing of our products in Europe.

Costs and Expenses, Interest and Other Income, Net, Income Taxes and Net Income

   Information about our costs and expenses, interest and other income, net, income taxes and net income for fiscal 1999 and 1998 is presented below:

                                                                  Percent of
                                                                 Net Revenues
                                                                 --------------
                                                                  1999    1998
                                                                 ------  ------
   Cost of goods sold...........................................   51.4%   52.9%
   Marketing and sales..........................................   13.4    14.1
   General and administrative...................................    6.2     6.4
   Research and development.....................................   16.3    16.0
   Charge for acquired in-process technology....................    3.6     0.2
   Amortization of intangibles..................................    0.5     --
   Merger costs.................................................    --      1.2
   Interest and other income, net...............................    1.1     2.7
   Income taxes--effective tax rate.............................   38.3    33.0
   Minority interest in consolidated joint venture..............    --      --
   Net income...................................................    6.0%    8.0%

   Cost of Goods Sold. Cost of goods sold as a percentage of revenues decreased in fiscal 1999 primarily due to lower artist royalties, including savings related to an acquisition of a software development company during fiscal 1999, partially offset by higher sales of lower margin N64 products.

   Marketing and Sales. Marketing and sales expenses increased 27% primarily attributed to:

  . Increased print, Internet and television advertising to support new releases.

  . Increased cooperative advertising associated with higher revenues in North America and Europe as compared to the prior year.

  . Additional headcount related to the continued expansion of our worldwide distribution business.

  .  The acquisitions of ABC Software and Westwood Studios.

   General and Administrative. General and administrative expenses increased 32% primarily due to an increase in headcount and occupancy costs to support the increase in growth in North America and Europe operations, including the opening of additional international offices in Europe and the acquisition of ABC Software.

                                     III-8

   Research and Development. The increase in absolute dollars for research and development expenses was due to:

  . Additional headcount related expenses attributable to the acquisition of Westwood Studios, Inc. and certain assets of the Irvine, California-based Virgin Studio (collectively "Westwood") in September 1998 and Tiburon Entertainment, Inc. in April 1998.

  . Higher development costs per title, as products are including more content and are more complex and time consuming to develop.

  .  An increase in development costs for Ultima Online.

   We released a total of 59 new products in fiscal 1999 compared to 71 in fiscal 1998.

   Charge for Acquired In-Process Technology. In connection with the purchase of Westwood in September 1998, we allocated and expensed $41,836,000 of the $122,688,000 purchase price to in-process research and development projects. This allocation represents the estimated fair value based on risk-adjusted cash flows related to the incomplete research and development projects. At the date of acquisition, this amount was expensed as a non-recurring charge as the in-process technology had not yet reached technological feasibility and had no alternative future uses. Westwood had three major PC-CD projects in progress at the time of the acquisition including two in the best-selling franchise Command and Conquer and one in the critically acclaimed Lands of Lore series. As of the acquisition date, costs to complete the Westwood projects acquired were expected to be approximately $9.1 million in fiscal 1999, $10.6 million in fiscal 2000 and $1.0 million in fiscal 2001. We believe there have been no significant changes to these estimates. We currently expect to complete the development of these projects at various dates through fiscal 2001 and to publish the products upon completion.

   The nature of the efforts required to develop the acquired in-process technology into commercially viable products principally relate to the completion of all planning, designing and testing activities necessary to establish that the product can be produced to meet our design requirements including functions, features and technical performance requirements. Though we currently expect that the acquired in-process technology will be successfully developed, there can be no assurance that commercial or technical viability of these products will be achieved. Furthermore, future developments in the entertainment software industry, changes in computer or video game console technology, changes in other product offerings or other developments may cause us to alter or abandon these plans.

   The value assigned to purchased in-process technology was determined by estimating the completion percentage of research and development efforts at the acquisition date, forecasting risk adjusted revenues considering the completion percentage, estimating the resulting net cash flows from the projects and discounting the net cash flows to their present values. The completion percentages were estimated based on cost incurred to date, importance of the completed development tasks and the elapsed portion of the total project time. The revenue projection used to value the in-process research and development is based on unit sales forecasts for worldwide sales territories and adjusted to consider only the revenue related to development achievements completed at the acquisition date. Net cash flow estimates include cost of goods sold and sales, marketing and general and administrative expenses and taxes forecasted based on historical operating characteristics. In addition, net cash flow estimates were adjusted to allow for fair return on working capital and fixed assets, charges for franchise and technology leverage and return on other intangibles. Appropriate risk adjusted discount rates ranging from 20% to 22.5% were used to discount the net cash flows back to their present value. The remaining identified intangibles will be amortized on a straight-line basis over two to twelve years based on expected useful lives of franchise tradenames, existing products and technologies, retention of workforce, and other intangible assets. If these projects are not successfully developed, we may not realize the value assigned to the in-process research and development projects. In addition, the value of other acquired intangible assets may also become impaired.

                                     III-9

   In conjunction with the merger of Westwood, we accrued approximately $1,500,000 related to direct transaction costs and other related accruals. At March 31, 1999, there were $725,000 in accruals remaining related to these items.

   Additionally, for fiscal 1999, the charge for in-process research and development also included write-offs of $2,279,000 associated with the acquisition of two software development companies in the first quarter.

   For fiscal 1998, we incurred a charge of $1,500,000 for acquired in-process technology in connection with the acquisition of the remaining 35% minority ownership interest in Electronic Arts Victor, Inc. in December 1997. This charge was made after we concluded that the in-process technology had no alternative future use after taking into consideration the potential for usage of the software in different products and resale of the software.

   Amortization of Intangibles. Amortization of intangibles results from the acquisitions of Westwood and ABC Software in the second quarter of fiscal 1999.

   Merger Costs. On July 25, 1997, we completed a merger with Maxis, Inc. ("Maxis"). In conjunction with the merger, we recorded costs of $10,792,000 which included direct transaction fees and costs associated with integrating the operations of the two companies. At March 31, 1999, there were no accruals remaining related to these merger costs.

   Operating Income. Operating income increased 26% due to:

  . Higher net revenues and related gross profit partially offset by increased operating expenses including the charges for acquired in-process technology of $44,115,000 in the current fiscal year.

  . Partially offset by merger costs of $10,792,000 and a charge for acquired in-process technology of $1,500,000 related to the acquisitions in the prior fiscal year.

   Interest and Other Income, Net. The decrease in interest and other income, net, was primarily attributable to the sale of our 50% ownership interest in Creative Wonders, LLC in December 1997. The sale resulted in a gain in the prior year of $12,625,000.

   Income Taxes. Electronic Arts' effective tax rate was 38.3% for fiscal 1999 and 33.0% for fiscal 1998. Our effective tax rate for fiscal 1999 was negatively affected as there was no tax benefit recorded for a portion of the charges related to the acquired in-process technology. Excluding the effect of these charges, the effective tax rate for the current fiscal year would have been 32.0% as compared to a 33.0% tax rate in the corresponding prior year periods. The lower rate of 32.0% results primarily from a higher portion of international income subject to a lower foreign tax rate as compared to the prior year and an increase in the federal research and experimental credit.

   Minority Interest in Consolidated Joint Venture.

  . In the first quarter of fiscal 1999, we formed EA Square KK which is seventy percent owned by us and thirty percent owned by Square Co., Ltd. ("Square"), a leading developer and publisher of entertainment software in Japan. Minority interest for fiscal 1999 represents Square's 30% interest in the net income of EA Square KK.

  . For fiscal 1998, the minority interest represented the 35% interest in Electronic Arts Victor, Inc. ("EAV") owned by Victor Entertainment Industries, Inc. ("VEI"). We acquired the remaining 35% minority ownership interest in EAV held by VEI in December 1997.

                                     III-10

   Net Income. In absolute dollars, reported net income was flat due to the one-time charges related to acquisitions offsetting significantly higher operating income. The increase in net income, excluding one-time charges, was due to higher revenues and gross profits, offset by higher operating expenses.

  . For fiscal 1998, net income included a one-time gain on sale of Creative Wonders, LLC in the amount of $8,459,000, net of taxes, offset by Maxis merger costs and a charge for acquired in-process developments of $8,236,000, net of taxes.

  . For fiscal 1999, net income included one-time charges for acquired in-process technology of $37,506,000, net of taxes.

   Excluding one-time items in both years, as noted above, net income increased to $110,378,000 from $72,339,000, or 53% over the prior year.

Comparison of Fiscal 1998 to 1997:

Revenues

   Information about our net revenues for North America and foreign areas for fiscal 1998 and 1997 is summarized below (in thousands):

                                                             Increase/    %
                                             1998     1997   (Decrease) change
                                           -------- -------- ---------  ------
   North America.......................... $519,423 $372,616 $146,807    39.4 %
                                           -------- -------- --------   -----
   Europe.................................  325,938  233,614   92,324    39.5 %
   Asia Pacific...........................   41,494   28,072   13,422    47.8 %
   Japan..................................   21,997   38,726  (16,729)  (43.2)%
                                           -------- -------- --------   -----
   International..........................  389,429  300,412   89,017    29.6 %
                                           -------- -------- --------   -----
   Consolidated Net Revenues.............. $908,852 $673,028 $235,824    35.0 %
                                           ======== ======== ========   =====

North America Net Revenues

   The increase in North America net revenues was mainly attributable to strong growth in PlayStation and N64 systems as well as Affiliated Label product revenues partially offset by the decline in 16-bit cartridge and Saturn product sales. Net revenues from PlayStation and N64 products increased 149% while sales of 16-bit cartridge and Saturn products decreased 75% in comparison to the prior year. North America Affiliated Label sales increased 84% compared to the prior year.

International Net Revenues

   The increase in international revenues was due to:

  . Higher worldwide sales of PlayStation products and increased sales of PC-CD, N64 and Affiliated Label products in Europe and Asia Pacific.

  . This increase was partially offset by a decrease in 32-bit product sales in Japan, international 16-bit video game cartridge revenues and licensing of our products.

                                     III-11

   Information about our net revenues by product line for fiscal 1998 and 1997 is presented below (in thousands):

                                                             Increase/    %
                                             1998     1997   (Decrease) change
                                           -------- -------- ---------  ------
   EA Studio:
   PlayStation............................ $380,299 $187,531 $192,768   102.8 %
   PC-CD..................................  231,034  216,338   14,696     6.8 %
   N64....................................   56,677   17,804   38,873   218.3 %
   License, OEM, Online and Other.........   54,977  154,659  (99,682)  (64.5)%
                                           -------- -------- --------   -----
                                            722,987  576,332  146,655    25.4 %
   Affiliated Label:......................  185,865   96,696   89,169    92.2 %
                                           -------- -------- --------   -----
                                           $908,852 $673,028 $235,824    35.0 %
                                           ======== ======== ========   =====

PlayStation Product Net Revenues

   We released 25 new PlayStation titles in fiscal 1998 compared to 14 in fiscal 1997. The increase in sales was attributable to the greater installed base of PlayStation game consoles and related releases of key titles for this platform during the year.

Affiliated Label Product Net Revenues

   The increase in net revenues from Affiliated Label products was due to higher sales of Affiliated Label products in North America, Europe and Asia Pacific. This increase was attributable to:

  . Product releases under a worldwide exclusive distribution agreement with DreamWorks Interactive, including The Lost World: Jurassic Park.

  . Continued distribution of products from Accolade, Inc. which began in the fourth quarter of fiscal 1997.

  . As well as our exclusive distribution agreement with Twentieth Century Fox Home Entertainment outside North America.

N64 Product Net Revenues

   We released two N64 titles in fiscal 1998 compared to one title in fiscal
1997.

Personal Computer CD Product Net Revenues

   We released 30 PC-CD titles in fiscal 1998 compared to 32 PC-CD titles in fiscal 1997. The increase in sales of PC-CD products was attributable to:

  .  The worldwide growth in the PC market.

  .  The expansion of our direct distribution worldwide.

  . Partially offset by a decline in titles published by Maxis. Maxis' PC-CD revenues for fiscal 1998 decreased by $17,010,000 or 45% compared to fiscal 1997.

License, OEM, Online and Other Revenues

   The decrease in license, OEM, online and other revenues was primarily due to the following:

  . A decrease in net revenues generated by 16-bit video game cartridge-based products.

  . Net revenues derived from the sales of 32-bit products other than PlayStation decreased, primarily due to sales of Saturn products. As the installed base of Saturn consoles did not achieve the growth rates of PlayStation consoles, our revenues from sales of Saturn products declined. We released eight new Saturn titles in fiscal 1998 compared to 12 in fiscal 1997.


                                     III-12

  . Licensing of EA Studio products decreased primarily as a result of a decrease in the revenues generated by the licensing of our products in Europe and Japan.

Costs and Expenses, Interest and Other Income, Net, Income Taxes and Net Income

   Information about our costs and expenses, interest and other income, net, income taxes and net income for fiscal 1998 and 1997 is presented below:

                                                                  Percent of
                                                                 Net Revenues
                                                                 --------------
                                                                  1998    1997
                                                                 ------  ------
   Cost of goods sold...........................................   52.9%   48.9%
   Marketing and sales..........................................   14.1    15.2
   General and administrative...................................    6.4     7.2
   Research and development.....................................   16.0    19.4
   Charge for acquired in-process technology....................    0.2     --
   Amortization of intangibles..................................    --      --
   Merger costs.................................................    1.2     --
   Interest and other income, net...............................    2.7     2.0
   Income taxes--effective tax rate.............................   33.0    34.2
   Minority interest in consolidated joint venture..............    --      0.2
   Net income...................................................    8.0%    7.6%

   Cost of Goods Sold. Cost of goods sold as a percentage of revenues in fiscal 1998 was higher than fiscal 1997 due to:

  . Increased product costs associated with increased sales of lower margin Affiliated Label and N64 titles and a decrease in higher margin PC-CD sales as a proportion of total net revenues.

  . Higher professional and celebrity royalties on CD-video game and PC-CD titles.

  .  As well as higher manufacturing royalties on CD-video game titles.

   Marketing and Sales. Marketing and sales expenses increased 26% primarily attributable to:

  .  Increased television and print advertising to support new releases.

  . Increased cooperative advertising associated with higher revenues as compared to the prior year.

  . As well as additional headcount related to the continued expansion of our worldwide distribution business.

  . Partially offset by savings attributable to the integration of Maxis in the second quarter of fiscal 1998.

   General and Administrative. General and administrative expenses increased 19% primarily due to an increase in payroll and occupancy costs due to the opening of additional international offices and additional depreciation related to the installation of new management information systems worldwide. This increase was partially offset by lower spending in Japan and savings attributable to the integration of Maxis in the second quarter of fiscal 1998.

   Research and Development. Research and development expenses increased 11% due to additional headcount related expenses in North America and Europe attributable to increased in-house development capacity, higher development costs per title and additional depreciation of computer equipment.

   We released a total of 71 new products in fiscal 1998 compared to 68 in fiscal 1997.

   Charge for Acquired In-Process Technology. In connection with the acquisition of the remaining 35% minority ownership interest in EAV in December 1997, we incurred a charge of $1,500,000 for acquired in-process technology. This charge was made after we concluded that the in-process technology had no alternative

                                     III-13
future use after taking into consideration the potential for usage of the software in different products and resale of the software.

   Merger Costs. On July 25, 1997, we completed a merger with Maxis. In conjunction with the merger, we recorded costs of $10,792,000 which included direct transaction fees and costs associated with integrating the operations of the two companies.

   Operating Income. Operating income increased due to higher net revenues and related gross profit partially offset by increased operating expenses including the charge for acquired in-process technology as well as merger costs related to the acquisition of Maxis.

   Interest and Other Income, Net. The increase in other income is primarily due to:

  . Higher interest income attributable to higher cash balances as compared to the previous year.

  . The sale of our 50% ownership interest in Creative Wonders, LLC in December 1997. The sale of Creative Wonders resulted in a gain of $12,625,000.

  . Partially offset by lower gains on sales of marketable securities in the amount of $4,098,000 compared to $8,393,000 in the prior year.

   Income Taxes. Electronic Arts' effective tax rate was 33.0% for fiscal 1998 and 34.2% for fiscal 1997. Our effective tax rate was lower for the year as a result of a higher proportion of international income subject to a lower foreign tax rate as compared to the prior year and the reinstatement of the federal research and development tax credit for the full fiscal year 1998.

   Minority Interest in Consolidated Joint Venture. As discussed above, we acquired the remaining minority ownership interest in EAV in December 1997. Prior to the acquisition, EAV was sixty-five percent owned by us and thirty-five percent owned by VEI. Minority interest for the year reflected only a portion of reported losses for EAV as the net equity of EAV fell below zero in the first quarter of fiscal 1998.

   Net Income. The increase in net income was due to:

  . The growth in revenues and gross margins offset by higher operating expenses.

  . The impact of the gain on sale of Creative Wonders, LLC was offset by the charge for acquired in-process technology and merger costs.

YEAR 2000 DISCLOSURE

Background of Year 2000 Issues

   Many currently installed computer systems and software products are unable to distinguish between twentieth century dates and twenty-first century dates because such systems may have been developed using two digits rather than four to determine the applicable year. For example, computer programs that have date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This error could result in system failures or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities. As a result, many companies' software and computer systems may need to be upgraded or replaced to comply with such "Year 2000" requirements.

State of Readiness

   Our business is dependent on the operation of numerous systems that could potentially be impacted by Year 2000 related problems. Those systems include, among others: hardware and software systems used to deliver products to our customers; communications networks such as the Internet and private intranets, upon which we depend to receive orders from our customers; the internal systems of our customers and suppliers; products sold to customers; the hardware and software systems used internally in the management of our business; and non-information technology systems and services used in the management of our business, such as power, telephone, telephone systems and building systems.

                                     III-14

   As a third party providing software products, we are dependent on the hardware and software products used to deliver such products and services. If such products are inoperable due to Year 2000 issues, our business, financial condition and results of operations could be adversely affected. An inventory of our internal business systems, and software and hardware upgrades have been completed to ensure Year 2000 compliance.

Costs

   To date we have not incurred significant costs directly related to Year 2000 issues, even in cases where non-compliant information technology systems were redeployed or replaced.

   We believe that future expenditures to upgrade internal systems and applications will not have a material adverse effect on our business, financial conditions and results of operations and are primarily included within our ongoing system development plan. In addition, while the potential costs of redeploying personnel and of any delays in implementing other projects are not known, the costs are anticipated to be immaterial.

Risk of the Year 2000 Issues

   Our financial information systems include an integrated suite of business applications developed and supported by Oracle Corporation. These applications systems are in place and currently support daily operations in North America and in Europe. Based on representations made by Oracle Corporation and upon our experience to date, we believe these systems to be Year 2000 compliant.

   We believe our software products are Year 2000 compliant; however, success of our Year 2000 compliance efforts may depend on the success of our customers dealing with their Year 2000 issues. Customer difficulties with Year 2000 issues might require us to devote additional resources to resolve underlying problems. Failures of our computer systems or third parties' computer systems could have a material adverse impact on our ability to conduct business. For example, a significant percentage of purchase orders received from our customers are computer generated and electronically transmitted. In addition, the Year 2000 could affect the ability of consumers to use our PC based products. If the computer systems on which the consumers use our products are not Year 2000 compliant, such noncompliance could affect the consumers' ability to use such products.

Year 2000 Status

   As of the date of this filing, we have not incurred any significant business disruptions as a result of Year 2000 issues. However, while no such occurrence has developed, Year 2000 issues that may arise related to key suppliers and service providers may not become apparent immediately. We have received assurances of Year 2000 compliance from key suppliers. We have also received assurances from key service providers such as financial institutions, our payroll service provider, and our retirement plan administrator as to their Year 2000 readiness. We will continue to monitor our own systems and our business partners to identify and address any potential risk situation related to the Year 2000.We can provide no assurance that we will not be adversely affected by these suppliers and service providers due to noncompliance in the future.

EURO CONVERSION

   On January 1, 1999, eleven of the fifteen member countries of the European Union established fixed conversion rates between their existing currencies (the "legacy currency") and the one common legal currency known as the "Euro". From January 1, 1999 through June 30, 2002 the countries will be able to use their legacy currencies or the Euro to transact business. By July 1, 2002, at the latest, the conversion to the Euro will

                                     III-15
be complete at which time the legacy currencies will no longer be legal tender. The fixed conversion rates between their existing currencies have eliminated exchange rate risk between the member countries.

   The conversion to the Euro has reduced the number of forward contracts that we use to hedge the exchange rate risk. The forward contracts that were used to hedge the individual legacy currencies have been replaced by a single Euro hedge contract and the intercompany transactions among subsidiaries within the European Union are no longer subject to exchange rate risk.

   We do not anticipate any material impact from the Euro conversion on our financial information systems which currently accommodate multiple currencies. Computer software changes necessary to comply with the Year 2000 issues are generally compliant to the Euro conversion issue. Due to numerous uncertainties, we cannot reasonably estimate the effect that the Euro conversion issue will have on our pricing or market strategies, and the impact, if any, it will have on our financial condition and results of operations.

                                     III-16

Quantitative and Qualitative Disclosures About Market Risk

Market Risk

   We are exposed to various market risks, including the changes in foreign currency exchange rates and interest rates. Market risk is the potential loss arising from changes in market rates and prices. Foreign exchange contracts used to hedge foreign currency exposures and short-term investments are subject to market risk. We do not consider our cash and cash equivalents to be subject to interest rate risk due to their short maturities. We do not enter into derivatives or other financial instruments for trading or speculative purposes.

Foreign Currency Exchange Rate Risk

   We utilize foreign exchange contracts to hedge foreign currency exposures of underlying assets and liabilities, primarily certain intercompany receivables that are denominated in foreign currencies, thereby, limiting our risk. Gains and losses on foreign exchange contracts are reflected in the income statement. At December 31, 1999, we had foreign exchange contracts, all with maturities of less than three months to purchase and sell approximately $285,575,000 in foreign currencies, primarily British Pounds, European Currency Units ("Euro"), Canadian Dollars, Japanese Yen and other currencies.

   Fair value represents the difference in value of the contracts at the spot rate and the forward rate, plus the unamortized premium or discount. The counterparties to these contracts are substantial and creditworthy multinational commercial banks. The risks of counterparty nonperformance associated with these contracts are not considered to be material. Notwithstanding our efforts to manage foreign exchange risks, there can be no assurances that our hedging activities will adequately protect us against the risks associated with foreign currency fluctuations.

   The table below provides information about our foreign currency forward exchange contracts at December 31, 1999. The information is provided in U.S. dollar equivalents and presents the notional amount (forward amount), the weighted average contractual foreign currency exchange rates and fair value. All contracts mature within three months.

                                  Contract     Weighted-Average
                                   Amount       Contract Rate    Fair Value
                                -------------  ---------------- -------------
                                (in thousands)                  (in thousands)
   Foreign currency to be sold
    under contract:
    British Pound..............   $115,158           1.6151         $ (27)
    Euro.......................     77,580           1.0141           246
    Canadian Dollar............     20,424           1.4689            (9)
    Japanese Yen...............     11,650         105.3600          (272)
    Swiss Franc................      1,902           1.5777             8
    Australian Dollar..........      6,711            .6391           (41)
    Brazilian Real.............      1,891           1.8510           (21)
    South African Rand.........      5,018           9.9795           (24)
    Sweden Krona...............      3,997          13.7420           (26)
    Denmark Krone..............      2,991          11.8810            (4)
    Norway Krone...............      2,501          12.9198             5
                                  --------         --------         -----
   Total.......................   $249,823                          $(165)
                                  ========                          =====
   Foreign currency to be
    purchased under contract:
    British Pound..............   $ 35,752           1.6155         $ (34)
                                  --------         --------         -----
   Total.......................   $ 35,752                          $ (34)
                                  ========                          =====
   Grand total.................   $285,575                          $(199)
                                  ========                          =====

                                     III-17

   While the contract amounts provide one measurement of the volume of these transactions, they do not represent the amount of our exposure to credit risk. The amounts (arising from the possible inabilities of counterparties to meet the terms of their contracts) are generally limited to the amounts, if any, by which the counterparties' obligations exceed our obligations as these contracts can be settled on a net basis at our option. We control credit risk through credit approvals, limits and monitoring procedures.

Interest Rate Risk

   Our exposure to market rate risk for changes in interest rates relates primarily to our investment portfolio. We do not use derivative financial instruments in our investment portfolio. We manage our interest rate risk by maintaining an investment portfolio primarily consisting of debt instruments of high credit quality and relatively short average maturities. We also manage our interest rate risk by maintaining sufficient cash and cash equivalent balances such that we are typically able to hold our investments to maturity. At December 31, 1999, our cash equivalents, short-term and long-term investments included debt securities of $186,612,000. Notwithstanding our efforts to manage interest rate risks, there can be no assurances that we will be adequately protected against the risks associated with interest rate fluctuations.

   The table below presents the amounts and related weighted average interest rates of our investment portfolio at December 31, 1999:

                                                   Average
                                                Interest Rate  Cost   Fair Value
                                                ------------- ------- ----------
                                                     (Dollars in thousands)
   Cash equivalents
    Fixed rate.................................      --       $   --   $   --
    Variable rate..............................     4.60%     $78,454  $78,454
   Short-term investments
    Fixed rate.................................     3.96%     $83,820  $83,958
    Variable rate..............................     6.27%     $ 5,800  $ 5,799
   Long-term investments
    Fixed rate.................................      --       $   --   $   --
    Variable rate..............................     6.34%     $18,400  $18,179

   Maturity dates for short-term investments range from 6 months to 3 years.

                                     III-18

                            DESCRIPTION OF BUSINESS

Overview

   Electronic Arts was initially incorporated in California in 1982. In September 1991, we were reincorporated under the laws of Delaware. Our principal executive offices are located at 209 Redwood Shores Parkway, Redwood City, California 94065 and our telephone number is (650) 628-1500.

   We create, market and distribute interactive entertainment software for a variety of hardware platforms. As of March 31, 1999, our business was comprised of the following:

  . Distribution of approximately 111 titles that we developed and/or published under one of our brand names in North America, including older titles marketed as "Classics" or "Publisher's Choice."

  . Distribution of localized versions of our products in the rest of the world.

  . Distribution of approximately 21 additional titles developed by other software publishers (that we refer to as Affiliated Labels) in North America

  . Distribution of over 1,000 Affiliated Label titles in the rest of the world.

   Since our inception, we have developed products for 38 different hardware platforms, including the following:

  .  IBM PC-CD and compatibles

  .  16-bit Sega Genesis video game system

  .  16-bit Super Nintendo Entertainment System

  .  32-bit Sony PlayStation

  .  64-bit Nintendo N64

   Our product development methods and organization are modeled on those used in the entertainment industry. We also market our products with techniques borrowed from other entertainment companies such as record producers, magazine publishers and video distributors. Employees whom we call "producers", who are responsible for the development of one or more products, oversee product development and direct teams comprised of both our employees and outside contractors. Our designers regularly work with celebrities and organizations in sports, entertainment and other areas to develop products that provide gaming experiences that are as realistic and interactive as possible. Celebrities and organizations with whom we have contracts include: FIFA, NASCAR, John Madden, the National Basketball Association, the PGA TOUR, Tiger Woods, the National Hockey League, World Championship Wrestling Inc., Football Association Premier League and Formula One. We maintain development studios in California, Canada, United Kingdom, Florida, Texas, Japan, Washington, Maryland and Nevada.

   We invest in the creation of state-of-the-art software tools and utilities that are then used in product development. These tools allow for more cost-effective product development and the ability to more efficiently convert products from one hardware platform to another. We have also made investments in facilities and equipment to facilitate the creation and editing of digital forms of video and audio recordings and product development efforts for new hardware platforms.

   We distribute our products and those of our Affiliated Labels primarily by direct sales to retail chains and outlets in the United States and Europe. In Japan and the Asia Pacific region, we distribute products both directly to retailers and through third party distributors. Our products are available in over 58,000 retail locations worldwide. In fiscal 1999, approximately 42% of our net revenues were generated by international operations, compared to 43% in fiscal 1998 and 45% in fiscal 1997.

                                     III-19

Investments and Joint Ventures

 Acquisitions

  Westwood Studios

   In September 1998, we completed the acquisition of Westwood Studios, Inc. and certain assets of the Irvine, California-based Virgin Studios (collectively "Westwood") for approximately $122,688,000 in cash, including transaction expenses. The transaction was accounted for under the purchase method. Westwood is best known for its successful PC-CD franchises, Command and Conquer and Lands of Lore. See note 11 of the Notes to the Consolidated Financial Statements of Electronic Arts.

  ABC Software

   In July 1998, we acquired ABC Software AG, in Switzerland, and ABC Software GmbH, in Austria (collectively "ABC"), independent distributors of entertainment, edutainment and application software, for approximately $9,466,000 in cash (net of cash acquired of $5,099,000) and $570,000 in other consideration. The transaction has been accounted for under the purchase method. See note 11 of the Notes to the Consolidated Financial Statements of Electronic Arts.

 Joint Ventures

   In May 1998, Electronic Arts and Square Co., Ltd. ("Square"), a leading developer and publisher of entertainment software in Japan, completed the formation of two new joint ventures, in North America and Japan. In North America, the companies formed Square Electronic Arts, LLC ("Square EA"), which has exclusive publishing rights in North America for future interactive entertainment PlayStation titles created by Square. We own a 30% minority interest in this joint venture while Square owns 70%. Additionally, we have the exclusive right to distribute in North America products published by this joint venture.

   In Japan, the companies established Electronic Arts Square KK ("EA
Square KK"), which localizes and publishes in Japan our properties originally created in North America and Europe, as well as develops and publishes original video games in Japan. We own a 70% majority interest, while Square owns 30%. See note 11 of the Notes to the Consolidated Financial Statements of Electronic Arts.

 Investments

   We have made investments as part of our overall strategy and currently hold minority equity interests in several companies. As of December 31, 1999, our minority equity investments include investments in NovaLogic, Inc., Firaxis Software, Inc., Kodiak Inc. and Bottle Rocket.

Market

   Historically, no hardware platform or video game system has achieved long-term dominance in the interactive entertainment market. In fiscal 1999, Sony's PlayStation was the dominant hardware platform in our industry. In addition, the installed base of multimedia-enabled home computers, including those with Internet accessibility, has continued to grow as personal computer, or PC, prices have declined and the quality and choices of software have increased dramatically. We develop and publish products for multiple platforms, and this diversification continues to be a cornerstone of our strategy.

   The following table details select information on a sample of the hardware platforms for which we have published titles:

                             Video Game Console/     Date Introduced    Medium/
Manufacturer                    Platform Name        in North America Product Base Technology
------------             --------------------------- ---------------- ------------ ----------
Sega.................... Genesis                           1989       Cartridge      16-bit
Nintendo................ SNES                              1991       Cartridge      16-bit
Matsushita.............. 3DO Interactive Multiplayer       1993       Compact Disk   32-bit
Sega.................... Saturn                            1995       Compact Disk   32-bit
Sony.................... PlayStation                       1995       Compact Disk   32-bit
Nintendo................ Nintendo N64                      1996       Cartridge      64-bit


                                     III-20

   Sega launched Dreamcast(TM) in Japan in December 1998 and in North America in September 1999. Sega designed Dreamcast to combine features from the console and PC platforms. We currently have no products in development for the Sega Dreamcast. See Risk Factors--"New video game platforms create additional technical and business model uncertainties".

   Sony is scheduled to launch PlayStation II in Japan in March 2000 and the rest of the world starting in the fall of 2000. PlayStation II specifications have been announced by Sony to be a 128-bit, Digital Video Disk ("DVD") based system that is Internet and cable ready, as well as backward compatible with PlayStation I software. We currently have various products under development for the Sony PlayStation II. See Risk Factors--"New video game platforms create additional technical and business model uncertainties".

   Nintendo announced that it will release a next generation system. Nintendo's new system will also offer a DVD drive.

   New entrants into the interactive entertainment and multimedia industries, such as cable television, telephone, and diversified media and entertainment companies, in addition to a proliferation of new technologies, such as online networks and the Internet, have increased the competition in our markets. We are scheduled to release one or more online network gaming products during fiscal 2000. See Risk Factors--"New video game platforms create additional technical and business model uncertainties" and "The impact of e-Commerce and online games on our business is not known".

   The early investment in products for the 32-bit market, including both Compact Disk personal computer ("PC-CD") and Compact Disk-dedicated video game ("CD-video game") platforms, has been strategically important in positioning us for the current generation of 32-bit and 64-bit machines. We believe that such investment continues to be important. PlayStation has achieved significant market acceptance in all geographical territories. However, as the PlayStation console market matures, we believe that its growth will not continue at the present rates. In addition, our revenues and earnings are dependent on our ability to meet our product release schedule and our failure to meet those schedules could result in revenues and earnings which fall short of analysts' expectations in any individual quarter. See Risk Factors--"Product development schedules are frequently unreliable and make predicting quarterly results difficult".

Competition

   See Risk Factors--"Our platform licensors are our chief competitors and frequently control the manufacturing of our video game products".

Relationships with Significant Hardware Platform Companies

 Sony

   In fiscal 1999, approximately 43% of our net revenues were derived from sales of software for the PlayStation compared to 42% in fiscal 1998. During fiscal 1999, we released 21 PlayStation games compared to 25 in fiscal 1998. Among these releases were FIFA 99, World Cup 98 and Madden NFL 99. The volume of sales of our PlayStation products significantly increased in fiscal 1999 due to the increase in the installed base of PlayStation consoles worldwide and the quality and timely release of our key franchise titles.

   For the nine months ended December 31, 1999, approximately 42% of our net revenues were derived from PlayStation software sales, compared to 44% for the nine months ended December 31, 1998. We released 20 PlayStation titles during the nine months ended December 31, 1999 compared to 16 during the nine months ended December 31, 1998, including Madden NFL. PlayStation revenues increased for the nine months ended December 31, 1999 due to more products released compared to the same period last year. We expect revenues from PlayStation products to grow in fiscal 2000, but as revenues for these products increase, we do not expect to maintain the same growth rates as those in prior years. Sony has announced the release of PlayStation II in the United States and Europe in the fall of 2000. Although Playstation products will be playable on the

                                     III-21

PlayStation II, we expect sales of current PlayStation products to decline in the coming fiscal year. See Risk Factors--"Product development schedules are frequently unreliable and make predicting quarterly results difficult".

   Under the terms of a licensing agreement entered into with Sony Computer Entertainment of America in July 1994 (the "Sony Agreement"), as amended, we are authorized to develop and distribute CD-based software products compatible with the PlayStation. Pursuant to the Sony Agreement, we engage Sony to supply its PlayStation CDs for distribution by us. Accordingly, we have limited ability to control our supply of PlayStation CD products or the timing of their delivery. See Risk Factors--"Our platform licensors are our chief competitors and frequently control the manufacturing of our video game products".

 Nintendo

   During fiscal 1999, we released nine new titles for the N64 compared to two titles in fiscal 1998. In fiscal 1999, approximately 12% of our net revenues were derived from the sale of N64 products compared to 6% in 1998. In March 1997, we signed a licensing agreement with Nintendo (the "N64 Agreement") to develop, publish and market certain sports and other products for the N64.

   For the nine months ended December 31, 1999 and 1998, we released seven N64 titles. For the first nine months of fiscal 2000, approximately 10% of our net revenues were derived from sales of N64 products compared to 13% in the first nine months of fiscal 1999. The decrease in sales of N64 products for the first nine months of fiscal 2000 was due to the weak market for N64 products as well as the release of World Cup 98 in fiscal 1999. Revenues for N64 products have declined thus far and we expect revenues to continue to decline for the fiscal year 2000.

   Under the terms of the N64 Agreement, we engage Nintendo to manufacture our N64 cartridges for distribution by us. Accordingly, we have limited ability to control our supply of N64 cartridges or the timing of their delivery. A shortage of microchips or other factors outside our control could impair our ability to obtain an adequate supply of cartridges.

   In connection with our purchases of N64 cartridges for distribution in North America, Nintendo requires us to provide irrevocable letters of credit prior to Nintendo's acceptance of purchase orders from us for purchases of these cartridges. For purchases of N64 cartridges for distribution in Japan and Europe, Nintendo requires us to make cash deposits. Furthermore, Nintendo maintains a policy of not accepting returns of N64 cartridges. Because of these and other factors, the carrying of an inventory of cartridges entails significant capital and risk. See Risk Factors--"Our platform licensors are our chief competitors and frequently control the manufacturing of our video game products".

Products and Product Development

   In fiscal 1999, we generated approximately 65% of our revenues from products released during the year. See Risk Factors--"Product development schedules are frequently unreliable and make predicting quarterly results difficult". As of March 31, 1999, we were actively marketing approximately 111 titles, comprising approximately 193 stock keeping units, or sku's, that were published by our development divisions and subsidiaries, EA Studios. During fiscal 1999, we introduced over 39 EA Studios titles, representing over 59 sku's, compared to 44 EA Studios titles, comprising over 71 sku's, in fiscal 1998.

   The products published by EA Studios are designed and created by our in-house designers and artists and by independent software developers ("independent artists"). We typically pay the independent artists royalties based on the sales of the specific products, as defined in the related independent artist agreements.

   For fiscal 1999 and 1998, no title represented revenues greater than 10% of the total fiscal 1999 and 1998 net revenues. For fiscal 1997, we had one title, Madden Football 97, published on five platforms, which represented approximately 10% of the total fiscal 1997 net revenues.


                                     III-22

   We publish products in a number of categories such as sports, action and interactive movies, strategy, simulations, role playing and adventure, each of which is becoming increasingly competitive. Our sports-related products, marketed under the EA Sports brand name, accounted for a significant percentage of net revenues in fiscal years 1999 and 1998. There can be no assurance that we will be able to maintain our market share in the sports category.

   The front line retail selling prices in North America of our products, excluding older titles (marketed as "Classics" and "Publisher's Choice"), typically range from $35.00 to $55.00. "Classics" and "Publisher's Choice" titles have retail selling prices that range from $10.00 to $30.00. The retail selling prices of EA titles outside of North America vary based on local market conditions.

   We currently develop or publish products for five different hardware platforms. In fiscal 1999, our product releases were predominantly for PC-CD, 32-bit and 64-bit video game systems. Our planned product introductions for fiscal 2000 were predominantly for the PC-CD, PlayStation, N64 as well as for online Internet play. See Risk Factors--"Product development schedules are frequently unreliable and make predicting quarterly results difficult" and "New video game platforms create additional technical and business model uncertainties".

   As compact disks have emerged as the preferred medium for interactive entertainment, education, and information software, we are continuing our investment in the development of CD-ROM tools and technologies in fiscal 1999. PlayStation has achieved significant market acceptance in all geographic territories, however, as the PlayStation console market matures, we believe that its growth will not continue at the present rates. Most of the CD-video game products will be convertible for use on multiple advanced hardware systems. We had research and development expenditures of $199.1 million in fiscal 1999, $145.7 million in fiscal 1998, and $130.8 million in fiscal 1997. We had research and development expenditures of $187.0 million for the nine months ended December 31, 1999 and $144.4 million for the nine months ended December 31, 1998. See Risk Factors--"Product development schedules are frequently unreliable and make predicting quarterly results difficult".

Marketing and Distribution

   We distribute both EA Studio products and products developed and published by other software publishers, that we refer to as Affiliated Labels.

   In most cases, Affiliated Label products are delivered to us as completed products. As of March 31, 1999, we distributed 21 Affiliated Label titles in North America and over 1,000 Affiliated Label titles in the rest of the world. No single Affiliated Label Publisher has accounted for more than 10% of our net revenue in any of the last three fiscal years.

   In May 1998, Electronic Arts and Square Co., Ltd. formed a new joint venture in North America, creating Square Electronic Arts, LLC ("Square EA") as discussed in note 11 in the Notes to the Consolidated Financial Statements of Electronic Arts Inc. In conjunction with the formation of this joint venture, we will have the exclusive right in North America to distribute products published by this joint venture. In fiscal 1999, Square EA published Parasite Eve for the PlayStation, which was a top ten selling title for Electronic Arts and it published Final Fantasy VIII in fiscal 2000.

   We generated approximately 90% of our North American net revenues from direct sales to retailers through a field sales organization of professionals and a group of telephone sales representatives. The remaining 10% of our North American sales were made through a limited number of specialized and regional distributors and rack jobbers in markets where we believe direct sales would not be economical. For the fiscal year ended March 31, 1999, we had sales to one customer, Wal-Mart Stores, Inc., which represented 12% of total net revenues. We had no sales to any one customer in excess of 10% of total net revenues for the fiscal years ended March 31, 1998 and 1997.


                                     III-23

   We are using the Internet to market our products, build brand equity and increase our understanding of our customers' expectations. We have various EA websites offering game tips, user bulletin boards and matching service for head to head competition and tournaments.

   The video game and PC businesses have become increasingly "hits" driven, requiring significantly greater expenditures for marketing and advertising, particularly for television advertising. There can be no assurance that we will continue to produce "hit" titles, or that advertising for any product will increase sales sufficiently to recoup those advertising expenses.

   We have stock-balancing programs for our personal computer products that, under certain circumstances and up to a specified amount, allow for the exchange of personal computer products by resellers. We also typically provide for price protection for our personal computer and video game system products that, under certain conditions, allows the reseller a price reduction from us for unsold products. We maintain a policy of exchanging products or giving credits, but do not give cash refunds. Moreover, the risk of product returns may increase as new hardware platforms become more popular or market factors force us to make changes in our distribution system. We monitor and manage the volume of our sales to retailers and distributors and their inventories as substantial overstocking in the distribution channel can result in high returns or the requirement for substantial price protection in subsequent periods. We believe that we provide adequate reserves for returns and price protection which are based on estimated future returns of products, taking into account promotional activities, the timing of new product introductions, distributor and retailer inventories of our products and other factors. We believe our current reserves will be sufficient to meet return and price protection requirements for current in-channel inventory. However, there can be no assurance that actual returns or price protection will not exceed our reserves.

   We also have a fulfillment group that sells product directly to consumers through a toll-free number and through our websites listed in advertising by us and our Affiliated Labels. This group is also responsible for targeted direct mail marketing and sells product backups and accessories to registered customers.

   The distribution channels through which consumer software products are sold have been characterized by change, including consolidations and financial difficulties of certain distributors and retailers and the emergence of new retailers such as general mass merchandisers. The development of remote and electronic delivery systems will create further changes. The bankruptcy or other business difficulties of a distributor or retailer could render our accounts receivable from such entity uncollectible, which could have an adverse effect on our operating results and financial condition. In addition, an increasing number of companies are competing for access to these channels. Our arrangements with our distributors and retailers may be terminated by either party at any time without cause. Distributors and retailers often carry products that compete with ours. Retailers of our products typically have a limited amount of shelf space and promotional resources for which there is intense competition. There can be no assurance that distributors and retailers will continue to purchase our products or provide our products with adequate levels of shelf space and promotional support.

International Operations

   We have wholly owned subsidiaries throughout the world, including offices in the United Kingdom, France, Spain, Germany, Australia, Canada, South Africa, Singapore, Sweden, Japan, Malaysia, Brazil, Austria, Switzerland and Holland. The amounts of net revenues, operating profit and identifiable assets attributable to each of our geographic regions for the nine months ended December 31, 1999 and 1998 as well as the fiscal years ended March 31, 1999, 1998, and 1997 are set forth in note 16 of the Notes to the Consolidated Financial Statements of Electronic Arts Inc.

   International net revenues increased by 33% to $516,865,000, or 42% of consolidated fiscal 1999 net revenues, compared to $389,429,000, or 43% of consolidated fiscal 1998 net revenues due to the following:

  . Europe's net revenues increased by $117,999,000 primarily due to an increase in sales of PlayStation and Affiliated Label products.


                                     III-24

  . Japan's net revenues increased by $11,371,000 primarily due to the sales of FIFA: Road to World Cup 98.

  . Asia Pacific net revenues decreased by $1,934,000 due to the weaknesses in Asian currencies. In local currency, in spite of weak economies, net revenues for Asia Pacific increased compared to the prior year.

   The increase in international revenues for the nine months ended December 31, 1999, compared to the same period last year was due to:

  .  A 52% increase in Europe PC-CD revenues due to sales of Command and
     Conquer: Tiberian Sun, Sim City 3000, Dungeon Keeper 2 and Theme Park World, which were offset by a decrease in N64 revenues due to a weak market for N64 products.

  . A 78% increase in Asia Pacific PC-CD revenues also due to the success of Command and Conquer: Tiberian Sun and Sim City 3000.

  . Offset by a 68% decline in Japan PlayStation revenue primarily due to strong sales of FIFA: Road to the World Cup and World Cup 98 in the prior year.

   Though international revenues are expected to grow in fiscal 2000, international revenues may not grow at as high a rate as in prior years. See Risk Factors--"Our business, our products, and our distribution are subject to increasing regulation in key territories" and "Foreign Sales and Currency Fluctuations".

Manufacturing

   In many instances, we are able to acquire materials on a volume-discount basis. We have multiple potential sources of supply for most materials, except with respect to our PlayStation and N64 products, as previously mentioned. We also have alternate sources for the manufacture and assembly of most of our products. To date, we have not experienced any material difficulties or delays in production of our software and related documentation and packaging. However, a shortage of components or other factors beyond our control could impair our ability to manufacture, or have manufactured, our products. See Risk Factors-- "Our platform licensors are our chief competitors and frequently control the manufacturing of our video game products".

Backlog

   We normally ship products within a few days after receipt of an order. However, a backlog may occur for EA Studio and Affiliated Label products that have been announced for release but not yet shipped. We do not consider backlog to be an indicator of future performance.

Seasonality

   Our business is highly seasonal. We typically experience our highest revenues and profits in the calendar year-end holiday season and a seasonal low in revenues and profits in the quarter ending in June.

Employees

   As of March 31, 1999, we employed approximately 2,500 people, of whom over 1,200 were outside the United States. We believe that our ability to attract and retain qualified employees is an important factor in our growth and development and that our future success will depend, in large measure, on our ability to continue to attract and retain qualified employees. To date, we have been successful in recruiting and retaining sufficient numbers of qualified personnel to conduct our business successfully. See Risk Factors--"We face intense competition for talent from highly valued Internet companies".


                                     III-25

Properties

   Our principal administrative, sales and marketing, research and development, and support facility is located in two modern buildings in Redwood City, California, 20 miles south of San Francisco. We moved into this facility in October 1998. We presently occupy approximately 350,000 sq. ft. in these buildings under an operating lease for the buildings and certain adjoining land that will expire on December 1, 2001. Monthly lease payments vary based upon the London InterBank Offered Rate. We have the option to purchase the property for the unamortized financed balance at any time after the non-cancelable lease term, or we may terminate the lease at any time after the non-cancelable term by arranging a third party sale or by making a termination payment. In April 1999, we exercised our option to purchase a parcel of land under the lease and sold it to a third party. The proceeds will mitigate a portion of the occupancy costs for this facility. Should we elect to terminate the lease, we will guarantee a residual value of up to 85% of the unamortized value of the property. As part of the agreement, we must also comply with certain financial covenants.

   Our North American distribution is supported by a 54,000 sq. ft. leased facility used as an office and warehouse in Hayward, California, and an 84,000 sq. ft. warehouse facility in Louisville, Kentucky. Effective April 1999, we entered into a lease agreement that increases the Kentucky warehouse facility's square footage to 250,000 sq. ft. We also occupy sales offices in the metropolitan areas of Toronto, Chicago, Dallas and New York.

   In addition to our Redwood City development studio, we own a 206,000 sq. ft. development facility in Burnaby, British Columbia, Canada and rent a 33,000 sq. ft. facility in Seattle, Washington. The move to the new Canadian offices was completed in June 1999. We also own a 180,000 sq. ft. development facility in Austin, Texas and lease a 42,400 sq. ft. development facility in Walnut Creek, California.

   Our United Kingdom subsidiary occupies administrative and sales facilities in Langley, England, under a lease for a total of 44,000 sq. ft. and a 22,000 sq. ft. development facility in Surrey, England. In Europe, we also lease a distribution hub in Heerlen, Holland and two administrative and sales facilities in Germany, as well as sales and distribution facilities in: Madrid, Spain; Lyon, France; Johannesberg, South Africa; Neudorf, Austria and Zurich, Switzerland. Additionally, we have sales offices throughout Europe.

   In Asia and the South Pacific, we maintain a 5,500 sq. ft. sales and distribution facility in Brisbane, Australia. We also have sales and distribution facilities in Singapore, Malaysia and Taiwan, and representative offices in Beijing, Hong Kong and Shanghai, China. We also maintain a 27,000 sq. ft. sales and development office in Tokyo, Japan. See notes 3 and 9 of the Notes to the Consolidated Financial Statements of Electronic Arts Inc.

   We believe that these facilities are adequate for our current needs. We believe that suitable additional or substitute space will be available as needed to accommodate our future needs.


                                     III-26

INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Electronic Arts Inc. and Subsidiaries:

   We have audited the accompanying consolidated balance sheets of Electronic Arts Inc. and subsidiaries as of March 31, 1999 and 1998, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended March 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the financial statements of Maxis, Inc., a company acquired by Electronic Arts Inc. in a business combination accounted for as a pooling of interests as described in
Note 11 to the consolidated financial statements, which statements reflect total revenues constituting 7% for the year ended March 31, 1997, of the related consolidated totals. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Maxis, Inc., is based solely on the report of the other auditors.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, based on our audits and the report of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Electronic Arts Inc. and subsidiaries as of March 31, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended March 31, 1999, in conformity with generally accepted accounting principles.

                                          KPMG LLP

Mountain View, California
April 30, 1999

                                     III-27

                        ELECTRONIC ARTS AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                       (In thousands, except share data)

                                                                March 31
                                               December 31, ------------------
                                                   1999       1999      1998
                                               ------------ --------  --------
                                               (unaudited)
ASSETS
Current assets:
 Cash, cash equivalents and short-term
  investments.................................  $  247,170  $312,822  $374,560
 Marketable securities........................       1,447     4,884     3,721
 Receivables, less allowances of $83,300,
  $72,850 and $51,575, respectively...........     377,920   149,468   139,374
 Inventories, net.............................      22,838    22,376    19,626
 Other current assets.........................     114,766    79,915    52,530
                                                ----------  --------  --------
  Total current assets........................     764,141   569,465   589,811

Property and equipment, net...................     243,795   181,266   105,095
Long-term investments.........................      18,400    18,400    24,200
Investment in affiliates......................      20,938    25,864    20,541
Goodwill and other intangibles................      83,542    90,682     1,585
Other assets..................................      49,953    16,196     4,449
                                                ----------  --------  --------
                                                $1,180,769  $901,873  $745,681
                                                ==========  ========  ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable.............................  $   89,973  $ 63,881  $ 56,233
 Accrued liabilities..........................     222,411   172,328   125,480
                                                ----------  --------  --------
  Total current liabilities...................     312,384   236,209   181,713

Minority interest in consolidated joint
 venture......................................       3,052     2,733       --

Stockholders' equity:
 Preferred stock, $0.01 par value. Authorized
  1,000,000 shares............................         --        --        --
 Common stock, $0.01 par value. Authorized
  104,000,000 shares; issued 63,937,354,
  61,291,849 and 60,159,601 shares;
  outstanding 63,937,354, 61,169,286 and
  60,159,601 shares, respectively.............         639       613       602
 Paid-in capital..............................     358,516   267,699   234,294
 Treasury stock, at cost; 122,563 shares at
  March 31, 1999..............................         --     (4,926)      --
 Retained earnings............................     512,936   402,112   330,540
 Accumulated other comprehensive loss ........      (6,758)   (2,567)   (1,468)
                                                ----------  --------  --------
  Total stockholders' equity..................     865,333   662,931   563,968
                                                ----------  --------  --------
                                                $1,180,769  $901,873  $745,681
                                                ==========  ========  ========


          See accompanying notes to consolidated financial statements.

                                     III-28

                        ELECTRONIC ARTS AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                     (In thousands, except per share data)

                             Nine Months Ended
                               December 31,          Years Ended March 31,
                          ----------------------- -----------------------------
                             1999        1998        1999       1998     1997
                          ----------- ----------- ----------  -------- --------
                          (unaudited) (unaudited)
Net revenues............. $1,125,698   $944,139   $1,221,863  $908,852 $673,028
Cost of goods sold.......    562,821    497,265      627,823   481,233  328,943
                          ----------   --------   ----------  -------- --------
 Gross profit............    562,877    446,874      594,040   427,619  344,085
Operating expenses:
 Marketing and sales.....    147,422    123,618      163,407   128,308  102,072
 General and
  administrative.........     68,246     55,454       76,219    57,838   48,489
 Research and
  development............    187,025    144,358      199,141   145,732  130,755
 Charge for acquired in-
  process technology.....        --      44,115       44,115     1,500      --
 Merger costs............        --         --           --     10,792      --
 Amortization of
  intangibles............      7,800      3,385        5,880       --       --
                          ----------   --------   ----------  -------- --------
  Total operating
   expenses..............    410,493    370,930      488,762   344,170  281,316
                          ----------   --------   ----------  -------- --------
  Operating income.......    152,384     75,944      105,278    83,449   62,769
Interest and other
 income, net.............     11,653     10,507       13,180    24,811   13,279
                          ----------   --------   ----------  -------- --------
 Income before provision
  for income taxes and
  minority interest......    164,037     86,451      118,458   108,260   76,048
Provision for income
 taxes...................     50,852     35,172       45,414    35,726   26,003
                          ----------   --------   ----------  -------- --------
 Income before minority
  interest...............    113,185     51,279       73,044    72,534   50,045
Minority interest in
 consolidated joint
 venture.................        134       (321)        (172)       28    1,282
                          ----------   --------   ----------  -------- --------
  Net income............. $  113,319   $ 50,958   $   72,872  $ 72,562 $ 51,327
                          ==========   ========   ==========  ======== ========
Net income per share:
 Basic................... $     1.82   $   0.84   $     1.20  $   1.23 $   0.89
 Diluted................. $     1.72   $   0.81   $     1.15  $   1.19 $   0.86
Number of shares used in
 computation:
 Basic...................     62,390     60,621       60,748    58,867   57,544
 Diluted.................     65,835     63,210       63,272    60,958   59,557


          See accompanying notes to consolidated financial statements.

                                     III-29

                        ELECTRONIC ARTS AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

  Years Ended March 31, 1999, 1998 and 1997 and the Nine Months Ended December
                                 31, 1999
                                 (In thousands)

                                                            Accumulated    Treasury
                          Common Stock                         Other         Stock
                          ------------- Paid-In  Retained  Comprehensive -------------
                          Shares Amount Capital  Earnings  Income (Loss) Shares Amount   Total
                          ------ ------ -------- --------  ------------- ------ ------  --------
Balances at March 31,
 1996...................  56,747  $567  $158,144 $206,651     $14,189      --   $  --   $379,551
Net income..............                           51,327                                 51,327
Change in unrealized
 appreciation of
 investments, net.......                                       (8,176)                    (8,176)
Reclassification
 adjustment for gains
 realized in net income,
 net....................                                       (5,497)                    (5,497)
Translation adjustment..                                          152                        152
                                                                                        --------
Comprehensive income....                                                                  37,806
Proceeds from sales of
 shares through stock
 plans..................   1,516    16    20,985                                          21,001
Tax benefit related to
 stock options..........                   9,210                                           9,210
Repayment of notes
 receivable.............                     101                                             101
Amortization of deferred
 compensation...........                     107                                             107
                          ------  ----  -------- --------     -------     ----  ------  --------
Balances at March 31,
 1997...................  58,263   583   188,547  257,978         668      --      --    447,776
Net income..............                           72,562                                 72,562
Change in unrealized
 appreciation of
 investments, net.......                                        1,882                      1,882
Reclassification
 adjustment for gains
 realized in net income,
 net....................                                       (2,745)                    (2,745)
Translation adjustment..                                       (1,273)                    (1,273)
                                                                                        --------
Comprehensive income....                                                                  70,426
Proceeds from sales of
 shares through stock
 plans..................   1,897    19    37,729                                          37,748
Tax benefit related to
 stock options..........                   7,931                                           7,931
Repayment of notes
 receivable.............                      87                                              87
                          ------  ----  -------- --------     -------     ----  ------  --------
Balances at March 31,
 1998...................  60,160   602   234,294  330,540      (1,468)     --      --    563,968
Net income..............                           72,872                                 72,872
Change in unrealized
 appreciation of
 investments, net.......                                        2,533                      2,533
Reclassification
 adjustment for gains
 realized in net income,
 net....................                                         (989)                      (989)
Translation adjustment..                                       (2,643)                    (2,643)
                                                                                        --------
Comprehensive income....                                                                  71,773
Proceeds from sales of
 shares through stock
 plans..................   1,132    11    27,791   (1,300)                 100   4,075    30,577
Purchase of treasury
 stock..................                                                  (223) (9,001)   (9,001)
Tax benefit related to
 stock options..........                   5,614                                           5,614
                          ------  ----  -------- --------     -------     ----  ------  --------
Balances at March 31,
 1999...................  61,292   613   267,699  402,112      (2,567)    (123) (4,926)  662,931
Net income..............                          113,319                                113,319
Change in unrealized
 appreciation of
 investments, net
 (unaudited)............                                        1,103                      1,103
Reclassification
 adjustment for gains
 realized in net income,
 net (unaudited)........                                       (4,123)                    (4,123)
Translation adjustment
 (unaudited)............                                       (1,171)                    (1,171)
                                                                                        --------
Comprehensive income
 (unaudited)............                                                                 109,128
Proceeds from sales of
 shares through stock
 plans (unaudited)......   2,645    26    66,020   (2,495)                 123   4,926    68,477
Tax benefit related to
 stock options
 (unaudited)............                  24,797                                          24,797
                          ------  ----  -------- --------     -------     ----  ------  --------
Balances at December 31,
 1999 (unaudited).......  63,937  $639  $358,516 $512,936     $(6,758)     --   $  --   $865,333
                          ======  ====  ======== ========     =======     ====  ======  ========

          See accompanying notes to consolidated financial statements.

                                     III-30

                        ELECTRONIC ARTS AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                            Nine Months Ended
                              December 31,          Years Ended March 31,
                         ----------------------- -----------------------------
                            1999        1998       1999       1998      1997
                         ----------- ----------- ---------  --------  --------
                         (unaudited) (unaudited)
OPERATING ACTIVITIES:
Net income.............   $113,319    $ 50,958   $  72,872  $ 72,562  $ 51,327
Adjustments to
 reconcile net income
 to net cash provided
 by (used in) operating
 activities:
 Minority interest in
  consolidated joint
  venture..............       (134)        321         172       (28)   (1,282)
 Equity in net (income)
  loss of affiliates...       (625)        110         155     1,162     1,566
 Gain on sale of
  affiliate............       (842)        --          --    (12,625)      --
 Depreciation and
  amortization.........     31,430      31,145      40,461    26,907    22,986
 (Gain) loss on sale of
  fixed assets.........        402      (3,871)        729     1,813       164
 Loss on disposition of
  assets related to
  merger...............        --          --          --      5,607       --
 Gain on sale of
  marketable
  securities...........     (6,063)     (1,454)     (1,454)   (4,098)   (8,393)
 Provision for doubtful
  accounts.............      6,427       5,428       6,027     4,302     4,840
 Charge for acquired
  in-process
  technology...........        --       44,115      44,115     1,500       --
 Change in assets and
  liabilities, net of
  acquisitions:
  Receivables..........   (234,879)   (176,546)    (11,702)  (40,432)  (28,018)
  Inventories..........       (462)     (6,591)      1,282    (1,753)   (1,626)
  Other assets.........    (71,249)    (13,434)    (24,266)   (5,660)    8,142
  Accounts payable.....     26,092       8,322       1,622    12,783     4,824
  Accrued liabilities..     53,016      83,749      32,797    29,217    24,307
  Deferred income
   taxes...............       (535)        478     (12,042)  (12,264)    1,165
                          --------    --------   ---------  --------  --------
   Net cash (used in)
    provided by
    operating
    activities.........    (84,103)     22,730     150,768    78,993    80,002
                          --------    --------   ---------  --------  --------
INVESTING ACTIVITIES:
 Proceeds from sale of
  property and
  equipment............         56       8,234       8,281        25       171
 Proceeds from sales of
  marketable
  securities...........      7,037       1,818       1,818     7,276    21,152
 Purchase of marketable
  securities...........        --          --          --     (2,762)      --
 Proceeds from sale of
  affiliate............      8,842         --          --        --        --
 Capital expenditures..    (85,023)    (95,697)   (115,820)  (45,238)  (39,124)
 Investment in
  affiliates, net......     (2,949)     (5,128)     (5,478)   16,579   (11,271)
 Purchase of held-to-
  maturity securities..        --          --          --     (1,008)  (23,627)
 Proceeds from maturity
  of securities........        --       17,271      17,306    13,338    20,598
 Change in short-term
  investments, net.....    (20,630)    117,551      76,755   (34,504)  (62,132)
 Acquisition of
  Westwood Studios,
  Inc..................        --     (122,688)   (122,688)      --        --
 Acquisition of other
  subsidiaries, net of
  cash acquired........       (582)    (11,805)    (11,805)   (3,225)      --
                          --------    --------   ---------  --------  --------
   Net cash used in
    investing
    activities.........    (93,249)    (90,444)   (151,631)  (49,519)  (94,233)
                          --------    --------   ---------  --------  --------
FINANCING ACTIVITIES:
 Proceeds from sales of
  shares through
  employee stock plans
  and other plans......     68,477      21,374      30,577    37,748    21,001
 Purchase of treasury
  shares...............        --          --       (9,001)      --        --
 Repayment of notes
  receivable...........        --          --          --         87       101
 Tax benefit from
  exercise of stock
  options..............     24,797       4,063       5,614     7,931     9,210
 Proceeds from minority
  interest investment
  in consolidated
  joint venture........        --        2,109       2,109       --        --
                          --------    --------   ---------  --------  --------
   Net cash provided by
    financing
    activities.........     93,274      27,546      29,299    45,766    30,312
                          --------    --------   ---------  --------  --------
Translation
 adjustment............       (718)      1,666      (2,191)   (1,273)      185
                          --------    --------   ---------  --------  --------
Increase (decrease) in
 cash and cash
 equivalents...........    (84,796)    (38,502)     26,245    73,967    16,266
Beginning cash and cash
 equivalents...........    242,208     215,963     215,963   141,996   125,730
                          --------    --------   ---------  --------  --------
Ending cash and cash
 equivalents...........    157,412     177,461     242,208   215,963   141,996
Short-term
 investments...........     89,758      23,775      70,614   158,597   126,145
                          --------    --------   ---------  --------  --------
Ending cash, cash
 equivalents and short-
 term investments......   $247,170    $201,236   $ 312,822  $374,560  $268,141
                          ========    ========   =========  ========  ========
Supplemental cash flow
 information:
 Cash paid during the
  year for income
  taxes................   $  9,711    $ 22,325   $  43,050  $ 32,888  $ 15,323
                          ========    ========   =========  ========  ========
Non-cash investing
 activities:
 Change in unrealized
  appreciation of
  investments and
  marketable
  securities...........   $ (4,441)   $   (384)  $   1,805  $ (1,411) $(19,562)
                          ========    ========   =========  ========  ========

          See accompanying notes to consolidated financial statements.

                                     III-31

                        ELECTRONIC ARTS AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(1) DESCRIPTION OF THE BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

INTERIM FINANCIAL INFORMATION

   The unaudited consolidated financial statements for the nine months ended December 31, 1999 and 1998 and as of December 31, 1999 have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting only of normal recurring accruals) considered necessary for a fair presentation have been reflected. Certain amounts have been reclassified to conform to fiscal 2000 presentation. Operating results for the nine months ended December 31, 1999 are not necessarily indicative of the results that may be expected for the year ending March 31, 2000.

TRACKING STOCK PROPOSAL (UNAUDITED)

   The stockholders of Electronic Arts Inc. ("Electronic Arts") are scheduled to vote on a proposal (the "Tracking Stock Proposal") to authorize the issuance of a new series of common stock to be designated as Class B common stock ("Tracking Stock"), intended to reflect the performance of Electronic Arts' online and e-Commerce business divisions ("EA.com"). At the time of authorization of the Tracking Stock, Electronic Arts' existing common stock will be re-classified as Class A common stock ("Class A Stock") and that stock will be intended to reflect the performance of Electronic Arts' other businesses ("EA") which includes a "Retained Interest" in EA.com.

   Pursuant to agreements with America Online, Inc. ("AOL") and News America Corporation ("News Corp."), upon authorization of the Tracking Stock, Electronic Arts will sell shares to AOL and News Corp. representing 10 percent and 5 percent, respectively, of the initial equity value attributable to EA.com. The Company will also issue a warrant to AOL which represents 5 percent of the initial equity attributable to EA.com.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Consolidation

   The accompanying consolidated financial statements include the accounts of Electronic Arts Inc. and its wholly-owned and majority-owned subsidiaries (the "Company"). All significant intercompany balances and transactions have been eliminated in consolidation.

   A summary of the significant accounting policies applied in the preparation of the accompanying consolidated financial statements of the Company follows:

   (a) Fiscal Year

   The Company's fiscal year is reported on a 52/53-week period that ends on the Saturday nearest to March 31 in each year. The results of operations for fiscal 1999, 1998 and 1997 contain 52 weeks. Since the results of an additional week are not material, and for clarity of presentation herein, all fiscal periods are treated as ending on a calendar month end.

   (b) Revenue Recognition

   The Company's revenue recognition policies are in compliance with American Institute of Certified Public Accountants Statement of Position ("SOP") 97-2, "Software Revenue Recognition", and SOP 98-4 "Deferral of the Effective Date of a Provision of SOP 97-2", which provide guidance on generally accepted accounting

                                     III-32

                        ELECTRONIC ARTS AND SUBSIDIARIES
principles for recognizing revenue on software transactions. SOP 97-2 requires that revenue recognized from software arrangements be allocated to each element of the arrangement based on the relative fair values of the elements. The Company has adopted the provisions of these SOPs as of April 1, 1998. The adoption has, in certain circumstances, resulted in the deferral of certain revenues associated with the Company's sales promotions and products with multiple deliverable elements. Neither the changes in certain business practices nor the deferral of certain revenues have resulted in a material impact on the Company's operating results, financial position or cash flows for the period ended March 31, 1999. Total deferred revenue at March 31, 1999 and 1998 was $8,206,000, and $2,797,000, respectively.

   Product Sales: Revenue is generally recognized when the product is shipped. Subject to certain limitations, the Company permits customers to obtain exchanges within certain specified periods and provides price protection on certain unsold merchandise. Revenue is recognized net of an allowance for returns and price protection.

   Online Subscription Revenues: Monthly online subscription revenues are recognized over the period in which the services are provided.

   Software Licenses: For those agreements which provide the customers the right to multiple copies in exchange for guaranteed minimum royalty amounts, revenue is recognized at delivery of the product master or the first copy. Per copy royalties on sales that exceed the guarantee are recognized as earned.

   Revenue from the licensing of software was $17,788,000, $15,431,000, and $26,749,000 for the fiscal years ended March 31, 1999, 1998 and 1997, respectively.

    (c) Cash and Investments

   Cash equivalents consist of highly liquid investments with insignificant rate risk and with maturities of three months or less at the date of purchase. Short-term investments include securities with maturities greater than three months and less than one year, except for certain investments with stated maturities greater than one year. Long-term investments consist of securities with maturities greater than one year.

   The Company accounts for investments under Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," ("SFAS 115"). The Company's policy is to protect the value of its investment portfolio and to minimize principal risk by earning returns based on current interest rates. Management determines the appropriate classification of its debt and equity securities at the time of purchase and reevaluates such designation as of each balance sheet date. Debt securities are classified as held-to-maturity when the Company has the positive intent and ability to hold the securities to maturity. Securities classified as held-to-maturity are carried at amortized cost, which is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization is included in interest income. Debt securities, not classified as held-to-maturity, are classified as available-for-sale and are stated at fair value. Securities sold is based on the specific identification method.

   (d) Prepaid Royalties

   Prepaid royalties consist primarily of prepayments for manufacturing royalties, original equipment manufacturer (OEM) fees and license fees paid to celebrities and professional sports organizations for use of their trade name. Also included in prepaid royalties are prepayments made to independent software developers under development arrangements that have alternative future uses. Prepaid royalties are expensed at the contractual royalty rate as cost of goods sold based on actual net product sales. Management evaluates the future realization of prepaid royalties quarterly and charges to income any amounts that management deems unlikely to be realized

                                     III-33

                        ELECTRONIC ARTS AND SUBSIDIARIES
through product sales. Royalty advances are classified as current and non-current assets based upon estimated net product sales for the following year. The current portion of prepaid royalties, included in other current assets, was $50,801,000 (unaudited), $35,057,000 and $20,470,000 at December 31, 1999,
March 31, 1999 and 1998, respectively. The long-term portion of prepaid royalties, included in other assets, was $13,948,000 (unaudited), $7,602,000 and $2,289,000 at December 31, 1999, March 31, 1999 and 1998, respectively.

   (e) Software Development Costs

   Research and development costs, which consist primarily of software development costs, are expensed as incurred. SFAS No. 86 provides for the capitalization of certain software development costs incurred after technological feasibility of the software is established or for development costs that have alternative future uses. Under the Company's current practice of developing new products, the technological feasibility of the underlying software is not established until substantially all product development is complete, which generally includes the development of a working model. The software development costs that have been capitalized to date have been insignificant.

   (f) Inventories

   Inventories are stated at the lower of cost or market. Inventories at December 31, 1999, March 31, 1999 and 1998 consisted of (in thousands):

                                                                   March 31,
                                                   December 31, ---------------
                                                       1999      1999    1998
                                                   ------------ ------- -------
                                                   (unaudited)
      Raw materials and work in process...........   $ 1,848    $ 2,983 $ 2,392
      Finished goods..............................    20,990     19,393  17,234
                                                     -------    ------- -------
                                                     $22,838    $22,376 $19,626
                                                     =======    ======= =======

   (g) Advertising Costs

   The Company generally expenses advertising costs as incurred, except for production costs associated with media campaigns which are deferred and charged to expense at the first run of the ad. Cooperative advertising with distributors and retailers is accrued when revenue is recognized. Cooperative advertising credits are reimbursed when qualifying claims are submitted. For the fiscal years ended March 31, 1999, 1998 and 1997, advertising expenses totaled approximately $72,437,000, $55,090,000 and $36,159,000, respectively.

   (h) Property and Equipment

   Property and equipment are stated at cost. Depreciation is calculated using the accelerated and straight-line methods over the following useful lives:

      Buildings..................... 20 to 25 years
      Computer equipment............ 3 to 7 years
      Furniture and equipment....... 3 to 7 years
      Leasehold improvements........ Lesser of the lease terms or the estimated useful lives of the improvements

   (i) Intangible Assets

   Intangible assets net of amortization at March 31, 1999 and 1998, of $90,682,000, and $2,148,000, respectively, include goodwill, costs of obtaining product technology and noncompete covenants which are

                                     III-34

                        ELECTRONIC ARTS AND SUBSIDIARIES
amortized using the straight-line method over the lesser of their estimated useful lives or the agreement terms, typically from two to twelve years. Amortization expense for fiscal years ended March 31, 1999, 1998 and 1997 was $5,880,000, $692,000, and $654,000, respectively. The Company assesses the recoverability of goodwill by determining whether the carried value of the assets may be recovered through estimated future cash flows.

   (j) Income Taxes

   Income tax expense is based on reported earnings before income taxes. Deferred income taxes reflect the impact of temporary differences between assets and liabilities recognized for financial reporting purposes and such amounts recognized for tax purposes.

   (k) Foreign Currency Translation

   For each of the Company's foreign subsidiaries the functional currency is its local currency. Assets and liabilities of foreign operations are translated into U.S. dollars using current exchange rates, and revenues and expenses are translated into U.S. dollars using average exchange rates. The effects of foreign currency translation adjustments are deferred and included as a component of accumulated other comprehensive income (loss) in stockholders' equity.

   Foreign currency transaction gains and losses are a result of the effect of exchange rate changes on transactions denominated in currencies other than the functional currency. Included in interest and other income in the statements of income are foreign currency transaction losses of $1,168,000, $517,000 and $1,024,000, for the fiscal years ended March 31, 1999, 1998 and 1997, respectively.

   (l) Net Income Per Share

   The following summarizes the computations of Basic Earnings Per Share ("EPS") and Diluted EPS. Basic EPS is computed as net earnings divided by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur from common shares issuable through stock-based compensation plans including stock options, restricted stock awards, warrants and other convertible securities using the treasury stock method.

(In thousands, except for per share amounts)

                                  Nine Months Ended
                                    December 31,        Years Ended March 31,
                               ----------------------- -----------------------
                                  1999        1998      1999    1998    1997
                               ----------- ----------- ------- ------- -------
                               (unaudited) (unaudited)
Net income ...................  $113,319     $50,958   $72,872 $72,562 $51,327
                                --------     -------   ------- ------- -------
Shares used to compute net
 income per share:
Weighted-average common
 shares.......................    62,390      60,621    60,748  58,867  57,544
Dilutive stock options........     3,445       2,589     2,524   2,091   2,013
                                --------     -------   ------- ------- -------
Dilutive potential common
 shares.......................    65,835      63,210    63,272  60,958  59,557
                                --------     -------   ------- ------- -------
Net income per share:
 Basic........................  $   1.82     $  0.84   $  1.20 $  1.23 $  0.89
 Diluted......................  $   1.72     $  0.81   $  1.15 $  1.19 $  0.86

   Excluded from the above computation of weighted-average shares for diluted EPS for the nine months ended December 31, 1999 and 1998 and the fiscal years ended March 31, 1999, 1998 and 1997 were options to

                                     III-35

                        ELECTRONIC ARTS AND SUBSIDIARIES
purchase 146,728 (unaudited), 391,693 (unaudited), 645,000, 137,000 and 623,000 shares of common stock, respectively, as the options' exercise price was greater than the average market price of the common shares. For the nine months ended December 31, 1999, the weighted-average exercise price of the respective options was $75.13 (unaudited). For the fiscal year ended March 31, 1999, the weighted-average exercise price of the respective options was $47.33.

   (m) Employee Benefits

   The Company has a 401(k) Plan covering substantially all of its U.S. employees. The 401(k) Plan permits the Company to make discretionary contributions to employees' accounts based on the Company's financial performance. The Company contributed $2,092,000, $902,000 and $925,000 to the Plan in fiscal 1999, fiscal 1998 and fiscal 1997, respectively.

   (n) Stock-based Compensation

   The Company accounts for stock-based awards to employees using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25").

   (o) Impact of Recently Issued Accounting Standards

   In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 133 ("SFAS 133") "Accounting for Derivative Instruments and Hedging Activities", which establishes accounting and reporting standards for derivative instruments and hedging activities. SFAS 133 is effective as of the beginning of the first quarter of the fiscal year beginning after June 15, 2000. The Company is determining the effect of SFAS 133 on its financial statements.

   In March 1998, the American Institute of Certified Public Accountants ("AICPA") issued SOP 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use". SOP 98-1 requires that certain costs related to the development or purchase of internal-use software be capitalized and amortized over the estimated useful life of the software. SOP 98-1 is effective for financial statements issued for fiscal years beginning after December 15, 1998. The adoption of SOP 98-1 did not have a material impact on the Company's results of operations.

   In December 1998, the Accounting Standards Executive Committee of the AICPA issued SOP 98-9, "Software Revenue Recognition, with Respect to Certain Arrangements," which required recognition of revenue using the "residual method" in a multiple element arrangement when fair value does not exist for one or more of the undelivered elements in the arrangement. SOP 98-9 is effective for transactions entered into after March 15, 1999. Under the "residual method", the total fair value of the undelivered elements is deferred and subsequently recognized in accordance with SOP 97-2. The adoption of SOP 98-9 in fiscal year 2000 did not have a material change on the accounting for revenues for the Company.

   (p) Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Such estimates include provisions for doubtful accounts, sales returns and allowances, warranty provisions, and estimates regarding the recoverability of prepaid royalty advances and inventories. Actual results could differ from those estimates.

                                     III-36

                        ELECTRONIC ARTS AND SUBSIDIARIES

   (q) Reclassifications

   Certain amounts have been reclassified to conform to fiscal 1999 presentation.

   (r) Long-Lived Assets

   The Company evaluates long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds its fair value.

(2) FINANCIAL INSTRUMENTS

    (a) Cash and Investments

                                                                  March 31,
                                                              -----------------
                                                                1999     1998
                                                              -------- --------
                                                               (in thousands)
      Cash and cash equivalents:
       Cash.................................................. $106,641 $ 88,241
       Municipal securities..................................      --    16,272
       Money market funds....................................  135,567  111,450
                                                              -------- --------
       Cash and cash equivalents.............................  242,208  215,963
                                                              -------- --------
      Short-term investments:
       Available-for-sale
        Commercial paper.....................................      --    15,452
        Municipal securities.................................   21,700   24,601
        Money market preferreds..............................   43,114  101,438
       Held-to-maturity
        Municipal securities.................................      --    17,106
        U.S. Treasury securities.............................    5,800      --
                                                              -------- --------
       Short-term investments................................   70,614  158,597
                                                              -------- --------
      Cash, cash equivalents and short-term investments...... $312,822 $374,560
                                                              ======== ========
      Long-term investments:
       U.S. Treasury securities.............................. $ 18,400 $ 24,200
                                                              ======== ========

   Long-term and short-term held-to-maturity investments include commercial notes with original maturities of five to eight years secured by U.S. Treasury Notes which enable the Company to take advantage of certain tax incentives from its Puerto Rico operation. These investments are treated as held-to-maturity for financial reporting purposes.

   The fair value of held-to-maturity securities at March 31, 1999 was $24,353,000 which included gross unrealized gains of $153,000. The fair value of held-to-maturity securities at March 31, 1998 was $41,326,000 which included gross unrealized gains of $27,000 and gross unrealized losses of $7,000.

                                     III-37

                        ELECTRONIC ARTS AND SUBSIDIARIES

   (b) Marketable Securities

   Marketable securities are comprised of equity securities. The Company has accounted for investments in equity securities as "available-for-sale" and has stated applicable investments at fair value, with net unrealized appreciation reported as a separate component of accumulated other comprehensive income
(loss) in stockholders' equity. Marketable securities had an aggregate cost of $585,000 and $1,143,000 at March 31, 1999 and 1998, respectively. At March 31,
1999, marketable securities included gross unrealized gains of $4,299,000. At March 31, 1998 marketable securities included gross unrealized gains of $2,771,000 and gross unrealized losses of $193,000.

   For the fiscal years ended March 31, 1999 and 1998, the fair value of marketable securities sold was $1,818,000 and $7,276,000, respectively. The gross realized gains from these sales totaled $1,454,000 and $4,098,000 for fiscal 1999 and 1998, respectively. The gain on sale of investments is based on the specific identification method.

   (c) Foreign Currency Forward Exchange Contracts

   The Company utilizes foreign currency forward exchange contracts to hedge foreign currency market exposures of underlying assets, liabilities and other obligations, primarily certain intercompany receivables that are denominated in foreign currencies. The Company does not use forward exchange contracts for speculative or trading purposes. The Company's accounting policies for these instruments are based on the Company's designation of such instruments as hedging transactions. The criteria the Company uses for designating an instrument as a hedge include the instrument's effectiveness in risk reduction and one-to-one matching of forward exchange contracts to underlying transactions. Gains and losses on currency forward contracts that are designated and effective as hedges of firm commitments are deferred and recognized in income in the same period that the underlying transactions are settled. Gains and losses on currency forward contracts that are designated and effective as hedges of existing transactions are recognized in income in the same period as losses and gains on the underlying transactions are recognized and generally offset. Gains and losses on any instruments not meeting the above criteria would be recognized in income in the current period. The Company transacts business in various foreign currencies. At March 31, 1999, the Company had foreign exchange contracts, all with maturities of less than nine months, to purchase and sell approximately $178,178,000 in foreign currencies, primarily in British Pounds, Canadian Dollars, German Deutschmarks, Japanese Yen and other European currencies.

   Fair value represents the difference in value of the contracts at the spot rate and the forward rate, plus the unamortized premium or discount. At March 31, 1999, fair value of these contracts is not significant. The counterparties to these contracts are substantial and creditworthy multinational commercial banks. The risks of counterparty nonperformance associated with these contracts are not considered to be material.

(3) COMMITMENTS

 Lease Obligations

   The Company leases certain of its current facilities and certain equipment under non-cancelable operating lease agreements. The Company is required to pay property taxes, insurance and normal maintenance costs for certain of its facilities and will be required to pay any increases over the base year of these expenses on the remainder of the Company's facilities.

   In February 1995, the Company entered into a master operating lease, as subsequently amended, for land and a building to be constructed in Redwood City, California. The initial term of the lease is for a period of

                                     III-38

                        ELECTRONIC ARTS AND SUBSIDIARIES
three years from November 30, 1998. Monthly lease payments are based upon the London InterBank Offered Rate. The Company has the option to purchase the property for the unamortized financed balance at any time after the non-cancelable lease term, or it may terminate the lease at any time after the non-cancelable term by arranging a third party sale or by making a termination payment. Should the Company elect to terminate the lease, it will guarantee a residual value of up to 85% of the unamortized value of the property. As part of the agreement, the Company must also comply with certain financial covenants.

   Total future minimum lease commitments as of March 31, 1999 are:

      Year Ended March 31:                                        (in thousands)
      --------------------                                        --------------
        2000.....................................................    $18,284
        2001.....................................................     13,758
        2002.....................................................      6,144
        2003.....................................................      4,709
        2004.....................................................      3,770
        Thereafter...............................................      5,024
                                                                     -------
                                                                     $51,689
                                                                     =======

   Total rent expense for all operating leases was $19,480,000, $13,842,000 and $11,430,000, for the fiscal years ended March 31, 1999, 1998 and 1997, respectively.

(4) CONCENTRATION OF CREDIT RISK

   The Company extends credit to various companies in the retail and mass merchandising industry. Collection of trade receivables may be affected by changes in economic or other industry conditions and may, accordingly, impact the Company's overall credit risk. Although the Company generally does not require collateral, the Company performs ongoing credit evaluations of its customers and reserves for potential credit losses are maintained.

   Short-term investments are placed with high credit-quality financial institutions or in short-duration high quality securities. The Company limits the amount of credit exposure in any one institution or type of investment instrument.

(5) LITIGATION

   The Company is subject to pending claims and litigation. Management, after review and consultation with counsel, believes that such lawsuits would not have a material adverse effect upon the consolidated financial condition of the Company.

(6) PREFERRED STOCK

   At March 31, 1999 and 1998, the Company had 1,000,000 shares of Preferred Stock authorized but unissued. The rights, preferences, and restrictions of the Preferred Stock may be designated by the Board of Directors without further action by the Company's stockholders.

(7) TREASURY STOCK

   In February 1999, the Board of Directors approved a plan to purchase up to two million shares of the Company's common stock. For the year ended March 31, 1999, the Company repurchased 222,500 shares for

                                     III-39

                        ELECTRONIC ARTS AND SUBSIDIARIES
approximately $9,001,000 under this program. Of these, 99,937 shares were reissued under the Company's Stock Plans as of March 31, 1999.

   When treasury shares are reissued, any excess of the average acquisition cost of the shares over the proceeds from reissuance is charged to retained earnings.

(8) STOCK PLANS

   (a) Employee Stock Purchase Plan

   The Company has an Employee Stock Purchase Plan program whereby eligible employees may authorize payroll deductions of up to 10% of their compensation to purchase shares at 85% of the lower of the fair market value of the Common Stock on the date of commencement of the offering or on the last day of the six-month purchase period. The program commenced in September 1991. In fiscal 1999, 241,514 shares were purchased by the Company and distributed to employees at prices ranging from $26.19 to $36.60. In fiscal 1998, 199,680 shares were purchased by the Company and distributed to employees at prices ranging from $26.14 to $26.19. In fiscal 1997, 184,596 shares were purchased by the Company and distributed to employees at prices ranging from $21.25 to $25.18 per share. The weighted average fair value of the fiscal 1999, fiscal 1998 and fiscal 1997 awards was $18.27, $9.43, and $10.41, respectively. Under the Employee Stock Purchase Plan 30,928 shares were distributed from reissued treasury stock in fiscal 1999. No shares were distributed from reissued treasury stock in fiscal 1998 or fiscal 1997. At March 1999, the Company had 237,444 shares of its Common Stock reserved for future issuance under the Plan.

   Prior to the Maxis merger in July 1997, Maxis employees were eligible to participate in an employee stock purchase plan. In fiscal 1998 and 1997, Maxis purchased 7,684, and 18,220 shares, respectively, under this plan which were distributed to participating employees. Shares were purchased at prices ranging from $27.70 to $27.99 in fiscal 1998, and $28.56 to $46.08 in fiscal 1997.

   (b) Stock Option Plans

   The Company's 1991 Stock Option Plan, 1993 Stock Option Plan, 1995 Stock Option Plan and Directors' Plan ("Option Plans") provide stock options for employees, officers and independent contractors, and for directors, respectively. Pursuant to these Option Plans, the Board of Directors may grant non-qualified and incentive stock options to employees and officers and non-qualified options to celebrities, employees of certain companies in which the Company has an equity investment, and directors, at not less than the fair market value on the date of grant.

   Under the Company's stock option plans, 69,009 shares were reissued from treasury stock in fiscal 1999. No shares were distributed from reissued treasury stock in fiscal 1998 or fiscal 1997.

   The options generally expire ten years from the date of grant and are generally exercisable in monthly increments over 50 months. Certain options assumed in connection with the Maxis merger in fiscal 1998 expire ten years from the date of grant, and vest and become exercisable at a rate of 25% on the first anniversary of the date of grant and 25% of the shares each year thereafter.

   The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation" ("SFAS 123"). Accordingly, no compensation expense has been recognized for options granted under the Company's employee-based stock option plans. Had compensation expense been determined based on the fair value at the grant dates for awards under those plans

                                     III-40

                        ELECTRONIC ARTS AND SUBSIDIARIES
in accordance with the provisions of SFAS 123, the Company's pro forma net income and net income per share for fiscal 1999, 1998 and 1997 would have been:

                                                          1999    1998    1997
                                                         ------- ------- -------
                                                          (In thousands, except
                                                             per share data)
      Net Income
       As reported...................................... $72,872 $72,562 $51,327
       Pro forma........................................ $45,886 $52,892 $37,343
      Earnings per Share
       As reported--basic............................... $  1.20 $  1.23 $  0.89
       Pro forma--basic................................. $  0.77 $  0.91 $  0.66
       As reported--diluted............................. $  1.15 $  1.19 $  0.86
       Pro forma--diluted............................... $  0.74 $  0.88 $  0.64

   The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model. The following weighted-average assumptions are used for grants made in 1999, 1998 and 1997 under the stock plans: risk-free interest rates of 4.39% to 5.55% in 1999, 5.31% to 6.42% in 1998; and 5.48% to 6.36% in 1997; expected volatility of 59% in fiscal 1999 and 58% in both fiscal 1998 and fiscal 1997; expected lives of 2.27 years in fiscal 1999 and 2.25 years in fiscal 1998 and fiscal 1997 under the Option Plans and one year for the Employee Stock Purchase Plan. No dividends are assumed in the expected term. The Company's calculations are based on a multiple option valuation approach and forfeitures are recognized when they occur. The above disclosures include options granted under the former Maxis option plans as if they were initially granted by the Company.

   Because SFAS 123 is applicable only to options granted subsequent to March 31, 1995, the impact of non-vested stock options granted prior to this date has been excluded from the pro forma calculation. Accordingly, pro forma adjustments are not indicative of future period pro forma adjustments as the pro forma effect will not be fully reflected until subsequent years.

   Additional information regarding options outstanding as of March 31, 1999 is as follows:

                                       Options Outstanding          Options Exercisable
                              ------------------------------------- -------------------
                                            Weighted-     Weighted-           Weighted-
                                             Average       Average             Average
                              Number of     Remaining     Exercise  Number of Exercise
   Range of Exercise Prices     Shares   Contractual Life   Price    Shares     Price
   ------------------------   ---------- ---------------- --------- --------- ---------
   $ 0.720--$13.500........    1,226,919       3.32        $ 8.41   1,226,919  $ 8.41
   $13.625--$23.500........    1,987,338       5.91         20.46   1,434,963   19.36
   $23.750--$27.500........    1,133,743       7.59         25.00     555,025   25.18
   $27.625--$29.875........    1,150,460       7.15         29.73     688,097   29.72
   $30.000--$34.875........    1,169,984       7.53         33.30     580,610   32.96
   $35.000--$36.750........    1,198,743       8.48         35.44     210,790   35.46
   $37.000--$43.125........    1,363,386       9.18         40.54     169,835   40.03
   $43.625--$45.063........    1,228,737       9.47         43.82     160,660   43.71
   $45.500--$54.250........      979,949       9.33         47.53      67,176   47.18
                              ----------       ----        ------   ---------  ------
   $ 0.720--$54.250........   11,439,259       7.42        $30.65   5,094,075  $22.79
                              ==========       ====        ======   =========  ======

                                     III-41

                        ELECTRONIC ARTS AND SUBSIDIARIES

   The following summarizes the activity under the Company's stock option plans during the fiscal years ended March 31, 1999, 1998 and 1997:

                                                        Options Outstanding
                                                     --------------------------
                                                                   Weighted-
                                                                    Average
                                                       Shares    Exercise Price
                                                     ----------  --------------
   Balance at March 31, 1996........................  7,922,159      $17.46
   Granted..........................................  2,501,965       31.64
   Canceled.........................................   (779,514)      23.57
   Exercised........................................ (1,321,042)      12.19
                                                     ----------      ------
   Balance at March 31, 1997 (3,748,864 shares were
    exercisable at a weighted average price of
    $15.20).........................................  8,323,568       21.97
   Granted..........................................  3,833,539       32.92
   Canceled.........................................   (616,275)      37.96
   Exercised........................................ (1,688,702)      18.92
                                                     ----------      ------
   Balance at March 31, 1998 (3,961,559 shares were
    exercisable at a weighted average price of
    $18.83).........................................  9,852,130       25.76
   Granted..........................................  3,147,216       44.18
   Canceled.........................................   (568,983)      34.74
   Exercised........................................   (991,104)      22.73
                                                     ----------      ------
   Balance at March 31, 1999........................ 11,439,259      $30.65
                                                     ==========      ======
   Options available for grant at March 31, 1999....    787,427

(9) PROPERTY AND EQUIPMENT

   Property and equipment at March 31, 1999 and 1998 consisted of:

                                                               1999      1998
                                                             --------  --------
                                                              (in thousands)
   Computer equipment....................................... $127,330  $105,183
   Buildings................................................   62,413    31,239
   Land.....................................................   50,570    14,885
   Office equipment, furniture and fixtures.................   21,296    18,670
   Leasehold improvements...................................    5,749    12,071
   Warehouse equipment and other............................    3,813     4,414
                                                             --------  --------
                                                              271,171   186,462
   Less accumulated depreciation and amortization...........  (89,905)  (81,367)
                                                             --------  --------
                                                             $181,266  $105,095
                                                             ========  ========

   Depreciation and amortization expenses associated with property and equipment amounted to $34,581,000, $26,215,000 and $22,332,000, for the fiscal years ended March 31, 1999, 1998 and 1997, respectively.

                                     III-42

                        ELECTRONIC ARTS AND SUBSIDIARIES

(10) ACCRUED LIABILITIES

   Accrued liabilities at December 31, 1999, March 31, 1999 and 1998 consisted of (in thousands):

                                                                  March 31,
                                                 December 31, -----------------
                                                     1999       1999     1998
                                                 ------------ -------- --------
                                                 (unaudited)
   Accrued expenses.............................   $ 53,058   $ 46,595 $ 25,872
   Accrued compensation and benefits............     53,269     46,541   29,318
   Accrued royalties............................     69,601     36,429   36,830
   Accrued income taxes.........................     34,612     23,724   26,095
   Deferred revenue.............................      2,277      8,206    2,797
   Warranty reserve.............................      9,594      7,900    3,462
   Deferred income taxes........................         --      2,933    1,106
                                                   --------   -------- --------
                                                   $222,411   $172,328 $125,480
                                                   ========   ======== ========

(11) BUSINESS COMBINATIONS AND DIVESTITURE

   (a) Westwood Studios

   In September 1998, the Company completed the acquisition of Westwood Studios, Inc. and certain assets of the Irvine, California-based Virgin Studio (collectively "Westwood") for approximately $122,688,000 in cash, including transaction expenses. The adjusted allocation of the excess purchase price over the net tangible liabilities assumed was $128,573,000 of which, based on management's estimates prepared in conjunction with a third party valuation consultant, $41,836,000 was allocated to purchased in-process research and development and $86,737,000 was allocated to other intangible assets. Amounts allocated to other intangibles include franchise trade names of $32,357,000, existing technology of $6,510,000, workforces of $1,680,000 and other goodwill of $46,190,000 and are being amortized over lives ranging from two to twelve years. Purchased in-process research and development includes the value of products in the development stage that are not considered to have reached technological feasibility or to have alternative future use. Accordingly, this non-recurring item was expensed in the Consolidated Statement of Income upon consummation of the acquisition. The non-recurring charge for in-process research and development reduced diluted earnings per share by approximately $0.59 in the fiscal year 1999. The results of the operations of Westwood and the estimated fair value of assets acquired and liabilities assumed are included in the Company's financial statements from the date of acquisition.

   In conjunction with the merger of Westwood, the Company accrued approximately $1,500,000 related to direct transaction costs and other related accruals. At March 31, 1999, there were $725,000 in accruals remaining related to these items.

   In connection with the Westwood acquisition, the purchase price has been allocated to the assets and liabilities assumed based upon the fair values on the date of acquisition, as follows (in thousands):

   Current assets..................................................... $  4,500
   Property and equipment.............................................    3,257
   In-process technology..............................................   41,836
   Other intangible assets............................................   86,737
   Current liabilities................................................  (13,642)
                                                                       --------
   Total purchase price............................................... $122,688
                                                                       ========

                                     III-43

                        ELECTRONIC ARTS AND SUBSIDIARIES

   The following table reflects unaudited pro forma combined results of operations of the Company and Westwood on the basis that the acquisition had taken place at the beginning of the fiscal year for each of the periods presented (in thousands, except per share data):

                                                             1999       1998
                                                          ---------- ----------
   Revenues.............................................. $1,229,055 $1,011,234
   Net income............................................ $  111,308 $   64,604
   Net income per share--basic........................... $     1.83 $     1.10
   Net income per share--diluted......................... $     1.76 $     1.06
   Number of shares used in computation--basic...........     60,748     58,867
   Number of shares used in computation--diluted.........     63,272     60,958

   In management's opinion, the unaudited pro forma combined results of operations are not indicative of the actual results that would have occurred had the acquisition been consummated at the beginning of fiscal 1998 or at the beginning of fiscal 1999 or of future operations of the combined companies under the ownership and management of the Company.

   (b) ABC Software

   In July 1998, the Company acquired ABC Software AG and ABC Software GmbH (collectively "ABC"), independent distributors of entertainment, edutainment and application software in Switzerland and Austria, respectively, for approximately $9,466,000 in cash (net of cash acquired of $5,099,000) and $570,000 in other consideration. The transaction has been accounted for under the purchase method. The excess purchase price over the fair value of the net tangible assets acquired of approximately $7,377,000 was allocated to goodwill and is being amortized over 7 years.

   (c) Square Co., Ltd.

   In May 1998, the Company and Square Co., Ltd. ("Square"), a leading developer and publisher of entertainment software in Japan, completed the formation of two new joint ventures in North America and Japan. In North America, the companies formed Square Electronic Arts, LLC ("Square EA"), which has exclusive publishing rights in North America for future interactive entertainment titles created by Square. Additionally, the Company has the exclusive right to distribute in North America products published by this joint venture. The Company contributed $3,000,000 and owns a 30% minority interest in this joint venture while Square owns 70%. This joint venture is accounted for under the equity method.

   In Japan, the companies established Electronic Arts Square KK ("EA Square KK"), which will localize and publish in Japan the Company's properties originally created in North America and Europe, as well as develop and publish original video games in Japan. The Company contributed cash and has a 70% majority ownership interest, while Square contributed cash and owns 30%. Accordingly, the assets, liabilities and results of operations for EA Square KK are included in the Company's Consolidated Balance Sheets and Results of Operations since June 1, 1998, the date of formation. Square's 30% interest in EA Square KK has been reflected as "Minority interest in consolidated joint venture" on the Company's Consolidated Financial Statements.

   (d) Maxis, Inc.

   On July 25, 1997, the Company completed a merger with Maxis, Inc. ("Maxis"), a California-based interactive software developer. Under the transaction, approximately 4.1 million shares of Electronic Arts' stock were exchanged for all outstanding Maxis common stock. The transaction was accounted for as a pooling of interests. The accompanying financial statements, notes and analyses have been restated for all periods presented to reflect this transaction.

                                     III-44

                        ELECTRONIC ARTS AND SUBSIDIARIES

   In conjunction with the merger of Maxis, the Company recorded costs of $10,792,000. This charge included direct transaction fees for investment bankers, attorneys, accountants, and other related costs of approximately $2,781,000 and costs associated with integrating the operations of the two companies of approximately $8,011,000. Included in the integration costs were redundant facility costs, severance payments, equipment abandonment costs and other asset write downs, contract termination charges and other related expenses. Of the total merger costs, approximately $5,185,000 related to cash expenditures while approximately $5,607,000 related to noncash charges. At March 31, 1999, there were no accruals remaining related to these merger related costs.

   Total net revenue and net income (loss) for the individual entities for the fiscal year ended March 31, 1997 is as follows (in thousands):

                                                    Electronic
                                                       Arts     Maxis   Combined
                                                    ---------- -------  --------
   1997
   Net revenue.....................................  $624,766  $48,262  $673,028
   Net income (loss)...............................    53,002   (1,675)   51,327

   (e) Creative Wonders, LLC

   In December 1997, the Company completed the sale of its 50% ownership interest in Creative Wonders, LLC, a joint venture company formed with the Walt Disney Company for $16,750,000 in cash. The Company recognized a gain of $12,625,000, which is included in interest and other income. Prior to the sale, the Company distributed children's interactive titles published and sold by the joint venture into the retail channel. The investment was accounted for under the equity method prior to sale.

   (f) Other Business Combinations

   Additionally, during the quarter ended June 30, 1998, the Company acquired two software development companies. In connection with these acquisitions, the Company incurred a charge of $2,279,000 for acquired in-process technology. The charge was made after the Company concluded that the in-process technology had not reached technological feasibility and had no alternative future use after taking into consideration the potential for usage of the software in different products and resale of the software.

(12) INCOME TAXES

   The Company's pretax income from operations for the fiscal years ended March 31, 1999, 1998 and 1997 consisted of the following components:

                                                         1999     1998    1997
                                                       -------- -------- -------
                                                            (in thousands)
   Domestic........................................... $ 79,789 $ 51,620 $27,614
   Foreign............................................   38,669   56,640  48,434
                                                       -------- -------- -------
   Total pretax income................................ $118,458 $108,260 $76,048
                                                       ======== ======== =======

                                     III-45

                        ELECTRONIC ARTS AND SUBSIDIARIES

   Income tax expense (benefit) for the fiscal years ended March 31, 1999, 1998 and 1997 consisted of:

                                                      Current Deferred   Total
                                                      ------- --------  -------
                                                           (in thousands)
1999:
 Federal............................................. $31,204 $(10,340) $20,864
 State...............................................   4,401   (2,590)   1,811
 Foreign.............................................  15,715    1,410   17,125
 Charge in lieu of taxes from employee stock plans...   5,614      --     5,614
                                                      ------- --------  -------
                                                      $56,934 $(11,520) $45,414
                                                      ======= ========  =======
1998:
 Federal............................................. $14,751 $ (7,585) $ 7,166
 State...............................................   1,361     (727)     634
 Foreign.............................................  18,561    1,434   19,995
 Charge in lieu of taxes from employee stock plans...   7,931      --     7,931
                                                      ------- --------  -------
                                                      $42,604 $ (6,878) $35,726
                                                      ======= ========  =======
1997:
 Federal............................................. $ 3,145 $ (3,472) $  (327)
 State...............................................     804     (674)     130
 Foreign.............................................  16,543      447   16,990
 Charge in lieu of taxes from employee stock plans...   9,210      --     9,210
                                                      ------- --------  -------
                                                      $29,702 $ (3,699) $26,003
                                                      ======= ========  =======

   The components of the net deferred tax assets as of March 31, 1999 and 1998 consist of:

                                                              1999      1998
                                                            --------  --------
                                                             (in thousands)
Deferred tax assets:
 Accruals, reserves and other expenses..................... $ 76,015  $ 50,096
 Maxis Federal and State loss carryforwards................      --      2,088
 Foreign loss and credit carryforwards.....................      --     11,514
                                                            --------  --------
  Total gross deferred tax assets..........................   76,015    63,698
  Less: valuation allowance................................      --    (11,514)
                                                            --------  --------
  Net deferred tax assets.................................. $ 76,015  $ 52,184
                                                            --------  --------

Deferred tax liabilities:
 Undistributed earnings of DISC............................   (1,784)   (2,081)
 Prepaid royalty expenses..................................  (43,681)  (32,422)
 Unrealized gains on marketable securities.................   (1,395)     (848)
 Other.....................................................     (949)     (147)
                                                            --------  --------
  Total gross deferred tax liabilities..................... $(47,809) $(35,498)
                                                            --------  --------
  Net deferred tax asset................................... $ 28,206  $ 16,686
                                                            ========  ========

   At March 31, 1999, deferred tax assets of $25,406,000 were included in other current assets.

                                     III-46

                        ELECTRONIC ARTS AND SUBSIDIARIES

   The differences between the statutory income tax rate and the Company's effective tax rate, expressed as a percentage of income before provision for income taxes, for the years ended March 31, 1999, 1998 and 1997 were as follows:

                                                          1999   1998   1997
                                                          ----   ----   ----
   Statutory Federal tax rate............................ 35.0 % 35.0 % 35.0 %
   State taxes, net of Federal benefit...................  1.5    1.0    0.8
   Differences between statutory rate and foreign
    effective tax rate................................... (2.5)  (2.2)  (1.0)
   Foreign loss without tax benefit......................  --     --     1.7
   Research and development credits...................... (2.1)  (0.6)   --
   Nondeductible acquisition costs.......................  7.4    --     --
   Other................................................. (1.0)  (0.2)  (2.3)
                                                          ----   ----   ----
                                                          38.3 % 33.0 % 34.2 %
                                                          ====   ====   ====

   The Company provides for U.S. taxes on an insignificant portion of the undistributed earnings of its foreign subsidiaries and does not provide taxes on the remainder. At March 31, 1999, the undistributed foreign earnings of the foreign subsidiaries amounted to approximately $122,000,000. If these earnings were distributed to the parent company, foreign tax credits available under current law would substantially eliminate the resulting Federal tax liability.

   The Company's U.S. income tax returns for the years 1992 through 1995 have been examined by the Internal Revenue Service (IRS). In 1998, the Company received a notice of deficiencies from the IRS. These deficiencies relate primarily to operations in Puerto Rico, which the Company is contesting in Tax Court. The Company believes that any additional liabilities, if any, that arise from the outcome of this examination will not be material to the Company's consolidated financial statements.

(13) INTEREST AND OTHER INCOME, NET

   Interest and other income, net for the years ended March 31, 1999, 1998 and 1997 consisted of:

                                                       1999     1998     1997
                                                      -------  -------  -------
                                                          (in thousands)
   Interest income................................... $12,625  $13,649  $ 9,699
   Gain on disposition of assets, net................     725   14,910    8,229
   Foreign currency losses...........................  (1,168)    (517)  (1,024)
   Equity in net loss of affiliates..................    (155)  (1,162)  (1,566)
   Other income (expense), net.......................   1,153   (2,069)  (2,059)
                                                      -------  -------  -------
                                                      $13,180  $24,811  $13,279
                                                      =======  =======  =======

(14) COMPREHENSIVE INCOME

   In fiscal 1999, the Company adopted SFAS No. 130, "Reporting Comprehensive Income," which establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in financial statements. SFAS 130 requires classification of other comprehensive income in a financial statement and display of other comprehensive income separately from retained earnings and additional paid-in capital. Other comprehensive income includes primarily foreign currency translation adjustments and unrealized gains (losses) on investments.

                                     III-47

                        ELECTRONIC ARTS AND SUBSIDIARIES

   The change in the components of accumulated other comprehensive income, net of taxes, is summarized as follows (in thousands):

                                           Foreign   Unrealized   Accumulated
                                          currency      gains        other
                                         translation (losses) on comprehensive
                                         adjustments investments income (loss)
                                         ----------- ----------- -------------
   Balance at March 31, 1996............   $(2,077)   $ 16,266     $ 14,189
   Other comprehensive income (loss)....       152     (13,673)     (13,521)
                                           -------    --------     --------
   Balance at March 31, 1997............    (1,925)      2,593          668
   Other comprehensive income (loss)....    (1,273)       (863)      (2,136)
                                           -------    --------     --------
   Balance at March 31, 1998............    (3,198)      1,730       (1,468)
   Other comprehensive income (loss)....    (2,643)      1,544       (1,099)
                                           -------    --------     --------
   Balance at March 31, 1999............    (5,841)      3,274       (2,567)
   Other comprehensive loss
    (unaudited).........................    (1,171)     (3,020)      (4,191)
                                           -------    --------     --------
   Balance at December 31, 1999
    (unaudited).........................   $(7,012)   $    254     $ (6,758)
                                           =======    ========     ========

   Change in unrealized gains (losses) on investments, net are shown net of taxes of $(1,421,000)(unaudited), $727,000, $(426,000) and $(7,202,000) for the nine months ended December 31, 1999 and fiscal 1999, 1998 and 1997, respectively.

   The currency translation adjustments are not adjusted for income taxes as they relate to indefinite investments in non-U.S. subsidiaries.

(15) DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

   The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

   Cash, cash equivalents, short-term investments, receivables, accounts payable and accrued liabilities--the carrying amount approximates fair value because of the short maturity of these instruments.

   Long-term investments, investments classified as held-to-maturity and marketable securities--fair value is based on quoted market prices.

(16) SEGMENT INFORMATION

   In 1999, the Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information", which supersedes SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise". SFAS No. 131 establishes standards for the reporting by public business enterprises of information about product lines, geographic areas and major customers. The method for determining what information to report is based on the way that management organizes the operating segments within the Company for making operational decisions and assessments of financial performance. The Company's chief operating decision maker is considered to be the Company's Chief Executive Officer ("CEO"). The CEO reviews financial information presented on a consolidated basis accompanied by disaggregated information about revenues by geographic region and by product lines for purposes of making operating decisions and assessing financial performance. The Company has four reportable segments: North America, Europe, Asia Pacific and Japan, which are organized, managed and analyzed geographically and operate in one industry segment: the creation, marketing and distribution of entertainment software. Information about the Company's operations in the North America

                                     III-48

                        ELECTRONIC ARTS AND SUBSIDIARIES
and foreign areas for the nine months ended December 31, 1999 and 1998 and the fiscal years ended March 31, 1999, 1998 and 1997 is presented below (in thousands):

                                                  Asia Pacific
                         North America  Europe  (excluding Japan)  Japan   Eliminations   Total
                         ------------- -------- ----------------- -------  ------------ ----------
Nine months ended
 December 31, 1999
 (unaudited)
Net revenues from
 unaffiliated
 customers..............   $694,125    $372,559      $37,520      $21,494    $    --    $1,125,698
Intersegment sales......     23,751      22,414        4,661          --      (50,826)         --
                           --------    --------      -------      -------    --------   ----------
 Total net revenues.....    717,876     394,973       42,181       21,494     (50,826)   1,125,698
                           ========    ========      =======      =======    ========   ==========
Operating income
 (loss).................    114,520      35,416        4,035         (222)     (1,365)     152,384
Interest income.........      8,676       1,104          123          --          --         9,903
Depreciation and
 amortization...........     22,216       8,099          396          719         --        31,430
Identifiable assets.....    751,490     389,001       26,460       13,818         --     1,180,769
Capital expenditures....     36,700      46,883        1,024          416         --        85,023
Nine months ended
 December 31, 1998
 (unaudited)
Net revenues from
 unaffiliated
 customers..............   $558,255    $328,382      $30,235      $27,267    $    --    $  944,139
Intersegment sales......     14,008       9,643          716           12     (24,379)         --
                           --------    --------      -------      -------    --------   ----------
 Total net revenues.....    572,263     338,025       30,951       27,279     (24,379)     944,139
                           ========    ========      =======      =======    ========   ==========
Operating income........     17,289      52,372        3,430        2,853         --        75,944
Interest income.........      7,412       1,535          110          --          --         9,057
Depreciation and
 amortization...........     21,594       8,196          230        1,125         --        31,145
Identifiable assets.....    569,275     326,544       20,234       20,437         --       936,490
Capital expenditures....     43,901      50,400          399          997         --        95,697
Fiscal 1999:
Net revenues from
 unaffiliated
 customers..............   $704,998    $443,937      $39,560      $33,368    $    --    $1,221,863
Intersegment sales......     32,216      15,062        2,800           12     (50,090)         --
                           --------    --------      -------      -------    --------   ----------
 Total net revenues.....    737,214     458,999       42,360       33,380     (50,090)   1,221,863
                           ========    ========      =======      =======    ========   ==========
Operating income........     78,826      21,052        3,208        2,192         --       105,278
Interest income.........      9,931       2,551          143          --          --        12,625
Depreciation and
 amortization...........     29,272       9,399          506        1,284         --        40,461
Identifiable assets.....    596,357     268,152       20,938       16,426         --       901,873
Capital expenditures....     54,029      58,383          418        2,990         --       115,820
Fiscal 1998:
Net revenues from
 unaffiliated
 customers..............   $519,423    $325,938      $41,494      $21,997    $    --    $  908,852
Intersegment sales......     45,913      21,613          513          133     (68,172)         --
                           --------    --------      -------      -------    --------   ----------
 Total net revenues.....    565,336     347,551       42,007       22,130     (68,172)     908,852
                           ========    ========      =======      =======    ========   ==========
Operating income
 (loss).................     31,852      51,807        6,995       (7,205)        --        83,449
Interest income.........     10,931       2,471          247          --          --        13,649
Depreciation and
 amortization...........     20,826       4,541          661          879         --        26,907
Identifiable assets.....    515,728     201,988       17,347       10,618         --       745,681
Capital expenditures....     25,423      18,035          669        1,111         --        45,238
Fiscal 1997:
Net revenues from
 unaffiliated
 customers..............   $372,616    $233,614      $28,072      $38,726    $    --    $  673,028
Intersegment sales......     54,530       6,938          603          122     (62,193)         --
                           --------    --------      -------      -------    --------   ----------
 Total net revenues.....    427,146     240,552       28,675       38,848     (62,193)     673,028
                           ========    ========      =======      =======    ========   ==========
Operating income
 (loss).................     17,035      43,295        5,652       (3,213)        --        62,769
Interest income.........      7,820       1,662          217          --          --         9,699
Depreciation and
 amortization...........     17,450       4,609          252          675         --        22,986
Identifiable assets.....    430,055     121,673       12,820       19,493         --       584,041
Capital expenditures....     29,627       7,370          399        1,728         --        39,124

   For the fiscal year ended March 31, 1999, the Company had sales to one customer which represented 12% of total net revenues. The Company had no sales to any one customer in excess of 10% of total net revenues for fiscal years ended March 31, 1998 and 1997.

                                     III-49

                        ELECTRONIC ARTS AND SUBSIDIARIES

   Information about the Company's net revenues by product line for the nine months ended December 31, 1999 and 1998, and the fiscal years ended March 31, 1999, 1998 and 1997 is presented below (in thousands):

                               Nine Months Ended
                                 December 31,        Years Ended March 31,
                              ------------------- ----------------------------
                                 1999      1998      1999      1998     1997
                              ---------- -------- ---------- -------- --------
                                  (unaudited)
PlayStation.................. $  471,690 $416,118 $  519,830 $380,299 $187,531
PC-CD........................    289,154  186,473    270,793  231,034  216,338
Affiliated label.............    222,534  199,688    248,105  185,865   96,696
N64..........................    114,873  121,702    152,349   56,677   17,804
License, OEM, Online and
 Other.......................     27,447   20,158     30,786   54,977  154,659
                              ---------- -------- ---------- -------- --------
                              $1,125,698 $944,139 $1,221,863 $908,852 $673,028
                              ========== ======== ========== ======== ========

(17)  AMERICA ONLINE, INC. ("AOL") AGREEMENT

   Electronic Arts Inc., EA.com. and AOL entered into a five year agreement which establishes the basis for EA.com's production of a games site on the world wide web that will be available to AOL subscribers and to users of other branded AOL properties. Under this agreement, EA.com is required to launch its site no later than June 1, 2000, although under circumstances described in the agreement this date can be extended to September 1, 2000. If the site is not launched within the specified time frame, and if prescribed additions to the site are not achieved within a specified subsequent time frame or the site does not contain content as required under the agreement, then, under certain circumstances, AOL would have the ability to terminate the agreement.

   The Company is required to pay $50 million to AOL as a carriage fee (including certain advertising fees of which $604 thousand was expensed in the nine months ended December 31, 1999) under the AOL agreement. Of this amount, $25 million was paid upon signing the agreement and the remainder is due in four equal annual installments on the first four anniversaries of the initial payment. The Company is also required to pay to AOL $31 million as an advance of a minimum guaranteed revenue share for revenues generated by subscriptions and other certain commercial transactions on the EA.com site. Of this amount, $11 million was paid upon signing of the agreement and the remainder is due in four equal annual installments on the first anniversary of the initial payment. The fair value of the payments made under the AOL agreement will be determined by an independent valuation and the resulting amounts will be amortized (beginning with the site launch) over the remaining term of the five year agreement.

(18) SUBSEQUENT EVENT

 Acquisition of Kesmai

   In February 2000, the Company acquired Kesmai, a Virginia-based company that develops and publishes online games, in exchange for $22,500,000 in cash and 103,227 shares of the Company's common stock valued at $8,650,000. The transaction is expected to be accounted for under the purchase method.

                                     III-50

                                                                     APPENDIX IV

                                     EA.COM

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

   Electronic Arts Inc. stockholders should read the selected historical financial data presented below in conjunction with the consolidated financial statements and the notes to the consolidated financial statements for Electronic Arts incorporated herein.

EA.com

   The following table presents summary historical consolidated financial data for EA.com as of and for the years ended March 31, 1999, 1998 and 1997 and as of and for the nine months ended December 31, 1999 and 1998. This data was derived from the audited Consolidated Financial Statements of EA.com as of and for each of the years in the two-year period ended March 31, 1999; and the unaudited consolidated financial statements as of and for the year ended March 31, 1997 and as of and for the nine-month period ended December 31, 1999 and 1998, respectively. No historical earnings per share or share data are presented as EA.com does not consider such data meaningful. This table should be read in conjunction with the Selected Historical Consolidated Financial Data and Management's Discussion and Analysis of Financial Condition and Results of Operations and Consolidated Financial Statements for each of Electronic Arts Inc. and EA.com in Appendixes III and IV to this Proxy Statement, respectively.

                                Nine Months Ended
                                   December 31,       Years Ended March 31,
                                -------------------  -------------------------
                                  1999       1998     1999     1998     1997
                                ---------  --------  -------  -------  -------
INCOME STATEMENT DATA
(In thousands)
Net revenues................... $  14,100  $ 12,367  $17,174  $10,975  $   --
Costs and expenses:
 Cost of goods sold............     5,441     3,230    4,556    2,804      --
 Marketing and sales...........     2,005     1,772    2,378    2,597      --
 General and administrative....     2,322       913    1,224      188      --
 Research and development......    22,877     5,569    8,050    5,352    2,604
 Network development and sup-
  port.........................    12,071     6,861    9,846    3,020      --
 Amortization of intangibles...        58       --       --       --       --
                                ---------  --------  -------  -------  -------
  Total costs and expenses.....    44,774    18,345   26,054   13,961    2,604
                                ---------  --------  -------  -------  -------
Net loss....................... $ (30,674) $ (5,978) $(8,880) $(2,986) $(2,604)
                                =========  ========  =======  =======  =======

                                                               March 31,
                                              December 31, -------------------
                                                  1999      1999   1998   1997
                                              ------------ ------  -----  ----
BALANCE SHEET DATA
(In thousands)
Cash, cash equivalents and short-term
 investments.................................   $   144    $  --   $ --   $--
Working capital (deficit)....................    (5,972)     (385)  (781)  --
Total assets.................................    53,324     2,968    681   --
Total liabilities............................     7,139     1,241  1,041   --
Division equity (deficit)....................    46,185     1,727   (360)  --

   The following Management's Discussion and Analysis of Financial Condition and Results of Operations and Description of Business in this Appendix IV contains forward-looking statements about circumstances that have not yet occurred. All statements, trend analysis and other information contained below relating to markets, our products and trends in revenue, as well as other statements including words such as "anticipate", "believe" or "expect" and statements in the future tense are forward-looking statements. These forward-looking statements are subject to business and economic risks, and actual events or our actual future results could differ materially from those set forth in the forward-looking statements due to such risks and uncertainties. We will not necessarily update information if any forward looking statement later turns out to be inaccurate. Risk and uncertainties that may affect our future results and performance include, but are not limited to, those discussed under the heading "Risk Factors" in the Proxy Statement to which this Appendix is attached.

Management's Discussion and Analysis of Financial Condition and Results of Operations

Overview

   EA.com, a division of Electronic Arts Inc. ("Electronic Arts"), represents Electronic Arts' online and e-Commerce business. EA.com was originally incorporated in August 1999 in the state of Delaware under the name EASV Inc. In November 1999, the name of the company was changed to EA.com. EA.com develops, publishes and distributes online interactive games. EA.com's online business includes subscription revenues collected for Internet game play on our websites, sales of Internet-based games and sales of Electronic Arts games sold through EA.com websites. Electronic Arts began development of its initial online product, Ultima Online during fiscal year 1996. We shipped Ultima Online during fiscal year 1998, and began development of our online business during the same year. EA.com's websites include individual sites for Electronic Arts' games and will also include the Games Channel on America Online. Our goal is to be the leading online games site.

  . Revenues. We currently derive online revenues from subscription revenues collected for online play, product revenues from certain shipments of CD personal computer products ("PC-CD"), which are solely intended for online play, and shipments of Electronic Arts' products sold via our web sites (e-Commerce). To date, all of our subscription revenues and packaged goods revenues for online only games have been generated by Ultima Online and Ultima Online: The Second Age, (collectively referred to as Ultima Online).

  . Cost of Goods Sold. Cost of goods sold for our subscription business consists primarily of variable personnel expenses associated with the supervision of online play and the operation of Ultima Online. For product revenues, cost of goods sold consists of actual product costs for the packaged PC-CD goods component of the online only games, freight and handling, intercompany royalties for usage of the Ultima Online name and characters and costs associated with the distribution agreement between us and Electronic Arts. For e-Commerce, cost of goods sold consists of games purchased from Electronic Arts at their wholesale prices.

  . Marketing and Sales. Marketing and sales expenses consist of personnel related costs, advertising, marketing and promotional expenses, as well as allocated marketing expenses from Electronic Arts.

  . General and Administrative. General and administrative expenses consist of personnel and related expenses of executive and administrative staff, fees for professional services such as legal, allowances for bad debts, and an allocation of corporate services provided by Electronic Arts. During fiscal year 1998, all corporate services, such as accounting, legal, human resources and information systems were provided by Electronic Arts. In fiscal year 1999, we began building the general and administrative team for EA.com and the capability to provide some of these functions within EA.com. Accordingly, direct general and administrative spending will significantly increase in future periods.

  . Research and Development. Research and development expenses consist of personnel related costs, consulting and equipment depreciation. Electronic Arts' studios develop and produce many of our online games. We reimburse Electronic Arts for all direct development costs and related overhead costs (facilities, network and development management and supervision). In the future, we may pay Electronic Arts a development royalty. Should we agree to pay development royalties in the future, the royalty rate will be determined on a product-by-product basis, based upon comparable industry standards.

  . Network Development and Support. Network development and support costs consist of expenses associated with development of web content, depreciation on server equipment to support online games, network infrastructure, bandwidth costs, software maintenance and facilities, network and management overhead.

Future Revenues and Expenses from the Alliance with America Online, Inc. ("AOL"). In November 1999, EA.com entered into a five-year agreement with AOL to become exclusively responsible for game content on the AOL Games Channel in North America and for content in the games channels on these four AOL brands:
AOL.com, CompuServe, Netcenter/Netscape and ICQ. Under terms of the agreement, we guaranteed payments to AOL of $81 million as follows:

    . $50 million for carriage payments (including certain advertising fees) for rights to program the Games Channel on AOL and the game channels on AOL's four other internet properties. We paid $25 million upon signing. We will pay AOL $6.25 million at launch of the EA.com web site, which we expect to occur in the summer of fiscal year 2001, and $6.25 million for each of three successive annual anniversaries commencing in fiscal year 2002.

    . $31 million as an advance of minimum guaranteed revenue share for revenues generated by subscriptions and other commercial transactions on the EA.com site. We paid AOL $11 million upon signing and will pay them four annual installments of $5 million.

  We also made a commitment to spend $15 million in offline media advertisements promoting our online games, including those on the AOL service, during the term of the agreement.

  EA.com expects to generate three main revenue sources due to our agreement with AOL as follows:

  . Subscriptions. We will provide visitors with free games and activities, while also encouraging them to subscribe to our "premium" and pay-to-play services. The premium and pay-to-play games will most likely be priced in two tiers: The first tier will be comprised of individual subscriptions to premium interactive games and specific event or contest driven pay-to-play games. We will charge individual subscriptions to hybrid games, such as persistent state world games, episodic games, and persistent character games. In a hybrid game, the customer purchases packaged game software (typically through a retail outlet) and then pays a subscription fee to participate in the online game. This is comparable to our current revenue model for Ultima Online. The second tier will be based on subscription offerings that will provide customers with access to a suite of browser-based games, offering easy and quick game play experiences, as well as tournaments and player match-ups.

  . Advertising. We will offer a wide array of free games, community support, match-making services, game tips, celebrity chat and appearances, as well as product and interest related information. Products and services offered at no charge will build site traffic, establishing the foundation for advertising sales. AOL's sales force will sell the advertising within our game sites.

  . e-Commerce. We intend to expand our current online store, which will be redesigned with improved transaction processing and customer personalization features. The expansion of the online store will be accomplished by leveraging our access to AOL traffic and by marketing our online games to Electronic Arts' existing consumers.

Seasonality

   We expect to experience some seasonality in our business, with lower user traffic during the summer and higher overall traffic during the holiday season. Holiday related traffic may also be influenced by the sales of the packaged goods component for our online only games and their related subscriptions.

  Because the Internet is an emerging entertainment medium, additional seasonality and other unpredictable user patterns may develop in the future. Any seasonality is likely to cause quarterly fluctuations in our operating results, and these patterns could harm our business, results of operations and financial condition.

Results of Operations

Comparison of the nine months ended December 31, 1999 to the nine months ended December 31, 1998:

                                  Net Revenues
                                (In thousands):

                                 December 31, December 31, Increase/    %
   Net revenues for the nine         1999         1998     (Decrease) change
   months ended:                 ------------ ------------ ---------- ------
   Online revenues..............   $10,915      $ 8,862     $ 2,053    23.2 %
   Product revenues.............     1,764        3,230      (1,466)  (45.4)%
   e-Commerce revenues..........     1,421          275       1,146   416.7 %
                                   -------      -------     -------   -----
   Total net revenues...........   $14,100      $12,367     $ 1,733    14.0 %
                                   =======      =======     =======   =====

   The increase in net revenues was attributable to the following:

  .  Higher online revenues from increased subscriptions to Ultima Online.

  .  Higher internet-based e-Commerce revenues.

  .  Partially offset by lower Ultima Online product revenues.

   Online Revenues. The increase in online revenues for the nine months ended December 31, 1999 as compared to the nine months ended December 31, 1998 was attributable to the following:

  . The average number of paying customers for Ultima Online increased to over 122,000 for the nine months ended December 31, 1999 as compared to over 98,000 for the nine months ended December 31, 1998.

  . The increase in paying customers was due to continued strong sales of Ultima Online and the release of Ultima Online: The Second Age in October 1998. Ultima Online: The Second Age added features including new worlds, monsters and an in-game chat feature.

  . We established servers for Ultima Online in Europe in June 1999 and in Japan in October 1998, which resulted in new customers for the nine months ended December 31, 1999, as compared to the nine months ended December 31, 1998. This local dial in capability attracted new customers in these territories.

   Product Revenues. The decrease in product revenues for the nine months ended December 31, 1999 as compared to the nine months ended December 31, 1998 was attributable to the following:

  . Ultima Online and Ultima Online : The Second Age packaged goods products were reduced in price, which is consistent with the life cycle pricing of packaged goods products.

  . We established servers for Ultima Online in Japan in October 1998, which increased product revenues for Ultima Online, in the third quarter of fiscal 1999.

  . We released Ultima Online: The Second Age in October 1998, which increased product revenues in the third quarter of fiscal 1999, as compared to fiscal 2000. Many units we sold were upgrades to existing Ultima Online customers and therefore priced at a significant discount from the standard retail price.

   e-Commerce Revenues.

  . Internet-based e-Commerce revenues increased due to the growing acceptance of web-based purchases of games.

                           Net Revenues By Territory
                                (In thousands):

                                 December 31, December 31, Increase/    %
   Net revenues for the nine         1999         1998     (Decrease) change
   months ended:                 ------------ ------------ ---------- ------
   North America................   $ 9,510      $10,515     $(1,005)   (9.6)%
   Japan........................     3,428        1,348       2,080   154.3 %
   Europe.......................       417          158         259   163.9 %
   Asia Pacific.................       745          346         399   115.3 %
                                   -------      -------     -------   -----
   Net revenues.................   $14,100      $12,367     $ 1,733    14.0 %
                                   =======      =======     =======   =====

   Our subscription revenues by territory are based on the location of the game servers accessed by our customers.

   North America Net Revenues. The decrease for the nine months ended December 31, 1999 as compared to the nine months ended December 31, 1998 was due to the following:

  . We had lower product revenues, resulting from the price reduction on the Ultima packaged goods products. In addition, subscription revenues were slightly lower as international subscribers who previously logged on to North American servers began logging on to newly established servers located in Japan and the United Kingdom.

   International Net Revenues. The increase for the nine months ended December 31, 1999 as compared to the nine months ended December 31, 1998 was due to:

  . Higher product revenues generated by the release of Ultima Online: The Second Age

  . Higher subscription revenues due to newly established servers for Ultima Online in Europe in June 1999 and Japan in October 1998. The local dial-in capability in these territories attracted new customers.

                               Costs and Expenses
                                (In thousands):

                                    December 31, December 31, Increase/    %
   Cost and expenses for the nine       1999         1998     (Decrease) change
   months ended:                    ------------ ------------ ---------- ------
   Cost of goods sold............     $ 5,441      $ 3,230     $ 2,211    68.5%
   Marketing and sales...........       2,005        1,772         233    13.1%
   General and administrative....       2,322          913       1,409   154.3%
   Research and development......      22,877        5,569      17,308   310.8%
   Network development and
    support......................      12,071        6,861       5,210    75.9%
   Amortization of intangibles...          58          --           58     --
                                      -------      -------     -------   -----
   Total cost and expenses.......     $44,774      $18,345     $26,429   144.1%
                                      =======      =======     =======   =====

   Cost of Goods Sold. Cost of goods sold as a percentage of revenues increased to 38.6% for the nine months ended December 31, 1999, as compared to 26.1% for the nine months ended December 31, 1998 primarily due to the following:

  . Higher costs related to increased personnel and infrastructure for support of the Ultima Online worlds.

  . Ultima Online packaged goods products were reduced in price, which is consistent with the life cycle pricing of packaged goods products.

   Marketing and Sales. The increase in marketing and sales expenses was primarily attributable to the following:

  . Higher marketing and advertising spending to support the international release of Ultima Online.

  .  Advertising on the AOL service.

  . Higher direct sales spending to support the increase in our e-Commerce business.

In future periods, we intend to further increase our marketing and advertising spending in order to promote our game site and the Games Channel on AOL.

   General and Administrative. General and administrative costs increased significantly for the nine months ended December 31, 1999, as compared to the nine months ended December 31, 1998. General and administrative expenses increased in absolute dollars as we expanded our staff and incurred additional administrative related costs required to support the growth of our business. We anticipate a continued increase in the absolute dollars spent on general and administrative related expenses.

   Research and Development. The increase in research and development expenses was due to an increase in the number of online projects in development and increased development staff. We believe that continued spending for game development is critical to growing our business and to meeting our targeted launch commitments. We intend to increase the number of online games in development, and significantly increase our development and production staff. As a result, we expect research and development expenses to increase significantly in absolute dollars.

   Network Development and Support. The increase in network development and support expenses was due to higher infrastructure costs and increased server capacity for Ultima Online, allowing us to serve a higher number of active subscribers. In addition, we increased our spending for our network infrastructure in preparation for new online products and our game site on the AOL service. As a result, we expect network development and support expenses to increase significantly in absolute dollars in the future.

   Net Loss. Net loss increased due to the following:

  .  Higher spending on development of online projects.

  . Higher infrastructure costs for Ultima Online and Ultima Online: The Second Age.

  .  Higher infrastructure costs for our network infrastructure build.

Comparison of Fiscal Year Ended March 31, 1999 to Fiscal Year Ended March 31, 1998:

                                  Net Revenues
                                (In thousands):

                                       March 31, March 31, Increase/    %
                                         1999      1998    (Decrease) change
   Net revenues for the year ended:    --------- --------- ---------- ------
   Online revenues....................  $12,570   $ 4,451   $ 8,119   182.4 %
   Product revenues...................    3,969     6,237    (2,268)  (36.4)%
   e-Commerce revenues................      635       287       348   121.3 %
                                        -------   -------   -------   -----
   Net revenues.......................  $17,174   $10,975   $ 6,199    56.5 %
                                        =======   =======   =======   =====

   The increase in net revenues was mainly attributable to:

  . Higher online revenues from subscriptions for Ultima Online: The Second Age, the upgrade to Ultima Online.

  . Mitigated by lower product revenues from Ultima Online for fiscal 1999 as compared to fiscal 1998; this is consistent with the life cycle of packaged goods products.

   Online Revenues. The increase in online revenues for fiscal 1999 as compared to fiscal 1998 was attributable to the following:

  . The average paying customers for Ultima Online increased to over 105,000 for the fiscal year ended March 31, 1999 as compared to over 74,000 for the fiscal year ended March 31, 1998. This was due to continued strong sales of Ultima Online and the release of Ultima Online: The Second Age in the third quarter of fiscal 1999. Ultima Online: The Second Age added features including new worlds, monsters and in-game chat features.

  . We established servers providing local dial-in capability for Ultima Online in Japan in the third quarter of fiscal 1999. We only had servers in North America in fiscal 1998.

   Product Revenues. The decrease in product revenues for fiscal year 1999 as compared to fiscal year 1998 was attributable to the following:

  . We launched Ultima Online in the second quarter of fiscal year 1998. Therefore, fiscal year 1998 had higher product revenues associated with the initial launch.

  . We released Ultima Online: The Second Age in the third quarter of fiscal 1999 and we sold it to existing Ultima Online customers at a significant discount.

   e-Commerce Revenues.

  . Internet-based e-Commerce revenues increased due to the growing acceptance of web-based purchases of games.

                           Net Revenues By Territory
                                (In thousands):

                                       March 31, March 31, Increase/    %
   Net revenues for the fiscal year      1999      1998    (Decrease) change
   ended:                              --------- --------- ---------- ------
   North America......................  $13,011   $ 9,261    $3,750    40.5 %
   Japan..............................    3,395       694     2,701   389.2 %
   Europe.............................      187       639      (452)  (70.7)%
   Asia Pacific.......................      581       381       200    52.5 %
                                        -------   -------    ------   -----
   Net revenues.......................  $17,174   $10,975    $6,199    56.5 %
                                        =======   =======    ======   =====

   North America Net Revenues. The increase in North America net revenues for fiscal year 1999 as compared to fiscal year 1998 was attributable to the following:

  .  The higher number of average paying subscribers for Ultima Online.

  .  Continued strong sales of Ultima Online and the release of Ultima
     Online: The Second Age in the third quarter of fiscal 1999.

   International Net Revenues. The increase in International net revenues for fiscal year 1999 as compared to fiscal year 1998 was attributable to the following:

  . We established servers for Ultima Online in Japan in the third quarter of fiscal 1999. We only had servers in North America in fiscal 1998. This resulted in significantly higher subscription revenues for Japan in fiscal 1999.

This was partially offset by a decrease in Europe. We did not release Ultima
Online: The Second Age in Europe until June, 1999, when we established servers in that region.

Costs and Expenses (in thousands):

                                        March 31, March 31, Increase/    %
Cost and expenses for the fiscal year     1999      1998    (Decrease) change
ended:                                  --------- --------- ---------- ------
Cost of goods sold.....................  $ 4,556   $ 2,804   $ 1,752    62.5 %
Marketing and sales....................    2,378     2,597      (219)   (8.4)%
General and administrative.............    1,224       188     1,036   551.1 %
Research and development...............    8,050     5,352     2,698    50.4 %
Network development and support........    9,846     3,020     6,826   226.0 %
                                         -------   -------   -------   -----
Total cost and expenses................  $26,054   $13,961   $12,093    86.6 %
                                         =======   =======   =======   =====

   Cost of Goods Sold. Cost of goods sold as a percentage of revenues was 26.5% in fiscal year 1999, as compared to 25.5% in fiscal year 1998. The increase in cost of goods sold, as a percentage of net revenues, was due to higher support costs of the Ultima Online worlds. In addition, we released Ultima Online: The Second Age in the third quarter of fiscal 1999 and sold it to existing Ultima Online customers at a significant discount.

   Marketing and Sales. The decrease in marketing and sales expenses was primarily attributable to higher marketing and advertising spending to support the launch of Ultima Online in the second quarter of fiscal year 1998.

   General and Administrative. The increase in general and administrative expenses was primarily due to a significant increase in headcount and occupancy costs associated with our growing online business.

   Research and Development. The increase in research and development expenses was due to a higher number of online projects in development in fiscal year 1999.

   Network Development and Support. The increase in network development and support expenses was due to higher design, engineering and software maintenance costs associated with the Ultima Online worlds.

   Net Loss. Net loss increased due to the following:

  .  Higher spending on development of online projects.

  .  Higher support costs for Ultima Online and Ultima Online: The Second
     Age.

  . Higher network infrastructure costs associated with the Ultima Online worlds.

Liquidity and Capital Resources

   To date we have been funded solely by Electronic Arts. This funding has been accounted for as capital contributions from Electronic Arts. Accordingly, no interest charge has been reflected in the accompanying financial statements. Excess cash generated from operations is transferred to Electronic Arts, and has been accounted for as a return of capital. We anticipate these funding procedures will continue in the near-term. However, Electronic Arts may, at its discretion, provide funds to EA.com under a debt arrangement, instead of treating such funding as a capital contribution.

   We used $59,608,000 of cash in operations (including payments to AOL of approximately $36 million), $13,307,000 in capital expenditures for computer equipment, network infrastructure and related software, $1,499,000 for an investment and $574,000 for the acquisition of PlayNation, offset by $75,132,000 provided through the capital contribution from Electronic Arts during the nine months ended December 31, 1999.

   We used $9,086,000 of cash in operations and $1,881,000 in capital expenditures for computer equipment, network infrastructure and related software, offset by $10,967,000 provided through the capital contribution from Electronic Arts during the fiscal year ended March 31, 1999.

   EA.com has capitalized consulting, hardware and software costs associated with the implementation of customized internal-use software, which will provide customer account management, billing and profiling as well as e-Commerce functionality and interfaces. As of December 31, 1999 we have capitalized approximately $13.8 million of these costs. We expect to incur additional costs in the next year in connection with our effort to build and support the game sites at launch.

   EA.com is required to pay $50 million to AOL as a carriage fee (including certain advertising fees of which $604 thousand was expensed in the nine months ended December 31, 1999) under the AOL agreement. Of this amount, $25 million was paid upon signing the agreement and the remainder is due in four equal annual installments on the first four anniversaries of the initial payment. EA.com is also required to pay to AOL $31 million as an advance of a minimum guaranteed revenue share for revenues generated by subscriptions and other certain commercial transactions on the EA.com site. Of this amount, $11 million was paid upon signing of the agreement and the remainder is due in four equal annual installments on the first anniversary of the initial payment. The fair value of the payments made under the AOL agreement will be determined by an independent valuation and the resulting amounts will be amortized (beginning with the site launch) over the remaining term of the five year agreement

   We also made a committment to spend $15 million in offline media advertisements promoting our online games, including those on the AOL service, during the term of the AOL agreement.

   In accordance with the agreements with AOL and News Corp., Electronic Arts committed to provide funding of up to $100 million to EA.com, less the $22.5 million paid to News Corp. for the Kesmai acquisition and less any adjustments to the EA.com valuation under the AOL securities purchase agreement.

   Future liquidity needs of EA.com will be met by the $100 million contracted commitment from Electronic Arts to support EA.com operations. In addition, an intercompany agreement between Electronic Arts and EA.com allows loans at market rates for terms up to one year, or Electronic Arts may make additional capital contributions to EA.com at its discretion.

Acquisitions

   In July 1999, Electronic Arts acquired PlayNation (hereafter known as
"EA San Diego"), a developer of online entertainment, for approximately $574,000 in cash (net of cash acquired.) The transaction was accounted for under the purchase method. The excess of the purchase price over the fair value of the net tangible assets acquired was allocated to goodwill and assembled workforce. Electronic Arts contributed the EA San Diego business to EA.com. We will utilize EA San Diego's development resources for the creation of online games.

   On February 7, 2000, EA.com acquired Kesmai. Kesmai is a Virginia-based company that develops and publishes online games. Kesmai specializes in the design and development of multiplayer games delivered directly to consumers over the Internet and is a major provider of game content to the Games Channel on the AOL service. Kesmai also provides game content to various other online communities including Excite, EarthLink, GolfWeb, Fox World and Fujitsu. We paid News Corp $22,500,000 in cash and issued 103,227 shares of Electronic Arts stock valued at $8,650,000 for the acquisition. If the Tracking Stock proposal is approved, News Corp.'s 103,227 shares of Electronic Arts Inc. common stock will automatically convert to shares of the Class B common stock representing 5% of the initial equity value attributed to EA.com. If the Tracking Stock proposal is not approved by August 18, 2000, Electronic Arts Inc. is obligated to pay News Corp $9,650,000. The transaction will be accounted for under the purchase method.

   EA.com also committed to spend $5 million in advertising with News Corporation Limited or any of its affiliates.

Year 2000 Disclosure

   As of the date of this filing, EA.com has not incurred any significant business disruptions as a result of Year 2000 issues. However, while no such occurrence has developed, Year 2000 issues that may arise related to key suppliers and service providers may not become apparent immediately. We have received assurances of Year 2000 compliance from key suppliers. As part of the shared services provided to us by Electronic Arts, we have received assurances from Electronic Arts' their key service providers, such as financial institutions, payroll service provider, and the retirement plan administrators are in compliance with Year 2000 readiness. We will continue to monitor our own systems and our business partners to identify and address any potential risk situation related to the Year 2000. We can provide no assurance that we will not be adversely affected by these suppliers and service providers due to noncompliance in the future.

New Accounting Pronouncements

 Impact of Recently Issued Accounting Standards

   In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 133 ("SFAS 133") "Accounting for Derivative Instruments and Hedging Activities", which establishes accounting and reporting standards for derivative instruments and hedging activities. SFAS 133 is effective as of the beginning of the first quarter of the fiscal year beginning after June 15, 2000. EA.com is determining the effect of SFAS 133 on its financial statements. As Electronic Arts provides all cash management services, EA.com does not anticipate any impact on its financial statements as a result of the adoption of SFAS 133.

   In March 1998, the American Institute of Certified Public Accountants ("AICPA") issued SOP 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" . SOP 98-1 requires that certain costs related to the development or purchase of internal-use software be capitalized and amortized over the estimated useful life of the software. SOP 98-1 is effective for financial statements issued for fiscal years beginning after December 15, 1998. The adoption of SOP 98-1 did not have a material impact on EA.com's results of operations.

   The Emerging Issues Task Force currently has on its agenda an issue that discusses the effect on revenue recognition of a software vendor's obligation to host its software that previously was licensed to a customer. The EITF has reached a tentative conclusion that, if the customer is unable to utilize the software on the customer's hardware or contract with another party unrelated to the vendor to host the software, then the arrangement with the customer should be treated as a service contract. If the EITF reaches a final consensus that is consistent with its tentative conclusion, EA.com may be required to change the timing of its revenue recognition related to product revenues. Under the EITF's tentative conclusion, EA.com may be required to defer the gross margin on the sale of products intended solely for online play and recognize that gross margin over the customer's expected subscription period to the online service. Management of EA.com believes that the EITF issue mentioned above may not be applicable to EA.com's revenue recognition policies. If it is determined that the EITF issue mentioned above is applicable, we will review and determine the impact on our revenue recognition policy for product revenues.

   In December 1998, the Accounting Standards Executive Committee of the AICPA issued SOP 98-9, "Software Revenue Recognition, with Respect to Certain Arrangements," which required recognition of revenue using the "residual method" in a multiple element arrangement when fair value does not exist for one or more of the undelivered elements in the arrangement. SOP 98-9 is effective for transactions entered into after March 15, 1999. Under the "residual method", the total fair value of the undelivered elements is deferred and subsequently recognized in accordance with SOP 97-2. The adoption of SOP 98-9 in fiscal year 2000 did not have a material impact on EA.com's results of operations.

Quantitative and Qualitative Disclosures About Market Risk

Market Risk

   Electronic Arts provides the cash management for EA.com. Cash generated from and required to support the EA.com business operations prior to the nine months ended December 31, 1999 was deposited and received through Electronic Arts Inc.'s corporate operating cash accounts. As a result, there were no separate bank accounts for the EA.com business. As such, EA.com's Quantitative and Qualitative Disclosures About Market Risk should be read in conjunction with the financial statements of Electronic Arts. EA.com is exposed to various market risks. Market risk is the potential loss arising from changes in market rates and prices. EA.com does not consider its cash and cash equivalents to be subject to interest rate risk due to their short maturities. EA.com did not enter into derivatives or other financial instruments for trading or speculative purposes.

                            DESCRIPTION OF BUSINESS

Overview

   EA.com's objective is to become the leading online games site. We believe that EA.com's access to the intellectual properties and experienced development resources of Electronic Arts' positions EA.com to deliver online gaming experiences that consumers will enjoy. In addition, as the exclusive online games provider to AOL, EA.com's website, when launched, will have immediate reach to over 20 million AOL subscribers, providing EA.com with opportunities for revenue from advertising, subscription and e-Commerce.

   With a single entry point and intuitive navigation throughout the site, EA.com will be an easily accessed destination for consumers. Additionally, EA.com intends to offer a broad range of other compelling interactive activities and site features, such as chat and match-making, intended to foster a sense of community on the site. Based upon customer provided preferences, EA.com will tailor each user experience on the site, delivering relevant information, games, product opportunities or other interactive experiences.

   EA.com intends to aggressively promote and market its games site. In addition to traditional media programs, such as television and print advertising, EA.com will employ cross-marketing programs with Electronic Arts' packaged goods franchises to promote the site and reach Electronic Arts' existing customer base.

   EA.com's online business includes subscription revenues collected for Internet game play on our websites, sales of Internet-based games and sales of Electronic Arts products sold through EA.com websites. Electronic Arts began development of its initial online product, Ultima Online during fiscal year 1996. We shipped Ultima Online during fiscal year 1998, and began development of our online business during the same year. EA.com's websites include EA.com, individual sites for Electronic Arts' games and also will include the Games Channel on America Online. Our goal is to be the leading online games site. To date, all of our subscription revenues and packaged goods revenues for online only games have been generated by Ultima Online and Ultima Online: The Second Age, (collectively referred to as Ultima Online). The packaged good product is sold through our traditional distribution channel to various retailers. The Ultima Online product is then sold by the retail channel to the end customer who must sign up for EA.com's online service to enjoy online play on a month-to-month subscription basis.

The Industry

   General. The Internet has become an important medium for communications, content and commerce. According to International Data Corporation ("IDC"), the number of Web users worldwide will grow from 97 million at the end of 1998 to 320 million by the year 2002. Industry analysts believe that the Internet represents the fastest growing form of media in history. We believe the rapid growth of the Internet offers multimedia entertainment companies substantial revenue opportunities in the form of advertising, subscriptions and e-Commerce.

   Online Games. According to the market research firm Jupiter Communications, online gamers (defined as individuals who have played online games within the past year) are expected to grow to 26.8 million Internet users by 2002 up from
3.7 million Internet users in 1998. Jupiter expects total online gaming market revenue to grow to $1.1 billion in 2002 from $41 million in 1997. We believe the expected increases in online gaming will be primarily attributable to the following factors:

  .  Increasing popularity of PC gaming,

  .  Growing interest in multiplayer games,

  .  Growth in the number of households with PCs and Internet connections,

  . General growth in internet usage including, the number of users, communities and increased frequency of use by consumers,

  .  Rapid innovation of new online entertainment experiences,

  .  Mass market adoption of broadband technologies, and

  .  Decreasing costs of Internet access.

   Impact of Broadband Access. Broadband internet access providers, including telephone companies offering Direct Subscription Lines, or DSL, cable companies and satellite companies are currently competing aggressively to establish and increase the installed base of broadband connections. Estimates of the numbers of broadband households by the end of calendar 1999 are 2.0 million, and this number is expected to grow to 15.3 million by 2003. We expect that the increased ability to rapidly deliver data and graphics will increase the appeal of online games as an entertainment experience by enabling increases in the complexity and breadth of such online games, as well as reducing download times and other latency related effects. As broadband services increase the ability to deliver highly immersive online games over the Internet, we expect that demand for such games will increase.

EA.com Strategy

   EA.com's objective is to become the leading online games site. Key elements of our strategy include:

   Continually Provide Consumers with High Quality Online Games. EA.com will provide high quality gaming experiences on the Internet by capitalizing on its access to Electronic Arts' intellectual property and over 1,500 game developers at eight different Electronic Arts studios experienced in the development of interactive entertainment products. In many ways, development of online games for the Internet is comparable to creating content for a new platform. Electronic Arts' development resources have experience developing products for over 20 different game platforms. EA.com will be able to leverage these development resources and skill sets to create high quality online games.

   We pioneered massively multi-player online games by launching Ultima Online over two years ago. Today there are over 130,000 unique monthly subscribers playing Ultima Online. Under the direction of EA.com, Electronic Arts' worldwide studios have already embarked on creating many innovative new online games for EA.com's website. In addition, recent acquisitions of two online development studios (PlayNation and Kesmai), provide EA.com with additional experienced developers and management. EA.com has also established development relationships with several third-party online game companies, including Bottle Rocket and Digital Addiction, to make additional products available on EA.com's website.

   Leverage Existing Brands, Trademarks and Franchises. EA.com also intends to capitalize on its access to Electronic Arts' interactive game brands, such as EA SPORTS, Command & Conquer, SimCity, Ultima and Need for Speed, by offering online products linked to these franchises. Such products will have immediate recognition by customers of Electronic Arts' packaged goods products, and are expected to generate significant traffic for EA.com in the future.

   Provide a Simple, Personalized User Interface. EA.com will create an easily accessed gaming site with intuitive navigation throughout the entire site for consumers interested in gaming. The site will have consumer friendly interfaces, with easy navigation throughout the entire web site, enabling consumers to more easily find the games and areas of interest that suit their preference. EA.com will treat each user individually with personalization tools that will tailor onsite content and deliver specific information, games, product opportunities and other interactive experiences for each user based on such user's prior experiences and any indicated preferences. In addition, EA.com will provide direct entry points into pay-to-play and other online only or hybrid subscription games, such as Ultima Online.

   Provide a Broad Range of Interactive Activities. In addition to online games, EA.com will offer a broad range of interactive activities and site features for site visitors, including player match-up services, product news and reviews, chat features, message boards, e-Commerce sales of packaged goods and online game support.

   Aggressively Market the EA.com Game Site. In order to capitalize on its access to over 54 million unique monthly visitors to the AOL services, and expand its reach, EA.com intends to aggressively and opportunistically employ cross-marketing programs with Electronic Arts' established packaged goods franchises. Electronic Arts' products currently have presence in thousands of retail outlets domestically and abroad. Electronic Arts spends millions of dollars advertising these products through television and print advertising, in addition to unique promotional events such as the Jane's(R) College Tour, Pros Who Play and the Madden Bowl. EA.com can both derive traffic from sales of Electronic Arts' retail products, and leverage Electronic Arts' offline advertising and promotional opportunities to create awareness of EA.com's online properties. When appropriate, Electronic Arts can provide direct links to EA.com on each of its PC-CD products, promoting added game features or promotions of other online games. In addition, EA.com will aggressively market its web site using traditional media programs, such as television and print advertising, and will pursue other marketing relationships such as anchor tenancy arrangements with major online portals.

EA.com Web Site

   Content. Once launched, EA.com intends to offer games within three broad categories of interest, or "channels": sports, family entertainment, and avid gaming. Each channel will focus on targeting and serving its specific consumer group by:

  .  Offering engaging and accessible online games;

  . Building a community in which consumers can interact with one another via chat, bulletin boards, events, and match-making services for multi-player games and other contests;

  .  Delivering innovative content that continually entertains; and

  . Establishing a direct relationship with each audience member through personalization and customization of user experiences.

In addition, the product offering of each channel will include existing Electronic Arts franchises adapted for game play on the Internet, as well as additional original games for online play. The intended offerings for each channel include:

  . Sports. EA.com intends to leverage existing Electronic Arts' franchises, such as PGA(R) Tour/Tiger Woods Golf(R) and Knockout Kings(TM), to develop a community of sports gamers. In addition, EA.com will offer unique, original online sports gaming experiences, sports game shows and support of existing EA packaged goods products with services such as matchmaking, game updates, product downloads and game tips.

  . Family Entertainment. The EA.com family games offering will consist of card games, board games, casino games, trivia games, game shows and other products with mass-market appeal. This channel will leverage cash prizes, merchandise prizes, tournaments and community.

  . Avid Gaming. The general gaming offering will be directed at teens and adults looking to participate in games made up of fantastic worlds, characters, adventures or activities--big or small, real or imagined. This offering will feature immersive experiences and sophisticated game play appealing to dedicated gamers, as well as new forms of cutting-edge Internet entertainment. This offering will capitalize on the success of our existing Ultima Online product as well as Electronic Arts' existing packaged goods franchises.

   Subscriptions. EA.com will provide visitors to each of the channels with some free games and activities, while also encouraging customers to subscribe to premium offerings providing deep and engaging interactive games, such as our existing Ultima Online and Ultima Online: the Second Age games. These premium offerings may include subscriptions to a suite of browser-based online subscription games offering quick and exciting game play experiences, as well as tournaments, matching services and other features. They will also include hybrid subscription games, such as persistent state worlds games, episodic games, and persistent character games. In the case of such hybrid subscription games, the customer purchases client software (typically through a retail outlet) and then pays a subscription fee to participate in the online world. In addition to such premium subscriptions, we may also offer specific event or contest driven pay-to-play games.

   Advertising. EA.com intends to offer an array of free games, community support, match making services, game tips, celebrity chat and appearances, as well as product and interest related information such as sports news. These traffic building products and services will provide AOL's sales force, which will be representing EA.com for advertisement sales, with the foundation for advertising offerings to third parties on EA.com. AOL's sales force will leverage existing advertising models, such as banners, on EA.com. In addition, EA.com and AOL will exploit advertising opportunities uniquely suited to gaming environments, such as in-game sponsorship, prize-related product promotion, and sponsored email notifications.

   e-Commerce. In addition to online gaming, EA.com will include an online store that will offer games and game related merchandise of Electronic Arts to leverage EA.com traffic and consumer relationships. Our online store will be designed with sophisticated transaction processing and personalization features.

EA.com Distribution

   Our agreement with AOL establishes the basis for EA.com's production of a games site on the world wide web that will be available, primarily, to AOL subscribers via the Games Channel on the AOL Service. In addition, we will provide content for the game channels on AOL.com, CompuServe, Netcenter/Netscape and ICQ. Within any of these AOL properties, users will be able to find a games channel or area, which will provide the user access to EA.com games. According to the November 1999 Media Metrix reports, the total number of unique monthly visitors to the AOL branded properties that will have access to the EA.com games site, was 54 million. Via an anchor location EA.com will also be a non-exclusive provider of games on AOL's Digital City property, the leading branded local content network and community guide on the AOL service and the Internet.

   Under this agreement, EA.com is required to launch its site not later than June 1, 2000, although under circumstances described in the agreement this date can be extended to September 1, 2000. If the site is not launched within the specified time frame, and if prescribed game additions to the site are not achieved within a specified subsequent time frame, then AOL may have the ability to terminate the agreement.

   The agreement with AOL provides for EA.com's ability to control the games site it creates and the terms upon which we have programming control over the games areas within AOL and the AOL branded Internet properties. EA.com will not have programming control of any advertising areas of Digital City. The agreement also covers the rights to sell advertising spaces in the games areas, which right will be held by AOL, and the parties' sharing of the advertising revenues. Pursuant to the agreement, the parties are required to undertake specified promotional activities regarding the game sites. The agreement further provides that EA.com may establish a site or sites on the world wide web independent of the AOL site, but AOL is provided with exclusive rights to a limited number of EA.com games for a limited period of time. In addition, the agreement provides for AOL's sharing in the revenues EA.com may earn from its other sites.

   EA.com is required to pay $50 million to AOL as a carriage fee (including certain advertising fees) under the agreement. Of this amount, $25 million was paid on the effective date and the remainder is due in equal installments on the first four anniversaries of the effective date. EA.com is also required to pay to AOL $31 million as an advance of a minimum guaranteed revenue share due to AOL in the future for its share, as specified in the agreement, of carriage fees that EA.com receives from advertising revenues, e-Commerce revenues, subscriptions revenues, revenues and other revenues received by EA.com. Of this amount, $11 million has already been paid.

   The effective date of the agreement is November 19, 1999. Unless earlier terminated, the initial term of the agreement expires on April 1, 2005. AOL has the unilateral right to extend the agreement on a non-exclusive basis for three successive two year periods.

   For a description of certain related transactions entered into with AOL, see "Proposal 1--The Tracking Stock Proposal-- Issuance of Class B Common Stock to America Online, Inc. and News America Incorporated" in the Proxy Statement to which this Appendix is attached.

Competition

   We believe EA.com faces substantial competition from a number of existing and potential competitors including:

  . Console & PC Game Publishers. Other game publishers including Sony Computer Entertainment of America ("Sony"), Nintendo, Sega, Hasbro, Mattel, Acclaim, GT Interactive, Microsoft, Interplay and Eidos, are each developing individual online games and games with online components. Currently, Sony (including the online divisions of Sony Entertainment) may have the broadest collection of online game offerings, which includes the online game, Everquest, a virtual world that directly competes with EA.com's Ultima Online game. In addition, Sony operates the Sony Station, a site that offers family-oriented game shows. Each of these competitors may compete with EA.com for advertising, subscription and e-Commerce sales.

  . Portals. With respect to advertising and e-Commerce sales, EA.com will also compete with general purpose consumer web sites such as Yahoo!, Excite, Lycos, and Microsoft Network. In addition, many of these Internet portals offer gaming sites such as Yahoo Games Channel, Excite Games Channel, Lycos Games Channel, and Microsoft Gaming Zone. Although most of the game areas of these portals have attained modest reach, their key placement on powerful portals makes them potentially significant competitors for gaming subscriptions as well.

  . Family Oriented Game Sites. A number of sites such as Uproar.com, Gamesville.com, Disney's go.com and Pogo.com (formerly TEN), have driven significant amounts of traffic to their sites by offering frequent prizes with easy to play "gamettes," and are capitalizing on such traffic by selling advertising.

  . Aggregators. Aggregators such as Hearme.com, Pogo.com, Microsoft Gaming Zone and Heat.net, provide an aggregation of various types of online games, including aggregation of games developed by independent third parties. While these sites have been primarily focused on serving the gaming community, they have since adjusted their strategy to include games, such as parlor games, that reach a broader audience.

  . Sports Sites. Sports content sites such as ESPN.com, Sportsline.com and Foxsports.com typically feature fantasy league games and easy to play sports "gamettes" in addition to their editorial content. Such fantasy league games and sports "gamettes" typically appeal to the overall sports fan, rather than the sports gamer. However, these sites have significant financial and content resources at their disposal and will provide competition for advertising and e-Commerce sales.

  . Microsoft Gaming Zone ("MGZ"). Microsoft falls into a number of the foregoing categories, as it is a portal, an aggregator, and a publisher of PC Software Products, including game products. As such, Microsoft's offerings are the closest parallel to the proposed offerings of EA.com. MGZ currently offers both family games and games directed towards the more serious gamer and, at the same time, has the opportunity to leverage these experiences with games sold at retail. At present MGZ offers matchmaking for about 80 games and offers approximately 20 playable online games, which consist primarily of card and parlor games.

Employees and Consultants

   EA.com currently has approximately 300 full time employees, including the employees of Kesmai and EA San Diego. Approximately thirty percent of EA.com employees work in the online engineering group, approximately twenty-five percent work in the online product development group, and approximately 10% percent are employed in the network design and development group. In addition to EA.com employees, approximately twenty-five percent of the staff for creating the infrastructure for EA.com's web site and developing the web site design and network interface prior to the launch of the web site is being provided by outside consultants.

Facilities

   EA.com occupies approximately 49,000 square feet in our facility in Redwood City, California. In addition, EA.com occupies small offices in England and in San Diego, as well as the Kesmai facilities in Virginia.

Legal Proceedings

   EA.com is not currently subject to any legal proceedings. However, Electronic Arts is subject to various legal proceedings that may affect its online business. After review, however, Electronic Arts does not believe any pending proceedings are likely to have a material impact on the business of EA.com.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Electronic Arts Inc. and Subsidiaries:

   We have audited the accompanying consolidated balance sheets of EA.com and subsidiary, (as defined in Note 1) as of March 31, 1999 and 1998, and the related consolidated statements of operations, changes in division equity (deficit), and cash flows for each of the years in the two-year period ended March 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of EA.com and subsidiary as of March 31, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the two-year period ended March 31, 1999, in conformity with generally accepted accounting principles.

                                          KPMG LLP

Mountain View, California
February 8, 2000

                                     EA.com
                      (A division of Electronic Arts Inc.)

                          CONSOLIDATED BALANCE SHEETS
                                 (In thousands)

                                                                March 31,
                                                December 31, -----------------
                                                    1999       1999     1998
                                                ------------ --------  -------
                                                (unaudited)
ASSETS
Current assets:
 Cash..........................................   $    144   $    --   $   --
 Receivables, less allowances of $187, $239 and
  $235, respectively...........................        493        488      146
 Inventories...................................        147         58      114
 Prepaids and other current assets.............        383        310      --
                                                  --------   --------  -------
  Total current assets.........................      1,167        856      260
Property and equipment, net....................     14,724      2,112      421
Investment in affiliates.......................      1,499        --       --
Goodwill and other intangibles, net............        519        --       --
Prepaid AOL fees and other deposits ...........     35,415        --       --
                                                  --------   --------  -------
                                                  $ 53,324   $  2,968  $   681
                                                  ========   ========  =======
LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
 Deferred revenues.............................   $  1,001   $    627  $   597
 Accounts payable..............................      3,263        --       --
 Accrued liabilities...........................      2,875        614      444
                                                  --------   --------  -------
  Total current liabilities....................      7,139      1,241    1,041
Commitments and contingencies
Shareholders' equity (deficit):
 Common stock, $.01 par value. Authorized 100
  shares, issued 100 shares....................        --         --       --
 Net capital contribution from Electronic
  Arts.........................................     91,482     16,350    5,383
 Accumulated deficit...........................    (45,297)   (14,623)  (5,743)
                                                  --------   --------  -------
  Total shareholders' equity (deficit).........     46,185      1,727     (360)
                                                  --------   --------  -------
                                                  $ 53,324   $  2,968  $   681
                                                  ========   ========  =======



          See accompanying notes to consolidated financial statements.

                                     EA.com
                      (A division of Electronic Arts Inc.)

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (In thousands)

                            Nine Months Ended
                               December 31           Years Ended March 31
                          ----------------------  ----------------------------
                             1999        1998      1999     1998       1997
                          ----------- ----------  -------  -------  ----------
                          (unaudited) (unaudited)                   (unaudited)
Net revenues.............  $ 14,100    $12,367    $17,174  $10,975   $   --
Costs and expenses:
 Cost of goods sold......     5,441      3,230      4,556    2,804       --
 Marketing and sales.....     2,005      1,772      2,378    2,597       --
 General and
  administrative.........     2,322        913      1,224      188       --
 Research and
  development............    22,877      5,569      8,050    5,352     2,604
 Network development and
  support................    12,071      6,861      9,846    3,020       --
 Amortization of
  intangibles............        58        --         --       --        --
                           --------    -------    -------  -------   -------
Total costs and
 expenses................    44,774     18,345     26,054   13,961     2,604
                           --------    -------    -------  -------   -------
Net loss.................  $(30,674)   $(5,978)   $(8,880) $(2,986)  $(2,604)
                           ========    =======    =======  =======   =======





          See accompanying notes to consolidated financial statements.

                                     EA.com
                      (A division of Electronic Arts Inc.)

   CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)

 Years ended March 31, 1999, 1998 and 1997; Nine months ended December 31, 1999

                                 (In thousands)

                                          Paid-In Accumulated  Total Division
                                          Capital   Deficit   Equity (Deficit)
                                          ------- ----------- ----------------
Balances at March 31, 1996 (unaudited)... $   153  $   (153)      $    --
Net capital contribution from Electronic
 Arts (unaudited)........................   2,604       --           2,604
Net loss (unaudited).....................     --     (2,604)        (2,604)
                                          -------  --------       --------
Balances at March 31, 1997 (unaudited)...   2,757    (2,757)           --
Net capital contribution from Electronic
 Arts....................................   2,626       --           2,626
Net loss.................................     --     (2,986)        (2,986)
                                          -------  --------       --------
Balances at March 31, 1998...............   5,383    (5,743)          (360)
Net capital contribution from Electronic
 Arts....................................  10,967       --          10,967
Net loss.................................     --     (8,880)        (8,880)
                                          -------  --------       --------
Balances at March 31, 1999...............  16,350   (14,623)         1,727
Net capital contribution from Electronic
 Arts (unaudited)........................  75,132       --          75,132
Net loss (unaudited).....................     --    (30,674)       (30,674)
                                          -------  --------       --------
Balances at December 31, 1999
 (unaudited)............................. $91,482  $(45,297)      $ 46,185
                                          =======  ========       ========




          See accompanying notes to consolidated financial statements.

                                     EA.com
                      (A division of Electronic Arts Inc.)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                          Nine Months Ended
                             December 31,         Years Ended March 31,
                        ----------------------  ----------------------------
                           1999        1998      1999     1998       1997
                        ----------- ----------  -------  -------  ----------
                        (unaudited) (unaudited)                   (unaudited)
OPERATING ACTIVITIES:
Net loss...............  $(30,674)   $(5,978)   $(8,880) $(2,986)  $(2,604)
Adjustments to
 reconcile net loss to
 net cash used in
 operating activities:
 Depreciation and
  amortization.........       750        134        190      102       --
 Provision for doubtful
  accounts.............        16         16         22       32       --
 Change in assets and
  liabilities, net of
  acquisitions:
  Receivables..........       (21)      (147)      (364)    (178)      --
  Inventories..........       (89)       (18)        56     (114)      --
  Other assets.........   (35,488)       --        (310)     --        --
  Deferred revenues....       374       (146)        30      597       --
  Accounts payable.....     3,263        --         --       --        --
  Accrued liabilities..     2,261          8        170      444       --
                         --------    -------    -------  -------   -------
   Net cash used in
    operating
    activities.........   (59,608)    (6,131)    (9,086)  (2,103)   (2,604)
                         --------    -------    -------  -------   -------
INVESTING ACTIVITIES:
 Capital expenditures..   (13,307)      (107)    (1,881)    (523)      --
 Investment in
  affiliates...........    (1,499)       --         --       --        --
 Acquisition of
  subsidiary...........      (574)       --         --       --        --
                         --------    -------    -------  -------   -------
   Net cash used in
    investing
    activities.........   (15,380)      (107)    (1,881)    (523)      --
                         --------    -------    -------  -------   -------
FINANCING ACTIVITIES:
 Net capital
  contribution from
  Electronic Arts......    75,132      6,238     10,967    2,626     2,604
                         --------    -------    -------  -------   -------
   Net cash provided by
    financing
    activities.........    75,132      6,238     10,967    2,626     2,604
                         --------    -------    -------  -------   -------
Increase in cash.......       144        --         --       --        --
Beginning cash.........       --         --         --       --        --
                         --------    -------    -------  -------   -------
Ending cash............  $    144    $   --     $   --   $   --    $   --
                         ========    =======    =======  =======   =======



          See accompanying notes to consolidated financial statements.

                                     EA.com
                      (A division of Electronic Arts Inc.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)  DESCRIPTION OF THE BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of the Business

   EA.com, a division of Electronic Arts Inc. ("Electronic Arts"), represents Electronic Arts' online and e-Commerce businesses. EA.com develops, publishes and distributes content for online services intended for entertainment purposes. EA.com's online business includes subscription revenues collected for Internet game play on its websites as well as sales of products of Internet-based games. EA.com's e-Commerce business consists of revenues associated with products sold through the EA.com websites and to traditional retailers. EA.com's websites include EA.com, individual sites for Electronic Arts games and also will include the Games Channel on America Online Inc. ("AOL") (see
Note 10).

Incorporation of EA.com

   EA.com was originally incorporated on August 9, 1999 in the state of Delaware under the name EASV Inc. There were 100 shares, with a par value of $.01, authorized and issued to Electronic Arts Inc. which is the sole shareholder. On November 10, 1999, EASV's name was changed to EA.com.

Tracking Stock Proposal

   The stockholders of Electronic Arts are scheduled to vote on a proposal (the "Tracking Stock Proposal") to authorize the issuance of a new series of common stock to be designated as Class B common stock ("Tracking Stock"), intended to reflect the performance of EA.com. At the time of authorization of the Tracking Stock, Electronic Arts' existing common stock will be re-classified as Class A common stock ("Class A Stock") and that stock will be intended to reflect the performance of Electronic Arts' other businesses ("EA") which includes a "Retained Interest" in EA.com.

   Pursuant to agreements with AOL and News America Corporation ("News Corp."), upon authorization of the Tracking Stock, Electronic Arts will sell shares to AOL and News Corp. representing 10 percent and 5 percent, respectively, of the initial equity value attributable to EA.com (see Notes 10 and 11).

Basis of Presentation

   In order to prepare separate financial statements for EA.com, Electronic Arts has allocated certain of its consolidated assets, liabilities, revenues, expenses and cash flows to EA.com. These financial statements present the assets, liabilities, changes in division equity (deficit), results of operations and cash flows applicable to the operations of EA.com.

   Although Electronic Arts has allocated a portion of its consolidated assets, liabilities, revenues, expenses and cash flows to EA.com, that allocation will not change the legal title to any assets or responsibility for any liabilities and will not affect the rights of any creditors. Holders of Class B Common Stock will continue to be common stockholders of Electronic Arts and, as such, will be subject to all the risks associated with an investment in Electronic Arts as a whole and all of its businesses, assets and liabilities.

   The statement of operations includes all revenues and costs directly and indirectly attributable to EA.com, including charges for shared facilities, functions and services used by EA.com and provided by Electronic Arts. Certain costs and expenses have been allocated based on management's estimates of the cost of services provided to EA.com by Electronic Arts. Such costs include corporate research and development expenses,

                                     EA.com
                      (A division of Electronic Arts Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

corporate selling, marketing and distribution expenses and corporate general and administrative expenses. Such allocations and charges are based on either a direct cost pass-through or a percentage of total costs for the services provided based on factors such as headcount or activity based allocations directly related to the services provided. Management believes that these allocations are based on assumptions that are reasonable under the circumstances. However, these allocations and estimates are not necessarily indicative of the costs and expenses which would have resulted if EA.com had been operated as a separate entity.

   Electronic Arts' results of operations or financial condition for its businesses, other than EA.com, could affect the results of operations or financial condition of EA.com or the market price of Class B common stock. Accordingly, EA.com should be read in conjunction with Electronic Arts' consolidated financial statements.

   EA.com has incurred recurring losses from operations through the nine months ended December 31, 1999, with the funds required for the conduct of the operations being provided by Electronic Arts, per agreement with AOL and News Corp. Electronic Arts has committed to provide funding of up to $100 million to EA.com less $22.5 million for the acquisition of Kesmai and less any adjustments to the EA.com valuation under the America Online securities purchase agreement (see Notes 10 and 11). Electronic Arts has committed to provide this funding until November 2002. EA.com and Electronic Arts have also entered into an agreement whereby any funding above and beyond the $100 million commitment would be consistent with those among independent parties and would not be for a period longer than one year.

Interim Financial Information

   The unaudited consolidated financial statements for the nine months ended December 31, 1999 and 1998 and as of December 31, 1999 have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation have been reflected. Operating results for the nine months ended December 31, 1999 period are not necessarily indicative of the results that may be expected for the year ending March 31, 2000.

Summary of Significant Accounting Policies

   A summary of the significant accounting policies applied in the preparation of the accompanying consolidated financial statements of EA.com follows:

   (a) Principles of Consolidation

   The consolidated financial statements include the financial statements of EA.com and EA San Diego (see Note 2). All significant transactions within the businesses have been eliminated on consolidation.

   (b) Fiscal Year

   EA.com's fiscal year is reported on a 52/53-week period that ends on the Saturday nearest to March 31 in each year. The results of operations for fiscal 1999, 1998 and 1997 contain 52 weeks. For clarity of presentation herein, all fiscal periods are treated as ending on a calendar month end.

   (c) Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and

                                     EA.com
                      (A division of Electronic Arts Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Such estimates include provisions for doubtful accounts, sales returns and allowances, warranty provisions, allocation of costs from Electronic Arts and estimates regarding the recoverability of inventories. Actual results could differ from those estimates.

   (d) Concentration of Products

   During the periods presented, EA.com derived all of its product revenues from the sale of Ultima Online and Ultima Online: The Second Age (collectively referred to as "Ultima Online") and corresponding subscription revenues. The Ultima Online product and its corresponding subscription revenues are expected to continue to account for a significant portion of EA.com's revenues. Any negative developments materially affecting the sales of Ultima Online or its corresponding subscription revenues may have a material adverse effect on EA.com's results of operations and financial position. Revenues for Ultima Online and its corresponding subscription revenues for the nine months ended December 31, 1999, the nine months ended December 31, 1998 and the fiscal years ended March 31, 1999 and March 31, 1998 were 12,679,000, 12,092,000,
$16,749,000 and $10,688,000, respectively. Accounts receivable from the sales of Ultima Online and its corresponding subscription revenues comprised 100% of gross accounts receivable as of March 31, 1999 and 1998.

   For the fiscal year ended March 31, 1999, 1998 and 1997, EA.com had no sales to any one customer in excess of 10% of total net revenues.

   (e) Business Risk

   The EA.com business is subject to risks and uncertainties common to growing technology-based companies, including rapid technological change, growth and commercial acceptance of the Internet as an entertainment medium, dependence on third-party technology, new service introduction and other activities of competitors, dependence on key personnel, international expansion, and limited operating history.

   (f) Concentration of Credit Risk

   EA.com extends credit to various companies in the retail and mass merchandising industry for the purchase of packaged goods. Collection of trade receivables may be affected by changes in economic or other industry conditions and may, accordingly, impact EA.com's overall credit risk. Although EA.com generally does not require collateral, EA.com performs ongoing credit evaluations of its customers and reserves for potential credit losses are maintained.

   EA.com's receivables do not represent significant concentration of credit risk at March 31, 1999 due to its diverse customer base.

   (g) Cash and Investments

   Cash generated from and required to support EA.com's operations prior to the nine months ended December 31, 1999 were deposited and received through Electronic Arts' corporate operating cash accounts. As a result, there were no separate bank accounts for the EA.com business, and the amounts recorded as Net Contribution from Electronic Arts in the EA.com consolidated statement of cash flows represents the net effect of all cash transactions between Electronic Arts and EA.com. Subsequently, EA.com has established separate bank accounts with all funding and cash management continuing to be provided by Electronic Arts.

   (h) Disclosures About Fair Value of Financial Instruments

   The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

                                     EA.com
                      (A division of Electronic Arts Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

   Cash, receivables and accrued liabilities: the carrying amount approximates fair value because of the short maturity of these instruments.

   (i) Inventories

   Inventories consist of finished goods for the Ultima Online PC-CD products. Inventories are stated at the lower of cost or market. Market is considered to be the current replacement cost either by purchase or by reproduction.

   (j) Property and Equipment

   Property and equipment are stated at cost. Minor replacements, maintenance and repairs are charged to current operations. Depreciation is calculated using the accelerated and straight-line methods over the following useful lives:

        Computer equipment.............. 3 to 7 years
        Furniture and equipment......... 3 to 7 years

   (k) Intangible Assets

   Intangible assets include goodwill and assembled work force which is amortized on a straight-line method over the estimated useful life of 5 years.

   (l) Long-Lived Assets

   EA.com evaluates long-lived assets, including intangibles, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets is measured by a comparison of the carrying amount of an asset to future undiscounted cash flows expected to be generated by the asset and its eventual disposition. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds its fair value.

   (m) Investments

   EA.com obtained an equity interest in a privately held company in September 1999. This investment was recorded using the cost method. For this investment as well as any other future investments, EA.com's policy is to regularly review the assumptions underlying the operating performance and cash flow forecast in assessing the carrying values. EA.com records impairment losses on investments when events and circumstances indicate that such assets might be impaired and it is determined that the investment has suffered an other than temporary decline in value. To date, no such impairment has been recorded.

   (n) Comprehensive Income

   In fiscal 1999, EA.com adopted SFAS No. 130, "Reporting Comprehensive Income," which establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in financial statements. SFAS 130 requires classification of other comprehensive income in a financial statement and display of other comprehensive income separately from retained earnings and additional paid-in capital.

   To date, EA.com does not have other comprehensive income and thus, comprehensive loss is the same as net loss for all periods presented.

   (o) Revenue Recognition

   EA.com's revenue recognition policies are in compliance with American Institute of Certified Public Accountants Statement of Position ("SOP") 97-2, "Software Revenue Recognition". SOP 97-2 requires that

                                     EA.com
                      (A division of Electronic Arts Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

revenue recognized from software arrangements be allocated to each element of the arrangement based on the company specific fair values of the elements. EA.com has adopted the provisions of these SOPs as of April 1, 1998. The adoption has, in certain circumstances, resulted in the deferral of certain revenues associated with EA.com's products with multiple deliverable elements. Neither the changes in certain business practices nor the deferral of certain revenues have resulted in a material impact on EA.com's operating results, financial position or cash flows for the period ended March 31, 1999. Total deferred revenue at March 31, 1999 and 1998 was $627,000, and $597,000, respectively.

   Online Revenues:

   EA.com's revenues are derived principally from subscription revenues collected from customers for online play, who are only contractually obligated for play on a month-to-month basis. Prepaid monthly subscription revenues, including revenues collected from credit card sales as well as sales of Gametime subscription cards, are deferred and subsequently recognized ratably over the period for which the hosting services are provided by EA.com.

   Product revenues for EA.com's online business consist of revenues from sales of products solely intended for online play. For the periods reported, all of EA.com's product revenues were for Ultima Online. Ultima Online is a two element product: the game and free online game time. Revenue for the game portion which was designed solely for online play is recognized upon shipment to various wholesale and retail customers (with limited rights of return), net of an allowance for returns. The free game time is deferred and recognized ratably over the period directly following the sale of the product for which this time is offered.

   e-Commerce:

   e-Commerce revenues consists of Electronic Arts' products sold through EA.com's website. EA.com recognizes the full sales amount for such transactions at the time EA.com ships the product to the customer as EA.com bears full customer credit risk and merchandise return risk following vendor shipment. EA.com provides an allowance for sales returns based on historical experience. To date, EA.com's sales returns have not been material. EA.com is also responsible for setting the retail price.

   (p) Software Development Costs

   Research and development costs relate to the development of new online games services and consist primarily of employee compensation, as well as costs for content, facilities and equipment. Research and development costs are expensed as incurred. Development expenses prior to the establishment of technological feasibility are charged to research and development as incurred and amounted to $8,050,000, $5,352,000 and $2,604,000 in fiscal 1999, 1998 and 1997
(unaudited), respectively. SFAS No. 86 provides for the capitalization of certain software development costs incurred after technological feasibility of the software is established or for development costs that have alternative future uses. Under EA.com's current practice of developing new products, the technological feasibility of the underlying software is not established until substantially all product development is complete, which generally includes the development of a working model. No software development costs have been capitalized.

   (q) Network Development and Support

   Network development and support includes spending associated with web content, server depreciation, network infrastructure, bandwidth costs, software maintenance and management overhead. For the fiscal years ended March 31, 1999 and 1998, network development and support expenses incurred and amounted to approximately $9,846,000 and $3,020,000, respectively. There were no network operation expenses incurred for fiscal year ended March 31, 1997.

                                     EA.com
                      (A division of Electronic Arts Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


   (r) Advertising Costs

   EA.com expenses advertising costs as incurred. Cooperative advertising with distributors and retailers is accrued when revenue is recognized. Cooperative advertising credits are reimbursed when qualifying claims are submitted. For the fiscal years ended March 31, 1999 and 1998, advertising expenses totaled approximately $500,000 and $551,000, respectively. There was no advertising expense for the fiscal year ended March 31, 1997.

   (s) Employee Benefits

   Electronic Arts has a 401(k) Plan covering substantially all of its U.S. employees including those employees associated with EA.com. The 401(k) Plan permits Electronic Arts to make discretionary contributions to employees' accounts based on Electronic Arts' financial performance. Electronic Arts contributed $37,000 and $13,000 to the Plan in fiscal 1999 and fiscal 1998, respectively, for the benefit of EA.com employees. Electronic Arts made no contributions to the plan in fiscal 1997 for the benefit of EA.com employees.

   (t) Stock-based Compensation

   Electronic Arts accounts for stock-based awards to EA.com employees using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25").

   (u) Income Taxes

   EA.com was not a separate taxable entity for federal, state or local income tax purposes and its operations are included in the consolidated Electronic Arts tax returns. EA.com accounts for income taxes under the separate return method in accordance with SFAS No. 109, "Accounting for Income Taxes." Under the separate return method, deferred tax assets generated from operating losses required a full valuation allowance because the history of operating losses, realizability of such tax benefit is not probable.

   (v) Net Income Per Share

   As EA.com does not have its own class of stock, basic and diluted net income or loss per share data is not applicable and therefore has been omitted.

   (w) Impact of Recently Issued Accounting Standards

   In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 133 ("SFAS 133") "Accounting for Derivative Instruments and Hedging Activities", which establishes accounting and reporting standards for derivative instruments and hedging activities. SFAS 133 is effective as of the beginning of the first quarter of the fiscal year beginning after June 15, 2000. EA.com is determining the effect of SFAS 133 on its financial statements. As Electronic Arts provides all cash management services, EA.com does not anticipate any impact on its financial statements as a result of the adoption of SFAS 133.

   In March 1998, the American Institute of Certified Public Accountants ("AICPA") issued SOP 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" . SOP 98-1 requires that certain costs related to the development or purchase of internal-use software be capitalized and amortized over the estimated useful life of the software. SOP 98-1 is effective for financial statements issued for fiscal years beginning after December 15, 1998. The adoption of SOP 98-1 did not have a material impact on EA.com's results of operations.

                                     EA.com
                      (A division of Electronic Arts Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


   In December 1998, the Accounting Standards Executive Committee of the AICPA issued SOP 98-9, "Software Revenue Recognition, with Respect to Certain Arrangements," which required recognition of revenue using the "residual method" in a multiple element arrangement when fair value does not exist for one or more of the undelivered elements in the arrangement. SOP 98-9 is effective for transactions entered into after March 15, 1999. Under the "residual method", the total fair value of the undelivered elements is deferred and subsequently recognized in accordance with SOP 97-2. The adoption of SOP 98-9 in fiscal year 2000 did not have a material impact on EA.com's results of operations.

(2) ACQUISITION

 PlayNation

   In July 1999, Electronic Arts acquired PlayNation (now referred to as "EA San Diego"), a developer of online entertainment, for approximately $574,000 in cash (net of cash acquired). The transaction has been accounted for under the purchase method. The results of operations of the acquired entity and the estimated fair market values of the acquired assets and liabilities have been included in EA.com's consolidated financial statements from the date of acquisition. The aggregate purchase price including liabilities assumed has been allocated to the assets acquired consisting primarily of goodwill of approximately $470,000 and assembled workforce of approximately $104,000. The allocation to goodwill and the assembled workforce is being amortized on a straight-line basis over 5 years.

   The purchase price for the EA San Diego transaction was allocated to assets acquired and liabilities assumed as set forth below:

      Current assets (net of cash acquired)............................ $ 46,000
      Fixed assets.....................................................   14,000
      Goodwill and assembled workforce.................................  574,000
      Liabilities......................................................  (60,000)
                                                                        --------
       Total cash paid................................................. $574,000
                                                                        ========

   The following unaudited proforma consolidated amounts give effect to the EA.com acquisition of EA San Diego as if it had occurred on April 1, 1998:

                                 Nine Months Ended   Year Ended     Year Ended
                                 December 31, 1999 March 31, 1999 March 31, 1998
                                 ----------------- -------------- --------------
                                                 (In thousands)
   Net revenues.................     $ 14,100         $17,174        $11,000
   Net loss.....................     $(30,878)        $(9,284)       $(3,107)

(3) CERTAIN CASH AND MANAGEMENT ALLOCATION POLICIES

   The accompanying financial statements reflect the application of certain cash management and allocation policies summarized below. The Board may rescind, modify or add to any of these policies without shareholder approval. Management believes that these allocations are based on assumptions that are reasonable under the circumstances. However, these allocations and estimates are not necessarily indicative of the costs and expenses which would have resulted if the business had been operated as a separate entity. Where determinations based on utilization alone are impracticable, Electronic Arts uses other methods and criteria that management believes to be equitable and to provide a reasonable estimate of the cost attributable to EA.com.

                                     EA.com
                      (A division of Electronic Arts Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


 Marketing and sales

   Electronic Arts allocates the costs of certain marketing including international advertising and promotional costs based upon a percentage of total direct advertising costs. Sales commissions and direct sales department salaries and facilities costs were allocated based upon e-Commerce revenues as a percentage of total direct sales department revenues.

 General and administrative

   Electronic Arts allocates the cost of certain corporate general and administrative services including legal, accounting, human resource costs and facilities based upon estimated headcount utilization.

 Research and development

   Electronic Arts allocates the cost of certain research and development costs including facilities, network, and production development and management based upon a percentage of total direct research and development costs.

 Network development support

   Electronic Arts allocates the cost of certain network development and support costs including facilities, network infrastructure and management overhead based upon a percentage of total direct network and development support costs.

 Allocated Costs

   The amounts allocated to EA.com by Electronic Arts included in the accompanying statements of operations are as follows:

                                 Nine Months Ended
                                   December 31,         Years Ended March 31,
                              ----------------------- -------------------------
                                 1999        1998      1999   1998     1997
                              ----------- ----------- ------ ------ -----------
                              (unaudited) (unaudited)               (unaudited)
                                               (In thousands)
Marketing and sales.........    $  290      $  556    $  688 $  706    $ --
General and administrative..       648         267       356    156      --
Research and development....     4,512       1,349     1,951  1,297      630
Network development and
 support....................     1,924       1,359     2,034    449      --
                                ------      ------    ------ ------    -----
Total indirect charges......    $7,374      $3,531    $5,029 $2,608    $ 630
                                ======      ======    ====== ======    =====

(4) STOCK PLANS

   (a) Employee Stock Purchase Plan

   Electronic Arts has an Employee Stock Purchase Plan program whereby eligible employees may authorize payroll deductions of up to 10% of their compensation to purchase shares at 85% of the lower of the fair market value of the Common Stock on the date of commencement of the offering or on the last day of the six-month purchase period. The program commenced in September 1991. In fiscal 1999, 2,911 shares were purchased by Electronic Arts and distributed to EA.com employees at prices ranging from $26.19 to $36.60. In fiscal 1998, 2,493 shares were purchased by Electronic Arts and distributed to employees at prices ranging

                                     EA.com
                      (A division of Electronic Arts Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

from $26.14 to $26.19. The weighted average fair value of the fiscal 1999 and fiscal 1998 awards were $18.27 and $9.43, respectively.


   (b) Stock Option Plans

   Eligible employees of EA.com participate in various Electronic Arts' option plans. Electronic Arts' 1991 Stock Option Plan, 1993 Stock Option Plan, 1995 Stock Option Plan and Directors' Plan ("Option Plans") provide stock options for employees, officers and independent contractors, and for directors, respectively. Pursuant to these Option Plans, the Board of Directors may grant non-qualified and incentive stock options to employees and officers and non-qualified options to celebrities, employees of certain companies in which Electronic Arts has an equity investment, and directors, at not less than the fair market value on the date of grant.

   The options generally expire ten years from the date of grant and are generally exercisable in monthly increments over 50 months.

   EA.com has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation" ("SFAS 123"). Accordingly, no compensation expense has been recognized for options granted under Electronic Arts employee-based stock option plans. Had compensation expense been determined based on the fair value at the grant dates for awards under those plans in accordance with the provisions of SFAS 123, EA.com's pro forma net loss for fiscal years ended March 31, 1999, 1998 and 1997 (unaudited) would have been:

                                                   March 31, March 31, March 31,
                                                     1999      1998      1997
                                                   --------- --------- ---------
                                                          (In thousands)
      Net Loss
       As reported................................  $(8,880)  $(2,986)  $(2,604)
       Pro forma..................................  $(9,283)  $(3,294)  $(2,604)

   The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model. The following weighted-average assumptions are used for grants made in 1999 and 1998 under the stock plans: risk-free interest rates of 4.39% to 5.55% in 1999 and 5.31% to 6.42% in 1998; expected volatility of 59% and 58%; expected lives of 2.29 years and 2.44 years in fiscal 1999 and 1998, respectively, under the Option Plans and one year for the Employee Stock Purchase Plan. No dividends are assumed in the expected term. EA.com's calculations are based on a multiple option valuation approach and forfeitures are recognized when they occur. Options generally vest over 50 months, accordingly, pro forma adjustments are not indicative of future period pro forma adjustments as the pro forma effect will not be fully reflected until subsequent years.

                                     EA.com
                      (A division of Electronic Arts Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


   Additional information regarding options outstanding as of March 31, 1999 granted to EA.com employees is as follows:

                                    Options Outstanding       Options Exercisable
                              ------------------------------- -------------------
                                         Weighted-
                                          Average   Weighted-           Weighted-
                                         Remaining   Average             Average
                              Number of Contractual Exercise  Number of Exercise
   Range of Exercise Prices    Shares      Life       Price    Shares     Price
   ------------------------   --------- ----------- --------- --------- ---------
   $13.625--$23.500........     18,724     5.67      $20.62    15,073    $19.93
   $23.750--$33.250........     10,136     7.55       29.76     4,870     29.80
   $34.000--$34.000........     31,826     8.59       34.00    11,634     34.00
   $34.563--$35.000........     16,888     8.51       34.87     5,779     34.88
   $35.063--$42.000........     22,564     9.30       40.28     2,303     37.65
   $43.125--$43.125........      5,430     9.07       43.13     1,288     43.13
   $43.625--$43.625........     30,000     9.50       43.63     4,200     43.63
   $44.375--$47.500........     13,300     9.48       46.92       683     46.13
   $49.188--$49.188........      4,000     9.99       49.19       --        --
   $54.250--$54.250........        800     9.27       54.25       --        --
                               -------     ----      ------    ------    ------
   $13.625--$54.250........    153,668     8.57      $36.93    45,830    $30.54
                               =======     ====      ======    ======    ======

   The following summarizes the activity under the stock option plans during the fiscal years ended March 31, 1999 and 1998:

                                                                 Options
                                                               Outstanding
                                                            ------------------
                                                                     Weighted-
                                                                      Average
                                                                     Exercise
                                                            Shares     Price
                                                            -------  ---------
   Balance at March 31, 1997...............................     --    $  --
   Granted.................................................  63,050    35.14
   Canceled................................................     --       --
   Exercised...............................................  (6,959)   38.08
                                                            -------   ------
   Balance at March 31, 1998 (16,683 shares were
    exercisable
    at a weighted average price of $22.45).................  56,091    34.77
   Balance for employees transferred to EA.com in fiscal
    1999...................................................  72,697    30.03
   Granted.................................................  68,800    44.14
   Canceled................................................ (26,697)   34.45
   Exercised............................................... (17,223)   33.46
                                                            -------   ------
   Balance at March 31, 1999............................... 153,668   $36.93
                                                            =======   ======

                                     EA.com
                      (A division of Electronic Arts Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

(5) PROPERTY AND EQUIPMENT

   Property and equipment at December 31, 1999, March 31, 1999 and 1998 consisted of:

                                               December 31, March 31, March 31,
                                                   1999       1999      1998
                                               ------------ --------- ---------
                                               (unaudited)
                                                        (In thousands)
   Computer software and equipment...........    $15,680     $2,404     $523
   Office equipment, furniture and fixtures..         31        --       --
                                                 -------     ------     ----
                                                  15,711       2404      523
   Less accumulated depreciation and
    amortization.............................       (987)      (292)    (102)
                                                 -------     ------     ----
                                                 $14,724     $2,112     $421
                                                 =======     ======     ====

   Depreciation and amortization expenses associated with property and equipment amounted to $695,000, $190,000 and $102,000, for the nine months ended December 31, 1999 and the fiscal years ended March 31, 1999 and March 31, 1998, respectively. There was no depreciation and amortization expense recorded for the fiscal year ended March 31, 1997.

(6) INTER-GROUP ACTIVITIES

   The terms of all material transactions, relationships and other matters between Electronic Arts and EA.com, including those as to which Electronic Arts and EA.com may have potential divergent interest, are determined on a basis that Electronic Arts' Board or management, following guidance or principles established by Electronic Arts' Board, considers to be in the best interest of Electronic Arts and its stockholders as a whole. It is not a requirement that any such material transaction, relationship or other matter be on terms that would be considered commercially reasonable in the context of a transaction between unrelated parties, or that would be considered comparable to terms that could be obtained through negotiations between unrelated parties, or that would be considered satisfactory under any other similar standard of review.

   Electronic Arts has provided all necessary funding for the operations and investments of EA.com since inception, and such funding has been accounted for as capital contributions from Electronic Arts (see Note 3). The Consolidated Statement of Cash Flows shows the cash contributed by Electronic Arts and the respective uses of the contribution. Net capital contributions for the nine months ended December 31, 1999 and the years ended March 31, 1999, 1998 and 1997 were $75,132,000, $10,967,000, $2,626,000 and $2,604,000, respectively.

Sales and Distribution License:

 Internet Based Consumer Orders:

   EA.com has entered into a distribution agreement with Electronic Arts. Under the terms of the agreement, EA.com will have the right to sell and distribute Electronic Arts' packaged goods products direct to consumers via the Internet. EA.com receives orders via the web from third-party customers, processes the orders, and assumes all credit risk associated with the sale. EA.com processes the order, purchasing the packaged goods products from Electronic Arts at the wholesale price, with Electronic Arts fulfilling the order, charging EA.com actual shipping and handling fees incurred for the order for fulfillment process. EA.com is responsible for risk of loss and sales returns and therefore recognizes 100% of revenue generated for sales to end customers. Cost

                                     EA.com
                      (A division of Electronic Arts Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

of packaged goods sold paid by EA.com to Electronic Arts was $1,080,000 (unaudited), $209,000 (unaudited), $483,000 and $218,000 for the nine months ended December 31, 1999, the nine months ended December 31, 1998 and the fiscal years ended March 31, 1999 and 1998, respectively. There were no payments made for the cost of packaged goods by EA.com to Electronic Arts for the fiscal year ended March 31, 1997.

 Online Games:

   EA.com has entered into an Affiliated Label sales and distribution agreement with Electronic Arts for the sale of packaged goods solely for Internet based games, such as Ultima Online. Under the terms of the agreement, EA.com pays Electronic Arts 18% of sales, as defined, for sales, distribution and other related services provided by Electronic Arts. The 18% sales and distribution fee is allocated by EA.com to cost of goods sold (for the distribution related costs) and to marketing and sales. EA.com is responsible for credit and inventory risk associated with the products covered by the agreement. Accordingly, EA.com recognizes 100% of the revenue, less applicable reserves for returns, markdowns and credits, generated for sales to retailers, as well as all applicable costs related to the sale, warehousing and distribution of those packaged goods. Distribution fees paid by EA.com to Electronic Arts and charged to cost of goods sold were $160,000 (unaudited), $168,000 (unaudited), $208,000 and $202,000 for the nine months ended December 31, 1999, the nine months ended December 31, 1998 and the fiscal years ended March 31, 1999 and 1998, respectively. The portion charged to sales and marketing expenses were $158,000 (unaudited), $414,000 (unaudited), $506,000 and $921,000 for the nine months ended December 31, 1999, the nine months ended December 31, 1998 and the fiscal years ended March 31, 1999 and 1998, respectively.

 Research and Development:

   Under the terms of intercompany agreements ("ICA") between Electronic Arts and EA.com, dated November 17, 1999, Electronic Arts may develop and produce online playable games for EA.com. EA.com will reimburse Electronic Arts for all direct development costs incurred (including, but not limited to, engineering, art, audio, video and production costs) as well as related overhead costs for such items as facilities, network and production and development management. In addition, EA.com will pay Electronic Arts a development royalty, which royalty rate will be determined on a product-by-product basis, based upon comparable industry standards. Royalties will not be earned by Electronic Arts until EA.com has recouped the funded development costs for the associated product. There were no research and development royalty payments made by EA.com to Electronic Arts for all periods presented.

 License of Intellectual Property Rights:

   Under the terms of the ICA, Electronic Arts has licensed to EA.com the exclusive online related rights to use certain of Electronic Arts' intellectual properties, including trademarks, tools, technology and copyrights, in the conduct of its Internet business, as defined, for which royalties will be set on a product-by-product basis. EA.com is to pay Electronic Arts royalties on revenues generated by the games utilizing Electronic Arts' intellectual properties. The royalty rate for the intellectual property associated with Ultima Online is 3% of defined net revenues. Development royalties paid by EA.com to Electronic Arts under this arrangement were $385,000 (unaudited), $362,000 (unaudited), $502,000 and $320,000 for the nine months ended December 31, 1999, the nine months ended December 31, 1998 and the fiscal years ended March 31, 1999 and 1998, respectively. There were no development royalties paid by EA.com for the fiscal year ended March 31, 1997.

 Tax Sharing Agreement

   In general, this agreement provides that the consolidated tax provision, and related payments or refunds, are allocated between the businesses based principally upon the financial income, taxable income, credits, and

                                     EA.com
                      (A division of Electronic Arts Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

other amounts directly related to the respective businesses. EA.com is required to make payments to Electronic Arts under this agreement only when a calculation on a separate tax return basis results in a tax liability. Alternatively, Electronic Arts will make payments to EA.com under this agreement only when EA.com would generate a tax refund on a separate tax return basis.

(7) INCOME TAXES

   EA.com has not presented separate components of current and deferred income taxes nor the expected tax expense reconciliation due to its net operating loss position and the recognition of a full valuation allowance on its net deferred tax assets.

   The tax effects of temporary differences that give rise to significant portions of the deferred tax assets are presented below:

                                                                 March 31,
                                                              ----------------
                                                               1999     1998
                                                              -------  -------
                                                              (In thousands)
   Deferred tax assets:
    Accruals and reserves.................................... $    97  $    96
    Federal and state loss carryforwards.....................   5,463    2,098
    Research credit carryforwards............................     654      216
                                                              -------  -------
     Total gross deferred tax assets.........................   6,214    2,410
     Less valuation allowance................................  (6,197)  (2,397)
                                                              -------  -------
    Net deferred tax assets.................................. $    17  $    13
                                                              -------  -------
   Deferred tax liabilities:
    Depreciation............................................. $   (17) $   (13)
                                                              -------  -------
     Total gross deferred tax liabilities....................     (17)     (13)
                                                              -------  -------
    Net deferred tax asset................................... $   --   $   --
                                                              -------  -------

   The net change in the total valuation allowance for the fiscal years ended March 31, 1999, 1998 and 1997 (unaudited) were increases of $3,800,000, $1,310,000 and $1,000,000, respectively.

   Given the recent history of operating losses, deferred tax assets generated required a full valuation allowance because realizability of such tax benefit is not probable.

(8) SEGMENT INFORMATION

   In 1999, EA.com adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which supersedes SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise." SFAS No. 131 establishes standards for the reporting by public business enterprises of information about product lines, geographic areas and major customers. The method for determining what information to report is based on the way that management organizes the operating segments within EA.com for making operational decisions and assessments of financial performance. EA.com's chief operating decision maker is considered to be Electronic Arts' Chief Executive Officer ("CEO"). The CEO reviews financial information presented on a consolidated basis as EA.com has organized its operations in a single operating segment providing the creation, marketing and distribution of entertainment software which can be played or sold online.

                                     EA.com
                      (A division of Electronic Arts Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

   Information about EA.com's net revenues in the North America and foreign areas for the nine months ended December 31, 1999 and 1998 and the fiscal years ended March 31, 1999, 1998 and 1997 is presented below:

                                Nine Months Ended
                                  December 31,          Years Ended March 31,
                             ----------------------- ---------------------------
                                1999        1998      1999    1998      1997
                             ----------- ----------- ------- ------- -----------
                             (unaudited) (unaudited)                 (unaudited)
                                               (In thousands)
   North America............   $ 9,510     $10,515   $13,011 $ 9,261    $ --
   Japan....................     3,428       1,348     3,395     694      --
   Europe...................       417         158       187     639      --
   Asia Pacific ............       745         346       581     381      --
                               -------     -------   ------- -------    -----
   Total net revenues.......   $14,100     $12,367   $17,174 $10,975    $ --
                               =======     =======   ======= =======    =====

   Substantially all assets of EA.com are located in the United States.

   Information about EA.com's revenues by revenue sources for the nine months ended December 31, 1999 and 1998 and the fiscal years ended March 31, 1999, 1998 and 1997 is presented below:

                                Nine Months Ended
                                  December 31,          Years Ended March 31,
                             ----------------------- ---------------------------
                                1999        1998      1999    1998      1997
                             ----------- ----------- ------- ------- -----------
                             (unaudited) (unaudited)                 (unaudited)
                                               (In thousands)
   Online revenues..........   $10,915     $ 8,862   $12,570 $ 4,451    $ --
   Product revenues.........     1,764       3,230     3,969   6,237      --
   e-Commerce revenues......     1,421         275       635     287      --
                               -------     -------   ------- -------    -----
   Total net revenues.......   $14,100     $12,367   $17,174 $10,975    $ --
                               =======     =======   ======= =======    =====

(9) COMMITMENTS AND CONTINGENCIES

 Lease Obligations

   Electronic Arts leases certain of its current facilities and certain equipment under non-cancelable operating lease agreements, including leases for the EA.com facilities in San Diego, California. Electronic Arts is required to pay property taxes, insurance and normal maintenance costs for certain of its facilities and will be required to pay any increases over the base year of these expenses on the remainder of its facilities. Costs for facilities and related services have been allocated to EA.com (see Note 3), and such amounts have been reported as rent expense. However, EA.com is not obligated to Electronic Arts under any formal lease agreements. In addition, EA.com occupies facilities under terms of non-cancelable operating leases, subject to extensions in certain cases at EA.com's option. Electronic Arts' future minimum lease payments on EA.com occupied facilities totaled $1,141,000 at March 31, 1999, payable as follows:

      Year Ended March 31:                                        (In thousands)
      --------------------                                        --------------
      2000.......................................................     $  137
      2001.......................................................        236
      2002.......................................................        246
      2003.......................................................        256
      2004.......................................................        266
      Thereafter.................................................        --
                                                                      ------
                                                                      $1,141
                                                                      ======

                                     EA.com
                      (A division of Electronic Arts Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


 Litigation

   EA.com is subject to pending claims and litigation. Management, after review and consultation with outside counsel, considers that any liability from the disposition of such lawsuits would not have a material adverse effect upon the consolidated financial condition or results of operations of EA.com.

(10)  AMERICA ONLINE, INC. ("AOL") AGREEMENT

   Electronic Arts Inc., EA.com. and AOL entered into a five year agreement which establishes the basis for EA.com's production of a games site on the world wide web that will be available to AOL subscribers and to users of other branded AOL properties. Under this agreement, EA.com is required to launch its site no later than June 1, 2000, although under circumstances described in the agreement this date can be extended to September 1, 2000. If the site is not launched within the specified time frame, and if prescribed additions to the site are not achieved within a specified subsequent time frame or the site does not contain content as required under the agreement, then, under certain circumstances, AOL would have the ability to terminate the agreement.

   EA.com is required to pay $50 million to AOL as a carriage fee (including certain advertising fees of which $604 thousand was expensed in the nine months ended December 31, 1999) under the AOL agreement. Of this amount, $25 million was paid upon signing the agreement and the remainder is due in four equal annual installments on the first four anniversaries of the initial payment. EA.com is also required to pay to AOL $31 million as an advance of a minimum guaranteed revenue share for revenues generated by subscriptions and other certain commercial transactions on the EA.com site. Of this amount, $11 million was paid upon signing of the agreement and the remainder is due in four equal annual installments on the first anniversary of the initial payment. The fair value of the payments made under the AOL agreement will be determined by an independent valuation and the resulting amounts will be amortized (beginning with the site launch) over the remaining term of the five year agreement.

   EA.com also committed to spend $15 million in offline media advertisements promoting its games on AOL during the term of the agreement.

 Sale of Class B Common Stock and Warrant to AOL

   In connection with the agreement with AOL, EA.com has agreed, subject to the approval of the Tracking Stock Proposal, to sell shares of Class B common stock to AOL (the "AOL Shares") representing 10% of the initial equity value attributable to EA.com.

   In addition to the AOL Shares, EA.com has agreed to sell AOL a warrant (the "AOL Warrant") to purchase shares of Class B common stock representing an additional 5% of the initial equity value attributable to EA.com for $1,300,000. The aggregate exercise price of the AOL Warrant will be $40,000,000. The AOL Warrant expires at the latest at the fifth anniversary of its date of issuance, and under certain conditions may expire at an earlier date.

 AOL Exchange Rights

   If a Qualified Public Offering (as defined in the AOL Agreement) does not occur within 12 months following the initial sale of the AOL Shares to AOL, then AOL may exchange their Class B common stock shares for a number of Class A common stock based on the ratio of the per share price paid by AOL for the Class B common stock relative to $83.7958.

                                     EA.com
                      (A division of Electronic Arts Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

 AOL Back-up Warrant

   AOL received a warrant for the purchase 238,675 shares of existing Electronic Arts common stock which becomes exercisable in the event the Tracking Stock proposal is not approved by Electronic Arts shareholders.

(11) SUBSEQUENT EVENT

 Acquisition of Kesmai from News America Incorporated ("News Corp.")

   On February 7, 2000, we acquired Kesmai Corporation from News Corp in exchange for $22,500,000 in cash and 103,227 shares of Electronic Arts' existing common stock valued at $8,650,000. Kesmai specializes in the design and development of multiplayer games delivered directly to consumers over the Internet and is a major provider of game content to the Games Channel on the AOL service. As a result of the acquisition, EA.com is in the process of allocating the purchase price to the fair value of assets acquired and liabilities assumed.

 Exchange of News Corp. Common Stock for Electronic Arts Class B Common Stock

   If the Tracking Stock proposal is approved, News Corp.'s 103,227 shares of Electronic Arts Inc. common stock will automatically convert to shares of the Class B common stock representing 5% of the initial equity value attributed to EA.com. If the Tracking Stock proposal is not approved by August 18, 2000, Electronic Arts Inc. is obligated to pay News Corp $9,650,000.

   EA.com also committed to spend $5 million in advertising with News Corporation Limited or any of its affiliates.

 Subsequent Exchange Rights of News America Incorporated

   If a qualified public offering of Class B common stock does not occur within twenty four months of News Corp's purchase of such shares, then News Corp has the right to (1) exchange Class B common stock for 103,227 shares of Class A common stock, and (2) receive cash from Electronic Arts in the amount of $9,650,000.

                                     EA.com
                      (A division of Electronic Arts Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

(12) UNAUDITED CONSOLIDATING STATEMENTS OF INCOME

                                      Nine Months Ended December 31, 1999
                                  ----------------------------------------------
                                                       Adjustments
                                                           and        Electronic
                                      EA      EA.com   Eliminations      Arts
                                  ---------- --------  ------------   ----------
                                                (In thousands)
Net revenues from unaffiliated
 customers......................  $1,111,598 $ 14,100    $    --      $1,125,698
Group sales.....................       1,465      --       (1,465)(a)        --
                                  ---------- --------    --------     ----------
  Total net revenues............   1,113,063   14,100      (1,465)     1,125,698
Cost of goods sold from
 unaffiliated customers.........     558,845    3,976         --         562,821
Group cost of goods sold........         --     1,465      (1,465)           --
                                  ---------- --------    --------     ----------
  Total cost of goods sold......     558,845    5,441      (1,465)       562,821
                                  ---------- --------    --------     ----------
Gross profit....................     554,218    8,659         --         562,877
Operating expenses:
 Marketing and sales............     145,417    2,005         --         147,422
 General and administrative.....      65,924    2,322         --          68,246
 Research and development.......     152,077   22,877      12,071 (b)    187,025
 Network development and sup-
  port..........................         --    12,071     (12,071)           --
 Amortization of intangibles....       7,742       58         --           7,800
                                  ---------- --------    --------     ----------
Total operating expenses........     371,160   39,333         --         410,493
                                  ---------- --------    --------     ----------
Operating income (loss).........     183,058  (30,674)        --         152,384
Interest and other income, net..      11,653      --          --          11,653
                                  ---------- --------    --------     ----------
Income (loss) before provision
 for income taxes and
 minority interest..............     194,711  (30,674)        --         164,037
Provision for income taxes......      50,852      --          --          50,852
                                  ---------- --------    --------     ----------
Income (loss) before minority
 interest.......................     143,859  (30,674)        --         113,185
Minority interest in
 consolidated joint venture.....         134      --          --             134
                                  ---------- --------    --------     ----------
Net income (loss)...............  $  143,993 $(30,674)   $    --      $  113,319
                                  ========== ========    ========     ==========

--------
(a) Represents elimination of intercompany sales of Electronic Arts packaged goods products to EA.com; and represents elimination of royalties paid to Electronic Arts by EA.com for intellectual property rights.
(b) Represents reclassification of Network Development and Support to Research and Development.

                                     EA.com
                      (A division of Electronic Arts Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


                                      Nine Months Ended December 31, 1998
                                    --------------------------------------------
                                                       Adjustments
                                                           and        Electronic
                                       EA     EA.com   Eliminations      Arts
                                    --------  -------  ------------   ----------
                                                 (In thousands)
Net revenues from unaffiliated
 customers......................... $931,772  $12,367    $   --        $944,139
Group sales........................      571      --        (571)(a)        --
                                    --------  -------    -------       --------
  Total net revenues...............  932,343   12,367       (571)       944,139
Cost of goods sold from
 unaffiliated customers............  494,606    2,659        --         497,265
Group cost of goods sold...........      --       571       (571)           --
                                    --------  -------    -------       --------
  Total cost of goods sold.........  494,606    3,230       (571)       497,265
                                    --------  -------    -------       --------
Gross profit.......................  437,737    9,137        --         446,874
Operating expenses:
 Marketing and sales...............  121,846    1,772        --         123,618
 General and administrative........   54,541      913        --          55,454
 Research and development..........  131,928    5,569      6,861 (b)    144,358
 Network development and support...      --     6,861     (6,861)           --
 Charge for acquired in-process
  technology.......................   44,115      --         --          44,115
 Amortization of intangibles.......    3,385      --         --           3,385
                                    --------  -------    -------       --------
Total operating expenses...........  355,815   15,115        --         370,930
                                    --------  -------    -------       --------
Operating income (loss)............   81,922   (5,978)       --          75,944
Interest and other income, net.....   10,507      --         --          10,507
                                    --------  -------    -------       --------
Income (loss) before provision for
 income taxes and
 minority interest.................   92,429   (5,978)       --          86,451
Provision for income taxes.........   35,172      --         --          35,172
                                    --------  -------    -------       --------
Income (loss) before minority
 interest..........................   57,257   (5,978)       --          51,279
Minority interest in consolidated
 joint venture.....................     (321)     --                      (321)
                                    --------  -------    -------       --------
Net income (loss).................. $ 56,936  $(5,978)   $   --        $ 50,958
                                    ========  =======    =======       ========

--------
(a) Represents elimination of intercompany sales of Electronic Arts packaged goods products to EA.com; and represents elimination of royalties paid to Electronic Arts by EA.com for intellectual property rights.
(b) Represents reclassification of Network Development and Support to Research and Development.

                                     EA.com
                      (A division of Electronic Arts Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


                                        Year Ended March 31, 1999
                                ----------------------------------------------
                                                     Adjustments
                                                         and        Electronic
                                    EA      EA.com   Eliminations      Arts
                                ----------  -------  ------------   ----------
                                              (In thousands)
Net revenues from unaffiliated
 customers....................  $1,204,689  $17,174    $   --       $1,221,863
Group sales...................         985      --        (985)(a)         --
                                ----------  -------    -------      ----------
  Total net revenues..........   1,205,674   17,174       (985)      1,221,863
Cost of goods sold from
 unaffiliated customers.......     624,252    3,571        --          627,823
Group cost of goods sold......         --       985       (985)            --
                                ----------  -------    -------      ----------
  Total cost of goods sold....     624,252    4,556       (985)        627,823
                                ----------  -------    -------      ----------
Gross profit..................     581,422   12,618        --          594,040
Operating expenses:
 Marketing and sales..........     161,029    2,378        --          163,407
 General and administrative...      74,995    1,224        --           76,219
 Research and development.....     181,245    8,050      9,846 (b)     199,141
 Network development and
  support.....................         --     9,846     (9,846)            --
 Charge for acquired in-
  process technology..........      44,115      --         --           44,115
 Amortization of intangibles..       5,880      --         --            5,880
                                ----------  -------    -------      ----------
Total operating expenses......     467,264   21,498        --          488,762
                                ----------  -------    -------      ----------
Operating income (loss).......     114,158   (8,880)       --          105,278
Interest and other income,
 net..........................      13,180      --         --           13,180
                                ----------  -------    -------      ----------
Income (loss) before provision
 for income taxes and minority
 interest.....................     127,338   (8,880)       --          118,458
Provision for income taxes....      45,414      --         --           45,414
                                ----------  -------    -------      ----------
Income (loss) before minority
 interest.....................      81,924   (8,880)       --           73,044
Minority interest in
 consolidated joint venture...        (172)     --         --             (172)
                                ----------  -------    -------      ----------
Net income (loss).............  $   81,752  $(8,880)   $   --       $   72,872
                                ==========  =======    =======      ==========

--------
(a) Represents elimination of intercompany sales of Electronic Arts packaged goods products to EA.com; and represents elimination of royalties paid to Electronic Arts by EA.com for intellectual property rights.
(b) Represents reclassification of Network Development and Support to Research and Development.

                                     EA.com
                      (A division of Electronic Arts Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


                                             Year Ended March 31, 1998
                                      -------------------------------------------
                                                        Adjustments
                                                            and        Electronic
                                         EA    EA.com   Eliminations      Arts
                                      -------- -------  ------------   ----------
                                                   (In thousands)
Net revenues from unaffiliated
 customers..........................  $897,877 $10,975    $   --        $908,852
Group sales.........................       538     --        (538)(a)        --
                                      -------- -------    -------       --------
  Total net revenues................   898,415  10,975       (538)       908,852
Cost of goods sold from unaffiliated
 customers..........................   478,967   2,266        --         481,233
Group cost of goods sold............       --      538       (538)           --
                                      -------- -------    -------       --------
  Total cost of goods sold..........   478,967   2,804       (538)       481,233
                                      -------- -------    -------       --------
Gross profit........................   419,448   8,171        --         427,619
Operating expenses:
 Marketing and sales................   125,711   2,597        --         128,308
 General and administrative.........    57,650     188        --          57,838
 Research and development...........   137,360   5,352      3,020 (b)    145,732
 Network development and support....       --    3,020     (3,020)           --
 Charge for acquired in-process
  technology........................     1,500     --         --           1,500
 Merger costs.......................    10,792     --         --          10,792
                                      -------- -------    -------       --------
Total operating expenses............   333,013  11,157        --         344,170
                                      -------- -------    -------       --------
Operating income (loss).............    86,435  (2,986)       --          83,449
Interest and other income, net......    24,811     --         --          24,811
                                      -------- -------    -------       --------
Income (loss) before provision for
 income taxes and
 minority interest..................   111,246  (2,986)       --         108,260
Provision for income taxes..........    35,726     --         --          35,726
                                      -------- -------    -------       --------
Income (loss) before minority
 interest...........................    75,520  (2,986)       --          72,534
Minority interest in consolidated
 joint venture......................        28     --         --              28
                                      -------- -------    -------       --------
Net income (loss)...................  $ 75,548 $(2,986)   $   --        $ 72,562
                                      ======== =======    =======       ========

--------
(a) Represents elimination of intercompany sales of Electronic Arts packaged goods products to EA.com; and represents elimination of royalties paid to Electronic Arts by EA.com for intellectual property rights.
(b) Represents reclassification of Network Development and Support to Research and Development.

                                                                      APPENDIX V

                              ELECTRONIC ARTS INC.

                       2000 CLASS B EQUITY INCENTIVE PLAN

                        As Adopted                , 2000

     1. PURPOSE. The purpose of this Plan is to provide incentives to attract, retain and motivate eligible persons whose present and potential contributions are important to the success of EA.com, a subsidiary of the Company, its Parent and Subsidiaries by offering them an opportunity to participate in the Company's future performance through awards of Options and Restricted Stock. Capitalized terms not defined in the text are defined in Section 22.

     2. SHARES SUBJECT TO THE PLAN.

       2.1 Number of Shares Available. Subject to Sections 2.2 and 17, the total number of Shares reserved and available for grant and issuance pursuant to this Plan will be 6,000,000 Shares plus Shares that are subject to: (a) issuance upon exercise of an Option but cease to be subject to such Option for any reason other than exercise of such Option; (b) an Award granted hereunder but are forfeited or are repurchased by the Company at the original issue price; and (c) an Award that otherwise terminates without Shares being issued. At all times the Company shall reserve and keep available a sufficient number of Shares as shall be required to satisfy the requirements of all outstanding Options granted under this Plan and all other outstanding but unvested Awards granted under this Plan.

       2.2 Adjustment of Shares. In the event that the number of outstanding shares is changed by a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or similar change in the capital structure of the Company without consideration, then (a) the number of Shares reserved for issuance under this Plan, (b) the number of Shares that may be granted pursuant to Sections 3 and 8 below, (c) the Exercise Prices of and number of Shares subject to outstanding Options, and (d) the number of Shares subject to other outstanding Awards will be proportionately adjusted, subject to any required action by the Board or the stockholders of the Company and compliance with applicable securities laws; provided, however, that fractions of a Share will not be issued but will either be replaced by a cash payment equal to the Fair Market Value of such fraction of a Share or will be rounded up to the nearest whole Share, as determined by the Committee.

     3. ELIGIBILITY. ISOs (as defined in Section 5 below) may be granted only to employees (including officers and directors who are also employees) of the Company or of a Parent or Subsidiary of the Company. All other Awards may be granted to employees and directors of the Company or any Parent or Subsidiary of the Company. No person will be eligible to receive more than 750,000 Shares in any calendar year under this Plan pursuant to the grant of Awards hereunder, other than new employees of the Company or of a Parent or Subsidiary of the Company (including new employees who are also officers and directors of the Company or any Parent or Subsidiary of the Company), who are eligible to receive up to a maximum of 1,500,000 Shares in the calendar year in which they commence their employment. A person may be granted more than one Award under this Plan.

     4. ADMINISTRATION.

       4.1 Committee Authority. This Plan will be administered by the Committee or by the Board acting as the Committee. Except for automatic grants to Outside Directors pursuant to Section 8 hereof, and subject to the general purposes, terms and conditions of this Plan, and to the direction of the Board, the Committee will have full power to implement and carry out this Plan. Except for automatic grants to Outside Directors pursuant to Section 8 hereof, the Committee will have the authority to:

           (a) construe and interpret this Plan, any Award Agreement and any other agreement or document executed pursuant to this Plan;

           (b) prescribe, amend and rescind rules and regulations relating to this Plan or any Award;

           (c) select persons to receive Awards;

           (d) determine the form and terms of Awards;

           (e) determine the number of Shares or other consideration subject to Awards;

           (f) determine whether Awards will be granted singly, in combination with, in tandem with, in replacement of, or as alternatives to, other Awards under this Plan or any other incentive or compensation plan of the Company or any Parent or Subsidiary of the Company;

           (g) grant waivers of Plan or Award conditions;

           (h) determine the vesting, exercisability and payment of Awards;

           (i) correct any defect, supply any omission or reconcile any inconsistency in this Plan, any Award or any Award Agreement;

           (j) determine whether an Award has been earned; and

           (k) make all other determinations necessary or advisable for the administration of this Plan.

       4.2 Committee Discretion. Except for automatic grants to Outside Directors pursuant to Section 8 hereof, any determination made by the Committee with respect to any Award will be made in its sole discretion at the time of grant of the Award or, unless in contravention of any express term of this Plan or Award, at any later time, and such determination will be final and binding on the Company and on all persons having an interest in any Award under this Plan. The Committee may delegate to one or more officers of the Company the authority to grant an Award under this Plan to Participants who are not Insiders of the Company.

     5. OPTIONS. The Committee may grant Options to eligible persons and will determine whether such Options will be Incentive Stock Options within the meaning of the Code ("ISO") or Nonqualified Stock Options ("NQSOs"), the number of Shares subject to the Option, the Exercise Price of the Option, the period during which the Option may be exercised, and all other terms and conditions of the Option, subject to the following:

       5.1 Form of Option Grant. Each Option granted under this Plan will be evidenced by an Award Agreement which will expressly identify the Option as an ISO or an NQSO ("Stock Option Agreement"), and, except as otherwise required by the terms of Section 8 hereof, will be in such form and contain such provisions (which need not be the same for each Participant) as the Committee may from time to time approve, and which will comply with and be subject to the terms and conditions of this Plan.

       5.2 Date of Grant. The date of grant of an Option will be the date on which the Committee makes the determination to grant such Option, unless otherwise specified by the Committee. The Stock Option Agreement and a copy of this Plan will be delivered to the Participant within a reasonable time after the granting of the Option.

       5.3 Exercise Period. Options may be exercisable within the times or upon the events determined by the Committee as set forth in the Stock Option Agreement governing such Option; provided, however, that no Option will be exercisable after the expiration of ten (10) years from the date the Option is granted; and provided further that no ISO granted to a person who directly or by attribution owns more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any Parent or Subsidiary of the Company ("Ten Percent Stockholder") will be exercisable after the expiration of five (5) years from the date the ISO is granted. The Committee also may provide for Options to become exercisable at one time or from time to time, periodically or otherwise, in such number of Shares or percentage of Shares as the Committee determines. With respect to Options granted before the Shares are listed on a national securities exchange or designated as a national market system security, and subject to earlier termination of the Option as provided herein, each Participant who is not an officer, director or consultant of the Company or of a Parent or Subsidiary of the Company shall have the right to exercise an Option granted hereunder at the rate of no less than twenty percent (20%) per year over five (5) years from the date such Option is granted.

       5.4 Exercise Price. The Exercise Price of an Option will be determined by the Committee when the Option is granted and may be not less than 85% of the Fair Market Value of the Shares on the date of grant; provided that: (i) the Exercise Price of an ISO will be not less than 100% of the Fair Market Value of the Shares on the date of grant; and (ii) the Exercise Price of any ISO granted to a Ten Percent Stockholder will not be less than 110% of the Fair Market Value of the Shares on the date of grant. Payment for the Shares purchased may be made in accordance with Section 7 of this Plan. With respect to Options granted before the Shares are listed on a national securities exchange or designated as a national market system security, the Exercise Price of any Option granted to a Ten Percent Stockholder will not be less than 110% of the Fair Market Value of the Shares on the date of grant.

       5.5 Method of Exercise. Options may be exercised only by delivery to the Company of a written stock option exercise agreement (the "Exercise Agreement") in a form approved by the Committee (which need not be the same for each Participant), stating the number of Shares being purchased, the restrictions imposed on the Shares purchased under such Exercise Agreement, if any, and such representations and agreements regarding Participant's investment intent and access to information and other matters, if any, as may be required or desirable by the Company to comply with applicable securities laws, together with payment in full of the Exercise Price for the number of Shares being purchased.

       5.6 Termination. Notwithstanding the exercise periods set forth in the Stock Option Agreement, exercise of an Option will always be subject to the following:

           (a) If the Participant is Terminated for any reason except death or Disability, then the Participant may exercise such Participant's Options only to the extent that such Options would have been exercisable upon the Termination Date no later than three (3) months after the Termination Date (or such shorter period, not less than thirty (30) days, or longer time period not exceeding five (5) years as may be determined by the Committee, with any exercise beyond three (3) months after the Termination Date deemed to be an NQSO), but in any event, no later than the expiration date of the Options.

           (b) If the Participant is Terminated because of Participant's death or Disability (or the Participant dies within three (3) months after a Termination other than for Cause or because of Participant's Disability), then Participant's Options may be exercised only to the extent that such Options would have been exercisable by Participant on the Termination Date and must be exercised by Participant (or Participant's legal representative or authorized assignee) no later than twelve (12) months after the Termination Date (or such shorter period, not less than six
               (6) months, or longer time period not exceeding five (5) years as may be determined by the Committee, with any such exercise beyond (a) three (3) months after the Termination Date when the Termination is for any reason other than the Participant's death or Disability, or (b) twelve (12) months after the Termination Date when the Termination is for Participant's death or Disability, deemed to be an NQSO), but in any event no later than the expiration date of the Options.

           (c) Notwithstanding the provisions in paragraph 5.6(a) above, if a Participant is terminated for Cause, neither the Participant, the Participant's estate nor such other person who may then hold the Option shall be entitled to exercise any Option with respect to any Shares whatsoever, after termination of service, whether or not after termination of service the Participant may receive payment from the Company or Subsidiary for vacation pay, for services rendered prior to termination, for services rendered for the day on which termination occurs, for salary in lieu of notice, or for any other benefits. In making such determination, the Board shall give the Participant an opportunity to present to the Board evidence on his behalf. For the purpose of this paragraph, termination of service shall be deemed to occur on the date when the Company dispatches notice or advice to the Participant that his service is terminated.

       5.7 Limitations on Exercise. The Committee may specify a reasonable minimum number of Shares that may be purchased on any exercise of an Option, provided that such minimum number will not prevent Participant from exercising the Option for the full number of Shares for which it is then exercisable.

       5.8 Limitations on ISO. The aggregate Fair Market Value (determined as of the date of grant) of Shares with respect to which ISO are exercisable for the first time by a Participant during any calendar year (under this Plan or under any other incentive stock option plan of the Company, Parent or Subsidiary of the Company) will not exceed $100,000. If the Fair Market Value of Shares on the date of grant with respect to which ISO are exercisable for the first time by a Participant during any calendar year exceeds $100,000, then the Options for the first $100,000 worth of Shares to become exercisable in such calendar year will be ISO and the Options for the amount in excess of $100,000 that become exercisable in that calendar year will be NQSOs. In the event that the Code or the regulations promulgated thereunder are amended after the Effective Date of this Plan to provide for a different limit on the Fair Market Value of Shares permitted to be subject to ISO, such different limit will be automatically incorporated herein and will apply to any Options granted after the effective date of such amendment.

       5.9 Modification, Extension or Renewal. The Committee may modify, extend or renew outstanding Options and authorize the grant of new Options in substitution therefor, provided that any such action may not, without the written consent of a Participant, impair any of such Participant's rights under any Option previously granted. Any outstanding ISO that is modified, extended, renewed or otherwise altered will be treated in accordance with Section 424(h) of the Code. The Committee may reduce the Exercise Price of outstanding Options without the consent of Participants affected by a written notice to them; provided, however, that the Exercise Price may not be reduced below the minimum Exercise Price that would be permitted under Section 5.4 of this Plan for Options granted on the date the action is taken to reduce the Exercise Price.

       5.10 No Disqualification. Notwithstanding any other provision in this Plan, no term of this Plan relating to ISO will be interpreted, amended or altered, nor will any discretion or authority granted under this Plan be exercised, so as to disqualify this Plan under Section 422 of the Code or, without the consent of the Participant affected, to disqualify any ISO under
Section 422 of the Code.

     6. RESTRICTED STOCK. A Restricted Stock Award is an offer by the Company to sell to an eligible person Shares that are subject to restrictions. The Committee will determine to whom an offer will be made, the number of Shares the person may purchase, the price to be paid (the "Purchase Price"), the restrictions to which the Shares will be subject, and all other terms and conditions of the Restricted Stock Award, subject to the following:

       6.1 Form of Restricted Stock Award. All purchases under a Restricted Stock Award made pursuant to this Plan will be evidenced by an Award Agreement ("Restricted Stock Purchase Agreement") that will be in such form (which need not be the same for each Participant) as the Committee will from time to time approve, and will comply with and be subject to the terms and conditions of this Plan. The offer of Restricted Stock will be accepted by the Participant's execution and delivery of the Restricted Stock Purchase Agreement and full payment for the Shares to the Company within thirty (30) days from the date the Restricted Stock Purchase Agreement is delivered to the person. If such person does not execute and deliver the Restricted Stock Purchase Agreement along with full payment for the Shares to the Company within thirty (30) days, then the offer will terminate, unless otherwise determined by the Committee.

       6.2 Purchase Price. The Purchase Price of Shares sold pursuant to a Restricted Stock Award will be determined by the Committee on the date the Restricted Stock Award is granted and, with respect to Restricted Stock Awards granted before the Shares are listed on a national securities exchange or designated as a national market system security, will be at least eighty-five (85%) of the Fair Market Value of the Shares on the date the Restricted Stock Award is granted or at the time the purchase is consummated. Notwithstanding the foregoing, in the case of a sale to a Ten Percent Stockholder, the Purchase Price will be 100% of the Fair Market Value. Payment of the Purchase Price may be made in accordance with Section 7 of this Plan.

       6.3 Terms of Restricted Stock Awards. Restricted Stock Awards shall be subject to such restrictions as the Committee may impose. These restrictions may be based upon completion of a specified number of years of service with the Company or upon completion of the performance goals as set out in advance in the Participant's individual Restricted Stock Purchase Agreement. Restricted Stock Awards may vary from Participant to Participant and between groups of Participants. Prior to the grant of a Restricted Stock Award, the Committee shall: (a) determine the nature, length and starting date of any Performance Period for the Restricted Stock Award; (b) select from among the Performance Factors to be used to measure performance goals, if any; and (c) determine the number of Shares that may be awarded to the Participant. Prior to the payment of any Restricted Stock Award, the Committee shall determine the extent to which such Restricted Stock Award has been earned. Performance Periods may overlap and Participants may participate simultaneously with respect to Restricted Stock Awards that are subject to different Performance Periods and having different performance goals and other criteria.

       6.4 Termination During Performance Period. If a Participant is Terminated during a Performance Period for any reason, then such Participant will be entitled to payment (whether in Shares, cash or otherwise) with respect to the Restricted Stock Award only to the extent earned as of the date of Termination in accordance with the Restricted Stock Purchase Agreement, unless the Committee will determine otherwise.

     7. PAYMENT FOR SHARE PURCHASES.

       7.1 Payment. Payment for Shares purchased pursuant to this Plan may be made in cash (by check) or, where expressly approved for the Participant by the Committee and where permitted by law:

           (a) by cancellation of indebtedness of the Company to the Participant;

           (b) by surrender of shares that either: (1) have been owned by Participant for more than six (6) months and have been paid for within the meaning of SEC Rule 144 (and, if such shares were purchased from the Company by use of a promissory note, such note has been fully paid with respect to such shares); or (2) were obtained by Participant in the public market;

           (c) by tender of a full recourse promissory note having such terms as may be approved by the Committee and bearing interest at a rate sufficient to avoid imputation of income under Sections 483 and 1274 of the Code;

           (d) by waiver of compensation due or accrued to the Participant for services rendered;

           (e) with respect only to purchases upon exercise of an Option, and provided that a public market for the Company's stock exists:

                (1) through a "same day sale" commitment from the Participant and a broker-dealer that is a member of the National Association of Securities Dealers (an "NASD Dealer") whereby the Participant irrevocably elects to exercise the Option and to sell a portion of the Shares so purchased to pay for the Exercise Price, and whereby the NASD Dealer irrevocably commits upon receipt of such Shares to forward the Exercise Price directly to the Company; or

                (2) through a "margin" commitment from the Participant and a
                    NASD Dealer whereby the Participant irrevocably elects to exercise the Option and to pledge the Shares so purchased to the NASD Dealer in a margin account as security for a loan from the NASD Dealer in the amount of the Exercise Price, and whereby the NASD Dealer irrevocably commits upon receipt of such Shares to forward the Exercise Price directly to the Company; or

           (f) by any combination of the foregoing.

       7.2 Loan Guarantees. The Committee may help the Participant pay for Shares purchased under this Plan by authorizing a guarantee by the Company of a third-party loan to the Participant.

     8. AUTOMATIC GRANTS TO OUTSIDE DIRECTORS.

       8.1 Types of Options and Shares. Options granted under this Plan and subject to this Section 8 shall be NQSOs.

       8.2 Eligibility. Options subject to this Section 8 shall be granted only to Outside Directors. Outside Directors shall also be eligible to receive option grants pursuant to Section 5 hereof at such times and on such conditions as determined by the Committee.
       8.3 Initial Grant. Each Outside Director who first becomes a member of the Board on or after the Effective Date, and each Outside Director who is in office at the time of approval by the Stockholders of this Plan, will automatically be granted an Option for 10,000 Shares (an "Initial Grant") on the later of the date such Outside Director first becomes a member of the Board and the date the Stockholders approve this Plan.

       8.4 Succeeding Grants. Upon re-election to the Board at each Annual Meeting of Stockholders, each Outside Director will automatically be granted an Option for 2,500 Shares (a "Succeeding Grant"); provided, however, that any such Outside Director who received an Initial Grant since the last Annual Meeting of Stockholders will receive a prorated Succeeding Grant to purchase a number of shares equal to 2,500 multiplied by a fraction whose numerator is the number of calendar months or portions thereof that the Outside Director has served since the date of the Initial Grant and whose denominator is twelve.

       8.5 Vesting. The date an Outside Director receives an Initial Grant or a Succeeding Grant is referred to in this Plan as the "Start Date" for such Option.

           (a) Initial Grants. Each Initial Grant will vest as to 2% of the Shares on the Start Date for such Initial Grant, and as to an additional 2% of the Shares on the first day of each calendar month after the Start Date, so long as the Outside Director continuously remains a director or a consultant of the Company.

           (b) Succeeding Grants. Each Succeeding Grant will vest as to 2% of the Shares on the Start Date for such Succeeding Grant, and as to an additional 2% of the Shares on the first day of each calendar month after the Start Date, so long as the Outside Director continuously remains a director or a consultant of the Company.

Notwithstanding any provision to the contrary, in the event of a corporate transaction described in Section 17.1, the vesting of all options granted to Outside Directors pursuant to this Section 8 will accelerate and such options will become exercisable in full prior to the consummation of such event at such times and on such conditions as the Committee determines, and must be exercised, if at all, within three months of the consummation of said event. Any options not exercised within such three-month period shall expire.

       8.6 Exercise Price. The exercise price of an Option pursuant to an Initial Grant or Succeeding Grant shall be the Fair Market Value of the Shares at the time that the Option is granted.

       8.7 Deferral of Cash Compensation. Each Outside Director may elect to reduce all or part of the cash compensation otherwise payable for services to be rendered by him as a director (including the annual retainer and any fees payable for serving on the Board or a Committee of the Board) and to receive in lieu thereof Shares. Any such election shall be in writing and must be made before the services are rendered giving rise to such compensation, and may not be revoked or changed thereafter during the Outside Director's term. On such election, the cash compensation otherwise payable will be increased by 10% for purposes of determining the number of Shares to be credited to such Outside Director.

   If an Outside Director so elects to defer, there shall be credited to such Outside Director a number of Shares equal to the amount of the deferral (increased by 10% as described in the preceding sentence) divided by the fair market value as determined by the closing price on the Nasdaq National Market on the day in which the compensation would have been paid in the absence of a deferral election.

     9. WITHHOLDING TAXES.

       9.1 Withholding Generally. Whenever Shares are to be issued in satisfaction of Awards granted under this Plan, the Company may require the Participant to remit to the Company an amount sufficient to satisfy federal, state and local withholding tax requirements prior to the delivery of any certificate or certificates for such Shares. Whenever, under this Plan, payments in satisfaction of Awards are to be made in cash, such payment will be net of an amount sufficient to satisfy federal, state, and local withholding tax requirements.

       9.2 Stock Withholding. When, under applicable tax laws, a Participant incurs tax liability in connection with the exercise or vesting of any Award that is subject to tax withholding and the Participant is obligated to pay the Company the amount required to be withheld, the Committee may in its sole discretion allow the Participant to satisfy the minimum withholding tax obligation by electing to have the Company withhold from the Shares to be issued that number of Shares having a Fair Market Value equal to the minimum amount required to be withheld, determined on the date that the amount of tax to be withheld is to be determined. All elections by a Participant to have Shares withheld for this purpose will be made in accordance with the requirements established by the Committee and be in writing in a form acceptable to the Committee.

    10. TRANSFERABILITY.

       10.1 Except as otherwise provided in this Section 10, Awards granted under this Plan, and any interest therein, will not be transferable or assignable by Participant, and may not be made subject to execution, attachment or similar process, otherwise than by will or by the laws of descent and distribution or as determined by the Committee and set forth in the Award Agreement with respect to Awards that are not ISOs.

       10.2 All Awards other than NQSO's. All Awards other than NQSO's shall be exercisable: (i) during the Participant's lifetime, only by (A) the Participant, or (B) the Participant's guardian or legal representative; and
(ii) after Participant's death, by the legal representative of the Participant's heirs or legatees.

       10.3 NQSOs. Unless otherwise restricted by the Committee, an NQSO shall be exercisable: (i) during the Participant's lifetime only by (A) the Participant, (B) the Participant's guardian or legal representative, (C) a Family Member of the Participant who has acquired the NQSO by "permitted transfer;" and (ii) after Participant's death, by the legal representative of the Participant's heirs or legatees. "Permitted transfer" means, as authorized by this Plan and the Committee in a Stock Option Agreement, any transfer effected by the Participant during the Participant's lifetime of an interest in such NQSO but only such transfers which are by gift or domestic relations order. A permitted transfer does not include any transfer for value and neither of the following are transfers for value: (a) a transfer under a domestic relations order in settlement of marital property rights or (b) a transfer to an entity in which more than fifty percent of the voting interests are owned by Family Members or the Participant in exchange for an interest in that entity.

       10.4 Notwithstanding any provision in this Section 10 to the contrary, any Award issued before the Shares are listed on a national securities exchange or designated as a national market system security will not be transferable or assignable by Participant, other than by will or by the laws of descent and distribution, and may not be made subject to execution, attachment or similar process. During the lifetime of the Participant such Awards will be exercisable only by the Participant or Participant's legal representative and any elections with respect to such Awards may be made only by the Participant or Participant's legal representative.

    11. PRIVILEGES OF STOCK OWNERSHIP; RESTRICTIONS ON SHARES.

       11.1 Voting and Dividends. No Participant will have any of the rights of a stockholder with respect to any Shares until the Shares are issued to the Participant. After Shares are issued to the Participant, the Participant will be a stockholder and have all the rights of a stockholder with respect to such Shares, including the right to vote and receive all dividends or other distributions made or paid with respect to such Shares; provided, that if such Shares are Restricted Stock, then any new, additional or different securities the

Participant may become entitled to receive with respect to such Shares by virtue of a stock dividend, stock split or any other change in the corporate or capital structure of the Company will be subject to the same restrictions as the Restricted Stock; provided, further, that the Participant will have no right to retain such stock dividends or stock distributions with respect to Shares that are repurchased at the Participant's Purchase Price or Exercise Price pursuant to Section 11.3.

       11.2 Financial Statements. The Company will provide financial statements to each Participant prior to such Participant's purchase of Shares under this Plan, and to each Participant annually during the period such Participant has Awards outstanding; provided, however, the Company will not be required to provide such financial statements to Participants whose services in connection with the Company assure them access to equivalent information.

       11.3 Restrictions on Shares. At the discretion of the Committee, the Company may reserve to itself and/or its assignee(s) in the Award Agreement a right to repurchase a portion of or all Unvested Shares held by a Participant following such Participant's Termination at any time within ninety (90) days after the later of Participant's Termination Date and the date Participant purchases Shares under this Plan, for cash and/or cancellation of purchase money indebtedness, at the Participant's Exercise Price or Purchase Price, as the case may be; provided that with respect to Awards granted before the Shares are listed on a national securities exchange or designated as a national market system security, unless the Participant is an officer, director or consultant of the Company or of a Parent or Subsidiary of the Company, such right of repurchase lapses at the rate of no less than twenty percent (20%) per year over five (5) years from: (a) the date of grant of the Option or (b) in the case of Restricted Stock, the date the Participant purchases the Shares.

    12. CERTIFICATES. All certificates for Shares or other securities delivered under this Plan will be subject to such stock transfer orders, legends and other restrictions as the Committee may deem necessary or advisable, including restrictions under any applicable federal, state or foreign securities law, or any rules, regulations and other requirements of the SEC or any stock exchange or automated quotation system upon which the Shares may be listed or quoted.

    13. ESCROW; PLEDGE OF SHARES. To enforce any restrictions on a Participant's Shares, the Committee may require the Participant to deposit all certificates representing Shares, together with stock powers or other instruments of transfer approved by the Committee, appropriately endorsed in blank, with the Company or an agent designated by the Company to hold in escrow until such restrictions have lapsed or terminated, and the Committee may cause a legend or legends referencing such restrictions to be placed on the certificates. Any Participant who is permitted to execute a promissory note as partial or full consideration for the purchase of Shares under this Plan will be required to pledge and deposit with the Company all or part of the Shares so purchased as collateral to secure the payment of Participant's obligation to the Company under the promissory note; provided, however, that the Committee may require or accept other or additional forms of collateral to secure the payment of such obligation and, in any event, the Company will have full recourse against the Participant under the promissory note notwithstanding any pledge of the Participant's Shares or other collateral. In connection with any pledge of the Shares, Participant will be required to execute and deliver a written pledge agreement in such form as the Committee will from time to time approve. The Shares purchased with the promissory note may be released from the pledge on a pro rata basis as the promissory note is paid.

    14. EXCHANGE AND BUYOUT OF AWARDS. The Committee may, at any time or from time to time, authorize the Company, with the consent of the respective Participants, to issue new Awards in exchange for the surrender and cancellation of any or all outstanding Awards. The Committee may at any time buy from a Participant an Award previously granted with payment in cash, Shares (including Restricted Stock) or other consideration, based on such terms and conditions as the Committee and the Participant may agree.

    15. SECURITIES LAW AND OTHER REGULATORY COMPLIANCE. An Award will not be effective unless such Award is in compliance with all applicable federal and state securities laws, rules and regulations of any governmental body, and the requirements of any stock exchange or automated quotation system upon which the Shares may then be listed or quoted, as they are in effect on the date of grant of the Award and also on the date of exercise or other issuance. Notwithstanding any other provision in this Plan, the Company will have no obligation to issue or deliver certificates for Shares under this Plan prior to: (a) obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and/or (b) completion of any registration or other qualification of such Shares under any state or federal law or ruling of any governmental body that the Company determines to be necessary or advisable. The Company will be under no obligation to register the Shares with the SEC or to effect compliance with the registration, qualification or listing requirements of any state securities laws, stock exchange or automated quotation system, and the Company will have no liability for any inability or failure to do so.

    16. NO OBLIGATION TO EMPLOY. Nothing in this Plan or any Award granted under this Plan will confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other relationship with, the Company or any Parent or Subsidiary of the Company or limit in any way the right of the Company or any Parent or Subsidiary of the Company to terminate Participant's employment or other relationship at any time, with or without cause.

    17. CORPORATE TRANSACTIONS.

       17.1 Assumption or Replacement of Awards by Successor. Except for automatic grants to Outside Directors pursuant to Section 8 hereof, in the event of (a) a dissolution or liquidation of the Company, (b) a merger or consolidation in which the Company is not the surviving corporation (other than a merger or consolidation with a wholly-owned subsidiary, a reincorporation of the Company in a different jurisdiction, or other transaction in which there is no substantial change in the stockholders of the Company or their relative stock holdings and the Awards granted under this Plan are assumed, converted or replaced by the successor corporation, which assumption will be binding on all Participants), (c) a merger in which the Company is the surviving corporation but after which the stockholders of the Company immediately prior to such merger (other than any stockholder that merges, or which owns or controls another corporation that merges, with the Company in such merger) cease to own their shares or other equity interest in the Company, (d) the sale of substantially all of the assets of the Company, or (e) the acquisition, sale, or transfer of more than 50% of the outstanding shares of the Company by tender offer or similar transaction, any or all outstanding Awards may be assumed, converted or replaced by the successor corporation (if any), which assumption, conversion or replacement will be binding on all Participants. In the alternative, the successor corporation may substitute equivalent Awards or provide substantially similar consideration to Participants as was provided to stockholders (after taking into account the existing provisions of the Awards). The successor corporation may also issue, in place of outstanding Shares of the Company held by the Participants, substantially similar shares or other property subject to repurchase restrictions no less favorable to the Participant. In the event such successor corporation (if any) refuses to assume or substitute Awards, as provided above, pursuant to a transaction described in this Subsection 17.1, such Awards will accelerate and all Options will become exercisable in full prior to the consummation of such transaction at such time and on such conditions as the Committee will determine, and if such Options are not exercised prior to the consummation of the corporate transaction, they shall terminate at such time as determined by the Committee.

       17.2 Other Treatment of Awards. Subject to any greater rights granted to Participants under the foregoing provisions of this Section 17, in the event of the occurrence of any transaction described in Section 17.1, any outstanding Awards will be treated as provided in the applicable agreement or plan of merger, consolidation, dissolution, liquidation, or sale of assets.

       17.3 Assumption of Awards by the Company. The Company, from time to time, also may substitute or assume outstanding awards granted by another company, whether in connection with an acquisition of such other company or otherwise, by either; (a) granting an Award under this Plan in substitution of such other company's award; or (b) assuming such award as if it had been granted under this Plan if the terms of such assumed award could be applied to an Award granted under this Plan. Such substitution or assumption will be permissible if the holder of the substituted or assumed award would have been eligible to be granted an Award under this Plan if the other company had applied the rules of this Plan to such grant. In the event the Company assumes an award granted by another company, the terms and conditions of such award will remain unchanged (except that the exercise price and the number and nature of Shares issuable upon exercise of any such option will be adjusted appropriately pursuant to Section 424(a) of the Code). In the event the Company elects to grant a new Option rather than assuming an existing option, such new Option may be granted with a similarly adjusted Exercise Price.

    18. ADOPTION AND STOCKHOLDER APPROVAL. This Plan will become effective on the date that it is adopted by the Board (the "Effective Date"). This Plan shall be approved by the stockholders of the Company (excluding Shares issued pursuant to this Plan), consistent with applicable laws, within twelve (12) months before or after the date this Plan is adopted by the Board. Upon the Effective Date, the Committee may grant Awards pursuant to this Plan; provided, however, that: (a) no Option may be exercised prior to initial stockholder approval of this Plan; (b) no Option granted pursuant to an increase in the number of Shares subject to this Plan approved by the Board will be exercised prior to the time such increase has been approved by the stockholders of the Company; (c) in the event that initial stockholder approval is not obtained within the time period provided herein, all Awards granted hereunder shall be cancelled, any Shares issued pursuant to any Awards shall be cancelled and any purchase of Shares issued hereunder shall be rescinded; and (d) in the event that stockholder approval of such increase is not obtained within the time period provided herein, all Awards granted pursuant to such increase will be cancelled, any Shares issued pursuant to any Award granted pursuant to such increase will be cancelled, and any purchase of Shares pursuant to such increase will be rescinded.

    19. TERM OF PLAN/GOVERNING LAW. Unless earlier terminated as provided herein, this Plan will terminate ten (10) years from the date this Plan is adopted by the Board or, if earlier, the date of stockholder approval. This Plan and all agreements thereunder shall be governed by and construed in accordance with the laws of the State of California.

    20. AMENDMENT OR TERMINATION OF PLAN. The Board may at any time terminate or amend this Plan in any respect, including without limitation amendment of any form of Award Agreement or instrument to be executed pursuant to this Plan; provided, however, that the Board will not, without the approval of the stockholders of the Company, amend this Plan in any manner that requires such stockholder approval.

    21. NONEXCLUSIVITY OF THE PLAN. Neither the adoption of this Plan by the Board, the submission of this Plan to the stockholders of the Company for approval, nor any provision of this Plan will be construed as creating any limitations on the power of the Board to adopt such additional compensation arrangements as it may deem desirable, including, without limitation, the granting of stock options and bonuses otherwise than under this Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

    22. DEFINITIONS. As used in this Plan, the following terms will have the following meanings:

       "Award" means any award under this Plan, including any Option or Restricted Stock.

       "Award Agreement" means, with respect to each Award, the signed written agreement between the Company and the Participant setting forth the terms and conditions of the Award.

       "Board" means the Board of Directors of the Company.

       "Cause" means the commission of an act of theft, embezzlement, fraud, dishonesty or a breach of fiduciary duty to the Company or a Parent or Subsidiary of the Company.

       "Code" means the Internal Revenue Code of 1986, as amended.

       "Committee" means the Compensation Committee of the Board.

       "Company" means Electronic Arts Inc. or any successor corporation.

       "Disability" means a disability, whether temporary or permanent, partial or total, as determined by the Committee.

       "Exchange Act" means the Securities Exchange Act of 1934, as amended.

       "Exercise Price" means the price at which a holder of an Option may purchase the Shares issuable upon exercise of the Option.

       "Fair Market Value" means, as of any date, the value of a share of the Company's Common Stock determined as follows:

    (a) if such Common Stock is then quoted on the Nasdaq National Market, its closing price on the Nasdaq National Market on the date of determination as reported in The Wall Street Journal;

    (b) if such Common Stock is publicly traded and is then listed on a national securities exchange, its closing price on the date of determination on the principal national securities exchange on which the Common Stock is listed or admitted to trading as reported in The Wall Street Journal;

    (c) if such Common Stock is publicly traded but is not quoted on the Nasdaq National Market nor listed or admitted to trading on a national securities exchange, the average of the closing bid and asked prices on the date of determination as reported in The Wall Street Journal; or

    (d) if none of the foregoing is applicable, by the Committee in good faith.

       "Family Member" includes any of the following:

    (a) child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the Participant, including any such person with such relationship to the Participant by adoption;

    (b) any person (other than a tenant or employee) sharing the Participant's household;

    (c) a trust in which the persons in (a) and (b) have more than fifty percent of the beneficial interest;

    (d) a foundation in which the persons in (a) and (b) or the Participant control the management of assets; or

    (e) any other entity in which the persons in (a) and (b) or the Participant own more than fifty percent of the voting interest.

       "Insider" means an officer or director of the Company or any other person whose transactions in the Company's Common Stock are subject to Section 16 of the Exchange Act.

       "Option" means an award of an option to purchase Shares pursuant to
Section 5.

       "Outside Director" means a member of the Board who is not an employee of the Company or any Parent or Subsidiary of the Company.

       "Parent" means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if each of such corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

       "Participant" means a person who receives an Award under this Plan.

       "Performance Factors" means the factors selected by the Committee from among the following measures to determine whether the performance goals established by the Committee and applicable to Awards have been satisfied:

    (a) Net revenue and/or net revenue growth;

    (b) Earnings before income taxes and amortization and/or earnings before income taxes and amortization growth;

    (c) Operating income and/or operating income growth;

    (d) Net income and/or net income growth;

    (e) Earnings per share and/or earnings per share growth;

    (f) Total stockholder return and/or total stockholder return growth;

    (g) Return on equity;

    (h) Operating cash flow return on income;

    (i) Adjusted operating cash flow return on income;

    (j) Economic value added; and

    (k) Individual confidential business objectives.

       "Performance Period" means the period of service determined by the Committee, not to exceed five years, during which years of service or performance is to be measured for Restricted Stock Awards.

       "Plan" means this Electronic Arts Inc. 2000 Class B Equity Incentive Plan, as amended from time to time.

       "Restricted Stock Award" means an award of Shares pursuant to Section 6.

       "SEC" means the Securities and Exchange Commission.

       "Securities Act" means the Securities Act of 1933, as amended.

       "Shares" means shares of the Company's Class B Common Stock reserved for issuance under this Plan, as adjusted pursuant to Sections 2 and 17, and any successor security.

       "Subsidiary" means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

       "Termination" or "Terminated" means, for purposes of this Plan with respect to a Participant, that the Participant has for any reason ceased to provide services as an employee, officer, director, consultant, independent contractor, or advisor to the Company or a Parent or Subsidiary of the Company. An employee will not be deemed to have ceased to provide services in the case of (i) sick leave, (ii) military leave, or (iii) any other leave of absence approved by the Committee, provided, that such leave is for a period of not more than 90 days, unless reemployment upon the expiration of such leave is guaranteed by contract or statute or unless provided otherwise pursuant to formal policy adopted from time to time by the Company and issued and promulgated to employees in writing. In the case of any employee on an approved leave of absence, the Committee may make such provisions respecting suspension of vesting of the Award while on leave from the employ of the Company or a Subsidiary as it may deem appropriate, except that in no event may an Option be exercised after the expiration of the term set forth in the Option agreement. The Committee will have sole discretion to determine whether a Participant has ceased to provide services and the effective date on which the Participant ceased to provide services (the "Termination Date").

       "Unvested Shares" means "Unvested Shares" as defined in the Award Agreement.

       "Vested Shares" means "Vested Shares" as defined in the Award Agreement.

                                                                     APPENDIX VI
                              ELECTRONIC ARTS INC.

                       2000 CLASS A EQUITY INCENTIVE PLAN

                        As Adopted                , 2000

     1. PURPOSE. The purpose of this Plan is to provide incentives to attract, retain and motivate eligible persons whose present and potential contributions are important to the success of the Company, its Parent and Subsidiaries by offering them an opportunity to participate in the Company's future performance through awards of Options and Restricted Stock. Capitalized terms not defined in the text are defined in Section 22.

     2. SHARES SUBJECT TO THE PLAN.

       2.1 Number of Shares Available. Subject to Sections 2.2 and 17, the total number of Shares reserved and available for grant and issuance pursuant to this Plan will be 3,100,000 Shares plus Shares that are subject to: (a) issuance upon exercise of an Option but cease to be subject to such Option for any reason other than exercise of such Option; (b) an Award granted hereunder but are forfeited or are repurchased by the Company at the original issue price; and (c) an Award that otherwise terminates without Shares being issued. At all times the Company shall reserve and keep available a sufficient number of Shares as shall be required to satisfy the requirements of all outstanding Options granted under this Plan and all other outstanding but unvested Awards granted under this Plan.

       2.2 Adjustment of Shares. In the event that the number of outstanding shares is changed by a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or similar change in the capital structure of the Company without consideration, then (a) the number of Shares reserved for issuance under this Plan, (b) the number of Shares that may be granted pursuant to Sections 3 and 8 below, (c) the Exercise Prices of and number of Shares subject to outstanding Options, and (d) the number of Shares subject to other outstanding Awards will be proportionately adjusted, subject to any required action by the Board or the stockholders of the Company and compliance with applicable securities laws; provided, however, that fractions of a Share will not be issued but will either be replaced by a cash payment equal to the Fair Market Value of such fraction of a Share or will be rounded up to the nearest whole Share, as determined by the Committee.

     3. ELIGIBILITY. ISOs (as defined in Section 5 below) may be granted only to employees (including officers and directors who are also employees) of the Company or of a Parent or Subsidiary of the Company. All other Awards may be granted to employees and directors of the Company or any Parent or Subsidiary of the Company. No person will be eligible to receive more than 350,000 Shares in any calendar year under this Plan pursuant to the grant of Awards hereunder, other than new employees of the Company or of a Parent or Subsidiary of the Company (including new employees who are also officers and directors of the Company or any Parent or Subsidiary of the Company), who are eligible to receive up to a maximum of 700,000 Shares in the calendar year in which they commence their employment. A person may be granted more than one Award under this Plan.

     4. ADMINISTRATION.

       4.1 Committee Authority. This Plan will be administered by the Committee or by the Board acting as the Committee. Except for automatic grants to Outside Directors pursuant to Section 8 hereof, and subject to the general purposes, terms and conditions of this Plan, and to the direction of the Board, the Committee will have full power to implement and carry out this Plan. Except for automatic grants to Outside Directors pursuant to Section 8 hereof, the Committee will have the authority to:

           (a) construe and interpret this Plan, any Award Agreement and any other agreement or document executed pursuant to this Plan;

           (b) prescribe, amend and rescind rules and regulations relating to this Plan or any Award;

           (c) select persons to receive Awards;

           (d) determine the form and terms of Awards;

           (e) determine the number of Shares or other consideration subject to Awards;

           (f) determine whether Awards will be granted singly, in combination with, in tandem with, in replacement of, or as alternatives to, other Awards under this Plan or any other incentive or compensation plan of the Company or any Parent or Subsidiary of the Company;

           (g) grant waivers of Plan or Award conditions;

           (h) determine the vesting, exercisability and payment of Awards;

           (i) correct any defect, supply any omission or reconcile any inconsistency in this Plan, any Award or any Award Agreement;

           (j) determine whether an Award has been earned; and

           (k) make all other determinations necessary or advisable for the administration of this Plan.

       4.2 Committee Discretion. Except for automatic grants to Outside Directors pursuant to Section 8 hereof, any determination made by the Committee with respect to any Award will be made in its sole discretion at the time of grant of the Award or, unless in contravention of any express term of this Plan or Award, at any later time, and such determination will be final and binding on the Company and on all persons having an interest in any Award under this Plan. The Committee may delegate to one or more officers of the Company the authority to grant an Award under this Plan to Participants who are not Insiders of the Company.

     5. OPTIONS. The Committee may grant Options to eligible persons and will determine whether such Options will be Incentive Stock Options within the meaning of the Code ("ISO") or Nonqualified Stock Options ("NQSOs"), the number of Shares subject to the Option, the Exercise Price of the Option, the period during which the Option may be exercised, and all other terms and conditions of the Option, subject to the following:

       5.1 Form of Option Grant. Each Option granted under this Plan will be evidenced by an Award Agreement which will expressly identify the Option as an ISO or an NQSO ("Stock Option Agreement"), and, except as otherwise required by the terms of Section 8 hereof, will be in such form and contain such provisions (which need not be the same for each Participant) as the Committee may from time to time approve, and which will comply with and be subject to the terms and conditions of this Plan.

       5.2 Date of Grant. The date of grant of an Option will be the date on which the Committee makes the determination to grant such Option, unless otherwise specified by the Committee. The Stock Option Agreement and a copy of this Plan will be delivered to the Participant within a reasonable time after the granting of the Option.

       5.3 Exercise Period. Options may be exercisable within the times or upon the events determined by the Committee as set forth in the Stock Option Agreement governing such Option; provided, however, that no Option will be exercisable after the expiration of ten (10) years from the date the Option is granted; and provided further that no ISO granted to a person who directly or by attribution owns more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any Parent or Subsidiary of the Company ("Ten Percent Stockholder") will be exercisable after the expiration of five (5) years from the date the ISO is granted. The Committee also may provide for Options to become exercisable at one time or from time to time, periodically or otherwise, in such number of Shares or percentage of Shares as the Committee determines.

       5.4 Exercise Price. The Exercise Price of an Option will be determined by the Committee when the Option is granted and may be not less than 85% of the Fair Market Value of the Shares on the date of grant; provided that: (i) the Exercise Price of an ISO will be not less than 100% of the Fair Market Value of the Shares on the date of grant; and (ii) the Exercise Price of any ISO granted to a Ten Percent Stockholder will not be less than 110% of the Fair Market Value of the Shares on the date of grant. Payment for the Shares purchased may be made in accordance with Section 7 of this Plan.

       5.5 Method of Exercise. Options may be exercised only by delivery to the Company of a written stock option exercise agreement (the "Exercise Agreement") in a form approved by the Committee (which need not be the same for each Participant), stating the number of Shares being purchased, the restrictions imposed on the Shares purchased under such Exercise Agreement, if any, and such representations and agreements regarding Participant's investment intent and access to information and other matters, if any, as may be required or desirable by the Company to comply with applicable securities laws, together with payment in full of the Exercise Price for the number of Shares being purchased.

       5.6 Termination. Notwithstanding the exercise periods set forth in the Stock Option Agreement, exercise of an Option will always be subject to the following:

           (a) If the Participant is Terminated for any reason except death or Disability, then the Participant may exercise such Participant's Options only to the extent that such Options would have been exercisable upon the Termination Date no later than three (3) months after the Termination Date (or such shorter or longer time period not exceeding five (5) years as may be determined by the Committee, with any exercise beyond three (3) months after the Termination Date deemed to be an
               NQSO), but in any event, no later than the expiration date of the Options.

           (b) If the Participant is Terminated because of Participant's death or Disability (or the Participant dies within three (3) months after a Termination other than for Cause or because of Participant's Disability), then Participant's Options may be exercised only to the extent that such Options would have been exercisable by Participant on the Termination Date and must be exercised by Participant (or Participant's legal representative or authorized assignee) no later than twelve (12) months after the Termination Date (or such shorter or longer time period not exceeding five (5) years as may be determined by the Committee, with any such exercise beyond (a) three (3) months after the Termination Date when the Termination is for any reason other than the Participant's death or Disability, or (b) twelve (12) months after the Termination Date when the Termination is for Participant's death or Disability, deemed to be an NQSO), but in any event no later than the expiration date of the Options.

           (c) Notwithstanding the provisions in paragraph 5.6(a) above, if a Participant is terminated for Cause, neither the Participant, the Participant's estate nor such other person who may then hold the Option shall be entitled to exercise any Option with respect to any Shares whatsoever, after termination of service, whether or not after termination of service the Participant may receive payment from the Company or Subsidiary for vacation pay, for services rendered prior to termination, for services rendered for the day on which termination occurs, for salary in lieu of notice, or for any other benefits. In making such determination, the Board shall give the Participant an opportunity to present to the Board evidence on his behalf. For the purpose of this paragraph, termination of service shall be deemed to occur on the date when the Company dispatches notice or advice to the Participant that his service is terminated.

       5.7 Limitations on Exercise. The Committee may specify a reasonable minimum number of Shares that may be purchased on any exercise of an Option, provided that such minimum number will not prevent Participant from exercising the Option for the full number of Shares for which it is then exercisable.

       5.8 Limitations on ISO. The aggregate Fair Market Value (determined as of the date of grant) of Shares with respect to which ISO are exercisable for the first time by a Participant during any calendar year (under this Plan or under any other incentive stock option plan of the Company, Parent or Subsidiary of the

Company) will not exceed $100,000. If the Fair Market Value of Shares on the date of grant with respect to which ISO are exercisable for the first time by a Participant during any calendar year exceeds $100,000, then the Options for the first $100,000 worth of Shares to become exercisable in such calendar year will be ISO and the Options for the amount in excess of $100,000 that become exercisable in that calendar year will be NQSOs. In the event that the Code or the regulations promulgated thereunder are amended after the Effective Date of this Plan to provide for a different limit on the Fair Market Value of Shares permitted to be subject to ISO, such different limit will be automatically incorporated herein and will apply to any Options granted after the effective date of such amendment.

       5.9 Modification, Extension or Renewal. The Committee may modify, extend or renew outstanding Options and authorize the grant of new Options in substitution therefor, provided that any such action may not, without the written consent of a Participant, impair any of such Participant's rights under any Option previously granted. Any outstanding ISO that is modified, extended, renewed or otherwise altered will be treated in accordance with Section 424(h) of the Code. The Committee may reduce the Exercise Price of outstanding Options without the consent of Participants affected by a written notice to them; provided, however, that the Exercise Price may not be reduced below the minimum Exercise Price that would be permitted under Section 5.4 of this Plan for Options granted on the date the action is taken to reduce the Exercise Price.

       5.10 No Disqualification. Notwithstanding any other provision in this Plan, no term of this Plan relating to ISO will be interpreted, amended or altered, nor will any discretion or authority granted under this Plan be exercised, so as to disqualify this Plan under Section 422 of the Code or, without the consent of the Participant affected, to disqualify any ISO under
Section 422 of the Code.

     6. RESTRICTED STOCK. A Restricted Stock Award is an offer by the Company to sell to an eligible person Shares that are subject to restrictions. The Committee will determine to whom an offer will be made, the number of Shares the person may purchase, the price to be paid (the "Purchase Price"), the restrictions to which the Shares will be subject, and all other terms and conditions of the Restricted Stock Award, subject to the following:

       6.1 Form of Restricted Stock Award. All purchases under a Restricted Stock Award made pursuant to this Plan will be evidenced by an Award Agreement ("Restricted Stock Purchase Agreement") that will be in such form (which need not be the same for each Participant) as the Committee will from time to time approve, and will comply with and be subject to the terms and conditions of this Plan. The offer of Restricted Stock will be accepted by the Participant's execution and delivery of the Restricted Stock Purchase Agreement and full payment for the Shares to the Company within thirty (30) days from the date the Restricted Stock Purchase Agreement is delivered to the person. If such person does not execute and deliver the Restricted Stock Purchase Agreement along with full payment for the Shares to the Company within thirty (30) days, then the offer will terminate, unless otherwise determined by the Committee.

       6.2 Purchase Price. The Purchase Price of Shares sold pursuant to a Restricted Stock Award will be determined by the Committee on the date the Restricted Stock Award is granted, except in the case of a sale to a Ten Percent Stockholder, in which case the Purchase Price will be 100% of the Fair Market Value. Payment of the Purchase Price may be made in accordance with
Section 7 of this Plan.

       6.3 Terms of Restricted Stock Awards. Restricted Stock Awards shall be subject to such restrictions as the Committee may impose. These restrictions may be based upon completion of a specified number of years of service with the Company or upon completion of the performance goals as set out in advance in the Participant's individual Restricted Stock Purchase Agreement. Restricted Stock Awards may vary from Participant to Participant and between groups of Participants. Prior to the grant of a Restricted Stock Award, the Committee shall: (a) determine the nature, length and starting date of any Performance Period for the Restricted Stock Award; (b) select from among the Performance Factors to be used to measure performance goals, if any; and (c) determine the number of Shares that may be awarded to the Participant. Prior to the payment of any Restricted Stock Award, the Committee shall determine the extent to which such Restricted

Stock Award has been earned. Performance Periods may overlap and Participants may participate simultaneously with respect to Restricted Stock Awards that are subject to different Performance Periods and having different performance goals and other criteria.

       6.4 Termination During Performance Period. If a Participant is Terminated during a Performance Period for any reason, then such Participant will be entitled to payment (whether in Shares, cash or otherwise) with respect to the Restricted Stock Award only to the extent earned as of the date of Termination in accordance with the Restricted Stock Purchase Agreement, unless the Committee will determine otherwise.

     7. PAYMENT FOR SHARE PURCHASES.

       7.1 Payment. Payment for Shares purchased pursuant to this Plan may be made in cash (by check) or, where expressly approved for the Participant by the Committee and where permitted by law:

           (a) by cancellation of indebtedness of the Company to the Participant;

           (b) by surrender of shares that either: (1) have been owned by Participant for more than six (6) months and have been paid for within the meaning of SEC Rule 144 (and, if such shares were purchased from the Company by use of a promissory note, such note has been fully paid with respect to such shares); or (2) were obtained by Participant in the public market;

           (c) by tender of a full recourse promissory note having such terms as may be approved by the Committee and bearing interest at a rate sufficient to avoid imputation of income under Sections 483 and 1274 of the Code;

           (d) by waiver of compensation due or accrued to the Participant for services rendered;

           (e) with respect only to purchases upon exercise of an Option, and provided that a public market for the Company's stock exists:

               (1) through a "same day sale" commitment from the Participant and a broker-dealer that is a member of the National Association of Securities Dealers (an "NASD Dealer") whereby the Participant irrevocably elects to exercise the Option and to sell a portion of the Shares so purchased to pay for the Exercise Price, and whereby the NASD Dealer irrevocably commits upon receipt of such Shares to forward the Exercise Price directly to the Company; or

               (2) through a "margin" commitment from the Participant and a
                   NASD Dealer whereby the Participant irrevocably elects to exercise the Option and to pledge the Shares so purchased to the NASD Dealer in a margin account as security for a loan from the NASD Dealer in the amount of the Exercise Price, and whereby the NASD Dealer irrevocably commits upon receipt of such Shares to forward the Exercise Price directly to the Company; or

           (f) by any combination of the foregoing.

       7.2 Loan Guarantees. The Committee may help the Participant pay for Shares purchased under this Plan by authorizing a guarantee by the Company of a third-party loan to the Participant.

     8. AUTOMATIC GRANTS TO OUTSIDE DIRECTORS.

       8.1 Types of Options and Shares. Options granted under this Plan and subject to this Section 8 shall be NQSOs.

       8.2 Eligibility. Options subject to this Section 8 shall be granted only to Outside Directors. Outside Directors shall also be eligible to receive option grants pursuant to Section 5 hereof at such times and on such conditions as determined by the Committee.

       8.3 Initial Grant. Each Outside Director who first becomes a member of the Board on or after the Effective Date will automatically be granted an Option for 25,000 Shares (an "Initial Grant") on the date such Outside Director first becomes a member of the Board.

       8.4 Succeeding Grants. Upon re-election to the Board at each Annual Meeting of Stockholders, each Outside Director will automatically be granted an Option for 8,000 Shares (a "Succeeding Grant"); provided, however, that any such Outside Director who received an Initial Grant since the last Annual Meeting of Stockholders will receive a prorated Succeeding Grant to purchase a number of shares equal to 8,000 multiplied by a fraction whose numerator is the number of calendar months or portions thereof that the Outside Director has served since the date of the Initial Grant and whose denominator is twelve.

       8.5 Vesting. The date an Outside Director receives an Initial Grant or a Succeeding Grant is referred to in this Plan as the "Start Date" for such Option.

           (a) Initial Grants. Each Initial Grant will vest as to 2% of the Shares on the Start Date for such Initial Grant, and as to an additional 2% of the Shares on the first day of each calendar month after the Start Date, so long as the Outside Director continuously remains a director or a consultant of the Company.

           (b) Succeeding Grants. Each Succeeding Grant will vest as to 2% of the Shares on the Start Date for such Succeeding Grant, and as to an additional 2% of the Shares on the first day of each calendar month after the Start Date, so long as the Outside Director continuously remains a director or a consultant of the Company.

Notwithstanding any provision to the contrary, in the event of a corporate transaction described in Section 17.1, the vesting of all options granted to Outside Directors pursuant to this Section 8 will accelerate and such options will become exercisable in full prior to the consummation of such event at such times and on such conditions as the Committee determines, and must be exercised, if at all, within three months of the consummation of said event. Any options not exercised within such three-month period shall expire.

       8.6 Exercise Price. The exercise price of an Option pursuant to an Initial Grant or Succeeding Grant shall be the Fair Market Value of the Shares at the time that the Option is granted.

       8.7 Deferral of Cash Compensation. Each Outside Director may elect to reduce all or part of the cash compensation otherwise payable for services to be rendered by him as a director (including the annual retainer and any fees payable for serving on the Board or a Committee of the Board) and to receive in lieu thereof Shares. Any such election shall be in writing and must be made before the services are rendered giving rise to such compensation, and may not be revoked or changed thereafter during the Outside Director's term. On such election, the cash compensation otherwise payable will be increased by 10% for purposes of determining the number of Shares to be credited to such Outside Director.

   If an Outside Director so elects to defer, there shall be credited to such Outside Director a number of Shares equal to the amount of the deferral (increased by 10% as described in the preceding sentence) divided by the fair market value as determined by the closing price on the Nasdaq National Market on the day in which the compensation would have been paid in the absence of a deferral election.

     9. WITHHOLDING TAXES.

       9.1 Withholding Generally. Whenever Shares are to be issued in satisfaction of Awards granted under this Plan, the Company may require the Participant to remit to the Company an amount sufficient to satisfy federal, state and local withholding tax requirements prior to the delivery of any certificate or certificates for such Shares. Whenever, under this Plan, payments in satisfaction of Awards are to be made in cash, such payment will be net of an amount sufficient to satisfy federal, state, and local withholding tax requirements.

       9.2 Stock Withholding. When, under applicable tax laws, a Participant incurs tax liability in connection with the exercise or vesting of any Award that is subject to tax withholding and the Participant is obligated to pay the Company the amount required to be withheld, the Committee may in its sole discretion allow the Participant to satisfy the minimum withholding tax obligation by electing to have the Company withhold from the Shares to be issued that number of Shares having a Fair Market Value equal to the minimum amount required to be withheld, determined on the date that the amount of tax to be withheld is to be determined. All elections by a Participant to have Shares withheld for this purpose will be made in accordance with the requirements established by the Committee and be in writing in a form acceptable to the Committee.

    10. TRANSFERABILITY.

       10.1 Except as otherwise provided in this Section 10, Awards granted under this Plan, and any interest therein, will not be transferable or assignable by Participant, and may not be made subject to execution, attachment or similar process, otherwise than by will or by the laws of descent and distribution or as determined by the Committee and set forth in the Award Agreement with respect to Awards that are not ISOs.

       10.2 All Awards other than NQSO's. All Awards other than NQSO's shall be exercisable: (i) during the Participant's lifetime, only by (A) the Participant, or (B) the Participant's guardian or legal representative; and
(ii) after Participant's death, by the legal representative of the Participant's heirs or legatees.

       10.3 NQSOs. Unless otherwise restricted by the Committee, an NQSO shall be exercisable: (i) during the Participant's lifetime only by (A) the Participant, (B) the Participant's guardian or legal representative, (C) a Family Member of the Participant who has acquired the NQSO by "permitted transfer;" and (ii) after Participant's death, by the legal representative of the Participant's heirs or legatees. "Permitted transfer" means, as authorized by this Plan and the Committee in a Stock Option Agreement, any transfer effected by the Participant during the Participant's lifetime of an interest in such NQSO but only such transfers which are by gift or domestic relations order. A permitted transfer does not include any transfer for value and neither of the following are transfers for value: (a) a transfer under a domestic relations order in settlement of marital property rights or (b) a transfer to an entity in which more than fifty percent of the voting interests are owned by Family Members or the Participant in exchange for an interest in that entity.

    11. PRIVILEGES OF STOCK OWNERSHIP; RESTRICTIONS ON SHARES.

       11.1 Voting and Dividends. No Participant will have any of the rights of a stockholder with respect to any Shares until the Shares are issued to the Participant. After Shares are issued to the Participant, the Participant will be a stockholder and have all the rights of a stockholder with respect to such Shares, including the right to vote and receive all dividends or other distributions made or paid with respect to such Shares; provided, that if such Shares are Restricted Stock, then any new, additional or different securities the Participant may become entitled to receive with respect to such Shares by virtue of a stock dividend, stock split or any other change in the corporate or capital structure of the Company will be subject to the same restrictions as the Restricted Stock; provided, further, that the Participant will have no right to retain such stock dividends or stock distributions with respect to Shares that are repurchased at the Participant's Purchase Price or Exercise Price pursuant to Section 11.3.

       11.2 Financial Statements. The Company will provide financial statements to each Participant prior to such Participant's purchase of Shares under this Plan, and to each Participant annually during the period such Participant has Awards outstanding; provided, however, the Company will not be required to provide such financial statements to Participants whose services in connection with the Company assure them access to equivalent information.

       11.3 Restrictions on Shares. At the discretion of the Committee, the Company may reserve to itself and/or its assignee(s) in the Award Agreement a right to repurchase a portion of or all Unvested Shares held by a Participant following such Participant's Termination at any time within ninety (90) days after the later of Participant's Termination Date and the date Participant purchases Shares under this Plan, for cash and/or cancellation of purchase money indebtedness, at the Participant's Exercise Price or Purchase Price, as the case may be.

    12. CERTIFICATES. All certificates for Shares or other securities delivered under this Plan will be subject to such stock transfer orders, legends and other restrictions as the Committee may deem necessary or advisable, including restrictions under any applicable federal, state or foreign securities law, or any rules, regulations and other requirements of the SEC or any stock exchange or automated quotation system upon which the Shares may be listed or quoted.

    13. ESCROW; PLEDGE OF SHARES. To enforce any restrictions on a Participant's Shares, the Committee may require the Participant to deposit all certificates representing Shares, together with stock powers or other instruments of transfer approved by the Committee, appropriately endorsed in blank, with the Company or an agent designated by the Company to hold in escrow until such restrictions have lapsed or terminated, and the Committee may cause a legend or legends referencing such restrictions to be placed on the certificates. Any Participant who is permitted to execute a promissory note as partial or full consideration for the purchase of Shares under this Plan will be required to pledge and deposit with the Company all or part of the Shares so purchased as collateral to secure the payment of Participant's obligation to the Company under the promissory note; provided, however, that the Committee may require or accept other or additional forms of collateral to secure the payment of such obligation and, in any event, the Company will have full recourse against the Participant under the promissory note notwithstanding any pledge of the Participant's Shares or other collateral. In connection with any pledge of the Shares, Participant will be required to execute and deliver a written pledge agreement in such form as the Committee will from time to time approve. The Shares purchased with the promissory note may be released from the pledge on a pro rata basis as the promissory note is paid.

    14. EXCHANGE AND BUYOUT OF AWARDS. The Committee may, at any time or from time to time, authorize the Company, with the consent of the respective Participants, to issue new Awards in exchange for the surrender and cancellation of any or all outstanding Awards. The Committee may at any time buy from a Participant an Award previously granted with payment in cash, Shares (including Restricted Stock) or other consideration, based on such terms and conditions as the Committee and the Participant may agree.

    15. SECURITIES LAW AND OTHER REGULATORY COMPLIANCE. An Award will not be effective unless such Award is in compliance with all applicable federal and state securities laws, rules and regulations of any governmental body, and the requirements of any stock exchange or automated quotation system upon which the Shares may then be listed or quoted, as they are in effect on the date of grant of the Award and also on the date of exercise or other issuance. Notwithstanding any other provision in this Plan, the Company will have no obligation to issue or deliver certificates for Shares under this Plan prior to: (a) obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and/or (b) completion of any registration or other qualification of such Shares under any state or federal law or ruling of any governmental body that the Company determines to be necessary or advisable. The Company will be under no obligation to register the Shares with the SEC or to effect compliance with the registration, qualification or listing requirements of any state securities laws, stock exchange or automated quotation system, and the Company will have no liability for any inability or failure to do so.

    16. NO OBLIGATION TO EMPLOY. Nothing in this Plan or any Award granted under this Plan will confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other relationship with, the Company or any Parent or Subsidiary of the Company or limit in any way the right of the Company or any Parent or Subsidiary of the Company to terminate Participant's employment or other relationship at any time, with or without cause.

    17. CORPORATE TRANSACTIONS.

       17.1 Assumption or Replacement of Awards by Successor. Except for automatic grants to Outside Directors pursuant to Section 8 hereof, in the event of (a) a dissolution or liquidation of the Company, (b) a merger or consolidation in which the Company is not the surviving corporation (other than a merger or consolidation with a wholly-owned subsidiary, a reincorporation of the Company in a different jurisdiction, or other transaction in which there is no substantial change in the stockholders of the Company or their relative stock holdings and the Awards granted under this Plan are assumed, converted or replaced by the successor corporation, which assumption will be binding on all Participants), (c) a merger in which the Company is the surviving corporation but after which the stockholders of the Company immediately prior to such merger (other than any stockholder that merges, or which owns or controls another corporation that merges, with the Company in such merger) cease to own their shares or other equity interest in the Company, (d) the sale of substantially all of the assets of the Company, or
(e) the acquisition, sale, or transfer of more than 50% of the outstanding shares of the Company by tender offer or similar transaction, any or all outstanding Awards may be assumed, converted or replaced by the successor corporation (if any), which assumption, conversion or replacement will be binding on all Participants. In the alternative, the successor corporation may substitute equivalent Awards or provide substantially similar consideration to Participants as was provided to stockholders (after taking into account the existing provisions of the Awards). The successor corporation may also issue, in place of outstanding Shares of the Company held by the Participants, substantially similar shares or other property subject to repurchase restrictions no less favorable to the Participant. In the event such successor corporation (if any) refuses to assume or substitute Awards, as provided above, pursuant to a transaction described in this Subsection 17.1, such Awards will accelerate and all Options will become exercisable in full prior to the consummation of such transaction at such time and on such conditions as the Committee will determine, and if such Options are not exercised prior to the consummation of the corporate transaction, they shall terminate at such time as determined by the Committee.

       17.2 Other Treatment of Awards. Subject to any greater rights granted to Participants under the foregoing provisions of this Section 17, in the event of the occurrence of any transaction described in Section 17.1, any outstanding Awards will be treated as provided in the applicable agreement or plan of merger, consolidation, dissolution, liquidation, or sale of assets.

       17.3 Assumption of Awards by the Company. The Company, from time to time, also may substitute or assume outstanding awards granted by another company, whether in connection with an acquisition of such other company or otherwise, by either; (a) granting an Award under this Plan in substitution of such other company's award; or (b) assuming such award as if it had been granted under this Plan if the terms of such assumed award could be applied to an Award granted under this Plan. Such substitution or assumption will be permissible if the holder of the substituted or assumed award would have been eligible to be granted an Award under this Plan if the other company had applied the rules of this Plan to such grant. In the event the Company assumes an award granted by another company, the terms and conditions of such award will remain unchanged (except that the exercise price and the number and nature of Shares issuable upon exercise of any such option will be adjusted appropriately pursuant to Section 424(a) of the Code). In the event the Company elects to grant a new Option rather than assuming an existing option, such new Option may be granted with a similarly adjusted Exercise Price.

    18. ADOPTION AND STOCKHOLDER APPROVAL. This Plan will become effective on the date that it is adopted by the Board (the "Effective Date"). This Plan shall be approved by the stockholders of the Company (excluding Shares issued pursuant to this Plan), consistent with applicable laws, within twelve (12) months before or after the date this Plan is adopted by the Board. Upon the Effective Date, the Committee may grant Awards pursuant to this Plan; provided, however, that: (a) no Option may be exercised prior to initial stockholder approval of this Plan; (b) no Option granted pursuant to an increase in the number of Shares subject to this Plan approved by the Board will be exercised prior to the time such increase has been approved by the stockholders of the Company; (c) in the event that initial stockholder approval is not obtained within the time period provided herein, all Awards granted hereunder shall be cancelled, any Shares issued pursuant to any Awards shall be cancelled and any purchase of Shares issued hereunder shall be rescinded; and (d) in the event that stockholder approval of such increase is not obtained within the time period provided herein, all Awards granted pursuant to such increase will be cancelled, any Shares issued pursuant to any Award granted pursuant to such increase will be cancelled, and any purchase of Shares pursuant to such increase will be rescinded.

    19. TERM OF PLAN/GOVERNING LAW. Unless earlier terminated as provided herein, this Plan will terminate ten (10) years from the date this Plan is adopted by the Board or, if earlier, the date of stockholder approval. This Plan and all agreements thereunder shall be governed by and construed in accordance with the laws of the State of California.

    20. AMENDMENT OR TERMINATION OF PLAN. The Board may at any time terminate or amend this Plan in any respect, including without limitation amendment of any form of Award Agreement or instrument to be executed pursuant to this Plan; provided, however, that the Board will not, without the approval of the stockholders of the Company, amend this Plan in any manner that requires such stockholder approval.

    21. NONEXCLUSIVITY OF THE PLAN. Neither the adoption of this Plan by the Board, the submission of this Plan to the stockholders of the Company for approval, nor any provision of this Plan will be construed as creating any limitations on the power of the Board to adopt such additional compensation arrangements as it may deem desirable, including, without limitation, the granting of stock options and bonuses otherwise than under this Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

    22. DEFINITIONS. As used in this Plan, the following terms will have the following meanings:

       "Award" means any award under this Plan, including any Option or Restricted Stock.

       "Award Agreement" means, with respect to each Award, the signed written agreement between the Company and the Participant setting forth the terms and conditions of the Award.

       "Board" means the Board of Directors of the Company.

       "Cause" means the commission of an act of theft, embezzlement, fraud, dishonesty or a breach of fiduciary duty to the Company or a Parent or Subsidiary of the Company.

       "Code" means the Internal Revenue Code of 1986, as amended.

       "Committee" means the Compensation Committee of the Board.

       "Company" means Electronic Arts Inc. or any successor corporation.

       "Disability" means a disability, whether temporary or permanent, partial or total, as determined by the Committee.

       "Exchange Act" means the Securities Exchange Act of 1934, as amended.

       "Exercise Price" means the price at which a holder of an Option may purchase the Shares issuable upon exercise of the Option.

       "Fair Market Value" means, as of any date, the value of a share of the Company's Common Stock determined as follows:

    (a) if such Common Stock is then quoted on the Nasdaq National Market, its closing price on the Nasdaq National Market on the date of determination as reported in The Wall Street Journal;

    (b) if such Common Stock is publicly traded and is then listed on a national securities exchange, its closing price on the date of determination on the principal national securities exchange on which the Common Stock is listed or admitted to trading as reported in The Wall Street Journal;

    (c) if such Common Stock is publicly traded but is not quoted on the Nasdaq National Market nor listed or admitted to trading on a national securities exchange, the average of the closing bid and asked prices on the date of determination as reported in The Wall Street Journal; or

    (d) if none of the foregoing is applicable, by the Committee in good faith.

       "Family Member" includes any of the following:

    (a) child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the Participant, including any such person with such relationship to the Participant by adoption;

    (b) any person (other than a tenant or employee) sharing the Participant's household;

    (c) a trust in which the persons in (a) and (b) have more than fifty percent of the beneficial interest;

    (d) a foundation in which the persons in (a) and (b) or the Participant control the management of assets; or

    (e) any other entity in which the persons in (a) and (b) or the Participant own more than fifty percent of the voting interest.

       "Insider" means an officer or director of the Company or any other person whose transactions in the Company's Common Stock are subject to Section 16 of the Exchange Act.

       "Option" means an award of an option to purchase Shares pursuant to
Section 5.

       "Outside Director" means a member of the Board who is not an employee of the Company or any Parent or Subsidiary of the Company.

       "Parent" means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if each of such corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

       "Participant" means a person who receives an Award under this Plan.

       "Performance Factors" means the factors selected by the Committee from among the following measures to determine whether the performance goals established by the Committee and applicable to Awards have been satisfied:

    (a) Net revenue and/or net revenue growth;

    (b) Earnings before income taxes and amortization and/or earnings before income taxes and amortization growth;

    (c) Operating income and/or operating income growth;

    (d) Net income and/or net income growth;

    (e) Earnings per share and/or earnings per share growth;

    (f) Total stockholder return and/or total stockholder return growth;

    (g) Return on equity;

    (h) Operating cash flow return on income;

    (i) Adjusted operating cash flow return on income;

    (j) Economic value added; and

    (k) Individual confidential business objectives.

       "Performance Period" means the period of service determined by the Committee, not to exceed five years, during which years of service or performance is to be measured for Restricted Stock Awards.

       "Plan" means this Electronic Arts Inc. 2000 Class A Equity Incentive Plan, as amended from time to time.

       "Restricted Stock Award" means an award of Shares pursuant to Section 6.

       "SEC" means the Securities and Exchange Commission.

       "Securities Act" means the Securities Act of 1933, as amended.

       "Shares" means shares of the Company's Class A Common Stock reserved for issuance under this Plan, as adjusted pursuant to Sections 2 and 17, and any successor security.

       "Subsidiary" means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

       "Termination" or "Terminated" means, for purposes of this Plan with respect to a Participant, that the Participant has for any reason ceased to provide services as an employee, officer, director, consultant, independent contractor, or advisor to the Company or a Parent or Subsidiary of the Company. An employee will not be deemed to have ceased to provide services in the case of (i) sick leave, (ii) military leave, or (iii) any other leave of absence approved by the Committee, provided, that such leave is for a period of not more than 90 days, unless reemployment upon the expiration of such leave is guaranteed by contract or statute or unless provided otherwise pursuant to formal policy adopted from time to time by the Company and issued and promulgated to employees in writing. In the case of any employee on an approved leave of absence, the Committee may make such provisions respecting suspension of vesting of the Award while on leave from the employ of the Company or a Subsidiary as it may deem appropriate, except that in no event may an Option be exercised after the expiration of the term set forth in the Option agreement. The Committee will have sole discretion to determine whether a Participant has ceased to provide services and the effective date on which the Participant ceased to provide services (the "Termination Date").

       "Unvested Shares" means "Unvested Shares" as defined in the Award Agreement.

       "Vested Shares" means "Vested Shares" as defined in the Award Agreement.

                           [LOGO OF ELECTRONIC ARTS]

Electronic Arts Inc. . 209 Redwood Shores Parkway, Redwood City, California
94065
            (650) 628-1500 . www.ea.com . Nasdaq Stock Symbol: ERTS

                             ELECTRONIC ARTS INC.
                PROXY FOR 2000 SPECIAL MEETING OF STOCKHOLDERS

The undersigned stockholder of Electronic Arts Inc., a Delaware corporation (the "Company"), hereby appoints Lawrence F. Probst III and E. Stanton McKee, Jr., and each of them, proxies and attorneys-in-fact, with full power of substitution to each, on behalf of and in the name of the undersigned, to represent the undersigned at the 2000 Special Meeting of Stockholders of the Company to be held at the Company headquarters, 209 Redwood Shores Parkway, Redwood City, CA 94065 on March 22, 2000, at 10:00 a.m., and at any postponement or adjournment thereof, and to vote all shares the undersigned would be entitled to vote if personally present at the meeting on the following matters:

1. AMENDMENT AND RESTATEMENT OF THE CERTIFICATE OF INCORPORATION (TRACKING STOCK PROPOSAL)

        [_]  FOR                [_]  AGAINST            [_]  ABSTAIN

2.   APPROVAL OF ELECTRONIC ARTS INC. 2000 CLASS B EQUITY PLAN

        [_]  FOR                [_]  AGAINST            [_]  ABSTAIN

3.   APPROVAL OF ELECTRONIC ARTS INC. 2000 CLASS A EQUITY PLAN

        [_]  FOR                [_]  AGAINST            [_]  ABSTAIN

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS, 1, 2 AND 3.


                                  (Continued and to be signed on reverse side)

                                             ---------------------------

                                              COMPANY

                                              CONTROL
                                             ---------------------------

There are three ways to vote your Proxy

Your telephone or internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE - TOLL FREE - 1-800-240-6326 - QUICK *** EASY *** IMMEDIATE

 . Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (noon) on March 21, 2000.

 . You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number which are located above.

 .  Follow the simple instructions the Voice provides you.

VOTE BY INTERNET - http://www.eproxy.com/erts/-QUICK***EASY***IMMEDIATE

 . Use the internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (noon) on March 21, 2000.

 . You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number which are located above to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we've provided or return it to Electronic Arts Inc., c/o Shareowner Services/TM/, P.O. Box 64873, St. Paul, MN 55164-0873 .

(Continued from other side)

THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 THROUGH 3. In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting or any postponement or adjournment thereof to the extent authorized by Rule 14a-4(c) promulgated by the Securities and Exchange Commission.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY IN THE ENCLOSED RETURN ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING.

The undersigned hereby acknowledges receipt of (a) the Notice of 2000 Special Meeting of Stockholders of the Company; and (b) the accompanying Proxy Statement.

                        Please sign exactly as your name(s) appears on your stock certificate. If shares are held in the names of two or more persons (including husband and wife, as joint tenants or otherwise) all persons must sign. If shares are held by a corporation, the proxy should be signed by the president or vice president and the secretary or assistant secretary. Fiduciaries who execute the proxy should give their full title.


                        ---------------------------------------
                                        Signature

                        ---------------------------------------
                                        Signature

                        Dated:                           , 2000